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As filed with the Securities and Exchange Commission on April 3, 2012

REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

LIBERTY INTERACTIVE CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4841 (Primary Standard Industrial Classification code number)	84-1288730 (I.R.S. Employer Identification No.)

12300 Liberty Boulevard, Englewood, Colorado 80112, (720) 875-5300
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Craig E. Troyer
Liberty Interactive Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5300
(Name, address, including zip code, and telephone number,
including area code, of agent for service)	Copy to: Renee L. Wilm Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112 (212) 408-2500

           Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed transactions described herein have been satisfied or waived, as applicable.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

           Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒ Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Accelerated filer ☐ Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)

Series A Liberty Ventures common stock, par value $.01 per share	39,796,174	(3)	$787,661,450.44	$90,267

Transferable rights to purchase shares of Series A Liberty Ventures common stock	(1)

Series B Liberty Ventures common stock, par value $.01 per share	1,471,958

1
Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby since the rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

2
The number of shares of the Registrant's proposed Series A Liberty Ventures common stock, par value $.01 per share ("LVNTA"), being registered has been determined based upon (i) the number of shares of the Registrant's existing Series A Liberty Interactive common stock, par value $.01 per share ("LINTA") (which is comprised of 545,567,120 LINTA shares outstanding as of February 29, 2012 and 44,015,705 LINTA shares issuable upon exercise or exchange of stock options and stock appreciation rights outstanding as of February 29, 2012) multiplied by 0.05, which is the number of shares of LVNTA that the Registrant plans to distribute to holders of LINTA for each share of LINTA held by them as of the distribution record date, and (ii) the maximum number of shares of LVNTA that may be offered pursuant to the rights being offered hereby. The actual number of LVNTA shares offered may be less than the maximum number stated in the table. The number of shares of the Registrant's proposed Series B Liberty Ventures common stock, par value $.01 per share ("LVNTB"), being registered has been determined based upon the number of shares of the Registrant's existing Series B Liberty Interactive common stock, par value $.01 per share ("LINTB") (which is comprised of 28,989,160 LINTB shares outstanding as of February 29, 2012 and 450,000 LINTB shares issuable upon exercise of stock options outstanding as of February 29, 2012) multiplied by 0.05, which is the number of shares of LVNTB that the Registrant plans to distribute to holders of LINTB for each share of LINTB held by them as of the distribution record date.

3
Calculated in accordance with Rule 457(a) under the Securities Act based on the closing prices of LINTA and LINTB on the Nasdaq Global Select Market on March 30, 2012 (which were $19.09 and $18.99, respectively). The Registrant is using the closing prices of LINTA and LINTB to calculate the registration fee with respect to the shares of LVNTA and LVNTB being registered hereby, as the Registrant determined the distribution ratio of 0.05 described above with the expectation that the trading prices of LINTA and LINTB will approximate the trading prices of LVNTA and LVNTB, respectively, once such shares begin trading on the Nasdaq Global Select Market.

4
Calculated on the basis of $114.60 per million of the proposed maximum aggregate offering price.

           The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

Subject to completion, dated April 3, 2012

LIBERTY INTERACTIVE CORPORATION
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5300

[                ], 2012

Dear Stockholder:

           You are cordially invited to a special meeting of stockholders of Liberty Interactive Corporation (Liberty) to be held at [          ], local time, on [            ], 2012, at [                        ], telephone [(      )         -            ]. A notice of the special meeting, a proxy card, and a proxy statement/prospectus containing important information about the matters to be acted on at the special meeting accompany this letter.

           At the special meeting you will be asked to consider and vote on a proposal, which we refer to as the Tracking Stock Proposal, to amend and restate our certificate of incorporation (as amended and restated, our restated charter) to create a new tracking stock to be designated the Liberty Ventures common stock and to make certain conforming changes to our existing Liberty Interactive common stock (as amended, the Liberty Interactive common stock), which we refer to as the recapitalization. The Liberty Ventures common stock is intended to track and reflect the separate economic performance of the businesses and assets to be attributed to the Ventures Group, which will initially include our interests in Expedia, Inc., TripAdvisor, Inc., Tree.com, Inc., Interval Leisure Group, Inc., other smaller assets and investments in Time Warner Inc., Time Warner Cable Inc. and AOL, Inc., as well as cash in the amount of approximately $1,250 million. In addition, we would attribute to the Ventures Group the publicly traded exchangeable debentures of our subsidiary Liberty Interactive LLC and certain deferred tax liabilities. The Interactive Group would have attributed to it the remainder of our businesses and assets, including our subsidiaries QVC, Inc., Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, LLC, Celebrate Interactive Holdings, Inc., CommerceHub and LMC Right Start, Inc., our equity interest in HSN, Inc. and approximately $500 million in cash. In addition, we would attribute to the Interactive Group liabilities that reside with QVC and the others entities listed as well as the publicly traded senior notes of our subsidiary Liberty Interactive LLC and certain deferred tax liabilities. Accordingly, if the Tracking Stock Proposal is approved and the Liberty Ventures common stock is issued, our existing Liberty Interactive common stock will no longer reflect the performance of the businesses and assets of Liberty as a whole.

           The Liberty board of directors has determined, if the Tracking Stock Proposal is approved and certain other conditions are satisfied or, if applicable, waived, to distribute the newly created Liberty Ventures common stock and subscription rights to purchase shares of Series A Liberty Ventures common stock to the holders of Liberty Interactive common stock immediately following the recapitalization (collectively, the distribution). Each whole subscription right will entitle the holder thereof to acquire one share of Series A Liberty Ventures common stock at a subscription price to be determined following the distribution, as described in more detail below. This offering (the rights offering) for up to [10,317,033] shares of Series A Liberty Ventures common stock will commence once the subscription price for the rights has been determined and will remain open for 20 trading days. We refer to the recapitalization, the distribution and the rights offering collectively as the Transaction.

           If all conditions to the recapitalization and distribution are satisfied or, if applicable, waived, upon the filing of our restated charter, the recapitalization will occur, and each outstanding share of our existing Liberty Interactive common stock will become, without any action on the part of the holder thereof, one share of the corresponding series of Liberty Interactive common stock. At 5:00 p.m. New York time on the date of the recapitalization (such date and time, the distribution record date), (i) each holder of Series A Liberty Interactive common stock will receive (a) 0.05 of a share of Series A Liberty Ventures common stock for each share of Series A Liberty Interactive common stock held by them as of the distribution record date and (b) 1/3 of a subscription right to purchase one share of Series A Liberty Ventures common stock (a Series A Right) for each share of Series A Liberty Ventures common stock to be received by such holder in the distribution, and (ii) each holder of Series B Liberty Interactive common stock as of the distribution record date will receive (a) 0.05 of a share of Series B Liberty Ventures common stock for each share of Series B Liberty Interactive common stock held by them as of the distribution record date and (b) 1/3 of a Series A Right for each share of Series B Liberty Ventures common stock to be received by such holder in the distribution. Cash will be issued in lieu of fractional shares of Liberty Ventures common stock, and fractional Series A Rights will be rounded up to the nearest whole right. No rights to purchase shares of Series B Liberty Ventures common stock will be issued in the distribution.

           It is important to note that, following the Transaction, holders of Liberty Interactive common stock will have no direct investment in the businesses or assets attributed to the Interactive Group, and holders of Liberty Ventures common stock will have no direct investment in the businesses or assets attributed to the Ventures Group. Rather, an investment in either tracking stock will represent an ownership interest in our company as a whole.

           In the rights offering, each Series A Right will entitle the holder to a basic subscription privilege and an oversubscription privilege. Under the basic subscription privilege, each whole Series A Right entitles its holder to purchase one share of our Series A Liberty Ventures common stock at a subscription price equal to a 20% discount to the 20 trading day volume weighted average trading price of the Series A Liberty Ventures common stock beginning on the first day on which the Series A Liberty Ventures common stock begins trading "regular way" on the Nasdaq Global Select Market following the distribution (the subscription price). Under the oversubscription privilege, each rightsholder which exercises its basic subscription privilege, in full, will have the right to subscribe, at the subscription price, for up to that number of shares of Series A Liberty Ventures common stock which are not purchased by rightsholders under their basic subscription privilege. If a rightsholder delivers an oversubscription request for shares of Series A Liberty Ventures common stock and we receive oversubscription requests for more shares of Series A Liberty Ventures common stock than we have available for oversubscription, the rightsholder will receive its pro rata portion of the available shares of Series A Liberty Ventures common stock based on the number of shares it purchased under its basic subscription privilege or, if less, the number of shares for which it oversubscribed. All exercises of Series A Rights are irrevocable.

           We expect to list the Series A Liberty Ventures common stock and Series B Liberty Ventures common stock on the Nasdaq Global Select Market under the symbols "LVNTA" and "LVNTB," respectively, and the Series A Rights on the Nasdaq Global Select Market under the symbol "LVNAR"; however, the Series A Rights will not be tradeable until after the per share subscription price is determined and announced. Following the recapitalization, the Series A Liberty Interactive common stock and Series B Liberty Interactive common stock will continue to trade on the Nasdaq Global Select Market under the symbols "LINTA" and "LINTB," respectively.

           Our board of directors has unanimously approved, and unanimously recommends that you vote "FOR", the Tracking Stock Proposal.

           Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please vote as soon as possible to make sure that your shares are represented.

           Thank you for your cooperation and continued support and interest in Liberty.

                        Very truly yours,

                        Gregory B. Maffei
                         President and Chief Executive Officer

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Proposals or the securities being offered in the Transaction or has passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

           Investing in the securities of Liberty involves risks. See "Risk Factors" beginning on page 23.

           The accompanying proxy statement/prospectus is dated [                    ], 2012 and is first being mailed on or about [                    ], 2012 to the stockholders of record as of 5:00 p.m., New York City time, on [                ], 2012.

HOW YOU CAN FIND ADDITIONAL INFORMATION

        Liberty is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (Exchange Act), and, in accordance with the Exchange Act, Liberty files periodic reports and other information with the Securities and Exchange Commission (SEC). In addition, this proxy statement/prospectus incorporates important business and financial information about Liberty from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain copies of documents filed by Liberty with the SEC, including the documents incorporated by reference in this proxy statement/prospectus, through the SEC website at http://www.sec.gov or by contacting Liberty by writing or telephoning the office of Investor Relations:

Liberty Interactive Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Telephone: (720) 875-5408

        If you would like to request any documents from Liberty please do so by five business days before the date of special meeting in order to receive them before the special meeting. If you request any documents, they will be mailed to you by first class mail, or another equally prompt means, within one business day after your request is received.

        See "Additional Information—Where You Can Find More Information" beginning on page [    ].

LIBERTY INTERACTIVE CORPORATION
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5300

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
to be Held on [        ], 2012

        NOTICE IS HEREBY GIVEN of the special meeting of stockholders of Liberty Interactive Corporation (Liberty) to be held at [            ], local time, on [            ], 2012, at [                                    ], telephone [ (            )            -            ], to consider and vote on the following proposals:

  •
  A proposal (the Tracking Stock Proposal) to amend and restate our certificate of incorporation (as amended and restated, our restated charter) to create a new tracking stock to be designated the Liberty Ventures common stock and to make certain conforming changes to our existing Liberty Interactive common stock, which we refer to as the recapitalization; and

  •
  A proposal (the Adjournment Proposal, and, together with the Tracking Stock Proposal, the Proposals) to authorize the adjournment of the special meeting by Liberty to permit further solicitation of proxies, if necessary or appropriate, if sufficient votes are not represented at the special meeting to approve the Tracking Stock Proposal.

        We refer to the recapitalization, the distribution by means of a dividend of the new Series A Liberty Ventures common stock, the new Series B Liberty Ventures common stock and the Series A Rights, and the related rights offering collectively as the Transaction.

        Liberty encourages you to read the accompanying proxy statement/prospectus in its entirety before voting. The form of our restated charter is included as Annex C to this proxy statement/prospectus.

        Holders of record of Liberty's existing Series A Liberty Interactive common stock, par value $0.01 per share, and existing Series B Liberty Interactive common stock, par value $0.01 per share, in each case, outstanding as of 5:00 p.m., New York City time, on [            ], 2012, the record date for the special meeting, will be entitled to notice of the special meeting and to vote on the proposals described above at the special meeting or any adjournment or postponement thereof, as a single class.

        The Tracking Stock Proposal requires the affirmative vote of the holders of at least a majority of the aggregate voting power of the shares of our existing Liberty Interactive common stock outstanding and entitled to vote on the record date, voting together as a single class (the Tracking Stock Approval). The Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the aggregate voting power of the shares of our existing Liberty Interactive common stock outstanding and entitled to vote on the record date that are present, in person or by proxy, at the special meeting, voting together as a single class.

        Our board of directors has carefully considered and approved each of the Proposals and recommends that the holders of our existing Liberty Interactive common stock vote "FOR" each of the Proposals.

        Votes may be cast in person or by proxy at the special meeting or prior to the meeting by telephone or through the Internet. A list of stockholders entitled to vote at the special meeting will be available at Liberty's offices in Englewood, Colorado for review by its stockholders for any purpose germane to the special meeting for at least 10 days prior to the special meeting.

        YOUR VOTE IS IMPORTANT.    Liberty urges you to vote as soon as possible by telephone, Internet or mail.

                      By order of the board of directors,

                      Pamela L. Coe
                       Vice President, Deputy General Counsel and Secretary

Englewood, Colorado
[                    ], 2012

        Please execute and return the enclosed proxy promptly, whether or not you intend to be present at the special meeting.

QUESTIONS AND ANSWERS	1
SUMMARY	9
General	9
The Transaction	9
RISK FACTORS	23
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS	36
Time, Place and Date	38
Purpose	38
Quorum	38
Who May Vote	38
Votes Required	38
Votes You Have	39
Shares Outstanding	39
Number of Holders	39
Voting Procedures for Record Holders	39
Voting Procedures for Shares Held in Street Name	40
Revoking a Proxy	40
Solicitation of Proxies	40
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	41
Security Ownership of Certain Beneficial Owners	41
Security Ownership of Management	42
THE TRACKING STOCK PROPOSAL	46
General	46
Conditions to the Recapitalization and the Distribution	46
Treatment of Stock Options and Other Awards	47
The Interactive Group and the Ventures Group	47
Background and Reasons for the Tracking Stock Proposal	49
Management and Allocation Policies	51
Description of Liberty Interactive Common Stock and Liberty Ventures Common Stock Under Our Restated Charter and Comparison to Existing Liberty Interactive Common Stock Under Our Current Charter	59
Other Provisions of the Restated Charter	66
Accounting Treatment	70
No Appraisal Rights	70
Stock Exchange Listings	70
Stock Transfer Agent and Registrar	70
Federal Securities Law Consequences	70
Vote and Recommendation of the Board of Directors	70
THE RIGHTS OFFERING	71
General	71
Reasons for the Rights Offering	71
Determination of Subscription Price	71
No Fractional Series A Rights	72
Commencement of the Rights Offering	72
Expiration Time	72
Subscription Privileges	72
Exercising Your Rights	74
Delivery of Subscription Materials and Payment	76
No Revocation of Exercised Series A Rights	78

v

QUESTIONS AND ANSWERS

        The questions and answers below highlight only selected information about the special meeting and how to vote your shares. You should read carefully the entire proxy statement/prospectus, including the Annexes and the additional documents incorporated by reference herein, to fully understand the Proposals and the Transaction.

Q:
When and where is the special meeting?

A:
The special meeting will be held at [            ], local time, on [            ], 2012 at [                        ], telephone [(      )      -          ].

Q:
What is the record date for the special meeting?

A:
The record date for the special meeting is 5:00 p.m., New York City time, on [              ], 2012.

Q:
What is the purpose of the special meeting?

A:
To consider and vote on the Proposals.

Q:
What stockholder vote is required to approve each of the Proposals?

A:
The Tracking Stock Proposal requires the affirmative vote of the holders of at least a majority of the aggregate voting power of the shares of our existing Liberty Interactive common stock outstanding and entitled to vote on the record date, voting together as a single class. The Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the aggregate voting power of the shares of our existing Liberty Interactive common stock outstanding and entitled to vote on the record date that are present, in person or by proxy, at the special meeting, voting together as a single class.

  As of the record date for the special meeting, Liberty's directors and executive officers beneficially owned approximately [      ]% of the total voting power of the outstanding shares of our existing Liberty Interactive common stock. Liberty has been informed that all of its executive officers and directors intend to vote "FOR" each of the Proposals.

Q:
How many votes do stockholders have?

A:
At the special meeting, (i) holders of our existing Series A Liberty Interactive common stock have one vote per share and (ii) holders of our existing Series B Liberty Interactive common stock have ten votes per share. Only shares owned as of the record date are eligible to vote at the special meeting.

Q:
What if the Tracking Stock Proposal is not approved?

A:
The Tracking Stock Proposal must be approved for the Transaction to be completed. If the Tracking Stock Proposal is not approved, our restated charter will not be filed, and no shares of Liberty Ventures common stock will be distributed to holders of Liberty Interactive common stock in the distribution. Further, the rights offering will not be effected.

Q:
Why is Liberty seeking approval of the Adjournment Proposal?

A:
To ensure that a sufficient number of shares are voted to be able to determine whether the Tracking Stock Proposal has been approved or not approved, Liberty may need to adjourn the special meeting to solicit additional proxies. In that case, if the Adjournment Proposal does not receive the requisite approval at the special meeting, Liberty may need to call a new stockholders meeting at which it may again seek stockholder approval of the Tracking Stock Proposal, which could significantly delay Liberty's ability to complete the Transaction.

Q:
What do stockholders need to do to vote on the Proposals?

A:
After carefully reading and considering the information contained in this proxy statement/prospectus, you should complete, sign, date and return the enclosed proxy card by mail, or vote by the telephone or through the Internet, in each case as soon as possible so that your shares are represented and voted at the special meeting. Instructions for voting by telephone or through the Internet are printed on the proxy voting instructions attached to the proxy card. In order to vote through the Internet, have your proxy card available so you can input the required information from the card, and log onto the Internet website address shown on the proxy card. When you log onto the Internet website address, you will receive instructions on how to vote your shares. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which will be provided to each voting stockholder separately.

  Stockholders who have shares registered in the name of a broker, bank or other nominee should follow the voting instruction card provided by their broker, bank or other nominee in instructing them how to vote their shares. We recommend that you vote by proxy even if you plan to attend the special meeting. You may change your vote at the special meeting.

  If a proxy is properly executed and submitted by a record holder without indicating any voting instructions, the shares of our existing Liberty Interactive common stock represented by the proxy will be voted "FOR" the approval of each of the Proposals.

Q:
If shares are held in "street name" by a broker, bank or other nominee, will the broker, bank or other nominee vote those shares for the beneficial owner on the Proposals?

A:
If you hold your shares in street name and do not provide voting instructions to your broker, bank or other nominee, your shares will not be voted on either of the Proposals. Accordingly, your broker, bank or other nominee will vote your shares held in "street name" on the Proposals only if you provide instructions on how to vote. If a broker, who is a record holder of shares, indicates on a form of proxy that the broker does not have discretionary authority to vote those shares on any Proposal, or if those shares are voted in circumstances in which proxy authority is defective or has been withheld with respect to any such Proposal, these shares are considered "broker non-votes" with respect to such Proposal.

  Broker non-votes will not count as present and entitled to vote for purposes of determining a quorum, but will have no effect (if a quorum is present) on the Adjournment Proposal. They will, however, be counted as a vote "AGAINST" the Tracking Stock Proposal (if a quorum is present). You should follow the directions your broker, bank or other nominee provides to you regarding how to vote your shares of common stock or when granting or revoking a proxy.

Q:
What if I do not vote on the Proposals?

A:
If you do not submit a proxy or you do not vote in person at the special meeting, your shares will not be counted as present and entitled to vote for purposes of determining a quorum, but your failure to vote will have no effect on determining whether the Adjournment Proposal is approved (if a quorum is present). However, in the case of the Tracking Stock Proposal, your shares will be counted as a vote "AGAINST" the Tracking Stock Proposal. If you submit a proxy but do not indicate how you want to vote, your proxy will be counted as a vote "FOR" each of the Proposals.

Q:
What if a quorum is not present at the special meeting?

A:
In order to conduct the business of the special meeting, a quorum must be present. This means that at least a majority of the aggregate voting power represented by the shares of our existing Liberty Interactive common stock outstanding on the record date must be represented at the special meeting either in person or by proxy. Because applicable New York Stock Exchange and Nasdaq Stock Market LLC rules do not permit discretionary voting by brokers with respect to the Proposals to be acted upon at the special meeting, broker non-votes will not count as present and entitled to vote for purposes of determining a quorum. This may make it more difficult to establish a quorum at the special meeting. If a quorum is not present at the special meeting, the chairman of the meeting may adjourn the meeting in accordance with the provisions of Liberty's bylaws until a quorum shall be present.

Q:
What if I respond and indicate that I am abstaining from voting?

A:
If you submit a proxy in which you indicate that you are abstaining from voting, your shares will count as present for purposes of determining a quorum, but your proxy will have the same effect as a vote "AGAINST" each of the Proposals.

Q:
May stockholders change their vote after returning a proxy card or voting by telephone or over the Internet?

A:
Yes. You may change your vote by voting in person at the special meeting or, before the start of the special meeting, by delivering a signed proxy revocation or a new signed proxy with a later date to Liberty Interactive Corporation, c/o Computershare Trust Company, N.A., P.O. Box [43102], Providence, Rhode Island 02940. Any proxy revocation or new proxy must be received before the start of the special meeting. In addition, you may change your vote through the Internet or by telephone (if you originally voted by the corresponding method) not later than [            ], New York City time, on [            ], 2012.

  Your attendance at the special meeting will not, by itself, revoke a prior vote or proxy from you.

  If your shares are held in an account by a broker, bank or other nominee who you previously contacted with voting instructions, you should contact your broker, bank or other nominee to change your vote.

Q:
When will the recapitalization and distribution occur?

A:
We currently expect that, if the Tracking Stock Proposal is approved, we will complete the recapitalization and distribution as soon as practicable thereafter. We currently expect that at such time as all conditions to the recapitalization and distribution are satisfied or, if applicable, waived, we will file the restated charter with the Secretary of State of the State of Delaware to effect the recapitalization. Prior to such time, the Liberty board of directors will declare a dividend (subject to, among other things, the approval of the Tracking Stock Proposal) to holders of record of our existing Liberty Interactive common stock to effect the distribution immediately following the recapitalization.

Q:
Can you terminate the recapitalization and the distribution?

  Our board of directors reserves the right to terminate the recapitalization and the distribution at any time before we file the restated charter, even after the Tracking Stock Proposal has been approved by our stockholders and the other conditions to the recapitalization and distribution have been satisfied or waived, as applicable.

Q:
If the recapitalization and distribution are implemented, what do I need to do with my shares of existing Liberty Interactive common stock?

A:
Regardless of how you hold your shares, you will not be required to take any action in connection with the recapitalization and the distribution. If you are a holder of certificated shares of our existing Liberty Interactive common stock:

•
each stock certificate you hold representing shares of our existing Liberty Interactive common stock will automatically represent the same number and series of shares of Liberty Interactive common stock following the recapitalization;

•
you will receive a stock certificate representing the number and series of shares of Liberty Ventures common stock you are entitled to receive in the distribution with respect to the shares of Liberty Interactive common stock held by you as of the distribution record date, and cash in lieu of any fractional shares; and

•
you will receive a rights certificate representing the number of Series A Rights you are entitled to receive in the distribution with respect to the shares of Liberty Ventures common stock you are entitled to receive in the distribution.

  If you hold shares of our existing Liberty Interactive common stock through book-entry, your account will be credited with the applicable number and series of shares of Liberty Ventures common stock and Series A Rights you are entitled to receive in the distribution with respect to your shares of our existing Liberty Interactive common stock.

Q:
What do I do if I have additional questions?

A:
If you have any questions prior to the special meeting or if you would like copies of any document referred to or incorporated by reference in this document, please call Investor Relations at (720) 875-5408.

        The questions and answers below highlight only selected information about the rights offering and the tax consequences of the Transaction. You should read carefully the entire proxy statement/prospectus, including the Annexes and the additional documents incorporated by reference herein, to fully understand the rights offering.

Q:
What is a rights offering?

A:
A rights offering is a distribution of subscription rights on a pro rata basis to all shareholders of a company. Immediately following the recapitalization, we are distributing:

•
to holders of our Series A Liberty Interactive common stock as of the distribution record date, 1/3 of a transferable subscription right (a Series A Right) for each share of Series A Liberty Ventures common stock to be received by such holder in the distribution; and

•
to holders of our Series B Liberty Interactive common stock as of the distribution record date, 1/3 of a Series A Right for each share of Series B Liberty Ventures common stock to be received by such holder in the distribution.

Q:
What is a Series A Right?

A:
Each whole Series A Right entitles its holder to purchase one share of our Series A Liberty Ventures common stock at a subscription price equal to a 20% discount to the 20 trading day volume weighted average trading price of the Series A Liberty Ventures common stock beginning on the first day on which the Series A Liberty Ventures common stock begins trading "regular way" on the Nasdaq Global Select Market following the distribution (the subscription price).

Q:
What is the basic subscription privilege?

A:
The basic subscription privilege entitles each holder of a whole Series A Right to purchase one share of our Series A Liberty Ventures common stock for the subscription price.

Q:
What is the oversubscription privilege?

A:
The oversubscription privilege entitles each holder of a whole Series A Right, if the holder fully exercises its basic subscription privilege, to subscribe at the subscription price for up to that number of shares of our Series A Liberty Ventures common stock that are offered in the rights offering but are not purchased by the other rightsholders under their basic subscription privilege.

Q:
What are the limitations on the oversubscription privilege?

A:
We will be able to satisfy exercises of the oversubscription privilege only if rightsholders subscribe for less than all of the shares of our Series A Liberty Ventures common stock that may be purchased under the basic subscription privilege of the Series A Rights. If sufficient shares are available, we will honor the oversubscription requests in full. If oversubscription requests exceed the shares available, we will allocate the available shares pro rata among those who oversubscribed in proportion to the number of shares of Series A Liberty Ventures common stock that each rightsholder purchases pursuant to its basic subscription privilege or, if less, the number of shares for which it oversubscribed.

Q:
How will fractional Series A Rights be treated in the rights offering?

A:
We will not issue, or pay cash in lieu of, fractional rights. Instead, we will round up any fractional Series A Right to the nearest whole right.

Q:
Do the Series A Rights provide the holder with any right to subscribe for shares of Liberty Interactive common stock or shares of Series B Liberty Ventures common stock?

A:
No. Series A Rights only entitle the holders to subscribe for shares of our Series A Liberty Ventures common stock. We will not distribute any rights to subscribe for shares of Liberty Interactive common stock or shares of Series B Liberty Ventures common stock in the rights offering.

Q:
When will the rights offering commence and when will it expire?

A:
The rights offering will commence upon the determination of the subscription price, which we expect to occur promptly following the 20th "regular way" trading day after the distribution is completed. The rights offering will expire at 5:00 p.m., New York City time, on the 20th trading day following the commencement of the rights offering (such date and time, the expiration time), unless we extend it. We will announce by press release the determination of the subscription price, the commencement of the rights offering and the scheduled expiration time. We may extend the expiration time for any reason.

Q:
Are there any conditions to the consummation of the rights offering?

A:
The consummation of the rights offering is subject to the satisfaction or, if applicable, waiver of the conditions to the recapitalization and the distribution.

Q:
Can you terminate the rights offering?

A:
Yes. Even if the recapitalization and the distribution are effected, we may terminate the rights offering for any reason before the expiration time.

Q:
If you terminate the rights offering, will my subscription payment be refunded to me?

A:
Yes. If we terminate the rights offering, the subscription agent will return all subscription payments promptly. We will not pay interest on, or deduct any amounts from, subscription payments if we terminate the rights offering.

Q:
Why are you conducting the rights offering and how will you use the proceeds received from the rights offering?

A:
We are conducting the rights offering to raise capital for general corporate purposes. The proceeds will be attributed to the Ventures Group and may be used, among other purposes, for investments in new business opportunities to be attributed to that group.

Q:
How many shares of Series A Liberty Ventures common stock do you expect to be outstanding following the rights offering?

A:
Based on [            ] shares of our existing Series A Liberty Interactive common stock and [            ] shares of our existing Series B Liberty Interactive common stock outstanding as of [                        ] (exclusive of securities convertible into or exercisable or exchangeable for shares of our existing Liberty Interactive common stock), and assuming the rights offering is fully subscribed, we would have outstanding approximately [                ] shares of our Series A Liberty Ventures common stock immediately following the completion of the rights offering.

Q:
How do I exercise my Series A Rights?

A:
Each holder who wishes to exercise the basic subscription privilege under its Series A Rights should properly complete and sign its rights certificate and deliver the rights certificate together with payment of the subscription price for each share of Series A Liberty Ventures common stock subscribed for to the subscription agent before the expiration time. Each holder who further wishes to exercise the oversubscription privilege under its rights must also include payment of the subscription price for each share of Series A Liberty Ventures common stock subscribed for under the oversubscription privilege. We recommend that any rightsholder who uses the United States mail to effect delivery to the subscription agent use insured, registered mail with return receipt requested. Any holder who cannot deliver its rights certificate to the subscription agent before the expiration time may use the procedures for guaranteed delivery described under the heading "The Rights Offering—Delivery of Subscription Materials and Payment—Guaranteed Delivery Procedures." We will not pay interest on subscription payments. We have provided more detailed instructions on how to exercise the rights under the heading "The Rights Offering" beginning with the section entitled "—Exercising Your Series A Rights," in the rights certificates themselves and in the document entitled "Instructions for Use of Series A Rights Certificates" that accompanies this prospectus.

Q:
How may I pay my subscription price?

A:
Your cash payment of the subscription price must be made by either check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the subscription agent.

Q:
What should I do if I want to participate in the rights offering but my shares of Liberty Interactive common stock will be held in the name of my broker or a custodian bank on the distribution record date?

A:
We will ask brokers, dealers and nominees holding shares of Liberty Interactive common stock on behalf of other persons to notify these persons of the rights offering. Any beneficial owner wishing to sell or exercise its Series A Rights will need to have its broker, dealer or nominee act on its behalf. Each beneficial owner should complete and return to its broker, dealer or nominee the form entitled "Beneficial Owner Election Form." This form will be available with the other subscription materials from brokers, dealers and nominees holding shares of Liberty Interactive common stock on behalf of other persons on the distribution record date.

Q:
Will I receive subscription materials by mail if my address is outside the United States?

A:
No. We will not mail rights certificates to any person with an address outside the United States. Instead, the subscription agent will hold rights certificates for the account of all foreign holders. To exercise those Series A Rights, each such holder must notify the subscription agent on or before 11:00 a.m., New York City time, on the fifth day before the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise its Series A Rights under applicable law. The subscription agent will attempt to sell, if feasible, the Series A Rights held on behalf of any foreign holder who fails to notify the subscription agent and provide acceptable instructions to it by such time (and assuming no contrary instructions are received). The estimated proceeds, if any, of any such sale will be payable to the applicable foreign holder.

Q:
Will I be charged any fees if I exercise my Series A Rights?

A:
We will not charge a fee to holders for exercising their rights. However, any holder exercising its rights through a broker, dealer or nominee will be responsible for any fees charged by its broker, dealer or nominee.

Q:
May I transfer my Series A Rights if I do not want to purchase any shares?

A:
Yes. The Series A Rights being distributed to our shareholders are transferable, and we anticipate that they will begin trading on the Nasdaq Global Select Market following the determination of the subscription price and will cease trading at the close of market immediately prior to the expiration time. However, we cannot assure you that a trading market for the Series A Rights will develop.

Q:
How may I sell my Series A Rights?

A:
Any holder who wishes to sell its Series A Rights should contact its broker or dealer. Any holder who wishes to sell its Series A Rights may also seek to sell the Series A Rights through the subscription agent. Each holder will be responsible for all fees associated with the sale of its Series A Rights, whether the Series A Rights are sold through its own broker or dealer or the subscription agent. We cannot assure you that any person, including the subscription agent, will be able to sell any Series A Rights on your behalf. Please see "The Rights Offering—Method of Transferring and Selling Series A Rights" for more information.

Q:
Am I required to subscribe in the rights offering?

A:
No. However, any stockholder who chooses not to exercise its Series A Rights will experience dilution to its equity interest in our Liberty Ventures common stock and in our company.

Q:
If I exercise Series A Rights in the rights offering, may I cancel or change my decision?

A:
No. All exercises of Series A Rights are irrevocable even if we extend the subscription period. We may extend the expiration time for any reason.

Q:
If I exercise my Series A Rights, when will I receive the shares for which I have subscribed?

A:
We will issue the shares of Series A Liberty Ventures common stock for which subscriptions have been properly delivered to the subscription agent prior to the expiration time as soon as practicable following the expiration time. We will not be able to calculate the number of shares of Liberty Ventures common stock to be issued to each exercising rightsholder until the third business day after the expiration time, which is the latest time by which rights certificates may be delivered to the subscription agent under the guaranteed delivery procedures described under "The Rights Offering—Exercising Your Series A Rights—Guaranteed Delivery Procedures." Shares of Series A Liberty Ventures common stock that you purchase in the rights offering will be listed on the Nasdaq Global Select Market.

Q:
Have you or your board of directors made a recommendation as to whether I should exercise or sell my Series A Rights or how I should pay my subscription price?

A:
No. Neither we nor our board of directors has made any recommendation as to whether you should exercise or transfer your Series A Rights. You should decide whether to transfer your Series A Rights, subscribe for shares of our Series A Liberty Ventures common stock, or simply take no action with respect to your Series A Rights, based on your own assessment of your best interests.

Q:
What are the tax consequences of the Transaction to me?

A:
It is a nonwaivable condition to the Transaction that we receive an opinion from our tax counsel to the effect that, among other things, no income, gain, or loss will be recognized by you for U.S. federal income tax purposes as a result of the recapitalization and distribution (except with respect to the receipt by you of any cash in lieu of fractional shares of our Liberty Ventures common stock). Shareholders who receive Series A Rights in the distribution will not recognize taxable income in connection with the exercise of the Series A Rights. Any holder who sells its Series A Rights generally will recognize gain or loss upon such sale. For a complete summary of the material U.S. federal income tax consequences of the Transaction to holders of our existing Liberty Interactive common stock, please see the section entitled "Material U.S. Federal Income Tax Consequences."

Q:
What should I do if I have other questions?

A:
If you have questions or need assistance, please contact D.F. King & Co., Inc., the information agent for the rights offering, at: 1-888-628-9011.

SUMMARY

        The following summary includes information contained elsewhere in this proxy statement/prospectus. This summary does not contain all of the important information that you should consider before voting on the Proposals, investing in Liberty Ventures common stock or exercising the Series A Rights. You should read the entire proxy statement/prospectus, including the Annexes and the documents incorporated by reference herein, carefully. Throughout this proxy statement/prospectus, we refer to Liberty Interactive Corporation as "Liberty", "we" and "our company." In addition, the information described under "Questions and Answers" above is hereby incorporated in this summary by this reference.

 General

        Liberty Interactive Corporation (formerly known as Liberty Media Corporation) owns interests in subsidiaries and other companies which are primarily engaged in the video and on-line commerce industries. Through our subsidiaries and affiliates, we operate in North America, Europe and Asia. Our principal businesses and assets include our consolidated subsidiaries QVC, Inc. (QVC), Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, Inc., Celebrate Interactive Holdings, Inc., CommerceHub and LMC Right Start, Inc., and our equity affiliate Expedia, Inc.

        Our principal executive offices are located at 12300 Liberty Boulevard, Englewood, Colorado 80112. Our main telephone number is (720) 875-5300 and our website is located at www.libertyinteractive.com. The information contained on our website is not a part of this proxy statement/prospectus.

The Transaction

        At the special meeting, you will be asked to vote on the Tracking Stock Proposal, which, if approved and implemented, would result in the amendment and restatement of our certificate of incorporation (as amended and restated, the restated charter) to create a new tracking stock to be designated the Liberty Ventures common stock and to make certain conforming changes to our existing Liberty Interactive common stock.

        The new Liberty Ventures common stock would be intended to track and reflect the separate economic performance of the Ventures Group, which would initially have attributed to it our interests in Expedia, Inc., TripAdvisor, Inc., Tree.com, Inc., Interval Leisure Group, Inc., other smaller assets and investments in Time Warner Inc., Time Warner Cable Inc. and AOL, Inc., as well as cash in the amount of approximately $1,250 million. The Ventures Group would have attributed to it the publicly traded exchangeable debentures of our subsidiary Liberty Interactive LLC and certain deferred tax liabilities. Our management intends for the Ventures Group to be primarily focused on the maximization of the value of these investments.

        The Liberty Interactive common stock would be intended to track and reflect the separate economic performance of the Interactive Group, which would have attributed to it the remainder of our businesses and assets, including our subsidiaries QVC, Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, LLC, Celebrate Interactive Holdings, Inc., CommerceHub and LMC Right Start, Inc., as well as our interest in HSN, Inc. and cash in the amount of approximately $500 million. The Interactive Group would have attributed to it liabilities that reside with QVC and the other entities listed as well as the publicly traded outstanding senior notes of our subsidiary Liberty Interactive LLC and certain deferred tax liabilities. The Interactive Group would be primarily focused on video and e-commerce operating businesses.

        Tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole. While the Interactive Group and Ventures Group would have separate collections of businesses, assets and liabilities attributed to them, neither of these groups will be separate legal entities and therefore cannot own assets, issue securities or enter into legally binding agreements. Holders of tracking stocks have no direct claim to the group's assets and are not represented by a separate board of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation.

        If the Tracking Stock Proposal is approved, the recapitalization would be effected by filing the restated charter, in the form of Annex C hereto, with the Secretary of State of the State of Delaware. Upon such filing, the Liberty Ventures common stock will be created and certain conforming changes will be made to our existing Liberty Interactive common stock. Our board of directors has determined to distribute Liberty Ventures common stock and subscription rights to purchase shares of Series A Liberty Ventures common stock to the holders of our Liberty Interactive common stock following this recapitalization. To effect this distribution, prior to the recapitalization our board will declare a dividend, subject to the receipt of the requisite approval of the Tracking Stock Proposal and the satisfaction or, if applicable, waiver of all other conditions to the recapitalization and distribution, pursuant to which the following distribution would occur:

  •
  each holder of Series A Liberty Interactive common stock would receive (i) 0.05 of a share of Series A Liberty Ventures common stock for each share of Series A Liberty Interactive common stock held by such holder as of the 5:00 p.m. New York time on the date of the recapitalization (the distribution record date), and (ii) 1/3 of a transferable subscription right to purchase one share of Series A Liberty Ventures common stock (a Series A Right) for each share of Series A Liberty Ventures common stock to be received by such holder in the distribution; and

  •
  each holder of Series B Liberty Interactive common stock would receive (i) 0.05 of a share of Series B Liberty Ventures common stock for each share of Series B Liberty Interactive common stock held such holder as of the distribution record date and (ii) 1/3 of a Series A Right for each share of Series B Liberty Ventures common stock to be received by such holder in the distribution.

Cash will be issued in lieu of fractional shares of Liberty Ventures common stock, and fractional Series A Rights will be rounded up to the nearest whole right.

        The number of outstanding shares of Series A Liberty Interactive common stock and Series B Liberty Interactive common stock will not change as a result of the recapitalization. However, the terms of our Liberty Interactive common stock will be conformed in the recapitalization to reflect the fact that there will only be one other tracking stock authorized by our restated charter, the Liberty Ventures common stock. Currently, our restated certificate of incorporation (our current charter) authorizes two other tracking stocks, the Liberty Capital common stock and the Liberty Starz common stock, of which no shares have been outstanding since the September 23, 2011 split-off of our former Capital and Starz Groups (the LMC Split-Off). As a result of the LMC Split-Off, our existing Liberty Interactive common stock became our only series of issued and outstanding common stock, and the provisions contained in our current charter with respect to the Liberty Capital common stock, the Liberty Starz common stock, the Capital Group and the Starz Group ceased to be applicable. Our restated charter eliminates the remnants of our prior capital structure. See "The Tracking Stock Proposal—Description of Liberty Interactive Common Stock and Liberty Ventures Common Stock Under Our Restated Charter and Comparison to Existing Liberty Interactive Common Stock Under Our Current Charter" for a discussion of these conforming changes. Our restated charter would also continue to authorize the issuance of Series C Liberty Interactive common stock and would authorize the issuance of Series C Liberty Ventures common stock, in each case, none of which would initially be issued.

        The following summarizes selected terms of the Tracking Stock Proposal and the Transaction. For more information, please see "The Tracking Stock Proposal" and "The Rights Offering."

The Tracking Stock Proposal; Our Restated Charter	Under the Tracking Stock Proposal, you are being asked to approve our restated charter. As a result of the recapitalization, instead of reflecting the performance of the businesses and assets of Liberty as a whole, as is currently reflected by our existing Liberty Interactive common stock, the Liberty Interactive common stock would track and reflect the economic performance of the modified Interactive Group, and the Liberty Ventures common stock would track and reflect the economic performance of the new Ventures Group. As is the case with our existing Liberty Interactive common stock, the Liberty Interactive common stock and the Liberty Ventures common stock will each be divided into three series: the Series A common stock, the Series B common stock and the Series C common stock. The Series B common stock of each group will entitle the holder to 10 votes per share, the Series A common stock of each group will entitle the holder to 1 vote per share and the Series C common stock of each group will not entitle the holder to any voting rights, except to the extent required under Delaware law. The per share voting rights of each of the three series of existing Liberty Interactive common stock will not be changed by our restated charter; however, the aggregate voting power in our company represented by the outstanding shares of Liberty Interactive common stock will be diluted as a result of the issuance of the Liberty Ventures common stock in the distribution and the rights offering. See "Risk Factors—Risks Related to our Proposed Tracking Stock Structure—The Transaction may result in a dilution of the aggregate voting power held by the holders of Liberty Interactive common stock" and Risk Factors—Risks Relating to the Rights Offering—Stockholders who do not exercise their Series A Rights will experience dilution."

Other differences among the common stocks of the two groups, and among the series of each group's common stock, are described under "The Tracking Stock Proposal—Description of Liberty Interactive Common Stock and Liberty Ventures Common Stock Under Our Restated Charter and Comparison to Existing Liberty Interactive Common Stock Under Our Current Charter."

Reasons for the Tracking Stock Proposal, the Recapitalization and the Distribution	We expect the Tracking Stock Proposal and the Transaction to, among other things:

•

increase transparency for our investors by enabling the investment community to focus more attention on the performance of the separate businesses and assets attributed to each group, which should thereby encourage greater market recognition of the value of all of our businesses and assets and enhance stockholder value;

•

provide greater access to capital markets by enhancing investor awareness of the businesses and assets attributed to each group, better aligning investor bases and permitting investors to pursue distinct investment strategies;

• raise capital for investment in new business opportunities to be attributed to the Ventures Group through the rights offering;

•

facilitate strategic acquisitions by creating a stronger acquisition currency with respect to the Liberty Interactive common stock, which will be a pure-play stock focused on our video and e-commerce businesses; and

•

provide our company with a greater ability to tailor management and employee incentives that are more closely aligned with the performance of the underlying businesses and assets attributed to each group.

For a more detailed discussion of the background and positive and potentially negative results of the approval of the Tracking Stock Proposal, see "The Tracking Stock Proposal—Background and Reasons for the Tracking Stock Proposal."

Not a Spin Off

Approval of the Tracking Stock Proposal will not result in a spin off of the businesses and assets attributed to the Interactive Group or the Ventures Group. All of the businesses, assets and liabilities attributed to both of the groups will remain part of our company. Our board of directors believes that stockholder value may be enhanced by creating from our company's businesses, assets and liabilities two separate series of tracking stock, one intended to track and reflect the economic performance of our video and e-commerce businesses and assets, which would be attributed to the Interactive Group, and the other intended to track and reflect the economic performance of our investments in those companies attributed to the Ventures Group. All of our businesses, however, would continue to benefit from the synergies of being part of the same company, such as an enhanced "consolidated" credit rating, possible tax benefits and shared treasury, finance and other functions. In the event businesses and assets of the Interactive Group and/or the Ventures Group were divided into separate companies, through a spin off or similar transaction, these synergies and benefits would no longer be available. No assurance can be given, however, that the benefits of each group being in the same company will exceed the potential value that could be realized if the groups were separate companies.

Management and Allocation Policies

In connection with the recapitalization and distribution, we are implementing management and allocation policies which are designed to assist us in managing and separately presenting the businesses and operations of the Interactive Group and Ventures Group. These policies establish guidelines to help us attribute debt, corporate overhead, interest, taxes and other shared benefits, liabilities or activities between the two groups.

No Effect on Management	No changes in management are currently planned as a result of the Transaction.
Effect on Financial Statements

For purposes of preparing the financial information of the Interactive Group and the Ventures Group included in this proxy statement/prospectus, we have attributed all of our consolidated assets, liabilities, revenue, expenses and cash flows between these two groups. Following the Transaction, we will present unaudited consolidated financial statements and consolidated financial statement information that will show the attribution of our assets, liabilities, revenue, expenses and cash flow between the Interactive Group and the Ventures Group. In addition, we will present earnings per share for each of the Liberty Interactive common stock and the Liberty Ventures common stock. We will, however, retain all beneficial ownership and control of the assets and operations we attribute to our two groups and you will be subject to the risks associated with an investment in our company as a whole.

The Rights Offering

The rights offering for shares of our Series A Liberty Ventures common stock will commence following the determination of the subscription price for the Series A Rights. Each Series A Right will entitle the holder to a basic subscription privilege and an oversubscription privilege. For more information, see "The Rights Offering."

Reasons for the Rights Offering

We are conducting the rights offering in order to raise capital for general corporate purposes. The proceeds will be attributed to the Ventures Group and may be used, among other purposes, for investments in new business opportunities to be attributed to that group.

Conditions to the Recapitalization and the Distribution	The recapitalization and the distribution are subject to the following conditions:
• the receipt of the Tracking Stock Approval at the special meeting;

•

the receipt of the opinion of Skadden, Arps, Slate, Meagher & Flom LLP (Skadden Arps) in form and substance reasonably acceptable to Liberty to the effect that under applicable U.S. federal income tax law, (i) the recapitalization and distribution will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the Code), (ii) the Liberty Interactive common stock and the Liberty Ventures common stock will be treated as stock of our company for U.S. federal income tax purposes, (iii) the Series A Rights will be treated as rights of our company to acquire stock of our company for U.S. federal income tax purposes, (iv) no gain or loss will be recognized by us as a result of the Transaction, (v) holders of our existing Liberty Interactive common stock will not recognize income, gain or loss as a result of the recapitalization and the receipt of shares of Liberty Ventures common stock and the Series A Rights in the distribution (except with respect to the receipt of cash in lieu of fractional shares of our Liberty Ventures common stock), and (vi) the Liberty Interactive common stock, the Liberty Ventures common stock and the Series A Rights will not constitute Section 306 stock within the meaning of Section 306(c) of the Code;

•

(i) the effectiveness under the Securities Act of 1933, as amended (the Securities Act), of the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, relating to the issuance of the shares of Liberty Ventures common stock and the Series A Rights in the distribution and the shares of Liberty Ventures common stock acquirable upon exercise of the Series A Rights in the rights offering, and (ii) and the effectiveness of the registration of the Liberty Ventures common stock under Section 12(b) of the Exchange Act;

• the approval of Nasdaq for the listing of the Liberty Ventures common stock;
• the approval of Nasdaq for the listing of the Series A Rights; and
• the receipt of any other regulatory or contractual approvals that the board determines to obtain.
Our board reserves the right to waive all of the foregoing conditions, other than those set forth in the first, second, third and fourth paragraphs (which are non-waivable).
No Regulatory Approvals	No material state or federal regulatory approvals are required to effect the Transaction.
Board Discretion to Terminate the Transaction

Although there is no present plan or intention to terminate the recapitalization and the distribution, our board has reserved its right to terminate the recapitalization and the distribution at any time before we file the restated charter, even after the Tracking Stock Proposal has been approved by our stockholders and the other conditions to the recapitalization and the distribution have been satisfied or waived, as applicable. Further, even if the recapitalization and the distribution are effected, our board has reserved the right to terminate the rights offering at any time prior to the expiration time. If the rights offering is terminated following the exercise of any Series A Rights, we will cause the subscription agent to return promptly to each exercising holder the aggregate subscription price such holder delivered to the subscription agent.

Material U.S. Federal Income Tax Consequences to the Transaction

It is a nonwaivable condition to the completion of the Transaction that we receive the opinion of Skadden Arps in form and substance reasonably acceptable to us, to the effect that under applicable U.S. federal income tax law:

• the recapitalization and distribution will be treated as a reorganization within the meaning of Section 368(a) of the Code

• the Liberty Interactive common stock and the Liberty Ventures common stock will be treated as stock of our company for U.S. federal income tax purposes;
• the Series A Rights will be treated as rights of our company to acquire stock of our company for U.S. federal income tax purposes;
• no gain or loss will be recognized by us as a result of the Transaction;

•

holders of our existing Liberty Interactive common stock will not recognize income, gain or loss as a result of the recapitalization and the receipt of shares of Liberty Ventures common stock and the Series A Rights in the distribution (except with respect to the receipt of cash in lieu of fractional shares of our Liberty Ventures common stock); and

• the Liberty Interactive common stock, the Liberty Ventures common stock and the Series A Rights will not constitute Section 306 stock within the meaning of Section 306(c) of the Code.

Please see "Material U.S. Federal Income Tax Consequences" for more information regarding the opinion of Skadden Arps. Opinions of counsel are not binding on the IRS or the courts and the conclusions expressed in such opinion could be challenged by the IRS and a court could sustain such challenge.

Holders of our existing Liberty Interactive common stock who receive Series A Rights in the distribution will not recognize taxable income in connection with the exercise of the Series A Rights. Any holder who sells its Series A Rights generally will recognize gain or loss upon such sale.

The particular tax consequences of the Transaction to you will depend on the facts of your own situation. You should consult your tax advisors for a full description of the tax consequences of the Transaction to you.

Treatment of Outstanding Equity Awards	[To come.]
No Appraisal Rights	Under the General Corporation Law of the State of Delaware, holders of our existing Liberty Interactive common stock will not have appraisal rights in connection with the Transaction.

Stock Exchange Listings

There is currently no public market for Liberty Ventures common stock. We have applied to list the Series A Liberty Ventures common stock and Series B Liberty Ventures common stock on the Nasdaq Global Select Market under the symbols "LVNTA" and "LVNTB", respectively, and the Series A Rights on the Nasdaq Global Select Market under the symbol "LVNAR"; however, the Series A Rights will not be tradeable until after the per share subscription price is determined and announced. The Series A Liberty Interactive common stock and Series B Liberty Interactive common stock will continue to trade on the Nasdaq Global Select Market under the symbols "LINTA" and "LINTB" following the recapitalization.

Transfer Agent and Registrar for our Common Stock; Subscription Agent for the Rights Offering	Computershare Trust Company, N.A.
Information Agent for the Rights Offering	D.F. King & Co., Inc.
Recommendation of the Board	Our board has unanimously approved each of the Proposals and unanimously recommends that holders of our existing Liberty Interactive common stock vote "FOR" each of the Proposals.
Risk Factors	Please see "Risk Factors" starting on page 23 for a discussion of risks that should be considered in connection with the Transaction and an investment in our common stock.

 Comparative Per Share Market Price and Dividend Information

Market Price

        Our existing Series A and Series B Liberty Interactive common stock (LINTA and LINTB) have been outstanding since May 2006. Each series of our existing Liberty Interactive common stock trades on the Nasdaq Global Select Market. The following table sets forth the range of high and low sales prices of shares of our existing Liberty Interactive common stock for the years ended December 31, 2011 and 2010 and since January 1, 2012. The following table does not, however, reflect information with respect to our former Liberty Capital common stock and Liberty Starz common stock, shares of which ceased to be outstanding following the completion of the LMC Split-Off.

	Liberty Interactive
	Series A (LINTA)		Series B (LINTB)
	High	Low	High	Low
2010
First quarter	$15.41	10.20	15.25	10.29
Second quarter	$16.65	10.50	16.65	10.79
Third quarter	$14.00	10.08	13.76	10.35
Fourth quarter	$16.22	13.63	16.10	13.51
2011
First quarter	$17.49	14.77	17.41	14.91
Second quarter	$18.65	15.19	18.37	15.30
Third quarter	$17.91	12.44	17.14	12.44
Fourth quarter	$16.50	13.38	16.35	13.72
2012
First quarter	$19.80	16.36	19.32	16.25
Second quarter (through April 2)	$19.25	19.05	18.99	18.99

        As of February 22, 2012, the last trading day prior to the public announcement of the Liberty board's intention to seek the approval of stockholders to effect the Transaction, our existing Series A Liberty Interactive common stock closed at $17.97 and our existing Series B Liberty Interactive common stock closed at $17.98. As of [                ], 2012, the most recent practicable date prior to the mailing of this proxy statement/prospectus, our existing Series A Liberty Interactive common stock closed at $[            ] and our existing Series B Liberty Interactive common stock closed at $[            ].

Dividends

        We have never paid cash dividends on any series of our common stock. All decisions regarding payment of dividends by Liberty are made by our board of directors, from time to time, in accordance with applicable law after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and possible loan covenants which may restrict or prohibit payment of dividends.

Summary Attributed Historical Financial Data

  Liberty Interactive Corporation

        The following table sets forth our historical financial data for each of the years in the three-year period ended December 31, 2011, 2010 and 2009. The following information is qualified in its entirety by, and should be read in conjunction with, our audited financial statements and notes thereto for the periods presented, which have been incorporated by reference herein.

	December 31,
	2011	2010	2009
	amounts in millions
Summary Balance Sheet Data:
Cash	$847	1,353	1,955
Investments in available-for-sale securities and other cost investments	$1,168	1,110	1,641
Investment in affiliates	$1,135	949	831
Assets of discontinued operations	$—	8,933	9,374
Total assets	$17,339	26,600	28,631
Long-term debt	$4,850	5,970	7,343
Deferred income tax liabilities, noncurrent	2,046	2,709	2,946
Liabilities of discontinued operations	—	3,854	5,002
Equity	$6,627	11,442	10,238

	Years ended December 31,
	2011	2010	2009
	amounts in millions, except per share amounts
Summary Statement of Operations Data:
Revenue	$9,616	8,932	8,305
Operating income (loss)	$1,133	1,108	1,041
Interest expense	$(427)	(626)	(594)
Share of earnings (losses) of affiliates	$140	112	24
Realized and unrealized gains (losses) on financial instruments, net	$84	62	(589)
Gains on dispositions, net	$—	355	42
Other than temporary declines in fair value of investments	$—	—	—
Earnings (loss) from continuing operations(1):
Liberty Capital common stock	$10	28	(356)
Liberty Starz common stock	$—	—	—
Liberty Interactive common stock	$577	808	319

	$587	836	(37)

Basic earnings (loss) from continuing operations attributable to Liberty Interactive Corporation stockholders per common share(2):
Series A and Series B Liberty Capital common stock	$0.12	0.31	(3.71)
Series A and Series B Liberty Interactive common stock	$0.88	1.28	0.47
Old Series A and Series B Liberty Capital common stock	$—	—	—
Diluted earnings (loss) from continuing operations attributable to Liberty Interactive Corporation stockholders per common share(2):
Series A and Series B Liberty Capital common stock	$0.12	0.30	(3.71)
Series A and Series B Liberty Interactive common stock	$0.87	1.26	0.47

(1)
Includes earnings from continuing operations attributable to the noncontrolling interests of $53 million, $45 million and $39 million for the years ended December 31, 2011, 2010 and 2009, respectively.

(2)
Basic and diluted earnings per share have been calculated for Liberty Capital and Liberty Starz common stock for the period subsequent to March 3, 2008 through September 23, 2011. Basic and diluted EPS have been calculated for Liberty Interactive common stock for the periods subsequent to May 9, 2006.

  Interactive Group

        The following table supplementally sets forth selected historical attributed unaudited financial data for the Interactive Group for each of the years in the three-year period ended December 31, 2011, 2010 and 2009 and is presented as though the recapitalization and distribution had been completed on January 1, 2009. The following information is qualified in its entirety by, and should be read in conjunction with, our audited financial statements and notes thereto for the periods presented, which have been incorporated by reference herein, and the attributed financial information included in Annex B to this proxy statement/prospectus.

	December 31,
	2011	2010
	amounts in millions
Summary Balance Sheet Data:
Current assets	$3,275	6,689
Cost investments	$3	1
Equity investments	$230	141
Total assets	$15,424	24,817
Long-term debt, including current portion	$3,596	3,957
Deferred income tax liabilities, noncurrent	$1,493	1,593
Attributed net assts	$8,464	13,345

	Years ended December 31,
	2011	2010	2009
	amounts in millions
Summary Operations Data:
Revenue	$9,616	8,932	8,305
Cost of sales	(6,114)	(5,705)	(5,332)
Operating expenses	(866)	(799)	(752)
Selling, general and administrative expenses(1)	(858)	(746)	(612)
Depreciation and amortization	(641)	(571)	(566)

Operating income	1,137	1,111	1,043
Interest expense	(317)	(515)	(477)
Share of earnings (losses) of affiliates	23	8	(43)
Other income (expense), net	90	428	104
Income tax benefit (expense)	(353)	(160)	(224)

Net earnings (loss) from continuing operations	580	872	403
Earnings (loss) from discontinued operations, net of taxes	378	1,101	6,538

Net earnings (loss)	958	1,973	6,941
Less net earnings attributable to the noncontrolling interests	53	45	39

Net earnings (loss) attributable to Liberty Interactive Corporation stockholders	$905	1,928	6,902

(1)
Includes stock-based compensation of $49 million, $67 million and $47 million for the years ended December 31, 2011, 2010 and 2009, respectively.

  Ventures Group

        The following table supplementally sets forth selected historical attributed unaudited financial data for the Ventures Group for each of the years in the three-year period ended December 31, 2011, 2010 and 2009 and is presented as though the recapitalization and distribution had been completed on January 1, 2009. The following information is qualified in its entirety by, and should be read in conjunction with, our audited financial statements and notes thereto for the periods presented, which have been incorporated by reference herein, and the attributed financial information included in Annex B to this proxy statement/prospectus.

	December 31,
	2011	2010
	amounts in millions
Summary Balance Sheet Data:
Cost investments	$1,165	1,109
Equity investments	$905	808
Total assets	$2,070	1,917
Long-term debt, including current portion	$2,443	2,506
Deferred income tax liabilities, net	$1,559	1,402
Attributed net liability	$(1,971)	(2,032)

	Years ended December 31,
	2011	2010	2009
	amounts in millions
Summary Operations Data:
Selling, general and administrative expenses	$(4)	(3)	(2)

Operating loss	(4)	(3)	(2)
Interest expense	(110)	(111)	(117)
Share of earnings (losses) of affiliates, net	117	104	67
Realized and unrealized gains (losses) on financial instruments, net	9	(55)	(653)
Other, net	(6)	(3)	(4)
Income tax benefit (expense)	1	32	269

Net earnings (loss)	7	(36)	(440)
Less net earnings attributable to the noncontrolling interests	—	—	—

Net earnings (loss) attributable to Liberty Interactive Corporation stockholders	$7	(36)	(440)

        For more detailed financial information regarding the Interactive Group and the Ventures Group, see the attributed unaudited financial information included in Annex B to this proxy statement/prospectus and the management's discussion and analysis of financial condition and results of operations for our company for the periods presented above included in our Annual Report on Form 10-K for the year ended December 31, 2011, which has been incorporated by reference herein.

RISK FACTORS

        In addition to the other information contained in, incorporated by reference in or included as an Annex to this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote to approve the Tracking Stock Proposal or participate in the rights offering.

        The risk factors described in this section have been separated into three groups:

  •
  risks that relate to our proposed tracking stock structure;

  •
  risks that relate to Liberty and the businesses to be attributed to the Interactive Group and the Ventures Group; and

  •
  risks that relate to the rights offering.

        The risks described below and elsewhere in this proxy statement/prospectus are not the only ones that relate to the Transaction and an investment in Liberty. The risks described below are considered to be the most material. However, there may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that also could have material adverse effects on Liberty or an investment in our common stock. Past financial performance may not be a reliable indicator of future performance and historical trends may not foretell results or trends in future periods especially given the current economic environment.

        If any of the events described below were to occur, the businesses, prospects, financial condition, results of operations and/or cash flows of Liberty could be materially adversely affected. In any such case, the price of any or all of our common stock could decline, perhaps significantly.

        For the purposes of these risk factors, unless the context otherwise indicates, we have assumed that the Tracking Stock Proposal has been approved and that the recapitalization and distribution have been completed.

Risks Related to our Proposed Tracking Stock Structure

        Holders of Liberty Interactive common stock and Liberty Ventures common stock will be common stockholders of our company and are, therefore, subject to risks associated with an investment in our company as a whole, even if a holder does not own shares of common stock of both of our groups.    Even though we have attributed, for financial reporting purposes, all of our consolidated assets, liabilities, revenue, expenses and cash flows to either the Interactive Group or the Ventures Group in order to prepare the separate financial statement schedules included in this proxy statement/prospectus for each of those groups, we retain legal title to all of our assets and our capitalization does not limit our legal responsibility, or that of our subsidiaries, for the liabilities included in any set of financial statement schedules. Holders of Liberty Interactive common stock and Liberty Ventures common stock will not have any legal rights related to specific assets attributed to the Interactive Group or the Ventures Group and, in any liquidation, holders of Liberty Interactive common stock and holders of Liberty Ventures common stock will be entitled to receive a pro rata share of our available net assets based on their respective numbers of liquidation units. See "The Tracking Stock Proposal—Description of Liberty Interactive Common Stock and Liberty Ventures Common Stock Under Our Restated Charter and Comparison to Existing Liberty Interactive Common Stock Under Our Current Charter—Liquidation."

        We could be required to use assets attributed to one group to pay liabilities attributed to the other group.    The assets attributed to one group are potentially subject to the liabilities attributed to the other group, even if those liabilities arise from lawsuits, contracts or indebtedness that are attributed to such other group. While our current management and allocation policies provide that reattributions of assets between groups will result in the creation of an inter-group loan or an inter-group interest or an offsetting reattribution of cash or other assets, no provision of our restated charter prevents us from satisfying liabilities of one group with assets of the other group, and our creditors will not in any way be limited by our tracking stock capitalization from proceeding against any assets they could have proceeded against if we did not have a tracking stock capitalization.

        The market price of Liberty Interactive common stock and Liberty Ventures common stock may not reflect the performance of the Interactive Group and the Ventures Group, respectively, as we intend.    We cannot assure you that the market price of the common stock of a group will, in fact, reflect the performance of the group of businesses, assets and liabilities attributed to that group. Holders of Liberty Interactive common stock and Liberty Ventures common stock will be common stockholders of our company as a whole and, as such, will be subject to all risks associated with an investment in our company and all of our businesses, assets and liabilities. As a result, the market price of each series of stock of a group may simply reflect the performance of our company as a whole or may more independently reflect the performance of some or all of the group of assets attributed to such group. In addition, investors may discount the value of the stock of a group because it is part of a common enterprise rather than a stand-alone entity.

        The market price of Liberty Interactive common stock and Liberty Ventures common stock may be volatile, could fluctuate substantially and could be affected by factors that do not affect traditional common stock.    We do not know how the market will react to the recapitalization and the distribution. In addition, to the extent the market prices of Liberty Interactive common stock and Liberty Ventures common stock track the performance of more focused groups of businesses, assets and liabilities than our existing Liberty Interactive common stock does, the market prices of these new tracking stocks may be more volatile than the market price of our existing Liberty Interactive common stock has historically been. The market prices of Liberty Interactive common stock and Liberty Ventures common stock may be materially affected by, among other things:

  •
  actual or anticipated fluctuations in a group's operating results or in the operating results of particular companies attributable to such group;

  •
  potential acquisition activity by our company or the companies in which we invest;

  •
  issuances of debt or equity securities to raise capital by our company or the companies in which we invest and the manner in which that debt or the proceeds of an equity issuance are attributed to each of the groups;

  •
  changes in financial estimates by securities analysts regarding Liberty Interactive common stock or Liberty Ventures common stock or the companies attributable to either of our tracking stock groups;

  •
  the complex nature and the potential difficulties investors may have in understanding the terms of both of our tracking stocks, as well as concerns regarding the possible effect of certain of those terms on an investment in our stock; and

  •
  general market conditions.

        We cannot assure you that the combined market value of Liberty Interactive common stock and Liberty Ventures common stock after the completion of the recapitalization and distribution will equal or exceed the current market value of our existing Liberty Interactive common stock. In addition, until an orderly trading market develops for Liberty Interactive common stock and Liberty Ventures common stock following the completion of the recapitalization and distribution, the trading prices of those stocks may fluctuate significantly.

        The market value of Liberty Interactive common stock and Liberty Ventures common stock could be adversely affected by events involving the assets and businesses attributed to either of the groups.    Because we will be the issuer of Liberty Interactive common stock and Liberty Ventures common stock, an adverse market reaction to events relating to the assets and businesses attributed to either of our groups, such as earnings announcements or announcements of new products or services, acquisitions or dispositions that the market does not view favorably, may cause an adverse reaction to the common stock of our other group. This could occur even if the triggering event is not material to us as a whole. A certain triggering event may also have a greater impact on one group than the same triggering event would have on the other group due to the asset composition of the affected group. In addition, the incurrence of significant indebtedness by us or any of our subsidiaries on behalf of one group, including indebtedness incurred or assumed in connection with acquisitions of or investments in businesses, could affect our credit rating and that of our subsidiaries and, therefore, could increase the borrowing costs of businesses attributable to our other group or the borrowing costs of our company as a whole.

        We may not pay dividends equally or at all on Liberty Interactive common stock or Liberty Ventures common stock.    We do not presently intend to pay cash dividends on Liberty Interactive common stock or Liberty Ventures common stock for the foreseeable future. However, we will have the right to pay dividends on the shares of common stock of each group in equal or unequal amounts, and we may pay dividends on the shares of common stock of one group and not pay dividends on shares of common stock of the other group. In addition, any dividends or distributions on, or repurchases of, shares relating to either group will reduce our assets legally available to be paid as dividends on the shares relating to the other group.

        Our tracking stock capital structure could create conflicts of interest, and our board of directors may make decisions that could adversely affect only some holders of our common stock.    Our tracking stock capital structure could give rise to occasions when the interests of holders of stock of one group might diverge or appear to diverge from the interests of holders of stock of the other group. In addition, given the nature of their businesses, there may be inherent conflicts of interests between the Interactive Group and the Ventures Group. Our officers and directors owe fiduciary duties to all of our stockholders. The fiduciary duties owed by such officers and directors are to our company as a whole, and decisions deemed to be in the best interest of our company may not be in the best interest of a particular group when considered independently. Examples include:

  •
  decisions as to the terms of any business relationships that may be created between the Interactive Group and the Ventures Group or the terms of any reattributions of assets between the groups;

  •
  decisions as to the allocation of consideration among the holders of Liberty Interactive common stock and Liberty Ventures common stock, or among the series of stocks relating to either of our groups, to be received in connection with a merger involving our company;

  •
  decisions as to the allocation of corporate opportunities between the groups, especially where the opportunities might meet the strategic business objectives of both groups;

  •
  decisions as to operational and financial matters that could be considered detrimental to one group but beneficial to the other;

  •
  decisions as to the conversion of shares of common stock of one group into shares of common stock of the other;

  •
  decisions regarding the creation of, and, if created, the subsequent increase or decrease of any inter-group interest that one group may own in the other group;

  •
  decisions as to the internal or external financing attributable to businesses or assets attributed to either of our groups;

  •
  decisions as to the dispositions of assets of either of our groups; and

  •
  decisions as to the payment of dividends on the stock relating to either of our groups.

In addition, if directors own disproportionate interests (in percentage or value terms) in Liberty Interactive common stock or Liberty Ventures common stock, that disparity could create or appear to create conflicts of interest when they are faced with decisions that could have different implications for the holders of Liberty Interactive common stock or Liberty Ventures common stock.

        Other than pursuant to the management and allocation policies described in this proxy statement/prospectus, we have not adopted any specific procedures for consideration of matters involving a divergence of interests among holders of shares of stock relating to our two groups, or among holders of different series of stock relating to a specific group.    Rather than develop additional specific procedures in advance, our board of directors intends to exercise its judgment from time to time, depending on the circumstances, as to how best to:

  •
  obtain information regarding the divergence (or potential divergence) of interests;

  •
  determine under what circumstances to seek the assistance of outside advisers;

  •
  determine whether a committee of our board of directors should be appointed to address a specific matter and the appropriate members of that committee; and

  •
  assess what is in our best interests and the best interests of all of our stockholders.

Our board of directors believes the advantage of retaining flexibility in determining how to fulfill its responsibilities in any such circumstances as they may arise outweighs any perceived advantages of adopting additional specific procedures in advance. See "The Tracking Stock Proposal—Management and Allocation Policies."

        Our board of directors may change the management and allocation policies following their implementation to the detriment of either group without stockholder approval.    Our board of directors intends to adopt certain management and allocation policies described in this proxy statement/prospectus to serve as guidelines in making decisions regarding the relationships between the Interactive Group and the Ventures Group with respect to matters such as tax liabilities and benefits, inter-group loans, inter-group interests, attribution of assets, financing alternatives, corporate opportunities and similar items. See "The Tracking Stock Proposal—Management and Allocation Policies." These policies will not be included in the restated charter. Our board of directors may at any time change or make exceptions to these policies. Because these policies relate to matters concerning the day-to-day management of our company as opposed to significant corporate actions, such as a merger involving our company or a sale of substantially all of our assets, no stockholder approval is required with respect to their adoption or amendment. A decision to change, or make exceptions to, these policies or adopt additional policies could disadvantage one group while advantaging the other.

        Holders of shares of stock relating to a particular group may not have any remedies if any action by our directors or officers has an adverse effect on only that stock, or on a particular series of that stock.    Principles of Delaware law and the provisions of our restated charter may protect decisions of our board of directors that have a disparate impact upon holders of shares of stock relating to a particular group, or upon holders of any series of stock relating to a particular group. Under Delaware law, the board of directors has a duty to act with due care and in the best interests of all of our stockholders, regardless of the stock, or series, they hold. Principles of Delaware law established in cases involving differing treatment of multiple classes or series of stock provide that a board of directors owes an equal duty to all stockholders and does not have separate or additional duties to any subset of stockholders. Judicial opinions in Delaware involving tracking stocks have established that decisions by directors or officers involving differing treatment of holders of tracking stocks may be judged under the business judgment rule. In some circumstances, our directors or officers may be required to make a decision that is viewed as adverse to the holders of shares relating to a particular group or to the holders of a particular series of that stock. Under the principles of Delaware law and the business judgment rule referred to above, you may not be able to successfully challenge decisions that you believe have a disparate impact upon the stockholders of one of our groups if a majority of our board of directors is disinterested and independent with respect to the action taken, is adequately informed with respect to the action taken and acts in good faith and in the honest belief that the board is acting in the best interest of Liberty and all of our stockholders.

        Stockholders will not vote on how to attribute consideration received in connection with a merger involving our company among holders of Liberty Interactive common stock and Liberty Ventures common stock.    Our restated charter does not contain any provisions governing how consideration received in connection with a merger or consolidation involving our company is to be attributed to the holders of Liberty Interactive common stock and holders of Liberty Ventures common stock or to the holders of different series of stock, and none of the holders of Liberty Interactive common stock or Liberty Ventures common stock will have a separate class vote in the event of such a merger or consolidation. Consistent with applicable principles of Delaware law, our board of directors will seek to divide the type and amount of consideration received in a merger or consolidation involving our company among holders of Liberty Interactive common stock and Liberty Ventures common stock in a fair manner. As the different ways the board of directors may divide the consideration between holders of stock relating to the different groups, and among holders of different series of a particular stock, might have materially different results, the consideration to be received by holders of Liberty Interactive common stock and Liberty Ventures common stock in any such merger or consolidation may be materially less valuable than the consideration they would have received if they had a separate class vote on such merger or consolidation.

        We may dispose of assets of the Interactive Group or the Ventures Group without your approval.    Delaware law requires stockholder approval only for a sale or other disposition of all or substantially all of the assets of our company taken as a whole, and our restated charter does not require a separate class vote in the case of a sale of a significant amount of assets of any of our groups. As long as the assets attributed to the Interactive Group or the Ventures Group proposed to be disposed of represent less than substantially all of our assets, we may approve sales and other dispositions of any amount of the assets of such group without any stockholder approval.

        If we dispose of all or substantially all of the assets attributed to any group (which means, for this purpose, assets representing 80% of the fair market value of the total assets of the disposing group, as determined by our board of directors), we would be required, if the disposition is not an exempt disposition under the terms of our restated charter, to choose one or more of the following three alternatives:

  •
  declare and pay a dividend on the disposing group's common stock;

  •
  redeem shares of the disposing group's common stock in exchange for cash, securities or other property; and/or

  •
  convert all or a portion of the disposing group's outstanding common stock into common stock of the other group. See "The Tracking Stock Proposal—Description of Liberty Interactive Common Stock and Liberty Ventures Common Stock Under Our Restated Charter and Comparison to Existing Liberty Interactive Common Stock Under Our Current Charter—Dividends and Securities Distributions," "—Optional Redemption for Stock of a Subsidiary," and "—Conversion at Option of Issuer."

        In this type of a transaction, holders of the disposing group's common stock may receive less value than the value that a third-party buyer might pay for all or substantially all of the assets of the disposing group.

        Our board of directors will decide, in its sole discretion, how to proceed and is not required to select the option that would result in the highest value to holders of any group of our common stock.

        Holders of Liberty Interactive common stock or Liberty Ventures common stock may receive less consideration upon a sale of the assets attributed to that group than if that group were a separate company.    If the Interactive Group or the Ventures Group were a separate, independent company and its shares were acquired by another person, certain costs of that sale, including corporate level taxes, might not be payable in connection with that acquisition. As a result, stockholders of a separate, independent company with the same assets might receive a greater amount of proceeds than the holders of Liberty Interactive common stock or Liberty Ventures common stock would receive upon a sale of all or substantially all of the assets of the group to which their shares relate. In addition, we cannot assure you that in the event of such a sale the per share consideration to be paid to holders of Liberty Interactive common stock or Liberty Ventures common stock, as the case may be, will be equal to or more than the per share value of that share of stock prior to or after the announcement of a sale of all or substantially all of the assets of the applicable group. Further, there is no requirement that the consideration paid be tax-free to the holders of the shares of common stock of that group. Accordingly, if we sell all or substantially all of the assets attributed to the Interactive Group or the Ventures Group, our stockholders could suffer a loss in the value of their investment in our company.

        Our board of directors may in its sole discretion elect to convert the common stock relating to one group into common stock relating to the other group, thereby changing the nature of your investment and possibly diluting your economic interest in our company, which could result in a loss in value to you.    Our restated charter will permit our board of directors, in its sole discretion, to convert all of the outstanding shares of common stock relating to either of our groups into shares of common stock of the other group on terms described in paragraphs (b)(ii) and (b)(iii) of Article IV, Section A.2. of Annex C. A conversion would preclude the holders of stock in each group involved in such conversion from retaining their investment in a security that is intended to reflect separately the performance of the relevant group. We cannot predict the impact on the market value of our stock of (1) our board of directors' ability to effect any such conversion or (2) the exercise of this conversion right by our company. In addition, our board of directors may effect such a conversion at a time when the market value of our stock could cause the stockholders of one group to be disadvantaged.

        Holders of Liberty Interactive common stock and Liberty Ventures common stock will vote together and will have limited separate voting rights.    Holders of Liberty Interactive common stock and Liberty Ventures common stock will vote together as a single class, except in certain limited circumstances prescribed by our restated charter and under Delaware law. Each share of Series B common stock of each group will have ten votes per share, and each share of Series A common stock of each group will have one vote per share. Holders of Series C common stock of each group will have no voting rights, other than those required under Delaware law. When holders of Liberty Interactive common stock and Liberty Ventures common stock vote together as a single class, holders having a majority of the votes will be in a position to control the outcome of the vote even if the matter involves a conflict of interest among our stockholders or has a greater impact on one group than the other.

        Transactions in our common stock by our insiders could depress the market price of our common stock.    Sales of or hedging transactions such as collars relating to our shares by our Chairman of the Board or any of our other directors or executive officers could cause a perception in the marketplace that our stock price has peaked or that adverse events or trends have occurred or may be occurring at our company. This perception can result notwithstanding any personal financial motivation for these insider transactions. As a result, insider transactions could depress the market price for shares of one or more series of our tracking stocks.

        Our capital structure, as well as the fact that the Interactive Group and the Ventures Group are not independent companies may inhibit or prevent acquisition bids for the Interactive Group or the Ventures Group and may make it difficult for a third party to acquire us, even if doing so may be beneficial to our stockholders.    If the Interactive Group and the Ventures Group were separate independent companies, any person interested in acquiring the Interactive Group or the Ventures Group without negotiating with management could seek control of that group by obtaining control of its outstanding voting stock, by means of a tender offer, or by means of a proxy contest. Although we intend Liberty Interactive common stock and Liberty Ventures common stock to reflect the separate economic performance of the Interactive Group and the Ventures Group, respectively, those groups are not separate entities and a person interested in acquiring only one group without negotiation with our management could obtain control of that group only by obtaining control of a majority in voting power of all of the outstanding shares of common stock of our company. The existence of shares of common stock, and different series of shares, relating to different groups could present complexities and in certain circumstances pose obstacles, financial and otherwise, to an acquiring person that are not present in companies that do not have capital structures similar to ours.

        Certain provisions of our restated charter and bylaws may discourage, delay or prevent a change in control of our company that a stockholder may consider favorable. These provisions include:

  •
  authorizing a capital structure with multiple series of common stock, a Series B common stock of each group that entitles the holders to ten votes per share, a Series A common stock of each group that entitles the holder to one vote per share, and a Series C common stock of each group that except as otherwise required by applicable law, entitles the holder to no voting rights;

  •
  classifying our board of directors with staggered three-year terms, which may lengthen the time required to gain control of our board of directors;

  •
  limiting who may call special meetings of stockholders;

  •
  prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of the stockholders;

  •
  establishing advance notice requirements for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings;

  •
  requiring stockholder approval by holders of at least 66 2/3% of our aggregate voting power or the approval by at least 75% of our board of directors with respect to certain extraordinary matters, such as a merger or consolidation of our company, a sale of all or substantially all of our assets or an amendment to our restated charter; and

  •
  the existence of authorized and unissued stock, including "blank check" preferred stock, which could be issued by our board of directors to persons friendly to our then current management, thereby protecting the continuity of our management, or which could be used to dilute the stock ownership of persons seeking to obtain control of our company.

        Following the recapitalization and distribution, and without giving effect to the rights offering, our chairman, John C. Malone, will beneficially own shares representing the power to direct approximately [      ]% of the aggregate voting power in our company, due to his beneficial ownership of approximately [    ]% of the outstanding shares of Series B Liberty Interactive common stock and [      ]% of the outstanding shares of Series B Liberty Ventures common stock.

        The Transaction may result in a dilution of the aggregate voting power held by the holders of Liberty Interactive common stock.    Although the per share voting rights of the Liberty Interactive common stock will be the same under our restated charter as they are under our current charter, the aggregate voting power in our company represented by the outstanding shares of Liberty Interactive common stock will decrease as a result of the issuance of Liberty Ventures common stock in the distribution and the rights offering. Under our current charter, holders of our existing Liberty Interactive common stock possess all of the aggregate voting power in our company (as there are no shares of our former Liberty Capital common stock or Liberty Starz common stock issued and outstanding). Immediately following the recapitalization and distribution and after giving effect to the rights offering, if it is fully subscribed, holders of Liberty Interactive common stock will collectively direct approximately [        ]% of the aggregate voting power in our company, and holders of Liberty Ventures common stock will collectively direct approximately [        ]% of the aggregate voting power in our company.

        No IRS ruling has been obtained by us with respect to the tax consequences to you or us of the Transaction.    While we believe that no income, gain or loss will be recognized by you or us for U.S. federal income tax purposes as a result of the Transaction (except with respect to the receipt by you of any cash in lieu of fractional shares of our Liberty Ventures common stock), there are no Code provisions, Treasury Regulations, court decisions, or published rulings of the Internal Revenue Service (the IRS) directly addressing the characterization of stock with characteristics similar to the Liberty Interactive common stock and the Liberty Ventures common stock or rights with characteristics similar to the Series A Rights. In addition, the IRS has announced that it will not issue rulings on the characterization of stock similar to the Liberty Interactive common stock and the Liberty Ventures common stock. Opinions of counsel are not binding on the IRS and the conclusions expressed in the opinion of our tax counsel could be challenged by the IRS. Therefore, the tax treatment of the Transaction is not entirely certain and it is possible that the IRS could successfully assert that the recapitalization, the distribution to you of the Liberty Ventures common stock or the Series A Rights, or a combination thereof, and/or the exercise of the Series A Rights could result in material adverse tax consequences to you and/or us, as described in more detail below under "Material U.S. Federal Income Tax Consequences—No IRS Ruling Will Be Requested," which description is incorporated by reference into this risk factor.

        It is also possible that the IRS could successfully assert that the Liberty Interactive common stock, Liberty Ventures common stock and/or Series A Rights are Section 306 stock, within the meaning of Section 306(c) of the Code. If any of our stock (including any stock received upon exercise of the Series A Rights) or rights were determined to be Section 306 stock, you could be required to recognize ordinary income on the subsequent sale or exchange of such stock or rights treated as Section 306 stock, or dividend income on any redemption of such stock or rights treated as Section 306 stock, without regard to your basis in such stock and you generally would not be permitted to recognize any loss on such disposition, as described in more detail below under "Material U.S. Federal Income Tax Consequences—No IRS Ruling Will Be Requested."

Risk Factors Related to our Company, the Interactive Group and the Ventures Group

        The risks described below apply to our company and to the businesses and assets attributable to the Interactive Group and the Ventures Group.

        The historical financial information of the Interactive Group and the Ventures Group may not necessarily reflect their results had they been separate companies.    One of the reasons for the creation of a tracking stock is to permit equity investors to apply more specific criteria in valuing the shares of a particular group, such as comparisons of earnings multiples with those of other companies in the same business sector. In valuing shares of Liberty Interactive common stock and Liberty Ventures common stock, investors should recognize that the historical financial information of the Interactive Group and the Ventures Group has been extracted from our consolidated financial statements prior to and for a period of time following the LMC Split-Off and may not necessarily reflect what the Interactive Group's and the Ventures Group's results of operations, financial condition and cash flows would have been had the Interactive Group and the Ventures Group been separate, stand-alone entities pursuing independent strategies during the periods presented.

        The Company has overlapping directors and management with Liberty Media Corporation (LMC), which may lead to conflicting interests.    As a result of the LMC Split-Off, most of the executive officers of Liberty also serve as executive officers of LMC, and there is significant board overlap between Liberty and LMC. Although LMC does not have any ownership interest in Liberty, and Liberty does not have any ownership interest in LMC, most of Liberty's directors and officers continue to own LMC stock and options to purchase LMC stock as well as Liberty stock and options to purchase Liberty stock. The executive officers and the members of Liberty's board of directors have fiduciary duties to Liberty and its stockholders. Likewise, any such persons who serve in similar capacities at LMC have fiduciary duties to LMC and its stockholders. Therefore, such persons may have conflicts of interest or the appearance of conflicts of interest with respect to matters involving or affecting their respective companies. For example, there may be the potential for a conflict of interest when Liberty or LMC evaluates acquisitions and other corporate opportunities that may be suitable for either of them. Management's cross ownership interests could create, or appear to create, potential conflicts of interest when these individuals consider decisions that could have different implications for Liberty and/or LMC. Any potential conflict that qualifies as a "related party transaction" (as defined in Item 404 of Regulation S-K) is subject to review by an independent committee of the applicable issuer's board of directors in accordance with its corporate governance guidelines. Any other potential conflicts that arise will be addressed on a case-by-case basis, keeping in mind the applicable fiduciary duties owed by the executive officers and directors of each issuer. From time to time, LMC or its respective affiliates may enter into transactions with Liberty and/or its subsidiaries or other affiliates. Although the terms of any such transactions or agreements will be established based upon arms'-length negotiations between the companies involved, there can be no assurance that the terms of any such transactions will be as favorable to Liberty or its subsidiaries or affiliates as would be the case where there is no overlapping officers or directors.

        We may compete with LMC for business opportunities.    Certain of LMC's subsidiaries and business affiliates own or operate programming services that may compete with the programming services offered by our businesses. For example, QVC and LMC's Starz both produce programming that is distributed via cable and satellite networks. We have no rights in respect of programming or distribution opportunities developed by or presented to the subsidiaries or business affiliates of LMC and the pursuit of these opportunities by such subsidiaries or affiliates may adversely affect our interests or those of our stockholders. Because we and LMC have overlapping directors and officers, a business opportunity that is presented to those individuals may result in a conflict of interest or the appearance of a conflict of interest. Each of our directors and officers has a fiduciary duty to offer to our company any business opportunity that he or she may be presented in which we have an interest or expectancy. The directors and officers of LMC including those who are also our directors and officers, owe the same fiduciary duty to LMC and its stockholders.

        Our programming and e-commerce subsidiaries as well as some of our business affiliates depend on their relationships with third party distribution channels, suppliers and advertisers and any adverse changes in these relationships could adversely affect our results of operation and those attributed to either of our groups.    An important component of the success of our programming and e-commerce subsidiaries as well as some of our business affiliates is their ability to maintain their existing, as well as build new, relationships with a limited number of local and national cable and satellite providers, suppliers and advertisers, among other parties. There can be no assurance that our programming suppliers will be able to obtain or maintain carriage of their programming services by distributors on commercially reasonable terms or at all. Similarly, there can be no assurance that our subsidiaries and business affiliates will be able to maintain their existing supplier or advertising arrangements on commercially reasonable terms or at all. Adverse changes in existing relationships or the inability to enter into new arrangements with these parties on favorable terms, if at all, could have a significant adverse effect on our results of operations and those attributed to our groups.

        Rapid technological advances could render the products and services offered by our Interactive Group's subsidiaries and our business affiliates attributed to both our Interactive Group and Ventures Group obsolete or non-competitive.    Our subsidiaries and business affiliates attributed to each group must stay abreast of rapidly evolving technological developments and offerings to remain competitive and increase the utility of their services. These subsidiaries and business affiliates must be able to incorporate new technologies into their products and services in order to address the needs of their customers. There can be no assurance that they will be able to compete with advancing technology, and any failure to do so could result in customers seeking alternative service providers and may adversely affect the group to which they are attributed, thereby adversely impacting our revenue and operating income.

        The subsidiaries and business affiliates attributed to each group are subject to risks of adverse government regulation.    Programming services, cable television systems, the Internet, telephony services and satellite service providers are subject to varying degrees of regulation in the United States by the Federal Communications Commission and other entities and in foreign countries by similar regulators. Such regulation and legislation are subject to the political process and have been in constant flux over the past decade. The application of various sales and use tax provisions under state, local and foreign law to the products and services of our subsidiaries and certain of our business affiliates sold via the Internet, television and telephone is subject to interpretation by the applicable taxing authorities, and no assurance can be given that such authorities will not take a contrary position to that taken by our subsidiaries and certain of our business affiliates, which could have a material adverse effect on their businesses. In addition, there have been numerous attempts at the federal, state and local levels to impose additional taxes on online commerce transactions. Moreover, most foreign countries in which our subsidiaries or business affiliates have, or may in the future make, an investment regulates, in varying degrees, the distribution, content and ownership of programming services and foreign investment in programming companies and wireline and wireless cable communications, satellite and telephony services and the Internet. Further material changes in the law and regulatory requirements must be anticipated, and there can be no assurance that the businesses and assets attributed to each group will not become subject to increased expenses or more stringent restrictions as a result of any future legislation, new regulation or deregulation.

        The subsidiaries and business affiliates attributed to our Interactive Group conduct their businesses under highly competitive conditions.    Although QVC and HSN are two of the nation's largest home shopping networks, they and our e-commerce companies have numerous and varied competitors at the national and local levels, including conventional and specialty department stores, other specialty stores, mass merchants, value retailers, discounters, and Internet and mail-order retailers. Competition is characterized by many factors, including assortment, advertising, price, quality, service, location, reputation and credit availability. If our Interactive Group subsidiaries and business affiliates do not compete effectively with regard to these factors, our results of operations could be materially and adversely affected.

        The sales and operating results of our Interactive Group subsidiaries and business affiliates depend on their ability to predict or respond to consumer preferences.    The sales and operating results of our Interactive Group subsidiaries and business affiliates depend in part on their ability to predict or respond to changes in consumer preferences and fashion trends in a timely manner. QVC and our e-commerce companies continuously develop new retail concepts and adjust their product mix in an effort to satisfy customer demands. Any sustained failure to identify and respond to emerging trends in lifestyle and consumer preferences could have a material adverse affect on the businesses of our Interactive Group subsidiaries and business affiliates. Consumer spending may be affected by many factors outside of their control, including competition from store-based retailers, mail-order and third-party Internet companies, consumer confidence and preferences, and general economic conditions.

        Increased programming and content costs may adversely affect profits.    One of our subsidiaries, QVC, and one of our business affiliates, HSN, both attributed to our Interactive Group, produce programming and other content and incur costs for all types of creative talent including writers, producers, actors and other on-air talent. An increase in the costs of programming and other content may lead to decreased profitability.

        Continuingly weak economic conditions may reduce consumer demand for our products and services.    The current economic downturn in the United States and in other regions of the world in which our subsidiaries and affiliates operate could adversely affect demand for our products and services. A substantial portion of our revenue is derived from discretionary spending by individuals, which typically falls during times of economic instability. A reduction in discretionary spending could adversely affect revenue across our tracking stock groups including lagging retail sales by satellite and cable television subscribers. Accordingly, our ability to increase or maintain revenue and earnings could be adversely affected to the extent that relevant economic environments remain weak or decline further. We currently are unable to predict the extent of any of these potential adverse effects.

        The success of one of our subsidiaries, QVC, depends in large part on its ability to recruit and retain key personnel.    QVC has a business model that requires it to recruit and retain key employees with the skills necessary for a unique business that demands knowledge of the general retail industry, television production, direct to consumer marketing, fulfillment and the Internet. We cannot assure you that if QVC experiences turnover of these key persons, it will be able to recruit and retain acceptable replacements, in part, because the market for such employees is very competitive and limited.

        Our subsidiary, QVC, has operations outside of the United States that are subject to numerous operational and financial risks.    QVC has operations in countries other than the United States and are subject to the following risks inherent in international operations:

  •
  fluctuations in currency exchange rates, including due to instability in the EU due to the possible restructuring of the sovereign debt of certain countries;

  •
  longer payment cycles for sales in foreign countries that may increase the uncertainty associated with recoverable accounts;

  •
  recessionary conditions and economic instability, including fiscal policies that are implementing austerity measures in certain countries, which are affecting overseas markets;

  •
  potentially adverse tax consequences;

  •
  export and import restrictions, tariffs and other trade barriers;

  •
  increases in taxes and governmental royalties and fees;

  •
  involuntary renegotiation of contracts with foreign governments;

  •
  foreign and domestic regulations, laws and policies that govern operations of foreign-based companies;

  •
  difficulties in staffing and managing international operations; and

  •
  political unrest that may result in disruptions of services that are critical to their international businesses.

        The success of our subsidiaries and certain of our business affiliates depends on maintaining the integrity of their systems and infrastructure.    A fundamental requirement for online commerce and communications is the secure transmission of confidential information, such as credit card numbers or other personal information, over public networks and the safe storage of such information. If the security measures of any of our subsidiaries or business affiliates engaged in online commerce were to be compromised, it could have a detrimental effect on their reputation, adversely affect their ability to attract customers, subject them to increased costs related to credit monitoring or result in fines and/or proceedings from governmental authorities and/or customers. Computer viruses transmitted over the Internet and unauthorized third party "hacking" have significantly increased in recent years, thereby increasing the possibility of disabling attacks on, unauthorized access to and damage to the websites and system infrastructure of our subsidiaries and those of our business affiliates whose businesses are dependent on the Internet. In addition, certain of these businesses rely on third-party computer systems and service providers to facilitate and process a portion of their transactions. Any interruptions, outages, attacks or delays in these services, or a deterioration in their performance, could impair the ability of these businesses to process transactions for their customers and the quality of service they can offer to them.

        We do not have the right to manage our business affiliates, which means we are not able to cause those affiliates to act in a manner that we deem desirable.    We do not have the right to manage the businesses or affairs of any of our business affiliates (generally those companies in which we have less than a majority voting stake or with respect to which we have provided a proxy over our voting power to a third party), including HSN, Expedia and TripAdvisor. Rather, our rights may take the form of representation on the board of directors or a partners' or similar committee that supervises management or possession of veto rights over significant or extraordinary actions. The scope of our veto rights vary from agreement to agreement. Although our board representation and veto rights may enable us to exercise influence over the management or policies of a business affiliate, enable us to prevent the sale of material assets by a business affiliate in which we own less than a majority voting interest or prevent us from paying dividends or making distributions to our stockholders or partners, they will not enable us to cause these actions to be taken.

        The liquidity and value of our public investments may be affected by market conditions beyond our control that could cause us to record losses for declines in their market value.    Included among our assets are equity interests in publicly-traded companies that are not consolidated subsidiaries. The value of these interests may be affected by economic and market conditions that are beyond our control. In addition, our ability to liquidate or otherwise monetize these interests without adversely affecting their value may be limited.

        A substantial portion of our consolidated debt attributed to each group is held above the operating subsidiary level, and we could be unable in the future to obtain cash in amounts sufficient to service that debt and our other financial obligations.    As of December 31, 2011, our wholly-owned subsidiary Liberty LLC had $4,067 billion principal amount of publicly-traded debt outstanding. Liberty LLC is a holding company for all of our subsidiaries and investments. Our ability to meet the financial obligations of Liberty LLC and our other financial obligations will depend on our ability to access cash. Our sources of cash include our available cash balances, net cash from operating activities, dividends and interest from our investments, availability under credit facilities at the operating subsidiary level, monetization of our public investment portfolio and proceeds from asset sales. There are no assurances that we will maintain the amounts of cash, cash equivalents or marketable securities that we maintained over the past few years. The ability of our operating subsidiaries to pay dividends or to make other payments or advances to us or Liberty LLC depends on their individual operating results and any statutory, regulatory or contractual restrictions to which they may be or may become subject. Some of our subsidiaries are subject to loan agreements that restrict sales of assets and prohibit or limit the payment of dividends or the making of distributions, loans or advances to stockholders and partners. Neither we nor Liberty LLC will generally receive cash, in the form of dividends, loans, advances or otherwise, from our business affiliates. See "—We do not have the right to manage our business affiliates, which means we are not able to cause those affiliates to act in a manner that we deem desirable" above.

        We have disposed of certain of the reference shares underlying the exchangeable debentures of Liberty LLC attributed to our Ventures Group, which exposes us to liquidity risk.    Liberty LLC currently has outstanding multiple tranches of exchangeable debentures in the aggregate principal amount of $2,967 million as of December 31, 2011. Under the terms of the exchangeable debentures, which are attributed to our Ventures Group, the holders may elect to require Liberty LLC to exchange the debentures for the value of a specified number of the underlying reference shares, which Liberty LLC may honor through delivery of reference shares, cash or a combination thereof. Also, Liberty LLC is required to distribute to the holders of its exchangeable debentures any cash, securities (other than publicly traded securities, which would themselves become reference shares) or other payments made by the issuer of the reference shares in respect of those shares. The principal amount of the debentures will be reduced by the amount of any such required distributions other than regular cash dividends. As Liberty LLC has disposed of some of the reference shares underlying certain of these exchangeable debentures, any exercise of the exchange right by, or required distribution of cash, securities or other payments to, holders of such debentures will require that Liberty LLC fund the required payments from its own resources, which will depend on the availability of cash or other sources of liquidity to Liberty LLC at that time.

Risk Factors Relating to the Rights Offering

        If we terminate the rights offering, neither we nor the subscription agent will have any obligation to you except to return your subscription payments.    Following the distribution, we may terminate the rights offering for any reason prior to the expiration time. However, you may not revoke any exercise of your Series A Rights. If we terminate the rights offering, neither we nor the subscription agent will have any obligation to you with respect to the Series A Rights, except to return your subscription payments, without interest or deduction. In addition, if you purchase Series A Rights on the public market and we later terminate the rights offering, you will lose the purchase price you paid for your Series A Rights.

        The subscription price may not reflect the value of our company.    Our board of directors determined the subscription price of our Series A Liberty Ventures common stock. The subscription price will represent a discount of 20% to the 20 trading day volume weighted average trading price of the Series A Liberty Ventures common stock beginning on the first day on which the Series A Liberty Ventures common stock begins trading "regular way" on the Nasdaq Global Select Market following the distribution. The subscription price does not necessarily bear any relationship to the book value of our assets, historic or future cash flows, financial condition, recent or historic stock prices or any other established criteria for valuation, and you should not consider the subscription prices as any indication of the value of our company.

        Stockholders who do not exercise their Series A Rights will experience dilution.    If you do not exercise your basic subscription privilege in full and the rights offering is completed, you will experience a decrease in your proportionate interest in the equity ownership of our Liberty Ventures common stock and our company. If you do not exercise or sell your Series A Rights, you will relinquish any value inherent in the Series A Rights. See "—The Transaction may result in a dilution of the aggregate voting power held by the holders of Liberty Interactive common stock" above.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in this document or in the documents incorporated by reference constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our business, product and marketing strategies; new service offerings; revenue growth and subscriber trends at QVC; losses to be incurred by QVC-Italy; the recoverability of our goodwill and other long-lived assets; our projected sources and uses of cash, including borrowing capacity under QVC's credit facilities to provide liquidity to the Interactive Group and the Ventures Group in connection with the completion of the recapitalization; and the anticipated impact of certain contingent liabilities related to legal and tax proceedings and other matters arising in the ordinary course of business. In particular, statements in the "Summary," "Risk Factors," "The Tracking Stock Proposal—Background and Reasons for the Tracking Stock Proposal," "—The Interactive Group and the Ventures Group," "The Rights Offering," "Material U.S. Federal Income Tax Consequences," "Annex A: Description of Business," and "Annex B: Financial Information" contain forward-looking statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. The following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated:

  •
  customer demand for our products and services and our ability to adapt to changes in demand;

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  competitor responses to our products and services, and the products and services of the entities in which we have interests;

  •
  uncertainties inherent in the development and integration of new business lines and business strategies;

  •
  uncertainties associated with product and service development and market acceptance, including the development and provision of programming for new television and telecommunications technologies;

  •
  our future financial performance, including availability, terms and deployment of capital;

  •
  our ability to successfully integrate and recognize anticipated efficiencies and benefits from the businesses we acquire;

  •
  the ability of suppliers and vendors to deliver products, equipment, software and services;

  •
  the outcome of any pending or threatened litigation;

  •
  availability of qualified personnel;

  •
  changes in, or failure or inability to comply with, government regulations, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings;

  •
  changes in the nature of key strategic relationships with partners, vendors and joint venturers;

  •
  general economic and business conditions and industry trends including the current economic downturn;

  •
  consumer spending levels, including the availability and amount of individual consumer debt;

  •
  changes in distribution and viewing of television programming, including the expanded deployment of personal video recorders, video on demand and IP television and their impact on home shopping networks;

  •
  increased digital TV penetration and the impact on channel positioning of our networks;

  •
  rapid technological changes;

  •
  the regulatory and competitive environment of the industries in which we, and the entities in which we have interests, operate; and

  •
  threatened terrorist attacks and ongoing military action in the Middle East and other parts of the world and political unrest in international markets.

        These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this document (or, as to documents incorporated by reference, the date of such documents), and we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein or therein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based. When considering such forward-looking statements, you should keep in mind the factors described in "Risk Factors" and other cautionary statements contained or incorporated in this document. Such risk factors and statements describe circumstances which could cause actual results to differ materially from those contained in any forward-looking statement.

 THE SPECIAL MEETING

Time, Place and Date

        The special meeting of the stockholders is to be held at [        ], local time, on [                        ], 2012, at [                                    ], telephone [ (      )      -          ].

Purpose

        At the special meeting, holders of our existing Liberty Interactive common stock will be asked to consider and vote on the Proposals, which are described in greater detail herein.

Quorum

        In order to conduct the business of the special meeting, a quorum must be present. This means that at least a majority of the aggregate voting power represented by the shares of our existing Liberty Interactive common stock outstanding on the record date must be represented at the special meeting either in person or by proxy. For purposes of determining a quorum, your shares will be included as represented at the meeting even if you indicate on your proxy that you abstain from voting. If a broker, who is a record holder of shares, indicates on a form of proxy that the broker does not have discretionary authority to vote those shares on any Proposal, or if those shares are voted in circumstances in which proxy authority is defective or has been withheld, those shares (broker non-votes) will not be treated as present for purposes of determining the presence of a quorum. See "—Voting Procedures for Shares Held in Street Name—Effect of Broker Non-Votes" below. Applicable New York Stock Exchange and Nasdaq Stock Market LLC rules that prohibit discretionary voting by brokers with respect to the Proposals may make it more difficult to establish a quorum at the special meeting. If a quorum is not present at the special meeting, we expect the chairman of the meeting to adjourn the meeting in accordance with the terms of Liberty's bylaws for the purpose of soliciting additional proxies.

Who May Vote

        Holders of shares of our existing Series A Liberty Interactive common stock and our existing Series B Liberty Interactive common stock, as recorded in Liberty's stock register as of 5:00 p.m., New York City time, on [                        ], 2012, the record date for the special meeting, may vote together, as a single class, on each of the Proposals at the special meeting or at any adjournment or postponement thereof.

Votes Required

        The Tracking Stock Proposal requires the affirmative vote of the holders of at least a majority of the aggregate voting power of our existing Liberty Interactive common stock outstanding and entitled to vote on the record date, voting together as a single class. The Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the aggregate voting power of our existing Liberty Interactive common stock outstanding and entitled to vote on the record date that are present, in person or by proxy, at the special meeting, voting together as a single class.

        As of the record date for the special meeting, Liberty's directors and executive officers beneficially owned approximately [        ]% of the total voting power of the outstanding shares of our existing Liberty Interactive common stock. Liberty has been informed that all of its executive officers and directors intend to vote "FOR" each of the Proposals.

 Votes You Have

        At the special meeting, (i) holders of shares of our existing Series A Liberty Interactive common stock will have one vote per share and (ii) holders of shares of our existing Series B Liberty Interactive common stock will have ten votes per share, in each case, for each share that our records show they owned as of the record date.

Shares Outstanding

        As of [                        ], 2012, the record date for the special meeting, an aggregate of [            ] shares of Series A Liberty Interactive common stock and [            ] shares of our existing Series B Liberty Interactive common stock were issued and outstanding and entitled to vote at the special meeting.

Number of Holders

        There were, as of the record date for the special meeting, approximately [            ] and [            ] record holders of our existing Series A Liberty Interactive common stock and our existing Series B Liberty Interactive common stock, respectively (which amounts do not include the number of stockholders whose shares are held of record by banks, brokers or other nominees, but include each such institution as one holder).

Voting Procedures for Record Holders

        Holders of record of our existing Liberty Interactive common stock as of the record date for the special meeting may vote in person at the special meeting. Alternatively, they may give a proxy by completing, signing, dating and returning the enclosed proxy card by mail, or by voting by telephone or through the Internet. Instructions for voting by using the telephone or the Internet are printed on the proxy voting instructions attached to the proxy card. In order to vote through the Internet, holders should have their proxy cards available so they can input the required information from the card, and log onto the Internet website address shown on the proxy card. When holders log onto the Internet website address, they will receive instructions on how to vote their shares. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which will be provided to each voting stockholder separately. Unless subsequently revoked, shares of Liberty Interactive common stock represented by a proxy submitted as described herein and received at or before the special meeting will be voted in accordance with the instructions on the proxy.

        YOUR VOTE IS IMPORTANT.    It is recommended that you vote by proxy even if you plan to attend the special meeting. You may change your vote at the special meeting.

        If a proxy is signed and returned by a record holder without indicating any voting instructions, the shares of Liberty Interactive common stock represented by the proxy will be voted "FOR" the approval of each of the Proposals.

        If you submit a proxy card on which you indicate that you abstain from voting, it will have the same effect as a vote "AGAINST" each of the Proposals.

        If you fail to respond with a vote, your shares will not be counted as present and entitled to vote for purposes of determining a quorum, but your failure to vote will have no effect on determining whether the Adjournment Proposal is approved (if a quorum is present). However, in the case of the Tracking Stock Proposal, your shares will be counted as a vote "AGAINST" the Tracking Stock Proposal.

 Voting Procedures for Shares Held in Street Name

        General.    If you hold your shares in the name of a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee when voting your shares of our existing Liberty Interactive common stock or when granting or revoking a proxy.

        Effect of Broker Non-Votes.    As a result of applicable New York Stock Exchange and Nasdaq Stock Market LLC rules, broker non-votes will not count as shares of our existing Liberty Interactive common stock present and entitled to vote for purposes of determining a quorum but will have no effect on the Adjournment Proposal (if a quorum is present). They will, however, be counted as a vote "AGAINST" the Tracking Stock Proposal (if a quorum is present). You should follow the directions your broker, bank or other nominee provides to you regarding how to vote your shares of common stock or when granting or revoking a proxy.

Revoking a Proxy

        Before the start of the special meeting, you may change your vote by voting in person at the special meeting or by delivering a signed proxy revocation or a new signed proxy with a later date to Liberty Interactive Corporation, c/o Computershare Trust Company, N.A., [P.O. Box 43102, Providence, Rhode Island 02940]. Any proxy revocation or new proxy must be received before the start of the special meeting. In addition, you may change your vote through the Internet or by telephone (if you originally voted by the corresponding method) not later than [        ], New York City time, on [                        ], 2012.

        Your attendance at the special meeting will not, by itself, revoke your proxy.

        If your shares are held in an account by a broker, bank or other nominee, you should contact your nominee to change your vote.

Solicitation of Proxies

        The accompanying proxy for the special meeting is being solicited on behalf of our board. In addition to this mailing, our employees may solicit proxies personally or by telephone. We pay the cost of soliciting these proxies. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

        The following table sets forth information concerning shares of our common stock beneficially owned by each person or entity (excluding any of its directors and executive officers) known by us to own more than five percent of the outstanding shares of any series of our common stock. All of such information is based on publicly available filings.

        The security ownership information is given as of February 29, 2012 and, in the case of percentage ownership information, is based upon (1) 545,567,120 shares of our existing Series A Liberty Interactive common stock (LINTA) and (2) 28,989,160 shares of our existing Series B Liberty Interactive common stock (LINTB), in each case, outstanding on that date. The percentage voting power is presented on an aggregate basis for all series of common stock.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (%)	Voting Power (%)
Southeastern Asset Management, Inc.	LINTA	53,769,926	(1)	9.9	6.4
6410 Poplar Ave., Suite 900
Memphis, TN 38119
Longleaf Partners Fund Trust	LINTA	21,431,321	(1)	3.9	2.6
c/o Southeastern Asset Management, Inc.
6410 Poplar Ave., Suite 900
Memphis, TN 38119
ClearBridge Advisors, LLC	LINTA	27,439,601	(2)	5.0	3.3
399 Park Avenue
New York, NY 10022
Dodge & Cox	LINTA	34,707,793	(3)	6.4	4.2
555 California Street, 40th Floor
San Francisco, CA 94104
T. Rowe Price Associates, Inc.	LINTA	49,592,946	(4)	9.1	5.9
100 E. Pratt Street
Baltimore, MD 21202
BlackRock, Inc.	LINTA	28,417,512	(5)	5.2	3.4
40 East 52nd Street
New York, NY 10022

(1)
Based on Amendment No. 7 to Schedule 13G, dated February 6, 2012, filed by Southeastern Asset Management, Inc. (Southeastern), an investment advisor, Longleaf Partners Fund Trust (Longleaf), an investment company of which Southeastern is the investment advisor, and O. Mason Hawkins, Chairman of the Board and CEO of Southeastern. According to the Schedule 13G/A, all of the shares are owned by Southeastern's investment advisory clients and none is owned directly or indirectly by Southeastern or Mr. Hawkins, and that while Mr. Hawkins could be deemed a controlling person of Southeastern he disclaims the existence of such control. Southeastern and Mr. Hawkins disclaim beneficial ownership of the shares covered by the Schedule 13G/A pursuant to Rule 13d-4. The Schedule 13G/A states that Southeastern has sole voting power over 25,889,636 shares, shared voting power over 21,431,321 shares, no voting power over 6,448,969 shares, sole dispositive power over 52,989,359 shares, and shared dispositive voting power over 21,431,321 shares, while Longleaf has shared voting and dispositive power over 21,431,321 shares.

(2)
Based on Amendment No. 1 to Schedule 13G, dated February 13, 2009, filed by ClearBridge which states that ClearBridge has sole voting power over 19,600,089 shares and sole dispositive power over 27,439,601 shares

(3)
Based on Amendment No. 4 to Schedule 13G, dated February 10, 2012, filed by Dodge & Cox, an investment advisor. The Schedule 13G/A states that Dodge & Cox has sole voting power over 32,428,918 shares and sole dispositive power over 34,707,793 shares.

(4)
Based on Amendment No. 2 to Schedule 13G, dated February 14, 2012, filed by T. Rowe Price Associates (Price Associates), which states that certain of the shares are owned by Price Associates' investment advisory clients, and that Price Associates has sole voting power over 14,041,261 shares and sole dispositive power over 49,592,946 shares.

(5)
Based on Amendment No. 1 to the Schedule 13G, filed March 9, 2011, filed by BlackRock, Inc. (BlackRock) which states that BlackRock has sole voting power and sole dispositive power over 28,417,512 shares.

Security Ownership of Management

        The following table sets forth information with respect to the ownership by each of our directors and named executive officers and by all of our directors and named executive officers as a group of shares of each series of our common stock. The security ownership information is given as of February 29, 2012, and, in the case of percentage ownership information, is based upon (1) 545,567,120 LINTA shares and (2) 28,989,160 LINTB shares, in each case, outstanding on that date. The percentage voting power is presented in the table below on an aggregate basis for all series of common stock.

        Shares of restricted stock that have been granted pursuant to our incentive plans are included in the outstanding share numbers, for purposes of the table below and throughout this proxy statement/prospectus. Shares of common stock issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after February 29, 2012, are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of that person and for the aggregate percentage owned by the directors and named executive officers as a group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other individual person. For purposes of the following presentation, beneficial ownership of shares of LINTB, though convertible on a one-for-one basis into shares of LINTA, are reported as beneficial ownership of LINTB only, and not as beneficial ownership of LINTA. So far as is known to Liberty, the persons indicated below have sole voting and dispositive power with respect to the shares indicated as owned by them, except as otherwise stated in the notes to the table.

        The number of shares indicated as owned by the persons in the table includes interests in shares held by the Liberty Media 401(k) Savings Plan as of February 29, 2012. The shares held by the trustee of the Liberty Media 401(k) Savings Plan for the benefit of these persons are voted as directed by such persons.

Name	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series (%)	Voting Power (%)
		(In thousands)
John C. Malone	LINTA	3,459	(1)(2)(4)(5)(6)(7)	*	33.4
Chairman of the Board	LINTB	27,708	(1)(4)(5)(8)	94.1
Gregory B. Maffei	LINTA	4,010	(2)(3)(4)	*	*
President, Chief Executive	LINTB	—		—
Officer and Director
Michael George	LINTA	1,356	(3)(4)	*	*
Director, President, QVC, Inc.	LINTB	—		—
M. Ian G. Gilchrist	LINTA	9	(3)	*	*
Director	LINTB	—		—
Evan D. Malone	LINTA	30	(3)(4)	*	*
Director	LINTB	—		—
David E. Rapley	LINTA	43	(3)(4)	*	*
Director	LINTB	—		—
M. LaVoy Robison	LINTA	59	(3)(4)	*	*
Director	LINTB	—		—
Larry E. Romrell	LINTA	55	(3)(4)	*	*
Director	LINTB	**		*
Andrea L. Wong	LINTA	12	(3)	*	*
Director	LINTB	—		—
Charles Y. Tanabe	LINTA	597	(2)(3)(4)	*	*
Executive Vice President and General	LINTB	—		—
Counsel
David J.A. Flowers	LINTA	706	(2)(3)(4)(9)	*	*
Senior Vice President	LINTB	—		—
Albert E. Rosenthaler	LINTA	453	(2)(3)(4)	*	*
Senior Vice President	LINTB	—		—
Christopher W. Shean	LINTA	677	(2)(3)(4)	*	*
Chief Financial Officer	LINTB	—		—
All directors and executive officers as a group (14 persons)	LINTA	11,465	(1)(2)(3)(4)(5)(6)(7)(9)	2.1	34.0
	LINTB	27,709	(1)(4)(5)(8)(9)	94.1

*
Less than one percent

**
Less than 1,000 shares

(1)
Includes 376,260 LINTA shares and 852,358 LINTB shares held by Mr. Malone's wife, Mrs. Leslie Malone, as to which shares Mr. Malone has disclaimed beneficial ownership.

(2)
Includes shares held in the Liberty Media 401(k) Savings Plan as follows:

LINTA
John C. Malone	9,855
Gregory B. Maffei	6,203
Charles Y. Tanabe	9,047
David J.A. Flowers	15,715
Albert E. Rosenthaler	12,459
Christopher W. Shean	8,528

Total	61,807

(3)
Includes restricted shares, none of which are vested, as follows:

LINTA
Gregory B. Maffei	31,220
Michael George	180,358
M. Ian G. Gilchrist	8,540
Evan D. Malone	3,170
David E. Rapley	8,540
M. LaVoy Robison	8,540
Larry E. Romrell	3,170
Andrea L. Wong	11,775
Charles Y. Tanabe	6,480
David J.A. Flowers	3,806
Albert E. Rosenthaler	3,806
Christopher W. Shean	3,214

Total	272,619

(4)
Includes beneficial ownership of shares that may be acquired upon exercise of, or which relate to, stock options and stock appreciation rights exercisable within 60 days after February 29, 2012.

	LINTA	LINTB
John C. Malone	819,493	450,000
Gregory B. Maffei	3,485,464	—
Michael George	1,116,447	—
Evan D. Malone	19,680	—
David E. Rapley	27,860	—
M. LaVoy Robison	43,860	—
Larry E. Romrell	43,860	—
Charles Y. Tanabe	541,342	—
David J.A. Flowers	625,221	—
Albert E. Rosenthaler	405,110	—
Christopher W. Shean	607,601	—

Total	7,735,938	450,000

(5)
Includes 128,500 shares of LINTA and 458,946 shares of LINTB held by two trusts which are managed by an independent trustee, of which the beneficiaries are Mr. Malone's adult children and in which Mr. Malone has no pecuniary interest. Mr. Malone retains the right to substitute assets held by the trusts and has disclaimed beneficial ownership of the shares held by the trusts.

(6)
Includes 2,122,902 shares of LINTA pledged to Fidelity Brokerage Services, LLC (Fidelity) in connection with a margin loan facility extended by Fidelity to Mr. Malone.

(7)
Includes 1,427 shares of LINTA pledged to Bank of America in connection with a loan facility extended to Mr. Malone.

(8)
In February 1998, in connection with the settlement of certain legal proceedings relative to the Estate of Bob Magness, the late founder and former Chairman of the Board of Tele-Communications, Inc. (TCI), TCI entered into a call agreement with Mr. Malone and Mr. Malone's wife. In connection with the acquisition by AT&T Corp. (AT&T) of TCI, TCI assigned to Liberty's predecessor its rights under this call agreement. Liberty has since succeeded to these rights. As a result, Liberty has the right, under certain circumstances, to acquire LINTB shares owned by the Malones. The call agreement also prohibits the Malones from disposing of their LINTB shares, except for certain exempt transfers (such as transfers to related parties or public sales of up to an aggregate of 5% of their shares of LINTB after conversion to shares of LINTA) and except for transfers made in compliance with Liberty's call rights. The call agreement will also apply to the Series B Liberty Ventures common stock received by Mr. Malone and his wife in the recapitalization and distribution.

(9)
Mr. Flowers ceased serving as our company's principal financial officer effective November 1, 2011.

  Ownership of Subsidiary Securities

        In February 2009, LMC Lockerz, LLC (LMC Lockerz), a wholly-owned subsidiary of Liberty, and Kathy Savitt formed Lockerz, LLC (Lockerz), a Delaware limited liability company, which is engaged in the business of creating and operating a destination e-commerce, content and community website aimed primarily at teenagers and "Tweens." In November 2009, Gregory B. Maffei, our Chief Executive Officer and a director, invested $2.86 million in Lockerz for an approximate 24.2% aggregate equity interest. In January 2010, Mr. Maffei made an additional capital contribution of $857,143, and, in March 2010, Mr. Maffei made an additional capital contribution of $571,428. On May 28, 2010, Lockerz was restructured in connection with an investment by Kleiner Perkins Caufield & Byers, and Lockerz, Inc. was formed as the new parent company. In January 2011, shares in Lockerz were issued to a new investor in connection with an acquisition by Lockerz. As of March 28, 2012, Mr. Maffei owns approximately 11% of Lockerz and LMC Lockerz owns approximately 29% of Lockerz, with the balance owned by the other shareholders. Mr. Maffei's investments in Lockerz have all been made on the same terms as those provided to LMC Lockerz. Mr. Maffei is also a director of Lockerz.

  Changes in Control

        We know of no arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of our company.

THE TRACKING STOCK PROPOSAL

General

        At the special meeting, holders of our existing Liberty Interactive common stock will be asked to approve our restated charter, included as Annex C hereto, which would create a new tracking stock to be designated the Liberty Ventures common stock and to make certain conforming changes to our existing Liberty Interactive common stock. Our board has determined to distribute to holders of Liberty Interactive common stock, immediately after the filing of our restated charter with the Secretary of State of the State of Delaware, shares of Liberty Ventures common stock and Series A Rights. To effect this distribution, prior to the recapitalization the board will declare a dividend, subject to the approval of the Tracking Stock Proposal and the satisfaction or, if applicable, waiver of all other conditions to the recapitalization and distribution, to holders of Liberty Interactive common stock as of the distribution record date, in which: (i) each holder of Series A Liberty Interactive common stock as of the distribution record date will receive (a) 0.05 of a share of Series A Liberty Ventures common stock for each share of Series A Liberty Interactive common stock held as of the distribution record date and (b) 1/3 of a Series A Right for each share of Series A Liberty Ventures common stock to be received by such holder in the distribution, and (ii) each holder of Series B Liberty Interactive common stock as of the distribution record date will receive (a) 0.05 of a share of Series B Liberty Ventures common stock for each share of Series B Liberty Interactive common stock held as of the distribution record date and (b) 1/3 of a Series A Right for each share of Series B Liberty Ventures common stock to be received by such holder in the distribution. Cash will be issued in lieu of fractional shares of Liberty Ventures common stock, and fractional Series A Rights will be rounded up to the nearest whole right.

        In addition to designating the terms of the Liberty Ventures common stock and making certain conforming changes to the terms of our existing Liberty Interactive common stock, the restated charter would provide for the attribution of the businesses, assets and liabilities of our company between the Interactive Group and the Ventures Group, as described under "—The Interactive Group and the Ventures Group" below. Each of the Liberty Interactive common stock and the Liberty Ventures common stock would be divided into three series with different voting rights. See Article IV, Section A.1 of Annex C. The restated charter would also change the terms of our Liberty Interactive common stock by removing provisions that appear in our current charter relating to our former Liberty Capital common stock and our former Liberty Starz common stock, which ceased to be applicable following the LMC Split-Off. As a result of the LMC Split-Off, our existing Liberty Interactive common stock became our only series of common stock issued and outstanding. See "—Description of Liberty Interactive Common Stock and Liberty Ventures Common Stock Under Our Restated Charter and Comparison to Existing Liberty Interactive Common Stock Under Our Current Charter" below. The restated charter simplifies the capitalization of our company as set forth under our current charter by eliminating a third tracking stock from our capital structure.

Conditions to the Recapitalization and the Distribution

        The recapitalization and the distribution (which, along with the rights offering (as described under "The Rights Offering" below), we refer to collectively as the Transaction) are subject to the following conditions:

  (1)
  the receipt of the Tracking Stock Approval at the special meeting;

  (2)
  the receipt of the opinion of Skadden Arps in form and substance reasonably acceptable to Liberty to the effect that under applicable U.S. federal income tax law, (i) the recapitalization and distribution will be treated as a reorganization within the meaning of Section 368(a) of the Code, (ii) the Liberty Interactive common stock and the Liberty Ventures common stock will be treated as stock of our company for U.S. federal income tax purposes, (iii) the

    Series A Rights will be treated as rights of our company to acquire stock of our company for U.S. federal income tax purposes, (iv) no gain or loss will be recognized by us as a result of the Transaction, (v) holders of our existing Liberty Interactive common stock will not recognize income, gain or loss as a result of the recapitalization and the receipt of shares of Liberty Ventures common stock and the Series A Rights in the distribution (except with respect to the receipt of cash in lieu of fractional shares of our Liberty Ventures common stock), and (vi) the Liberty Interactive common stock, the Liberty Ventures common stock and the Series A Rights will not constitute Section 306 stock within the meaning of Section 306(c) of the Code;

  (3)
  (i) the effectiveness under the Securities Act of the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, relating to the issuance of the shares of Liberty Ventures common stock and the Series A Rights in the distribution and the issuance of the shares of Liberty Ventures common stock acquirable upon exercise of the Series A Rights in the rights offering, and (ii) the effectiveness of the registration of the Liberty Ventures common stock under Section 12(b) of the Exchange Act;

  (4)
  the approval of Nasdaq for the listing of the Liberty Ventures common stock;

  (5)
  the approval of Nasdaq for the listing of the Series A Rights; and

  (6)
  the receipt of any other regulatory or contractual approvals that our board determines to obtain.

        Our board reserves the right to waive all of the foregoing conditions, other than those set forth in the first, second, third and fourth paragraphs (which are non-waivable).

Treatment of Stock Options and Other Awards

        [TO COME.]

 The Interactive Group and the Ventures Group

        Our restated charter will authorize and designate two tracking stocks: the Liberty Interactive common stock, intended to reflect the separate economic performance of the Interactive Group, and the Liberty Ventures common stock, intended to reflect the separate economic performance of the Ventures Group.

        Last year, we completed the LMC Split-Off, in which we split-off our former Liberty Capital and Liberty Starz tracking stock groups, with our company retaining the businesses, assets and liabilities that were attributed to our former Interactive Group at the time of the LMC Split-Off. In seeking to implement the recapitalization and create the new Interactive Group and the Ventures Group, we intend to create a new tracking stock structure for our company that highlights the unique operations and financial aspects of our businesses and assets and provides greater investor choice.

        The Interactive Group would initially consist of our subsidiaries QVC, Provide Commerce, Inc., Backcounty.com, Inc., Bodybuilding.com, LLC, Celebrate Interactive Holdings, Inc., CommerceHub and LMC Right Start, Inc. and our approximate 34% interest in HSN, Inc. Also attributed to the Interactive Group would be approximately $500 million in cash. We would also attribute to this group certain deferred tax liabilities and the following debt obligations of our subsidiaries QVC and Liberty LLC:

Obligation	Approximate Outstanding Principal at December 31, 2011
QVC Bank Credit Facilities	$434,000,000	(1)
QVC 7.125% Senior Secured Notes due 2017	$500,000,000
QVC 7.5% Senior Secured Notes due 2019	$1,000,000,000
QVC 7.375% Senior Secured Notes 2020	$500,000,000
Liberty LLC 5.7% Senior Notes due 2013	$309,000,000
Liberty LLC 8.5% Senior Debentures due 2029	$287,000,000
Liberty LLC 8.25% Senior Debentures due 2030	$504,000,000

(1)
Immediately following the recapitalization and distribution, we expect that the outstanding principal amount under the QVC Bank Credit Facilities will be between $1.3 billion and $1.6 billion. The additional incurrence under the QVC Bank Credit Facilities will be used to fund the attributed cash balances of both the Interactive Group and the Ventures Group.

        The Interactive Group would focus primarily on our video and e-commerce operating businesses. Our strategy for this group following the recapitalization would be to continue to grow and enhance our video and e-commerce operating businesses, which will become better aligned with the retail and e-commerce industry as a result of the creation of the Liberty Ventures tracking stock and the attribution of our company's video and e-commerce operating businesses to the Interactive Group, and to use the cash flow of those attributed businesses to make acquisitions complementary to those businesses.

        The Ventures Group would initially consist of our non-consolidated assets, which are comprised of our interests in AOL, Inc., Expedia, Inc., Interval Leisure Group, Inc., Time Warner Inc., Time Warner Cable Inc., Tree.com, Inc., TripAdvisor, Inc. and various green energy investments. Also attributed to the Ventures Group would be approximately $1,250 million in cash. We would also attribute to this group certain deferred tax liabilities and the following publicly traded debt obligations of Liberty LLC (which we refer to as the Exchangeable Debentures):

Obligation	Approximate Outstanding Principal at December 31, 2011
3.125% Exchangeable Senior Debentures due 2023	$1,138,000,000
4% Exchangeable Senior Debentures due 2029	$469,000,000
3.75% Exchangeable Senior Debentures due 2030	$460,000,000
3.5% Exchangeable Senior Debentures due 2031	$486,000,000
3.25% Exchangeable Senior Debentures due 2031	$414,000,000

        The Ventures Group would primarily focus on our business investments other than our video and e-commerce operating businesses. Our strategy for the Ventures Group would be to maximize the value of these investments and to make new investments that our management believes have attractive risk and return characteristics.

        A more complete description of the businesses and assets to be attributed to the Interactive Group and the Ventures Group can be found in Annex A of this proxy statement/prospectus.

        We expect that both groups will include in the future other businesses, assets and liabilities that are complementary or related to the businesses and assets attributed to that group as our board of directors may determine. In addition, we may acquire and attribute to either group other businesses, assets and liabilities which are consistent with the focus of strategy of that group or which have financial or other attributes that fit well within a group. In cases where a business or an asset may fit into both groups, our board will have discretion to determine to which group that business or asset should be attributed. We expect that in making such decision, the board will consider not only whether the business or asset is principally related to those in a particular group but also which group has the financing capability and managerial expertise to best capitalize on the opportunities presented by the acquisition (in the case of a newly acquired business). Our board may change the focus or strategy of any group, in its sole discretion, at any time.

Background and Reasons for the Tracking Stock Proposal

        Our management and board of directors periodically reviews the performance of our common stock in order to effect changes that maximize stockholder value, evaluate and respond to strategic opportunities and ensure the company operates in a cost-effective manner. In light of these concerns, our management and board determined that effecting a change in our capital structure by implementing a tracking stock structure would inure to the benefit of our stockholders and our company. Our board believes that the proposed tracking stock structure will provide us with greater operational and financial flexibility in executing our business strategies, by permitting our company to bring greater clarity to our businesses and assets and thereby allowing the stock of each group to move more in line with the fundamentals of the more focused businesses and assets attributed to that group. Implementing this new tracking stock structure will also allow our company to create a stronger acquisition currency with respect to the Liberty Interactive common stock, which will be more of a pure-play stock focused on our company's video and e-commerce operating businesses.

Positive Aspects of the Tracking Stock Proposal

        In arriving at its determination and recommendation, our board of directors, with the assistance of its advisors, considered, among other things, the following:

  •
  Increased transparency for investors.  The creation of the Liberty Ventures common stock and attribution of our businesses, assets and liabilities between the Interactive Group and the Ventures Group will permit the market to review separate information about the more focused groups of businesses and assets, and associated liabilities, attributed to the Interactive Group and the Ventures Group. The creation of these tracking stock groups will improve visibility with respect to the investments our company holds and which it attributes between the different groups, as these investments, specifically those attributed to the Ventures Group, may have been previously overlooked due to, or masked by, the large disparity in size of our company's primary operating business, QVC, as compared to these investments. It will also provide increased focus and additional clarity with respect to QVC and the e-commerce companies, allowing them to be viewed clearly as video and e-commerce operating businesses. Following the recapitalization and distribution, the investment community will be able to better analyze the performance of QVC and the e-commerce companies, as well as more accurately benchmark those businesses against comparable businesses in the retail and e-commerce industries (as opposed to businesses in the media industry, which prior to the recapitalization will have traditionally been the case). We believe this increased transparency will thereby encourage greater market recognition of the value of all of our businesses and assets and enhance stockholder value.

  •
  Facilitate strategic acquisitions and the creation of an attractive acquisition currency with respect to the Liberty Interactive common stock.  The implementation of the tracking stock structure will facilitate strategic acquisitions by our company by creating a stronger acquisition currency with respect to the Liberty Interactive common stock, which will be more of a pure-play stock focused on our video and e-commerce operating businesses following the recapitalization and distribution rather than a more diversified collection of businesses and assets. In addition, we believe the Liberty Interactive common stock will be a more attractive currency to sellers of video or e-commerce companies, as the sellers will have a greater opportunity to participate in any gains enjoyed by the acquired company and similar or complementary businesses after the acquisition.

  •
  Greater access to capital markets.  The creation of the Liberty Ventures common stock and the implementation of the tracking stock structure will increase investor awareness of the businesses and assets attributed to each of our groups, which will potentially provide a better alignment of investor bases and permit our investors to pursue distinct investment strategies. This will also permit the company to raise capital for the distinct needs and requirements of the Interactive Group or the Ventures Group by offering equity that tracks the performance of the businesses and assets attributed to such group (for example, the rights offering being conducted in connection with the Transaction).

  •
  Tailored management and employee incentives.  The refinement of our businesses and assets into the Interactive Group and the Ventures Group will enable us to more effectively develop and adopt incentive compensation that more closely addresses the objectives and goals of each group. Such refinement may also facilitate our ability to create tailored incentive compensation plans, thereby allowing our company to reward our management and employees based solely on the performance of the underlying businesses and assets attributed to a particular group.

  •
  Greater stockholder choice.  The creation of the Liberty Ventures common stock will allow our stockholders and future investors greater choice, depending on their particular investment objectives, to own one or two separate securities intended to track and reflect the economic performance of the businesses and assets attributed to the Interactive Group and/or the Ventures Group.

  •
  Advantages of doing business under common ownership.  While the Ventures Group will not have any of our company's operating businesses attributed to it following the distribution, the implementation of the tracking stock structure will allow us to retain the advantages of doing business as a single company and allow the businesses attributed to the Interactive Group to capitalize on relationships with any businesses acquired by our company and attributed to the Ventures Group in the future. As part of a single company, the businesses within each group will be able to take advantage of the strategic, financial and other benefits of shared managerial expertise, synergies relating to technology and purchasing arrangements, consolidated tax benefits, lower borrowing costs in some instances and cost savings in corporate overhead and other expenses. Such benefits will also be valuable in assisting our management in monitoring, analyzing and valuing our company's investments in the assets it presently attributes, and will attribute in the future, to the Interactive Group and the Ventures Group.

  •
  Preserves capital structure flexibility.  The terms of our restated charter preserve the ability of our board of directors to unwind the tracking stock capitalization while retaining future restructuring flexibility by preserving our ability to undertake future asset segmentation and capital restructurings.

  •
  Implementation of the Transaction will not be taxable.  We expect that the implementation of the Transaction will not be taxable for U.S. federal income tax purposes to us or to our stockholders (except with respect to the receipt by our stockholders of any cash in lieu of fractional shares of our Liberty Ventures common stock).

Potential Negative Aspects of the Tracking Stock Proposal

        Our board of directors also evaluated the potential negative aspects of the Tracking Stock Proposal, including the following:

  •
  Uncertainty of market valuation.  There can be no assurance as to the degree to which the market price of the Liberty Interactive common stock and the Liberty Ventures common stock will reflect the separate economic performance of the businesses, assets and liabilities attributed to the Interactive Group and the Ventures Group, respectively, or whether the combined market prices of the Liberty Interactive common stock and the Liberty Ventures common stock will exceed the market price of our existing Liberty Interactive common stock. In addition, we cannot predict the impact of the Tracking Stock Proposal on the market price of our existing Liberty Interactive common stock prior to the special meeting or whether the implementation of the recapitalization and distribution will increase our aggregate market capitalization.

  •
  Expansion of the board of directors' responsibilities.  The tracking stock structure can be expected to expand our board of directors' responsibilities due to the need for our board to review any matter involving the allocation of a business or corporate opportunity to the Interactive Group or the Ventures Group, a potential conflict of interest between or among the holders of Liberty Interactive common stock and Liberty Ventures common stock, or the movement of assets and creation of inter-group interests between the two groups.

  •
  Creation of potential diverging or conflicting interests.  The tracking stock structure may create additional, potentially diverging or conflicting interests among the holders of our tracking stocks due to the increase in the number of our issued and outstanding tracking stocks (as opposed to those created under our current charter but not presently issued and outstanding), and complex issues may arise in resolving such conflicts that effectively require our board of directors to benefit one group more than the other group.

  •
  Uncertainty of market reaction to tracking stock decisions.  The market values of the Liberty Interactive common stock and the Liberty Ventures common stock could be affected by the market reaction to decisions by our board of directors and management that investors perceive as affecting differently one series of common stock compared to the others. These decisions could include decisions regarding business transactions among the groups or the allocation of assets, expenses, debt or other financial liabilities between the groups.

  •
  Potential adverse tax consequences.  The tax treatment of the Transaction is subject to some uncertainty, and the board considered the possibility that the IRS could successfully assert that the Transaction is taxable to the holders of our existing Liberty Interactive common stock and/or to us. The board considered the fact that if the IRS were successful in such a claim, material adverse tax consequences could result to holders of our existing Liberty Interactive common stock and us.

        Our board of directors determined that the positive aspects of the Tracking Stock Proposal outweighed the negative aspects and concluded that it is in the best interest of our company and our stockholders. In light of the number and variety of factors that our board of directors considered, our board of directors believes it is not practicable to assign relative weights to the factors discussed above, and accordingly, our board of directors did not do so.

Management and Allocation Policies

        We have established management and allocation policies for purposes of attributing all of our businesses and operations to either the Interactive Group or the Ventures Group, and allocating between those two groups other items (such as debt, corporate overhead, taxes, corporate opportunities and other charges and obligations) in a manner we deem reasonable after taking into account all material factors.

        As a general principle, we expect that all material matters in which holders of our Liberty Interactive common stock and Liberty Ventures common stock may have divergent interests will continue to be generally resolved in a manner that is in the best interests of our company and all of our stockholders after giving fair consideration to the interests of the holders of each tracking stock, as well as such other or different factors considered relevant by our board of directors (or any committee of the board authorized for this purpose, including the executive committee of the board).

  Policies Subject to Change Without Stockholder Approval

        Set forth below are the management and allocation policies we expect to be effective upon the filing of the restated charter, in which the Liberty Ventures common stock, among other securities, are issued. Stockholder approval of these policies is not being sought in connection with the recapitalization.

        Our board of directors may, without stockholder approval, modify, change, rescind or create exceptions to these policies, or adopt additional policies. Such actions could have different effects on holders of Liberty Interactive common stock and Liberty Ventures common stock. Our board of directors will make any such decision in accordance with its good faith business judgment that such decision is in the best interests of our company and the best interests of all of our stockholders as a whole.

        Any such modifications, changes, rescissions, exceptions or additional policies will be binding and conclusive unless otherwise determined by our board. We will notify our stockholders of any material modification, change or exception made to these policies, any rescission of these policies and the adoption of any material additions to these policies through the filing of a Current Report on Form 8-K.

  Attribution

        The new Ventures Group will initially have attributed to it our interests in Expedia, Inc., TripAdvisor, Inc., Tree.com, Inc., Interval Leisure Group, Inc. and other smaller assets, investments in Time Warner Inc., Time Warner Cable Inc. and AOL, Inc., as well as cash in the amount of approximately $1,250 million. The Ventures Group will have attributed to it certain liabilities related to our Exchangeable Debentures and certain deferred tax liabilities. The Ventures Group will be primarily focused on the maximization of the value of these investments.

        The Interactive Group will initially have attributed to it the remainder of our businesses and assets, including our subsidiaries QVC, Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, LLC, and Celebrate Interactive Holdings, Inc., CommerceHub and LMC Right Start, Inc., as well as our interest in HSN, Inc. and cash in the amount of approximately $500 million. The Interactive Group will have attributed to it liabilities that reside with QVC and the other entities listed as well as our outstanding senior notes and certain deferred tax liabilities. The Interactive Group will be primarily focused on our video and e-commerce operating businesses.

        Our board currently contemplates that businesses, assets and liabilities acquired following the recapitalization will be attributed to one of the two groups principally based upon how strongly they complement or relate to the focus or strategy of that group.

  Fiduciary and Management Responsibilities

        Because the Interactive Group and the Ventures Group will be parts of a single company, our directors and officers will have the same fiduciary duties to holders of Liberty Interactive common stock and Liberty Ventures common stock. Under Delaware law, a director or officer may be deemed to have satisfied his or her fiduciary duties to our company and its stockholders if that person is independent and disinterested with respect to the action taken, is adequately informed with respect to the action taken and acts in good faith taking into account the interests of all of our stockholders as a whole. Our board of directors and chief executive officer, in establishing and applying policies with regard to intra-company matters such as business transactions between the two groups and allocation of assets, liabilities, debt, corporate overhead, taxes, interest, corporate opportunities and other matters, will consider various factors and information which could benefit or cause relative detriment to the stockholders of the respective groups and will seek to make determinations which are in our company's best interests and the best interests of our stockholders as a whole. If and when there are conflicting interests between the Interactive Group and the Ventures Group, our directors will use good faith business judgment to resolve such conflicts.

  Dividend Policy

        We do not anticipate paying cash dividends on Liberty Interactive common stock or Liberty Ventures common stock for the foreseeable future following the recapitalization. Our ability to pay dividends in respect of Liberty Interactive common stock and Liberty Ventures common stock is addressed in Article IV, Section A.2.(c) of our restated charter.

  Financing Activities

        General.    We will manage most of our financial activities on a centralized basis. These activities include the investment of surplus cash, the issuance and repayment of short-term and long-term debt and the issuance and repurchase of any preferred stock.

        If we change the attribution of cash or other property from one group to the other group, we will account for such change as a short term loan unless our board of directors determines that a given change in attribution should be accounted for as a long-term loan, an inter-group interest, as a reduction of an inter-group interest or as a transfer in exchange for cash or other assets. See "—Inter-Group Loans" and "—Inter-Group Interests" below.

        Our board of directors will make these determinations, either in specific instances or by setting applicable policies generally, in the exercise of its informed business judgment. Factors our board of directors may consider in making this determination include:

  •
  the financing needs and objectives of the receiving group;

  •
  the investment objectives of the transferring group;

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  the current and projected capital structure of each group;

  •
  the relative levels of internally generated funds of each group; and

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  the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.

        Our board of directors will make all changes in the attribution of material assets from one group to the other on a fair value basis, as determined by the board. For accounting purposes, all such assets will be deemed reattributed at their carryover basis. To the extent that this amount is different than the fair value of the inter-group loan or inter-group interest created in the transaction, this difference will be recorded as an adjustment to the group equity. No gain or loss will be recognized in the statement of operations information for the groups due to the related party nature of such transactions.

        Inter-Group Loans.    If one group makes a loan to the other group, our board of directors will determine the terms of the loan, including the rate at which it will bear interest. Our board of directors will determine the terms of any inter-group loans, either in specific instances or by setting applicable policies generally, in the exercise of its informed business judgment. Factors our board of directors may consider in making this determination include:

  •
  our company's needs;

  •
  the use of proceeds and creditworthiness of the receiving group;

  •
  the capital expenditure plans of and the investment opportunities available to each group; and

  •
  the availability, cost and time associated with alternative financing sources.

        If an inter-group loan is made, we intend to account for the loan based on its stated terms, and the resulting activity, such as interest amounts, will be recorded in the separate group financial results to be included in our consolidated financial statements but will be eliminated in preparing our consolidated financial statement balances.

        Inter-Group Interests.    An inter-group interest is a quasi-equity interest that one group is deemed to hold in the other group. Inter-group interests are not represented by outstanding shares of common stock, rather they have an attributed value which is generally stated in terms of a number of shares of stock issuable to one group with respect to an inter-group interest in the other group.

        An inter-group interest in a group will be created when cash or property is reattributed from one group to the other group and the board of directors determines that the reattribution will not be treated as an inter-group loan or as a transfer in exchange for cash or other assets. Inter-group interests may also be created in the discretion of the board of directors for certain other transactions, such as when funds of one group are used to effect an acquisition made on behalf of the other group. Additionally, inter-group interests once created are subject to adjustment for subsequent events. For instance, if the Ventures Group holds an inter-group interest in the Interactive Group at the time of a reattribution of cash or property by the Interactive Group to the Ventures Group, the Corporation's board of directors may choose to reduce the Ventures Group's inter-group interest in the Interactive Group rather than create an inter-group interest in the Ventures Group in favor of the Interactive Group. Certain extraordinary actions that may be taken under our restated charter may also cause an increase or decrease in one group's inter-group interest in the other group. More information regarding inter-group interests is contained in the definitions of "Number of Shares Issuable to the Ventures Group with Respect to the Interactive Group Inter-Group Interest" and "Number of Shares Issuable to the Interactive Group with Respect to the Ventures Group Inter-Group Interest" in Article IV, Section A.2.(i) of our restated charter.

        If an inter-group interest is created, we intend to account for this interest in a manner similar to the equity method of accounting whereby the group holding the inter-group interest would record its proportionate share of such other group's net income or loss. Appropriate eliminating entries would be made in preparing our consolidated financial statement balances.

        Equity Issuance and Repurchases and Dividends.    We will reflect all financial effects of issuances and repurchases of shares relating to either group in our own attributed financial information. We will reflect financial effects of dividends or other distributions on, and purchases of, shares relating to either group in our own attributed financial information.

  Inter-Group Contracts

        The terms of all current and future material transactions, relationships and other matters between the groups, including those as to which the groups may have potentially divergent interests, will be determined in a manner considered by our board of directors to be in our company's best interests and the best interests of our stockholders as a whole.

  Review of Corporate Opportunities

        In cases where a material corporate opportunity may appropriately be viewed as one that could be pursued by more than one group, our board of directors may, independently or at the request of management, review the allocation of that corporate opportunity to one of, or between, such groups. In accordance with Delaware law, our board of directors will make its determination with regard to the allocation of any such opportunity and the benefit of such opportunity in accordance with their good faith business judgment of our company's best interests and the best interests of our stockholders as a whole. Among the factors that our board of directors may consider in making this allocation is:

  •
  whether a particular corporate opportunity is principally related or complementary to the business focus or strategy of the Interactive Group or the Ventures Group;

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  whether one group, because of operational expertise, will be better positioned to undertake the corporate opportunity than the other group;

  •
  existing contractual agreements and restrictions; and

  •
  the financial resources and capital structure of each group.

  Financial Statements; Allocation Matters

        We will present consolidated financial statements in accordance with generally accepted accounting principles in the U.S., consistently applied. We will also provide consolidating financial statement information that will show the attribution of our assets, liabilities, revenue, expenses and cash flows to each of the Interactive Group and the Ventures Group.

        Consolidating financial statement information will also include attributed portions of our debt, interest, corporate overhead and costs of administrative shared services and taxes. We will make these allocations for the purpose of preparing such information; however, holders of Liberty Interactive common stock and Liberty Ventures common stock will continue to be subject to all of the risks associated with an investment in our company and all of our company's businesses, assets and liabilities.

        In addition to allocating debt and interest as described above, we have adopted certain expense allocation policies, each of which will be reflected in the attributed financial information of the Interactive Group and the Ventures Group. In general, corporate overhead will be allocated to each group based upon the use of services by that group where practicable. Corporate overhead includes costs of personnel and employee benefits, legal, accounting and auditing, insurance, investor relations and stockholder services and services related to Liberty's board of directors. We will allocate in a similar manner a portion of costs of administrative shared services, such as information technology services. Where determinations based on use alone are not practical, we will use other methods and criteria that we believe are equitable and that provide a reasonable estimate of the cost attributable to each group.

  Taxes

        General Policies.    From and after the distribution record date, taxes and tax benefits, payments that are required to be made by, or are entitled to be received by, us (tax sharing payments) under our tax sharing agreement (the Tax Sharing Agreement) with LMC and Liberty LLC, and certain tax-related losses will be allocated among the Interactive Group and the Ventures Group in accordance with the following tax sharing policies regardless of whether or not the applicable taxes, tax benefits, tax sharing payments or losses relate to—

  •
  a taxable period (or portion thereof) ending on or before the distribution record date (a Pre-Issue Period), or

  •
  a taxable period (or portion thereof) beginning after the distribution record date (a Post-Issue Period).

        References in these tax sharing policies to (i) the "Ventures Group" for any Pre-Issue Period refer to those assets, liabilities and businesses attributed to the Ventures Group on the distribution record date during such Pre-Issue Period, (ii) the "Interactive Group" for any Pre-Issue Period refer to the assets, liabilities and businesses of our company and our subsidiaries during such Pre-Issue Period other than the assets, liabilities and businesses of the Ventures Group during such Pre-Issue Period (or portion thereof), and (iii) a "group" for any Pre-Issue Period refer to the Ventures Group and/or the Interactive Group as described above for such Pre-Issue Period, as the context may require.

        These tax sharing policies may differ from the manner in which taxes and tax benefits of each group are reflected in the financial statements. For financial statement purposes, taxes and tax benefits allocable to each group generally have been and will be accounted for in a manner similar to a stand-alone company basis in accordance with generally accepted accounting principles except as impacted by any special allocations discussed below. Any differences between the tax sharing policies described below and the taxes and tax benefits of each group reported in the financial statements will be reflected in the attributed net assets of the groups for financial statement purposes.

        In general, for purposes of these tax sharing policies, any tax item (including any tax item arising from a disposition) attributable to an asset, liability or other interest tracked by the Liberty Interactive common stock recognized during any Post-Issue Period will be allocated to the Interactive Group and any tax item (including any tax item arising from a disposition) attributable to an asset, liability or other interest tracked by the Liberty Ventures common stock recognized during any Post-Issue Period will be allocated to the Ventures Group. Tax items recognized in any Post-Issue Period that are allocable to the Interactive Group that are carried forward or back and used as a tax benefit in another tax year will be allocated to the Interactive Group, and tax items recognized in any Post-Issue Period that are allocable to the Ventures Group that are carried forward or back and used as a tax benefit in another tax year will be allocated to the Ventures Group. Taxes and tax items recognized in any Post-Issue Period from employee or director compensation or employee benefits will be allocated to the group responsible for the underlying obligation (either through the allocation of the related expenses or through the issuance of stock of that group), and, except as contemplated by the special allocation rules below, taxes and tax items recognized in any Pre-Issue Period from employee or director compensation or employee benefits (other than any taxes or tax items that are allocable to LMC under the Tax Sharing Agreement) will be allocated to the Interactive Group.

        Consolidated Income Taxes for Post-Issue Periods.    To the extent that federal, state, local or foreign income taxes are determined on a basis that includes the operations, assets, liabilities or other tax items of more than one group for any Post-Issue Period then, except as contemplated by the special allocation rules below, income taxes and income tax benefits (other than any income taxes or income tax benefits that are allocable to LMC under the Tax Sharing Agreement) will be shared among the groups based principally on the taxable income (or loss), tax credits and other tax items directly related to the activities of such group for such Post-Issue Periods. Such allocations will reflect each group's contribution, whether positive or negative, to our consolidated taxable income (or loss), income tax liabilities and tax credit position. Consistent with the general policies described above, income tax benefits that cannot be used by a group generating such benefits, but can be used to reduce the taxable income of the other group, will be credited to the group that generated such benefits, and a corresponding amount will be charged to the group utilizing such benefits. As a result, under this tax sharing policy, the amount of income taxes allocated to a group or the amount credited to a group for income tax benefits may not necessarily be the same as that which would have been payable or received by the group had that group filed separate income tax returns.

        Consolidated Income Taxes for Pre-Issue Periods.    To the extent that federal, state, local or foreign income taxes are determined on a basis that includes the operations, assets, liabilities or other tax items of more than one group for any Pre-Issue Period, then except as contemplated by the special allocation rules below, income taxes and income tax benefits (other than any income taxes or income tax benefits that are allocable to LMC under the Tax Sharing Agreement) will be allocated to the Interactive Group. However, any income tax benefit arising from tax items allocable to the Ventures Group that are carried back from any Post-Issue Period to any Pre-Issue Period will be for the benefit of the Ventures Group.

        Non-Income Taxes and Non-Consolidated Income Taxes.    In any taxable period, if any non-income taxes or tax items are determined on a basis that includes the operations, assets, liabilities or other tax items of more than one group, then any such non-income taxes or non-income tax benefits will be allocated to each group based upon their contribution to the consolidated non-income tax liability (or benefit). Non-income tax benefits that cannot be used by a group generating such benefits, but can be used to reduce taxes of the other group, will be credited to the group that generated such benefits, and a corresponding amount will be charged to the group utilizing such benefit.

        Any income or non-income taxes or tax benefits that are determined on a basis that includes only the operations, assets, liabilities or other tax items of one group will be allocated to that group.

        Special Allocation Rules.    Notwithstanding the foregoing, special allocation rules apply as follows:

  •
  the Interactive Group and the Ventures Group shall each be allocated a proportionate amount, based upon the relative market capitalization of the Liberty Interactive common stock and the Liberty Ventures common stock (in each case, determined based upon the volume weighted average price for the Series A Liberty Interactive common stock or the Series A Liberty Ventures common stock, as applicable, over the first three trading days following the commencement of regular way trading of the Liberty Ventures common stock after the distribution, multiplied by the number of outstanding shares of Series A and Series B Liberty Interactive common stock or Liberty Ventures common stock, as applicable), of any taxes and losses resulting from (i) the recapitalization and distribution failing to be treated as a reorganization within the meaning of Section 368(a) of the Code, (ii) the treatment, for U.S. federal income tax purposes, of the Liberty Interactive common stock or the Liberty Ventures common stock as other than stock of our company, (iii) the treatment, for U.S. federal income tax purposes, of the Series A Rights as other than rights of our company to acquire stock of our company, (iv) the treatment of the Liberty Interactive common stock, the Liberty Ventures common stock or the Series A Rights as Section 306 stock within the meaning of Section 306(c) of the Code, (v) the actual or deemed disposition or exchange of any assets or liabilities of our company and our subsidiaries for U.S. federal income tax purposes caused by the Transaction, or (vi) any income, gain or loss recognized by holders of our existing Liberty Interactive common stock for U.S. federal income tax purposes as a result of the recapitalization or distribution (except with respect to the receipt of cash in lieu of fractional shares of our Liberty Ventures common stock); provided however, that any taxes and losses resulting from (x) deferred intercompany items or excess loss accounts that are triggered thereby, and that would otherwise be allocated to the Interactive Group or the Ventures Group, shall be allocated to the Interactive Group or the Ventures Group, respectively, (y) any actual or deemed exchange or disposition of Liberty LLC's senior notes for tax purposes shall be allocated to the Interactive Group, and (z) any actual or deemed exchange or disposition of Liberty LLC's Exchangeable Debentures for tax purposes shall be allocated to the Ventures Group;

  •
  the Interactive Group shall be allocated any taxes and tax items resulting from our split-off of LMC and related restructuring transactions;

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  the Ventures Group shall be allocated any taxes and tax items resulting from Expedia, Inc.'s spin-off of TripAdvisor, Inc.;

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  the Ventures Group shall be allocated any tax deduction attributable to the first payment after the distribution record date of stated interest on each series of Exchangeable Debentures, whether or not such stated interest was accrued in whole or in part during the Pre-Issue Period;

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  the Ventures Group shall be allocated any taxes and tax items resulting from any cancellation of indebtedness income recognized, or income recognized under the U.S. federal income tax regulations applicable to contingent payment debt instruments, with respect to the Exchangeable Debentures in any taxable period (whether beginning before, on or after the distribution record date);

  •
  the Ventures Group shall be allocated any taxes and tax items resulting from an aggregate of approximately $846.2 million in net taxable income to be recognized ratably in tax years 2014 through 2018 as a result of the cancellation in April 2009 of $400 million in principal amount of the 4% Senior Exchangeable Debentures due 2029 issued by Liberty LLC and $350 million in principal amount of the 3.75% Senior Exchangeable Debentures due 2030 issued by Liberty LLC and the cancellation in March 2009 of $10 million in principal amount of the 3.25% Senior Exchangeable Debentures due 2031 issued by Liberty LLC;

  •
  the Ventures Group shall be allocated any tax benefit that results from approximately $163 million in deferred straddle losses related to our stock in Time Warner Inc., Time Warner Cable Inc. and AOL, Inc.;

  •
  for any tax period (whether beginning before, on or after the distribution record date), taxes and tax items of any subsidiary that is acquired after the distribution record date on behalf of the Interactive Group or the Ventures Group generally shall be allocated to the Interactive Group or the Ventures Group, respectively; and

  •
  tax sharing payments (and any taxes, tax items, or losses related thereto) pursuant to the Tax Sharing Agreement shall be allocated to the Ventures Group to the extent such payments are attributable to (x) the operations, assets or liabilities of the Ventures Group for any Post-Issue Period, or (y) taxes or tax items allocable under these tax sharing policies to the Ventures Group for any Post-Issue Period or Pre-Issue Period, and all other tax sharing payments (and any taxes, tax items, or losses related thereto) pursuant to the Tax Sharing Agreement shall be allocated to the Interactive Group.

        Several Liability for Consolidated Taxes.    Notwithstanding these tax sharing policies, under U.S. treasury regulations, each member of a consolidated group is severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Accordingly, each member of our affiliated group for U.S. federal income tax purposes (whether or not such member is attributed to the Interactive Group or the Ventures Group) could be liable to the U.S. government for any U.S. federal income tax liability incurred, but not discharged, by any other member of our affiliated group.

Description of Liberty Interactive Common Stock and Liberty Ventures Common Stock Under Our Restated Charter and Comparison to Existing Liberty Interactive Common Stock Under Our Current Charter

        The following is a description of (i) the terms of the existing Liberty Interactive common stock under our current charter and (ii) the terms of the Liberty Interactive common stock and Liberty Ventures common stock under our restated charter, including a comparison of such terms. The following discussion is qualified by reference to the full text of our restated charter, which is included as Annex C to this proxy statement/prospectus.

Existing Liberty Interactive Common Stock Under Our Current Charter	Liberty Interactive Common Stock Under Our Restated Charter	Liberty Ventures Common Stock Under Our Restated Charter
Authorized Capital Stock

Liberty is authorized to issue up to 8.15 billion shares of existing Liberty Interactive common stock, of which 4 billion are designated as our existing Series A Liberty Interactive common stock, 150 million are designated as our existing Series B Liberty Interactive common stock, and 4 billion are designated as our existing Series C Liberty Interactive common stock. See Article IV, Section A.1 of the current charter.
Liberty is authorized to issue up to 8.15 billion shares of Liberty Interactive common stock, of which 4 billion are designated as Series A Liberty Interactive common stock, 150 million are designated as Series B Liberty Interactive common stock, and 4 billion are designated as Series C Liberty Interactive common stock. See Article IV, Section A.1 of Annex C.
Liberty is authorized to issue up to [407.5 million] shares of Liberty Ventures common stock, of which [200 million] are designated as Series A Liberty Ventures common stock, [7.5 million] are designated as Series B Liberty Ventures common stock, and [200 million] are designated as Series C Liberty Ventures common stock. See Article IV, Section A.1 of Annex C.

Existing Liberty Interactive Common Stock Under Our Current Charter	Liberty Interactive Common Stock Under Our Restated Charter	Liberty Ventures Common Stock Under Our Restated Charter
Dividends and Securities Distributions

Liberty is permitted to pay dividends on existing Liberty Interactive common stock out of the lesser of its assets legally available for the payment of dividends under Delaware law and the "Interactive Group Available Dividend Amount" (defined generally as the excess of the total assets less the total liabilities of the existing Interactive Group over the par value, or any greater amount determined to be capital in respect of, all outstanding shares of existing Liberty Interactive common stock or, if there is no such excess, an amount equal to the earnings or loss attributable to the existing Interactive Group (if positive) for the fiscal year in which such dividend is to be paid and/or the preceding fiscal year). If dividends are paid on any series of existing Liberty Interactive common stock, an equal per share dividend will be concurrently paid on the other series of existing Liberty Interactive common stock. See Article IV, Section A.2.(c)(iii) of the current charter.

Liberty is permitted to make (i) share distributions of (A) Series A or Series C shares of existing Liberty Interactive common stock to holders of all series of existing Liberty Interactive common stock, on an equal per share basis; and (B) our existing Series A Liberty Interactive common stock to holders of our existing Series A Liberty Interactive common stock and, on an equal per share basis, shares of our existing Series B Liberty Interactive common stock to holders of our existing Series B Liberty Interactive common stock and, on an equal per share basis, shares of our existing Series C Liberty Interactive common stock to holders of our existing Series C Liberty Interactive common stock; and (ii) share distributions of (A) Series A or Series C shares of Liberty Capital or Liberty Starz common stock to holders of all series of existing Liberty Interactive common stock, on an equal per share basis, subject to certain limitations; and (B) Series A Liberty Capital or Liberty Starz common stock to holders of our existing Series A Liberty Interactive common stock and, on an equal per share basis, shares of Series B Liberty Capital or Liberty Starz common stock to holders of our existing Series B Liberty Interactive common stock and, on an equal per share basis, shares of Series C Liberty Capital or Liberty Starz common stock to holders of our existing Series C Liberty Interactive common stock, in each case, subject to certain limitations; and (iii) share distributions of any other class or series of Liberty's securities or the securities of any other person to holders of all series of existing Liberty Interactive common stock, on an equal per share basis, subject to certain limitations. See Article IV, Section A.2.(d)(iii) of the current charter.
The dividend provisions applicable to the Liberty Interactive common stock under our restated charter are substantially similar to those applicable to the Liberty Interactive common stock under our current charter. See Article A.2(c)(i) of Annex C.

The share distribution provisions applicable to the Liberty Interactive common stock under our restated charter are substantially similar to those applicable to the Liberty Interactive common stock under our current charter, except that shares of Liberty Ventures common stock, and not shares of Liberty Capital or Liberty Starz common stock, are also distributable to holders of Liberty Interactive common stock, subject to certain limitations. See Article IV, Section A.2.(d)(i) of Annex C.
Liberty is permitted to pay dividends on Liberty Ventures common stock out of the lesser of its assets legally available for the payment of dividends under Delaware law and the "Ventures Group Available Dividend Amount" (defined generally as the excess of the total assets less the total liabilities of the Ventures Group over the par value, or any greater amount determined to be capital in respect of, all outstanding shares of Liberty Ventures common stock or, if there is no such excess, an amount equal to the earnings or loss attributable to the Ventures Group (if positive) for the fiscal year in which such dividend is to be paid and/or the preceding fiscal year). If dividends are paid on any series of Liberty Ventures common stock, an equal per share dividend will be concurrently paid on the other series of Liberty Ventures common stock. See Article IV, Section A.2.(c)(ii) of Annex C.

Liberty is permitted to make (i) share distributions of (A) Series A or Series C shares of Liberty Ventures common stock to holders of all series of Liberty Ventures common stock, on an equal per share basis; and (B) Series A Liberty Ventures common stock to holders of Series A Liberty Ventures common stock and, on an equal per share basis, shares of Series B Liberty Ventures common stock to holders of Series B Liberty Ventures common stock and, on an equal per share basis, shares of Series C Liberty Ventures common stock to holders of Series C Liberty Ventures common stock; and (ii) share distributions of (A) Series A or Series C shares of Liberty Interactive common stock to holders of all series of Liberty Ventures common stock, on an equal per share basis, subject to certain limitations; and (B) Series A Liberty Interactive common stock to holders of Series A Liberty Ventures common stock and, on an equal per share basis, shares of Series B Liberty Interactive common stock to holders of Series B Liberty Ventures common stock and, on an equal per share basis, shares of Series C Liberty Interactive common stock to holders of Series C Liberty Ventures common stock, in each case, subject to certain limitations; and (iii) share distributions of any other class or series of Liberty's securities or the securities of any other person to holders of all series of Liberty Ventures common stock, on an equal per share basis, subject to certain limitations. See Article IV, Section A.2.(d)(ii) of Annex C.

Existing Liberty Interactive Common Stock Under Our Current Charter	Liberty Interactive Common Stock Under Our Restated Charter	Liberty Ventures Common Stock Under Our Restated Charter
Conversion at Option of Holder

Each Series B share of existing Liberty Interactive common stock is convertible, at the option of the holder, into one Series A share of existing Liberty Interactive common stock. Series A and Series C shares of existing Liberty Interactive common stock are not convertible at the option of the holder. See Article IV, Section A.2.(b)(i)(C) of the current charter.
The conversion rights (and limitations thereon) applicable to the Liberty Interactive common stock under our restated charter are substantially similar to those applicable to the Liberty Interactive common stock under our current charter. See Article IV, Section A.2.(b)(i)(A) of Annex C.
Each Series B share of Liberty Ventures common stock is convertible, at the option of the holder, into one Series A share of Liberty Ventures common stock. Series A and Series C shares of Liberty Ventures common stock are not convertible at the option of the holder. See Article IV, Section A.2.(b)(i)(B) of Annex C.
Conversion at Option of Issuer

Liberty could convert each share of Series A, Series B and Series C existing Liberty Interactive common stock into a number of shares of the corresponding series of Liberty Capital or Liberty Starz common stock, as applicable, at a ratio based on the relative trading prices of the our existing Series A Liberty Interactive common stock (or another series of existing Liberty Interactive common stock subject to certain limitations) and the Series A Liberty Capital or Liberty Starz common stock, as applicable (or another series of Liberty Capital or Liberty Starz common stock, as applicable, subject to certain limitations) over certain specified 60-trading day periods. See paragraphs (b)(ii) and (b)(iii) of Article IV, Section A.2. of the current charter. Liberty also could convert each share of Series A, Series B and Series C Liberty Capital or Liberty Starz common stock, as applicable, into a number of shares of the corresponding series of existing Liberty Interactive common stock at a ratio based on the relative trading prices of the Series A Liberty Capital or Liberty Starz common stock, as applicable (or another series of Liberty Capital or Liberty Starz common stock, as applicable, subject to certain limitations) to the our existing Series A Liberty Interactive common stock (or another series of existing Liberty Interactive common stock subject to certain limitations) over specified 60-trading day periods. See paragraphs (b)(v) and (b)(vi) of Article IV, Section A.2. of the current charter.
The conversion rights applicable to the Liberty Interactive common stock under our restated charter are substantially similar to those applicable to the Liberty Interactive common stock under our current charter, except (i) that shares of Liberty Interactive common stock can be converted into shares of Liberty Ventures common stock (instead of Liberty Capital or Liberty Starz common stock) and shares of Liberty Ventures common stock (instead of Liberty Capital or Liberty Starz common stock) can also be converted into shares of Liberty Interactive common stock and (ii) the trading period used to determine the conversion ratio under our restated charter is 20 trading days (compared to 60 trading days under our current charter, which period has been shortened for our restated charter because 60 days is viewed as an unnecessarily long period of time during which market volatility could skew the conversion ratio). See paragraphs (b)(ii) and (b)(iii) of Article IV, Section A.2. of Annex C.
Liberty can convert each share of Series A, Series B and Series C Liberty Ventures common stock into a number of shares of the corresponding series of Liberty Interactive common stock at a ratio based on the relative trading prices of the Series A Liberty Ventures common stock (or another series of Liberty Ventures common stock subject to certain limitations) and the Series A Liberty Interactive common stock (or another series of Liberty Interactive common stock, subject to certain limitations) over a specified 20-trading day period. See paragraph (b)(ii) of Article IV, Section A.2. of Annex C.

Liberty also can convert each share of Series A, Series B and Series C Liberty Interactive common stock into a number of shares of the corresponding series of Liberty Ventures common stock at a ratio based on the relative trading prices of the Series A Liberty Interactive common stock (or another series of Liberty Interactive common stock subject to certain limitations) to the Series A Liberty Ventures common stock (or another series of Liberty Ventures common stock subject to certain limitations) over a specified 20-trading day period. See paragraph (b)(iii) of Article IV, Section A.2. of Annex C.

Existing Liberty Interactive Common Stock Under Our Current Charter	Liberty Interactive Common Stock Under Our Restated Charter	Liberty Ventures Common Stock Under Our Restated Charter
Optional Redemption for Stock of a Subsidiary

Liberty may redeem outstanding shares of existing Liberty Interactive common stock for shares of common stock of a subsidiary that holds assets and liabilities attributed to the existing Interactive Group (and may or may not hold assets and liabilities attributed to the Capital Group and/or the Starz Group), provided that its board of directors seeks and receives the approval to such redemption of holders of existing Liberty Interactive common stock, voting together as a separate class.
If Liberty were to effect a redemption as described above with stock of a subsidiary that also holds assets and liabilities of the Capital Group and/or the Starz Group, shares of Liberty Capital and/or Liberty Starz common stock would also be redeemed in exchange for shares of that subsidiary, and the entire redemption would be subject to the voting rights of the holders of existing Liberty Interactive common stock described above as well as the separate class vote of the holders of Liberty Capital and Liberty Starz common stock. See Article IV, Section A.2.(g)(i) of the current charter.
The optional redemption provisions applicable to the Liberty Interactive common stock under our restated charter are substantially similar to those applicable to the Liberty Interactive common stock under our current charter, except that the subsidiary to be spun-off in any redemption of Liberty Interactive common stock may hold assets and liabilities of the Ventures Group (instead of the Capital Group and/or Starz Group), and any such redemption involving stock of a subsidiary that holds assets and liabilities of the Ventures Group would also be subject to the separate class vote of the holders of Liberty Ventures common stock. See Article IV, Section A.2.(e)(i) of Annex C.
Liberty may redeem outstanding shares of Liberty Ventures common stock for shares of common stock of a subsidiary that holds assets and liabilities attributed to the Ventures Group (and may or may not hold assets and liabilities attributed to the Interactive Group), provided that its board of directors seeks and receives the approval to such redemption of holders of Liberty Ventures common stock, voting together as a separate class.

If Liberty were to effect a redemption as described above with stock of a subsidiary that also holds assets and liabilities of the Interactive Group, shares of Liberty Interactive common stock would also be redeemed in exchange for shares of that subsidiary, and the entire redemption would be subject to the voting rights of the holders of Liberty Ventures common stock described above as well as the separate class vote of the holders of Liberty Interactive common stock. See Article IV, Section A.2.(f)(i) of Annex C.

Existing Liberty Interactive Common Stock Under Our Current Charter	Liberty Interactive Common Stock Under Our Restated Charter	Liberty Ventures Common Stock Under Our Restated Charter
Mandatory Dividend, Redemption and Conversion Rights on Disposition of Assets
If Liberty disposes, in one transaction or a series of transactions, of all or substantially all of the assets of the existing Interactive Group, it is required to choose one of the following four alternatives, unless its board obtains approval of the holders of existing Liberty Interactive common stock to not take such action or the disposition qualifies under a specified exemption (in which case Liberty will not be required to take any of the following actions):

•

pay a dividend to holders of existing Liberty Interactive common stock out of the available net proceeds of such disposition; or

•

if there are legally sufficient assets and the Interactive Group Available Dividend Amount would have been sufficient to pay a dividend, then: (i) if the disposition involves all of the properties and assets of the existing Interactive Group, redeem all outstanding shares of existing Liberty Interactive common stock in exchange for cash and/or securities or other assets with a fair value equal to the available net proceeds of such disposition, or (ii) if the disposition involves substantially all (but not all) of the properties and assets of the existing Interactive Group, redeem a portion of the outstanding shares of existing Liberty Interactive common stock in exchange for cash and/or securities or other assets with a fair value equal to the available net proceeds of such disposition; or

•

convert each outstanding share of each series of existing Liberty Interactive common stock into a number of shares of the corresponding series of Liberty Capital or Liberty Starz common stock at a specified premium; or

•

combine a conversion of a portion of the outstanding shares of existing Liberty Interactive common stock into a number of shares of the corresponding series of Liberty Capital or Liberty Starz common stock with either the payment of a dividend on or a redemption of shares of existing Liberty Interactive common stock, subject to certain limitations. See Article IV, Section A.2.(g)(ii) of the current charter.

The mandatory dividend, redemption and conversion provisions applicable to the Liberty Interactive common stock under our restated charter are substantially similar to those applicable to the Liberty Interactive common stock under our current charter, except that shares of Liberty Interactive common stock may be converted into shares of Liberty Ventures common stock (instead of Liberty Capital or Liberty Starz common stock). See Article IV, Section A.2.(e)(ii) of Annex C.

If Liberty disposes, in one transaction or a series of transactions, of all or substantially all of the assets of the Ventures Group, it is required to choose one of the following four alternatives, unless its board obtains approval of the holders of Liberty Ventures common stock to not take such action or the disposition qualifies under a specified exemption (in which case Liberty will not be required to take any of the following actions):

•

pay a dividend to holders of Liberty Ventures common stock out of the available net proceeds of such disposition; or

•

if there are legally sufficient assets and the Ventures Group Available Dividend Amount would have been sufficient to pay a dividend, then: (i) if the disposition involves all of the properties and assets of the Ventures Group, redeem all outstanding shares of Liberty Ventures common stock in exchange for cash and/or securities or other assets with a fair value equal to the available net proceeds of such disposition, or (ii) if the disposition involves substantially all (but not all) of the properties and assets of the Ventures Group, redeem a portion of the outstanding shares of Liberty Ventures common stock in exchange for cash and/or securities or other assets with a fair value equal to the available net proceeds of such disposition; or

•

convert each outstanding share of each series of Liberty Ventures common stock into a number of shares of the corresponding series of Liberty Interactive common stock at a specified premium; or

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combine a conversion of a portion of the outstanding shares of Liberty Ventures common stock into a number of shares of the corresponding series of Liberty Interactive common stock with either the payment of a dividend on or a redemption of shares of Liberty Ventures common stock, subject to certain limitations. See Article IV, Section A.2.(f)(ii) of Annex C.

Existing Liberty Interactive Common Stock Under Our Current Charter	Liberty Interactive Common Stock Under Our Restated Charter	Liberty Ventures Common Stock Under Our Restated Charter
Voting Rights

Holders of our existing Series A Liberty Interactive common stock are entitled to one vote for each share of such stock held and holders of our existing Series B Liberty Interactive common stock are entitled to ten votes for each share of such stock held on all matters submitted to a vote of its stockholders. Holders of our existing Series C Liberty Interactive common stock are not entitled to any voting powers (including with respect to any class votes taken in accordance with the terms of the current charter), except as otherwise required by Delaware law. When so required, holders of our existing Series C Liberty Interactive common stock will be entitled to1/100th of a vote for each share of such stock held. See Article IV, Section A.2.(a) of the current charter.

 Holders of existing Liberty Interactive common stock will vote as one class with holders of Liberty Capital and Liberty Starz common stock on all matters that are submitted to a vote of its stockholders unless a separate class vote is required by the terms of the current charter or Delaware law. In connection with certain dispositions of existing Interactive Group assets as described above, the Liberty board may determine to seek approval of the holders of existing Liberty Interactive common stock, voting together as a separate class, to avoid effecting a mandatory dividend, redemption or conversion under the current charter. See Article IV, Section A.2.(a)(iv)(C) of the current charter.

 Liberty may not redeem outstanding shares of existing Liberty Interactive common stock for shares of common stock of a subsidiary that holds assets and liabilities attributed to the existing Interactive Group unless its board of directors seeks and receives the approval to such redemption of holders of existing Liberty Interactive common stock, voting together as a separate class, and, if such subsidiary also holds assets and liabilities of the Capital Group and/or the Starz Group, the approval of holders of Liberty Capital and/or Liberty Starz common stock to the corresponding Liberty Capital and/or Liberty Starz common stock redemption, with each affected group voting as a separate class. See Article IV, Section A.2.(a)(v)(C) of the current charter.

The current charter imposes supermajority voting requirements in connection with certain charter amendments and other extraordinary transactions which have not been approved by 75% of the directors then in office. When these requirements apply, the threshold vote required is 66 2/3% of the aggregate voting power of Liberty's outstanding voting securities, voting together as a single class. See Article IX of the current charter.
The voting rights applicable to the Liberty Interactive common stock under our restated charter are substantially similar to those applicable to the Liberty Interactive common stock under our current charter, except that (i) holders of Liberty Interactive common stock also vote together with the holders of Liberty Ventures common stock (and not Liberty Capital or Liberty Starz common stock) on all matters that are submitted to a vote of its stockholders unless a separate class vote is required by the restated charter or Delaware law, and (ii) with respect to redemptions involving the stock of a subsidiary that holds assets or liabilities of the Ventures Group (instead of the Capital Group and/or the Starz Group) as well as the Interactive Group, the redemption would also be subject to the approval of the holders of Liberty Ventures common stock, with such affected group voting together as a separate class. See paragraphs (a), (a)(iv)(A) and (a)(v)(A) of Article IV, Section A.2. of Annex C.
Holders of Series A Liberty Ventures common stock are entitled to one vote for each share of such stock held and holders of Series B Liberty Ventures common stock are entitled to ten votes for each share of such stock held on all matters submitted to a vote of its stockholders. Holders of Series C Liberty Ventures common stock are not entitled to any voting powers (including with respect to any class votes taken in accordance with the terms of the current charter), except as otherwise required by Delaware law. When so required, holders of Series C Liberty Ventures common stock will be entitled to1/100th of a vote for each share of such stock held. See Article IV, Section A.2.(a) of Annex C.

 Holders of Liberty Ventures common stock will vote as one class with holders of Liberty Interactive common stock on all matters that are submitted to a vote of its stockholders unless a separate class vote is required by the terms of the current charter or Delaware law. In connection with certain dispositions of Ventures Group assets as described above, the Liberty board may determine to seek approval of the holders of Liberty Ventures common stock, voting together as a separate class, to avoid effecting a mandatory dividend, redemption or conversion under the current charter. See Article IV, Section A.2.(a)(iv)(B) of Annex C.

 Liberty may not redeem outstanding shares of Liberty Ventures common stock for shares of common stock of a subsidiary that holds assets and liabilities attributed to the Ventures Group unless its board of directors seeks and receives the approval to such redemption of holders of Liberty Ventures common stock, voting together as a separate class, and, if such subsidiary also holds assets and liabilities of the Interactive Group, the approval of holders of Liberty Interactive common stock to the corresponding Liberty Interactive common stock redemption, with each affected group voting as a separate class. See Article IV, Section A.2.(a)(v)(B) of Annex C.

The restated charter imposes supermajority voting requirements in connection with certain charter amendments and other extraordinary transactions which have not been approved by 75% of the directors then in office. When these requirements apply, the threshold vote required is 66 2/3% of the aggregate voting power of Liberty's outstanding voting securities, voting together as a single class. See Article IX of the restated charter.

Existing Liberty Interactive Common Stock Under Our Current Charter	Liberty Interactive Common Stock Under Our Restated Charter	Liberty Ventures Common Stock Under Our Restated Charter
Inter-Group Interest

Under our current charter, from time to time, our board of directors may determine to create an inter-group interest in the Capital Group and/or the Starz Group in favor of the existing Interactive Group, or vice versa, subject to the terms of our current charter.
If the Capital Group and/or the Starz Group has an inter-group interest in the existing Interactive Group at such time as any extraordinary action is taken with respect to the existing Liberty Interactive common stock (such as the payment of a dividend, a share distribution, the redemption of such stock for securities of a subsidiary or an action required to be taken in connection with a disposition of all or substantially all of the existing Interactive Group's assets), the board of directors will consider what actions are required, or permitted, to be taken under our restated charter with respect to such other group(s)' inter-group interest in the existing Interactive Group. For example, in some instances, the board of directors may determine that a portion of the aggregate consideration that is available for distribution to holders of existing Liberty Interactive common stock must be allocated to the Capital Group and/or the Starz Group to compensate such other group(s) on a pro rata basis for such other group(s)' proportionate interest in the existing Interactive Group.

 Similarly, if the existing Interactive Group has an inter-group interest in the Capital Group and/or the Starz Group at such time as any extraordinary action is taken with respect to the Liberty Capital common stock and/or the Liberty Starz common stock (such as the payment of a dividend, a share distribution, the redemption of such stock for securities of a subsidiary or an action required to be taken in connection with a disposition of all or substantially all of the applicable group(s)' assets), the board of directors will consider what actions are required, or permitted, to be taken under our restated charter with respect to the existing Interactive Group's inter-group interest in the affected group(s).
All such board determinations will be made in accordance with our current charter and applicable Delaware law.
Under our restated charter, from time to time, the Liberty board may determine to create an inter-group interest in the Ventures Group in favor of the Interactive Group, or vice versa, subject to the terms of the restated charter.
If the Ventures Group has an inter-group interest in the Interactive Group at such time as any extraordinary action is taken with respect to the Liberty Interactive common stock (such as the payment of a dividend, a share distribution, the redemption of such stock for stock of a subsidiary or an action required to be taken in connection with a disposition of all or substantially all of the Interactive Group's assets), the Liberty board will consider what actions are required, or permitted, to be taken under the current charter with respect to the Ventures Group's inter-group interest in the Interactive Group. For example, in some instances, the Liberty board may determine that a portion of the aggregate consideration that is available for distribution to holders of Liberty Interactive common stock must be allocated to the Ventures Group to compensate the Ventures Group on a pro rata basis for its interest in the Interactive Group.

 Similarly, if the Interactive Group has an inter-group interest in the Ventures Group at such time as any extraordinary action is taken with respect to the Liberty Ventures common stock (such as the payment of a dividend, a share distribution, the redemption of such stock for stock of a subsidiary or an action required to be taken in connection with a disposition of all or substantially all of the Ventures Group's assets), the Liberty board will consider what actions are required, or permitted, to be taken under the current charter with respect to the Interactive Group's inter-group interest in the Ventures Group.
All such board determinations will be made in accordance with the restated charter and applicable Delaware law.
Neither the Interactive Group, nor the Ventures Group will have any inter-group interest in the other upon the effectiveness of the restated charter.
Under our restated charter, from time to time, the Liberty board may determine to create an inter-group interest in the Interactive Group in favor of the Ventures Group, or vice versa, subject to the terms of the restated charter.
If the Interactive Group has an inter-group interest in the Ventures Group at such time as any extraordinary action is taken with respect to the Liberty Ventures common stock (such as the payment of a dividend, a share distribution, the redemption of such stock for stock of a subsidiary or an action required to be taken in connection with a disposition of all or substantially all of the Ventures Group's assets), the Liberty board will consider what actions are required, or permitted, to be taken under the current charter with respect to the Interactive Group's inter-group interest in the Ventures Group. For example, in some instances, the Liberty board may determine that a portion of the aggregate consideration that is available for distribution to holders of Liberty Ventures common stock must be allocated to the Interactive Group to compensate the Interactive Group on a pro rata basis for its interest in the Ventures Group.

 Similarly, if the Ventures Group has an inter-group interest in the Interactive Group at such time as any extraordinary action is taken with respect to the Liberty Interactive common stock (such as the payment of a dividend, a share distribution, the redemption of such stock for stock of a subsidiary or an action required to be taken in connection with a disposition of all or substantially all of the Interactive Group's assets), the Liberty board will consider what actions are required, or permitted, to be taken under the current charter with respect to the Ventures Group's inter-group interest in the Interactive Group.
All such board determinations will be made in accordance with the restated charter and applicable Delaware law.
Neither the Interactive Group, nor the Ventures Group will have any inter-group interest in the other upon the effectiveness of the restated charter.

Existing Liberty Interactive Common Stock Under Our Current Charter	Liberty Interactive Common Stock Under Our Restated Charter	Liberty Ventures Common Stock Under Our Restated Charter
Liquidation

Upon Liberty's liquidation, dissolution or winding up, holders of shares of existing Liberty Interactive common stock will be entitled to receive in respect of such stock their proportionate interests in Liberty's assets, if any, remaining for distribution to holders of common stock (regardless of the group to which such assets are then attributed) in proportion to their respective number of liquidation units per share. See Article IV, Section A.2.(h) of the current proxy.

As of the date of this proxy statement/prospectus, each share of existing Liberty Interactive common stock is entitled to 0.22778 of a liquidation unit under the current charter.
The liquidation, dissolution and winding up provisions applicable to the Liberty Interactive common stock are substantially similar to those applicable to the existing Liberty Interactive common stock, except that the liquidation units attributable to the holders of Liberty Ventures common stock will also be taken into account in any such distribution, and each share of Liberty Interactive common stock will be entitled to one liquidation unit. See Article IV, Section A.2.(g) of the restated charter.
Upon Liberty's liquidation, dissolution or winding up, holders of shares of Liberty Ventures common stock will be entitled to receive in respect of such stock their proportionate interests in Liberty's assets, if any, remaining for distribution to holders of common stock (regardless of the group to which such assets are then attributed) in proportion to their respective number of liquidation units per share. See Article IV, Section A.2.(g) of the restated charter.

Each share of Liberty Ventures common stock will be entitled to a number of liquidation units equal to the amount (calculated to the nearest five decimal places) obtained by dividing (x) the average of the daily volume weighted average prices of the Series A Liberty Ventures common stock over the 20-trading day (with a "trading day" defined as each day on which the share of common stock is traded on the Nasdaq Stock Market) period commencing on (and including) the first trading day on which the Series A Liberty Ventures common stock trades in the "regular way" market, by (y) the average of the daily volume weighted average prices of the Series A Liberty Interactive common stock over the 20-trading day period referenced in clause (x).

Other Provisions of the Restated Charter

        The restated charter will also contain the following terms. The following terms and provisions of the restated charter are substantially similar to the corresponding terms and provisions of the current charter.

  Authorized Share Capital

        Liberty is authorized to issue up to [8,607,500,000] shares of capital stock, which will be divided into the following two classes: (i) [8,557,500,000] shares of common stock (which class is divided into the series described above), and (ii) [50,000,000] shares of preferred stock (which class is issuable in series as described below). The difference between the aggregate number of shares of capital stock under the restated charter and the current charter is that the capital structure of Liberty under the restated charter (i) includes the number of authorized shares of Liberty Ventures common stock and (ii) does not include the number of authorized shares of the company's former Liberty Capital common stock or Liberty Starz common stock.

  Preferred Stock

        The restated charter authorizes the board of directors of Liberty to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of the series, including:

  •
  the designation of the series;

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  the number of authorized shares of the series, which number Liberty's board may subsequently increase or decrease but not below the number of such shares of such series of preferred stock then outstanding;

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  the dividend rate or amounts, if any, and, in the case of cumulative dividends, the date or dates from which dividends on all shares of the series will be cumulative and the relative preferences or rights of priority or participation with respect to such dividends;

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  the rights of the series in the event of Liberty's voluntary or involuntary liquidation, dissolution or winding up and the relative preferences or rights of priority of payment;

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  the rights, if any, of holders of the series to convert into or exchange for other classes or series of stock or indebtedness and the terms and conditions of any such conversion or exchange, including provision for adjustments within the discretion of Liberty's board of directors;

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  the voting rights, if any, of the holders of the series;

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  the terms and conditions, if any, for Liberty to purchase or redeem the shares of the series; and

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  any other relative rights, preferences and limitations of the series.

        Liberty believes that the ability of its board of directors to authorize the issuance of one or more series of preferred stock will provide flexibility in structuring possible future financing and acquisitions and in meeting other corporate needs which might arise. The authorized shares of Liberty's preferred stock will be available for issuance without further action by its stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Liberty securities may be listed or traded.

        Although Liberty has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Liberty's board will make any determination to issue such shares based upon its judgment as to the best interests of its stockholders. Liberty's board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of its board of directors, including a tender offer or other transaction that some, or a majority, of its stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.

  Board of Directors

        The restated charter provides that, subject to any rights of the holders of any series of preferred stock to elect additional directors, the number of its directors will not be less than three and the exact number will be fixed from time to time by a resolution of its board. The members of the Liberty board, other than those who may be elected by holders of any preferred stock, will be divided into three classes. Each class consists, as nearly as possible, of a number of directors equal to one-third of the then authorized number of board members. The term of office of the Class I directors of Liberty will expire at the annual meeting of stockholders in 2014. The term of office of Class II directors of Liberty will expire at the annual meeting of stockholders in 2012. The term of office of Class III directors of Liberty will expire at the annual meeting of stockholders in 2013.

        At each annual meeting of stockholders, the successors of that class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The directors of each class will hold office until their respective successors are elected and qualified or until such director's earlier death, resignation or removal.

        The restated charter provides that, subject to the rights of the holders of any series of preferred stock, directors may be removed from office only for cause upon the affirmative vote of the holders of at least a majority of the aggregate voting power of Liberty's outstanding capital stock entitled to vote at an election of directors, voting together as a single class.

        The restated charter provides that, subject to the rights of the holders of any series of preferred stock, vacancies on its board resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on its board, will be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director. Any director so elected will hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is assigned, and until that director's successor will have been elected and qualified or until such director's earlier death, resignation or removal. No decrease in the number of directors constituting its board will shorten the term of any incumbent director, except as may be provided in any certificate of designation with respect to a series of Liberty's preferred stock with respect to any additional director elected by the holders of that series of Liberty's preferred stock.

        These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of Liberty's board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of Liberty's board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Liberty.

  Limitation on Liability and Indemnification

        To the fullest extent permitted by Delaware law, Liberty's directors are not liable to it or any of its stockholders for monetary damages for breaches of fiduciary duties while serving as a director. In addition, Liberty indemnifies, to the fullest extent permitted by applicable law, any person involved in any suit or action by reason of the fact that such person is a director or officer of Liberty or, at its request, a director, officer, employee or agent of another corporation or entity, against all liability, loss and expenses incurred by such person. Liberty will pay expenses of a director or officer in defending any proceeding in advance of its final disposition, provided that such payment is made upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to indemnification.

  No Shareowner Action by Written Consent; Special Meetings

        The restated charter provides that (except as otherwise provided in the terms of any series of preferred stock), any action required to be taken or which may be taken at any annual meeting or special meeting of stockholders may not be taken without a meeting and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any series of Liberty's preferred stock, special meetings of Liberty's stockholders for any purpose or purposes may be called only by its Secretary at the written request of the holders of not less than 66 2/3% of the total outstanding voting power or at the request of at least 75% of the members of Liberty's board of directors then in office. Liberty's bylaws provide that no business other than that stated in the notice of special meeting will be transacted at any special meeting.

  Amendments

        The restated charter provides that, subject to the rights of the holders of any series of its preferred stock, the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of Liberty's outstanding capital stock generally entitled to vote upon all matters submitted to its stockholders, voting together as a single class, is required to adopt, amend or repeal any provision of the restated charter or to add or insert any provision in the restated charter, provided that the foregoing enhanced voting requirement will not apply to any adoption, amendment, repeal, addition or insertion (1) as to which Delaware law does not require the consent of Liberty's stockholders or (2) which has been approved by at least 75% of the members of its board then in office. The restated charter further provides that the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of its outstanding capital stock generally entitled to vote upon all matters submitted to its stockholders, voting together as a single class, is required to adopt, amend or repeal any provision of its bylaws, provided that the foregoing enhanced voting requirement will not apply to any adoption, amendment or repeal approved by the affirmative vote of not less than 75% of the members of its board then in office.

  Supermajority Voting Provisions

        In addition to the voting provisions discussed under "—Description of Liberty Interactive Common Stock and Liberty Ventures Common Stock Under Our Restated Charter and Comparison to Existing Liberty Interactive Common Stock Under Our Current Charter" above and the supermajority voting provisions discussed under "—Amendments" above, the restated charter provides that, subject to the rights of the holders of any series of its preferred stock, the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of its outstanding capital stock generally entitled to vote upon all matters submitted to its stockholders, voting together as a single class, is required for:

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  its merger or consolidation with or into any other corporation, provided, that the foregoing voting provision will not apply to any such merger or consolidation (1) as to which the laws of the State of Delaware, as then in effect, do not require the consent of its stockholders, or (2) that at least 75% of the members of its board of directors then in office have approved;

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  the sale, lease or exchange of all, or substantially all, of its assets, provided, that the foregoing voting provisions will not apply to any such sale, lease or exchange that at least 75% of the members of its board of directors then in office have approved; or

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  its dissolution, provided, that the foregoing voting provision will not apply to such dissolution if at least 75% of the members of its board of directors then in office have approved such dissolution.

  Section 203 of the Delaware General Corporation Law

        Section 203 of the General Corporation Law of the State of Delaware prohibits certain transactions between a Delaware corporation and an "interested stockholder." An "interested stockholder" for this purpose is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the aggregate voting power of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless: (1) prior to the time that a stockholder became an interested stockholder, either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors, (2) the interested stockholder acquired at least 85% of the aggregate voting power of the corporation in the transaction in which the stockholder became an interested stockholder, or (3) the business combination is approved by a majority of the board of directors and the affirmative vote of the holders of 66 2/3% of the aggregate voting power not owned by the interested stockholder at or subsequent to the time that the stockholder became an interested stockholder. Liberty is subject to Section 203.

Accounting Treatment

        The recapitalization, if completed, would not cause any accounting related adjustments. On a prospective basis, we will disclose earnings per share information for each of the Interactive Group and the Ventures Group based on the earnings attributable to each group and the weighted average shares (both outstanding and on a fully diluted basis) of each group.

No Appraisal Rights

        Under the General Corporation Law of the State of Delaware, holders of existing Liberty Interactive common stock will not have appraisal rights in connection with the recapitalization.

Stock Exchange Listings

        We have applied to list the Series A Liberty Ventures common stock and Series B Liberty Ventures common stock on the Nasdaq Global Select Market under the symbols "LVNTA" and "LVNTB", respectively. We have also applied to have the Series A Rights listed on the Nasdaq Global Select Market under the symbol "LVNAR;" however, the Series A Rights will not be tradeable until after the per share subscription price is determined and announced. The Series A Liberty Interactive common stock and Series B Liberty Interactive common stock will continue to trade on the Nasdaq Global Select Market under the symbols "LINTA" and "LINTB", respectively.

Stock Transfer Agent and Registrar

        Computershare Trust Company, N.A. is the transfer agent and registrar for all series of our common stock.

Federal Securities Law Consequences

        The issuance of shares of Liberty Ventures common stock in the distribution and the rights offering will be registered under the Securities Act, and the shares of Liberty Ventures common stock so issued will be freely transferable under the Securities Act, except for shares of Liberty Ventures common stock issued to any person who is deemed to be an "affiliate" of Liberty after completion of the distribution. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with Liberty and may include directors, certain executive officers and significant stockholders of Liberty. Affiliates may not sell their shares of Liberty common stock, except:

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  pursuant to an effective registration statement under the Securities Act covering the resale of those shares;

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  in compliance with Rule 144 under the Securities Act; or

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  pursuant to any other applicable exemption under the Securities Act.

        Our registration statement on Form S-4, of which this document forms a part, will not cover the resale of shares of Liberty Ventures common stock to be received by its affiliates.

Vote and Recommendation of the Board of Directors

        The approval of a majority of the aggregate voting power of the shares of our existing Liberty Interactive common stock, outstanding on the record date, voting together as a single class, is required to approve the Tracking Stock Proposal.

        Liberty's board of directors has unanimously approved the Tracking Stock Proposal and believes that its adoption is in the best interests of Liberty and its stockholders. Accordingly, the Liberty board unanimously recommends that the holders of our existing Liberty Interactive common stock vote in favor of the Tracking Stock Proposal.

THE RIGHTS OFFERING

General

        Our board has determined to distribute to holders of Liberty Interactive common stock immediately following the recapitalization shares of Liberty Ventures common stock and subscription rights to acquire shares of Series A Liberty Ventures common stock. To effect this distribution, prior to the recapitalization the board will declare a dividend, subject to the approval of the Tracking Stock Proposal and the satisfaction or, if applicable, waiver of all other conditions to the recapitalization and the distribution, to holders of Liberty Interactive common stock as of the distribution record date, which will also serve as the rights offering record date, in which: (i) each holder of Series A Liberty Interactive common stock as of the distribution record date will receive (a) 0.05 of a share of Series A Liberty Ventures common stock for each share of Series A Liberty Interactive common stock held as of the distribution record date and (b) 1/3 of a Series A Right for each share of Series A Liberty Ventures common stock to be received by such holder in the distribution, and (ii) each holder of Series B Liberty Interactive common stock as of the distribution record date will receive (a) 0.05 of a share of Series B Liberty Ventures common stock for each share of Series B Liberty Interactive common stock held as of the distribution record date and (b) 1/3 of a Series A Right for each share of Series B Liberty Ventures common stock to be received by such holder in the distribution. Cash will be issued in lieu of fractional shares of Liberty Ventures common stock, and fractional Series A Rights will be rounded up to the nearest whole right.

        Each Series A Right entitles the holder to a basic subscription privilege and an oversubscription privilege. Under the basic subscription privilege, each whole Series A Right entitles the holder to purchase one share of our Series A Liberty Ventures common stock at a subscription price equal to a 20% discount to the 20 trading day volume weighted average trading price of the Series A Liberty Ventures common stock beginning on the first day on which the Series A Liberty Ventures common stock begins trading "regular way" on the Nasdaq Global Select Market following the completion of the distribution (the subscription price). Each Series A Right also has an oversubscription privilege, as described below under the heading "—Subscription Privilege—Oversubscription Privilege."

        We are not offering shares of Series B Liberty Ventures common stock in the rights offering. Holders receiving shares of Series B Liberty Ventures common stock in the distribution will receive Series A Rights on the same basis as holders receiving Series A Liberty Ventures common stock in the distribution.

        The following describes the rights offering in general and assumes (unless specifically provided otherwise) that you will be a holder of our Liberty Interactive common stock as of the distribution record date. If you will hold your shares of Liberty Interactive common stock in a brokerage account or through a dealer or other nominee as of the distribution record date, please see the information included below under the heading "—Beneficial Owners." As used in this proxy statement/prospectus, the term "business day" means any day on which securities may be traded on the Nasdaq Global Select Market.

Reasons for the Rights Offering

        We are conducting the rights offering in order to raise capital for general corporate purposes. The proceeds will be attributed to the Ventures Group and may be used, among other purposes, for investments in new business opportunities to be attributed to that group.

Determination of Subscription Price

        On [                ], 2012, our board of directors determined the formula under which the subscription price will be calculated as described above. In determining this formula, our board of directors considered, among other things, the estimated market price of our Series A Liberty Ventures common stock following the distribution, discounts used in similar rights offerings and the general conditions of the securities markets. Each right carries with it a basic subscription privilege and an oversubscription privilege.

No Fractional Series A Rights

        We will not issue or pay cash in lieu of fractional Series A Rights. Instead, we will round up any fractional Series A Rights to the nearest whole Series A Right. For example, if you receive 34 shares of Series A Liberty Ventures common stock in the distribution, you will receive 12 Series A Rights to purchase shares of Series A Liberty Ventures common stock, instead of the 11.3 Series A Rights you would have received without rounding. If you receive 10 shares of Series B Liberty Ventures common stock in the distribution, you will receive 4 Series A Rights to purchase shares of Series A Liberty Ventures common stock, instead of the 3.3 Series A Rights you would have received without rounding.

        You may request that the subscription agent divide your rights certificate into transferable parts if you are the record holder for a number of beneficial owners of common stock. However, the subscription agent will not divide your rights certificate so that (through rounding or otherwise) you would receive a greater number of Series A Rights than those to which you would be entitled if you had not divided your certificates.

Commencement of the Rights Offering

        The rights offering will commence upon the determination of the subscription price, which we expect to occur promptly following the 20th "regular way" trading day after the distribution is completed. We will announce by press release the determination of the subscription price, the commencement of the rights offering and the expiration time of the rights offering.

Expiration Time

        You may exercise the basic subscription privilege and the oversubscription privilege at any time before the expiration time, which is 5:00 p.m., New York City time, on the 20th trading day following the commencement of the rights offering (as the same will be publicly announced by us), unless the rights offering is extended. Any Series A Rights not exercised before the expiration time will expire and become null and void. We will not be obligated to honor your exercise of Series A Rights if the subscription agent receives any of the required documents relating to your exercise after the expiration time, regardless of when you transmitted the documents, unless you have timely transmitted the documents pursuant to the guaranteed delivery procedures described below.

        We may extend the expiration time for any reason, and you will not be able to revoke your exercise of subscriptions.

        If we elect to extend the date the Series A Rights expire, we will issue a press release announcing the extension before 9:00 a.m. on the first business day after the most recently announced expiration time.

Subscription Privileges

        Your Series A Rights entitle you to a basic subscription privilege and an oversubscription privilege.

        Basic Subscription Privilege.    The basic subscription privilege entitles you to purchase one share of Series A Liberty Ventures common stock per whole Series A Right held, upon delivery of the required documents and payment of the applicable subscription price per share, prior to the expiration time. You are not required to exercise your basic subscription privilege, in full or in part, unless you wish to also purchase shares under your oversubscription privilege described below.

        Oversubscription Privilege.    The Series A Rights include an oversubscription privilege relating to shares of our Series A Liberty Ventures common stock. The oversubscription privilege entitles you to purchase up to that number of shares of Series A Liberty Ventures common stock offered in the rights offering which are not purchased by other rightsholders pursuant to their basic subscription privilege, upon delivery of the required documents and payment of the applicable subscription price per share prior to the expiration time. You will be permitted to purchase shares of Series A Liberty Ventures common stock pursuant to your oversubscription privilege only if other holders of Series A Rights do not exercise their basic subscription privilege in full. You may exercise your oversubscription privilege with respect to Series A Liberty Ventures common stock only if you exercise your basic subscription privilege with respect to Series A Liberty Ventures common stock in full. If you wish to exercise your oversubscription privilege, you must specify the number of additional shares you wish to purchase, which may be up to the maximum number of shares of Series A Liberty Ventures common stock offered in the rights offering, less the number of shares you may purchase under your basic subscription privilege.

        Pro Rata Allocation.    If there are not enough shares of Series A Liberty Ventures common stock to satisfy all subscriptions pursuant to the exercise of the oversubscription privilege, we will allocate the shares that are available for purchase under the oversubscription privilege pro rata (subject to the elimination of fractional shares) among those rightsholders who exercise their oversubscription privilege. Pro rata means in proportion to the number of shares of Series A Liberty Ventures common stock that you and the other holders of Series A Rights have purchased pursuant to the exercise of the basic subscription privilege. If there is a need to prorate the exercise of Series A Rights pursuant to the oversubscription privilege and the proration results in the allocation to you of a greater number of shares than you subscribed for pursuant to the oversubscription privilege, then we will allocate to you only the number of shares for which you subscribed pursuant to your basic and oversubscription privileges. We will allocate the remaining shares among all other rightsholders exercising their oversubscription privileges.

        Full Exercise of Basic Subscription Privilege.    You may exercise your oversubscription privilege only if you exercise, in full, your basic subscription privilege for all Series A Rights represented by a single rights certificate. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privilege held by you in the same capacity under a single rights certificate. For example, if you were granted Series A Rights under a single Series A rights certificate for shares of Series A Liberty Ventures common stock you own individually and rights under a single Series A rights certificate for shares you own jointly with your spouse, you only need to fully exercise your basic subscription privilege with respect to your individually owned Series A Rights in order to exercise your oversubscription privilege with respect to those Series A Rights. You do not have to subscribe for any shares under the basic subscription privilege owned jointly with your spouse to exercise your individual oversubscription privilege. Similarly, if you were granted rights under a single Series A rights certificate based on the shares of Series A Liberty Ventures common stock you received in the distribution and rights under a single Series A rights certificate based on the shares of Series B Liberty Ventures common stock you received in the distribution, you only need to exercise your basic subscription privilege with respect to your Series A Rights based on your receipt of Series A Liberty Ventures common stock in order to exercise your oversubscription privilege with respect to those Series A Rights; you do not have to subscribe for any shares under the basic subscription privilege relating to the Series A Rights you received based on your receipt of Series B Liberty Ventures common stock in the distribution in order to exercise your oversubscription privilege relating to the Series A Rights you received in respect of the Series A Liberty Ventures common stock issued in the distribution. If you transfer a portion of your Series A Rights, you may exercise your oversubscription privilege if you exercise all of the remaining rights represented by the rights certificate you receive back from the subscription agent following the transfer.

        You must exercise your oversubscription privilege at the same time as you exercise your basic subscription privilege in full.

        If you will own your shares of Series A or Series B Liberty Ventures common stock through your broker, dealer or other nominee holder following the distribution and you wish for them to exercise your oversubscription privilege on your behalf, the nominee holder will be required to certify to us and the subscription agent:

  •
  the series and number of shares of our Liberty Ventures common stock held on the rights offering record date on your behalf;

  •
  the number of Series A Rights you exercised under your basic subscription privilege;

  •
  that your entire basic subscription privilege held in the same capacity has been exercised in full; and

  •
  the number of shares of Series A Liberty Ventures common stock you subscribed for pursuant to the oversubscription privilege.

        Your nominee holder must also disclose to us certain other information received from you.

        Return of Excess Payment.    If you exercise your oversubscription privilege and are allocated less than all of the shares of Series A Liberty Ventures common stock for which you subscribed, the funds you paid for those shares of Series A Liberty Ventures common stock that are not allocated to you will be returned by mail or similarly prompt means, without interest or deduction, as soon as practicable after the expiration time.

Exercising Your Rights

        You may exercise your Series A Rights by delivering the following to the subscription agent before the expiration time:

  •
  your properly completed and executed rights certificate evidencing the exercised Series A Rights with any required signature guarantees or other supplemental documentation; and

  •
  your payment in full of the subscription price for each share of Series A Liberty Ventures common stock subscribed for pursuant to the basic subscription privilege and the oversubscription privilege.

        Alternatively, if you deliver a notice of guaranteed delivery together with your subscription price payment prior to the expiration time, you must deliver the rights certificate within three business days after the delivery of such notice of guaranteed delivery using the guaranteed delivery procedures described below under the heading "—Delivery of Subscription Materials and Payment—Guaranteed Delivery Procedures." You must, in any event, provide payment in full of the subscription price for each share of Series A Liberty Ventures common stock being subscribed for pursuant to the basic subscription privilege and the oversubscription privilege to the subscription agent before the expiration time.

        Payment of Subscription Price.    Your cash payment of the subscription price must be made by either check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the subscription agent.

        Your cash payment of the subscription price will be deemed to have been received by the subscription agent only when:

  •
  any uncertified check clears; or

  •
  the subscription agent receives any certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order.

        You should note that funds paid by uncertified personal checks may take five business days or more to clear. If you wish to pay the subscription price in respect of your basic subscription privilege and oversubscription privilege by an uncertified personal check, we urge you to make payment sufficiently in advance of the time the Series A Rights expire to ensure that your payment is received and clears by that time. We urge you to consider using a certified or cashier's check or money order to avoid missing the opportunity to exercise your Series A Rights.

        We will retain any interest earned on the cash funds held by the subscription agent prior to the earlier of the consummation or termination of the rights offering.

        The subscription agent will hold your payment of the subscription price in a segregated escrow account with other payments received from holders of Series A Rights until we issue to you your shares of Series A Liberty Ventures common stock or return your overpayment, if any.

        Exercising a Portion of Your Series A Rights.    If you subscribe for fewer than all of the shares of Series A Liberty Ventures common stock that you are eligible to purchase pursuant to the basic subscription privilege represented by your rights certificate, you may, under certain circumstances, request from the subscription agent a new rights certificate representing the unused Series A Rights and then attempt to sell your unused Series A Rights. See "—Method of Transferring and Selling Series A Rights" below. Alternatively, you may transfer a portion of your Series A Rights and request from the subscription agent a new rights certificate representing the Series A Rights you did not transfer. If you exercise less than all of your Series A Rights represented by a single rights certificate, you may not exercise the oversubscription privilege.

        Calculation of Rights Exercised.    If you do not indicate the number of Series A Rights being exercised, or do not forward full payment of the aggregate subscription price for the number of Series A Rights that you indicate are being exercised, then you will be deemed to have exercised the basic subscription privilege with respect to the maximum number of Series A Rights that may be exercised for the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for your basic subscription and no direction is given as to the excess, you will be deemed to have exercised the oversubscription privilege to purchase the maximum number of shares of Series A Liberty Ventures common stock available to you pursuant to your oversubscription privilege that may be purchased with your overpayment. If we do not apply your full subscription price payment to your purchase of shares of Series A Liberty Ventures common stock, we will return the excess amount to you by mail or similarly prompt means, without interest or deduction as soon as practicable after the expiration time.

        Instructions for Completing the Rights Certificate.    You should read and follow the instructions accompanying the rights certificate carefully. If you want to exercise your Series A Rights, you must send your completed rights certificates, any necessary accompanying documents and payment of the subscription price to the subscription agent. You should not send the rights certificates, any other documentation or payment to us. Any rights certificates and other items received by us will be returned to the sender as promptly as possible.

        You are responsible for the method of delivery of rights certificates, any necessary accompanying documents and payment of the subscription price to the subscription agent. If you send the rights certificates and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent and clearance of any payment by uncertified check prior to the expiration time.

        Signature Guarantee May Be Required.    Your signature on each rights certificate must be guaranteed by an eligible institution such as a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

  •
  your rights certificate is registered in your name; or

  •
  you are an eligible institution.

Delivery of Subscription Materials and Payment

        You should deliver the rights certificate and payment of the subscription price, as well as any notices of guaranteed delivery and any other required documentation:

If by mail to:	If by hand delivery to:	If by overnight delivery to:
[ ]	[ ]	[ ]

        Guaranteed Delivery Procedures.    If you wish to exercise your Series A Rights, but you do not have sufficient time to deliver the rights certificates evidencing your rights to the subscription agent before the expiration time, you may exercise your Series A Rights by the following guaranteed delivery procedures:

  •
  provide your payment in full of the subscription price for each share of Series A Liberty Ventures common stock being subscribed for pursuant to the basic subscription privilege and the oversubscription privilege to the subscription agent before the expiration time;

  •
  deliver a notice of guaranteed delivery to the subscription agent at or before the expiration time; and

  •
  deliver the properly completed rights certificate evidencing the Series A Rights being exercised, with any required signatures guaranteed, to the subscription agent, within three business days following the date the notice of guaranteed delivery was delivered to the subscription agent.

        Your notice of guaranteed delivery must be substantially in the form provided [with the "Instructions For Use of Liberty Interactive Corporation Series A Liberty Ventures Rights Certificates" distributed to you with your rights certificate]. Your notice of guaranteed delivery must come from an eligible institution which is a member of, or a participant in, a signature guarantee program acceptable to the subscription agent. In your notice of guaranteed delivery you must state:

  •
  your name;

  •
  the number of Series A Rights represented by your rights certificates, the number of shares of Series A Liberty Ventures common stock you are subscribing for pursuant to the basic subscription privilege, and the number of shares of Series A Liberty Ventures common stock, if any, you are subscribing for pursuant to the oversubscription privilege; and

  •
  your guarantee that you will deliver to the subscription agent any rights certificates evidencing the Series A Rights you are exercising within three business days following the date the subscription agent receives your notice of guaranteed delivery.

        You may deliver the notice of guaranteed delivery to the subscription agent in the same manner as the rights certificate at the addresses set forth under "—Delivery of Subscription Materials and Payment" above. You may also transmit the notice of guaranteed delivery to the subscription agent by facsimile transmission to [                    ]. To confirm facsimile deliveries, you may call [                    ].

        The information agent will send you additional copies of the form of notice of guaranteed delivery if you need them. Please call the information agent at [                    ].

        Notice to Nominees.    If you are a broker, a dealer, a trustee or a depositary for securities who will hold shares of our Liberty Ventures common stock for the account of others as a nominee holder following the distribution, you should notify the respective beneficial owners of those shares of the issuance of the Series A Rights as soon as possible to find out the beneficial owners' intentions.

        You should obtain instructions from the beneficial owner with respect to the Series A Rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificates and submit them to the subscription agent with the proper payment. A nominee holder that holds shares for the account(s) of more than one beneficial owner may exercise the number of Series A Rights to which all such beneficial owners in the aggregate otherwise would have been entitled if they had been direct record holders of Liberty Ventures common stock on the rights offering record date, so long as the nominee submits the appropriate rights certificates and proper payment to the subscription agent.

        Beneficial Owners.    If you will be a beneficial owner of shares of our Liberty Interactive common stock on the distribution record date, and thus will be a beneficial owner of shares of our Liberty Ventures common stock and Series A Rights that you hold through a nominee holder following the distribution, we will ask your broker, dealer or other nominee to notify you of this rights offering. If you wish to sell or exercise your Series A Rights, you will need to have your broker, dealer or other nominee act for you. To indicate your decision with respect to your Series A Rights, you should complete and return to your broker, dealer or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, dealer or other nominee with the other subscription materials.

        Procedures for DTC Participants.    If you will be a broker, a dealer, a trustee or a depositary for securities who holds shares of our Liberty Ventures common stock for the account of others as a nominee holder following the distribution, you may, upon proper showing to the subscription agent, exercise your beneficial owners' basic and oversubscription privileges through DTC. Any Series A Rights exercised through DTC are referred to as DTC Exercised Rights. You may exercise your DTC Exercised Rights through DTC's PSOP Function on the "agents subscription over PTS" procedures and instructing DTC to charge the applicable DTC account for the subscription payment and to deliver such amount to the subscription agent. DTC must receive the subscription instructions and payment for the new shares by the expiration time unless guaranteed delivery procedures are utilized, as described above.

        Determinations Regarding the Exercise of Series A Rights.    We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of Series A Rights. Our decisions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within whatever time we determine. We may reject the exercise of any of your Series A Rights because of any defect or irregularity. Your subscription will not be deemed to have been received or accepted until all irregularities have been waived by us or cured by you within the time we decide, in our sole discretion.

        We reserve the right to reject your exercise of Series A Rights if your exercise is not in accordance with the terms of the rights offering or in proper form. Neither we nor the subscription agent will have any duty to notify you of a defect or irregularity in your exercise of the Series A Rights. We will not be liable for failing to give you that notice. We will also not accept your exercise of Series A Rights if our issuance of shares of Series A Liberty Ventures common stock pursuant to your exercise could be deemed unlawful or materially burdensome. See "—Regulatory Limitation" and "—Compliance with State Regulations Pertaining to the Rights Offering" below.

No Revocation of Exercised Series A Rights

        Once you have exercised your basic subscription privilege and, should you choose, your oversubscription privilege, you may not revoke your exercise. Even if we extend the expiration time, you may not revoke your exercise.

Subscription Agent

        We have appointed Computershare Trust Company, N.A. as subscription agent for the rights offering. We will pay its fees and expenses related to the rights offering.

Information Agent

        You may direct any questions or requests for assistance concerning the method of exercising your Series A Rights, additional copies of this prospectus, the instructions, the notice of guaranteed delivery or other subscription materials referred to herein, to the information agent, at the following telephone number and address:

  D.F. King & Co., Inc.
  Banks and brokers call collect: (212) 269-5550
  All others call toll free: 1-888-628-9011

Method of Transferring and Selling Series A Rights

        We anticipate that the Series A Rights will be traded on the Nasdaq Global Select Market under the symbol "LVNAR"; however, the Series A Rights will not be tradeable until after the per share subscription price is determined and announced. We will announce by press release the determination of the subscription price. We expect that Series A Rights may be purchased or sold through usual investment channels until the close of business on the last trading day preceding the expiration time. However, there has been no prior public market for the Series A Rights, and we cannot assure you that a trading market for the Series A Rights will develop or, if a market develops, that the market will remain available throughout the subscription period. We also cannot assure you of the prices at which the Series A Rights will trade, if at all. If you do not exercise or sell your Series A Rights you will lose any value inherent in the Series A Rights. See "—General Considerations Regarding the Partial Exercise, Transfer or Sale of Series A Rights" below.

        Transfer of Series A Rights.    You may transfer Series A Rights in whole by endorsing the rights certificate for transfer. Please follow the instructions for transfer included in the information sent to you with your Series A Rights certificate. If you wish to transfer only a portion of the Series A Rights, you should deliver your properly endorsed rights certificate to the subscription agent. With your rights certificate, you should include instructions to register such portion of the Series A Rights evidenced thereby in the name of the transferee (and to issue a new rights certificate to the transferee evidencing such transferred rights). You may only transfer whole Series A Rights and not fractions of a Series A Right. If there is sufficient time before the expiration of the rights offering, the subscription agent will send you a new rights certificate evidencing the balance of the Series A Rights issued to you but not transferred to the transferee. You may also instruct the subscription agent to send the rights certificate to one or more additional transferees. If you wish to sell your remaining Series A Rights, you may request that the subscription agent send you certificates representing your remaining (whole) Series A Rights so that you may sell them through your broker or dealer. You may also request that the subscription agent sell your Series A Rights for you, as described below.

        If you wish to transfer all or a portion of your Series A Rights, you should allow a sufficient amount of time prior to the time the Series A Rights expire for the subscription agent to:

  •
  receive and process your transfer instructions; and

  •
  issue and transmit a new rights certificate to your transferee or transferees with respect to transferred Series A Rights, and to you with respect to any rights you retained.

        If you wish to transfer your Series A Rights to any person other than a bank or broker, the signatures on your rights certificate must be guaranteed by an eligible institution.

        Sales of Series A Rights Through the Subscription Agent.    If you choose not to sell your Series A Rights through your broker or dealer, you may seek to sell your Series A Rights through the subscription agent. If you wish to have the subscription agent seek to sell your Series A Rights, you must deliver your properly executed rights certificate, with appropriate instructions, to the subscription agent. If you want the subscription agent to seek to sell only a portion of your Series A Rights, you must send the subscription agent instructions setting forth what you would like done with the Series A Rights, along with your rights certificate.

        If the subscription agent sells Series A Rights for you, it will send you a check for the net proceeds from the sale of any of your Series A Rights as soon as practicable after the expiration time. If your Series A Rights can be sold, the sale will be deemed to have been made at the weighted average net sale price of all Series A Rights sold by the subscription agent. The aggregate fees charged by the subscription agent for selling Series A Rights will be deducted from the aggregate sale price for all such Series A Rights in determining the weighted average net sale price of all such Series A Rights. We cannot assure you, however, that a market will develop for the Series A Rights or that the subscription agent will be able to sell your Series A Rights.

        You must have your order to sell your Series A Rights to the subscription agent before 11:00 a.m., New York City time, on the fifth business day before the expiration time. If less than all sales orders received by the subscription agent are filled, it will prorate the sales proceeds among you and the other holders of Series A Rights based on the number of Series A Rights that each holder has instructed the subscription agent to sell during that period, irrespective of when during the period the instructions are received by it. The subscription agent is required to sell your Series A Rights only if it is able to find buyers. If the subscription agent cannot sell your Series A Rights by 5:00 p.m., New York City time, on the third business day before the expiration time, the subscription agent will return your rights certificate to you by overnight delivery.

        If you sell your Series A Rights through your broker or dealer, you will likely receive a different amount of proceeds than if you sell the same amount of Series A Rights through the subscription agent. If you sell your Series A Rights through your broker or dealer instead of the subscription agent, your sales proceeds will be the actual sales price of your Series A Rights rather than the weighted average sales price described above.

        General Considerations Regarding the Partial Exercise, Transfer or Sale of Series A Rights.    The amount of time needed by your transferee to exercise or sell its Series A Rights depends upon the method by which the transferor delivers the rights certificates, the method of payment made by the transferee and the number of transactions which the holder instructs the subscription agent to effect. You should also allow up to ten business days for your transferee to exercise or sell the Series A Rights transferred to it. Neither we nor the subscription agent will be liable to a transferee or transferor of Series A Rights if rights certificates or any other required documents are not received in time for exercise or sale prior to the expiration time.

        You will receive a new rights certificate upon a partial exercise, transfer or sale of Series A Rights only if the subscription agent receives your properly endorsed rights certificate no later than 5:00 p.m.,

New York City time, on the fifth business day before the expiration time. The subscription agent will not issue a new rights certificate if your rights certificate is received after that time and date. If your instructions and rights certificate are received by the subscription agent after that time and date, you will not receive a new rights certificate and therefore will not be able to sell or exercise your remaining Series A Rights.

        You are responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of your Series A Rights, except that we will pay any fees of the subscription agent associated with the exercise of Series A Rights. Any amounts you owe will be deducted from your account.

        If you do not exercise your Series A Rights before the expiration time, your Series A Rights will expire and will no longer be exercisable.

Effect on Stock Options

        [As of [                        ], 2012, we had outstanding options to purchase [            ] shares of our existing Series A Liberty Interactive common stock and [            ] shares of our existing Series B Liberty Interactive common stock, of which options to purchase [            ] shares of our existing Series A Liberty Interactive common stock and options to purchase [            ] shares of our existing Series B Liberty Interactive common stock will be exercisable on or before the record date for the special meeting. All of our outstanding stock options were issued pursuant to stock incentive plans. Holders of options to purchase shares of our existing Liberty Interactive common stock, regardless of series, will not receive Series A Rights, unless they exercise their options prior to the distribution record date and thus receive shares of Liberty Ventures common stock and Series A Rights in the distribution. The compensation committee of our board of directors will make such equitable adjustments as it determines to be appropriate to preserve the benefits or potential benefits intended to be made available pursuant to any options that remain outstanding and unexercised immediately following the recapitalization and distribution.]

No Recommendations to Rightsholders

        Neither we nor our board of directors has made any recommendation as to whether you should exercise or transfer your Series A Rights. You should decide whether to transfer your Series A Rights, subscribe for shares of our Series A Liberty Ventures common stock, or simply take no action with respect to your Series A Rights, based on your own assessment of your best interests.

Termination

        The consummation of the rights offering is subject to the satisfaction or, if applicable, waiver of the conditions to the recapitalization and the distribution. However, following the recapitalization and distribution, we may terminate the rights offering for any reason at any time before the expiration time. If we terminate the rights offering, we will promptly issue a press release announcing the termination, and we will promptly thereafter return all subscription payments. We will not pay interest on, or deduct any amounts from, subscription payments if we terminate the rights offering.

Foreign Shareholders

        We will not mail rights certificates to shareholders on the rights offering record date or to subsequent transferees whose addresses are outside the United States. Instead, we will have the subscription agent hold the rights certificates for those holders' accounts. To exercise their Series A Rights, foreign holders must notify the subscription agent before 11:00 a.m., New York City time, on the fifth business day prior to the expiration time, and must establish to the satisfaction of the subscription agent that such exercise is permitted under applicable law. If a foreign holder does not notify and provide acceptable instructions to the subscription agent by such time (and if no contrary instructions have been received), the Series A Rights will be sold, subject to the subscription agent's ability to find a purchaser. Any such sales will be deemed to be effected at the weighted average sale price of all Series A Rights sold by the subscription agent. See "—Method of Transferring and Selling Series A Rights" above. If the subscription agent sells the Series A Rights, the subscription agent will remit a check for the net proceeds from the sale of any Series A Rights to foreign holders by mail. The proceeds, if any, resulting from the sales of Series A Rights of holders whose addresses are not known by the subscription agent or to whom delivery cannot be made will be held in an interest bearing account. Any amount remaining unclaimed on the second anniversary of the expiration time will be turned over to us.

Regulatory Limitation

        We will not be required to issue to you shares of our Series A Liberty Ventures common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the expiration time, you have not obtained such clearance or approval.

Issuance of Series A Liberty Ventures Common Stock

        Unless we earlier terminate the rights offering, the subscription agent will issue to you the shares of Series A Liberty Ventures common stock purchased by you in the rights offering as soon as practicable after the expiration time. The subscription agent will effect delivery of the subscribed for shares of our Series A Liberty Ventures common stock through the subscription agent's book-entry registration system by mailing to each subscribing holder a statement of holdings detailing the subscribing holder's subscribed for shares of our Series A Liberty Ventures common stock and the method by which the subscribing holder may access its account and, if desired, trade its shares. The statement of holdings will also detail the method by which shareholders may request to receive shares of our Series A Liberty Ventures common stock in certificated form.

        Your payment of the aggregate subscription price will be retained by the subscription agent and will not be delivered to us, unless and until your subscription is accepted and you are issued your subscribed for shares of our Series A Liberty Ventures common stock. We will not pay you any interest on funds paid to the subscription agent, regardless of whether the funds are applied to the subscription price or returned to you. You will have no rights as a shareholder of our company with respect to your subscribed for shares of our Series A Liberty Ventures common stock until the shares are delivered via the book-entry registration statement. Upon such delivery, you will be deemed the owner of the shares you purchased by exercise of your rights. Unless otherwise instructed in the rights certificates, the shares issued to you pursuant to your subscription will be registered in your name or the name of your nominee, if applicable.

        We will not issue any fractional Series A Rights or shares of Series A Liberty Ventures common stock.

Shares of Series A Liberty Ventures Common Stock Outstanding Following the Rights Offering

        Based on [            ] shares of our existing Series A Liberty Interactive common stock and [            ] shares of our existing Series B Liberty Interactive common stock outstanding as of [                        ] (exclusive of securities convertible into or exercisable or exchangeable for shares of our existing Liberty Interactive common stock), and assuming the rights offering is fully subscribed, we would have outstanding approximately [            ] shares of our Series A Liberty Ventures common stock immediately following the completion of the rights offering.

 Compliance with State Regulations Pertaining to the Rights Offering

        We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so. We will not sell or accept an offer to purchase shares of our Series A Liberty Ventures common stock from you if you are a resident of any state or other jurisdiction in which the sale or offer of the rights would be unlawful. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the laws of those states or other jurisdictions. However, we may decide, in our sole discretion, not to modify the terms of the rights offering as may be requested by certain states or other jurisdictions. If that happens and you are a resident of the state or jurisdiction that requests the modification, you will not be eligible to participate in the rights offering. We do not expect that there will be any changes in the terms of the rights offering.

 USE OF PROCEEDS FROM THE RIGHTS OFFERING

        We will use any net proceeds we receive from the rights offering for general corporate purposes. The proceeds will be attributed to the Ventures Group and may be used, among other purposes, for investments in new business opportunities to be attributed to that group. We expect our expenses related to the rights offering to be approximately $[        ].

PLAN OF DISTRIBUTION

        We are making this rights offering directly to holders of our Liberty Interactive common stock, on a pro rata basis, with respect to each share of our Liberty Ventures common stock to also be received in the distribution.

        We will pay D.F. King & Co., Inc., the information agent, an estimated fee of approximately $[        ] and Computershare Trust Company, N.A., the subscription agent, an estimated fee of approximately $[        ] for their services in connection with this rights offering (which includes the subscription agent's fees associated with the exercise but not the sale of rights). We have also agreed to reimburse the information agent and the subscription agent their reasonable expenses.

        We estimate that our total expenses in connection with the rights offering, including registration, legal, printing and accounting fees, will be $[        ].

        We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights. Except as described in this section, we are not paying any other commissions, fees or discounts in connection with the rights offering. Some of our employees may solicit responses from you as a holder of rights, but we will not pay our employees any commissions or compensation for such services other than their normal employment compensation.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of the material U.S. federal income tax consequences to you of the recapitalization and the receipt of Liberty Ventures common stock and Series A Rights in the distribution and is the opinion of Skadden Arps, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. This opinion is included as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. The opinion of Skadden Arps is conditioned upon the accuracy of the statements, representations, covenants, and assumptions upon which the opinion is based and is subject to the conditions, limitations, and qualifications referenced below and in the opinion. This discussion assumes that the opinion of Skadden Arps described below under the heading "—Tax Implications of the Recapitalization and Distribution" will be delivered to us on the date of the recapitalization and that the statements, representations, covenants, and assumptions upon which such opinion is based will be accurate. Any inaccuracy in any of the statements, representations, or assumptions or breach of any of the covenants upon which either of the opinions of Skadden Arps are based could adversely affect their opinions and alter the conclusions described below.

        This discussion is based upon the Code, Treasury regulations promulgated thereunder (the Treasury Regulations), administrative pronouncements and judicial decisions as of the date of this proxy statement/prospectus, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. In particular, changes in the Code or applicable Treasury Regulations could adversely affect the U.S. federal income tax treatment of stock with characteristics similar to the Liberty Interactive common stock and the Liberty Ventures common stock or stock rights with characteristics similar to the Series A Rights. Any future legislation, Treasury Regulation, or other guidance could be enacted or promulgated so as to apply retroactively to the recapitalization and distribution or the exercise of the Series A Rights. Any such changes could materially affect the continuing validity of this discussion.

        This discussion addresses only those of you who hold your shares of existing Liberty Interactive common stock and will, after the recapitalization and distribution, hold your shares of Liberty Interactive common stock, shares of Liberty Ventures common stock, and Series A Rights as capital assets within the meaning of Section 1221 of the Code. We have included this discussion for general information only. This discussion is limited to the U.S. federal income tax consequences of the Transaction and does not address all potential tax consequences that may be relevant to you in light of your particular circumstances. Further, this discussion does not address holders of existing Liberty Interactive common stock who are subject to special treatment under U.S. federal income tax laws, such as:

  •
  tax-exempt organizations;

  •
  S corporations and other pass-through entities and owners thereof;

  •
  entities taxable as a partnership for U.S. federal income tax purposes and owners thereof;

  •
  insurance companies and other financial institutions;

  •
  mutual funds;

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  dealers in stocks and securities;

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  traders or investors in our common stock who elect the mark-to-market method of accounting for such stock;

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  stockholders who received our common stock from the exercise of employee stock options or otherwise as compensation;

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  stockholders who hold our common stock in a tax-qualified retirement plan, individual retirement account or other qualified savings account;

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  stockholders who hold their shares of our common stock as part of a hedge, straddle, or a constructive sale or conversion transaction or other risk reduction or integrated investment transaction;

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  certain United States expatriates; and

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  individuals who are not citizens or residents of the United States, foreign corporations and other foreign entities.

        This discussion also does not address the effect of any state, local or foreign tax laws that may apply or the application of the U.S. federal estate and gift tax or the alternative minimum tax. In addition, this discussion does not address the U.S. federal income tax consequences of the recapitalization or distribution to current holders of options, warrants or other rights to acquire shares of our stock.

        You should consult your tax advisor regarding the application of the U.S. federal income tax laws to your particular situation, as well as the applicability of any U.S. federal estate and gift, state, local or foreign tax laws to which you may be subject.

 Tax Implications of the Recapitalization and Distribution

        It is a nonwaivable condition to the completion of the Transaction that we receive the opinion of Skadden Arps, dated as of the date of the recapitalization, to the effect that, under current U.S. federal income tax law:

  •
  the recapitalization and distribution will be treated as a reorganization within the meaning of Section 368(a) of the Code;

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  the Liberty Interactive common stock and the Liberty Ventures common stock will be treated as stock of our company for U.S. federal income tax purposes;

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  the Series A Rights will be treated as rights of our company to acquire stock of our company;

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  no gain or loss will be recognized by us as a result of the Transaction;

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  except with respect to cash received in lieu of fractional shares of Liberty Ventures common stock, holders of existing Liberty Interactive common stock will not recognize income, gain or loss as a result of the recapitalization and the receipt of shares of Liberty Ventures common stock and the Series A Rights in the distribution; and

  •
  the Liberty Interactive common stock, the Liberty Ventures common stock, and the Series A Rights will not constitute Section 306 stock within the meaning of Section 306(c) of the Code.

        The opinion of Skadden Arps will be conditioned upon the accuracy of the statements, representations, covenants, and assumptions upon which the opinion is based and will be subject to the conditions, limitations, and qualifications referenced in the opinion and in this discussion under the heading "—Material U.S. Federal Income Tax Consequences." Any inaccuracy in any of the statements, representations, or assumptions or breach of any of the covenants upon which the opinion is based could adversely affect the conclusions reached in the opinion. Please see the discussion below under the heading "—No IRS Ruling Will Be Requested" for a further discussion of the opinion.

        Assuming that the opinion of Skadden Arps is delivered to us on the date of the recapitalization, as described above, and that the treatment of the recapitalization and distribution as described therein is respected, then:

  •
  your aggregate basis in your Liberty Interactive common stock will equal a portion of your aggregate basis in your existing Liberty Interactive common stock based on the relative fair market value of the Liberty Interactive common stock held by you immediately after the distribution as compared to the fair market value of the Liberty Interactive common stock, Liberty Ventures common stock, and Series A Rights held by you (the Aggregate Consideration) immediately after the recapitalization and distribution;

  •
  your aggregate basis in your Liberty Ventures common stock, including any fractional shares deemed received, will equal a portion of your aggregate basis in your existing Liberty Interactive common stock based on the relative fair market value of the Liberty Ventures common stock held by you immediately after the distribution as compared to the fair market value of the Aggregate Consideration immediately after the recapitalization and distribution;

  •
  your aggregate basis in your Series A Rights will equal a portion of your aggregate basis in your existing Liberty Interactive common stock based on the relative fair market value of the Series A Rights held by you immediately after the distribution as compared to the fair market value of the Aggregate Consideration immediately after the recapitalization and distribution;

  •
  the holding period of the Liberty Interactive common stock, Liberty Ventures common stock, and Series A Rights held by you immediately after the recapitalization and distribution will include the holding period of your existing Liberty Interactive common stock; and

  •
  no gain or loss will be recognized by us on the recapitalization or the issuance of the Liberty Ventures common stock and Series A Rights in the distribution.

        Liberty Interactive stockholders that have acquired different blocks of their existing Liberty Interactive common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate basis among, and their holding period of, shares of Liberty Interactive common stock, shares of Liberty Ventures common stock, and the Series A Rights held immediately after the recapitalization and distribution.

        If you receive cash in lieu of fractional shares of Liberty Ventures common stock, you will be treated as having received such fractional shares in the distribution and then as having sold such fractional shares for the cash received. This sale will generally result in the recognition of gain or loss for U.S. federal income tax purposes, measured by the difference between the amount of cash received for such fractional shares and your tax basis in such fractional shares (determined as described above), which gain or loss will be capital gain or loss.

        You must keep a permanent record of facts relating to the recapitalization and distribution and may be required to file with your U.S. federal income tax return for the taxable year in which the recapitalization and distribution occur a statement setting forth certain facts relating to such transaction.

Ownership of the Series A Rights

        You will recognize capital gain or loss on the sale or exchange of, or the failure to exercise, a Series A Right or upon the termination of the rights offering. Your loss from a lapsed Series A Right or from the termination of the rights offering will be deemed to have occurred on the date the Series A Right expires or the date the rights offering was terminated, as applicable. The exercise of a Series A Right will not be a taxable event to you. Upon exercise of a Series A Right, you will take a basis in the Liberty Ventures common stock received equal to the exercise price of the Series A Right plus your basis in the Series A Right and your holding period in the Liberty Ventures common stock received should begin on the date you exercise the Series A Right.

No IRS Ruling Will Be Requested

        We have not sought any ruling from the IRS, and do not intend to seek any ruling, relating to the Transaction. The IRS has announced that it will not issue advance rulings on the characterization of stock similar to the Liberty Interactive common stock and the Liberty Ventures common stock.

        Opinions of counsel are not binding on the IRS and the conclusions expressed in the opinion of Skadden Arps could be challenged by the IRS. In addition, there are no Code provisions, Treasury Regulations, court decisions, or published rulings of the IRS directly addressing the characterization of stock with characteristics similar to the Liberty Interactive common stock and the Liberty Ventures common stock or rights with characteristics similar to the Series A Rights. Therefore, the tax treatment of the Transaction is not entirely certain and it is possible that the IRS could successfully assert that the recapitalization, the distribution of the Liberty Ventures common stock or Series A Rights, or a combination thereof and/or the exercise of the Series A Rights could be taxable to you and/or us.

        If the Liberty Interactive common stock, Liberty Ventures common stock, Series A Rights, or a combination thereof represent property other than stock or rights of our company (Other Property), the deemed receipt of Liberty Interactive common stock, the receipt of Liberty Ventures common stock and/or Series A Rights, or some combination thereof by you might be treated as a fully taxable dividend in an amount equal to the fair market value of such stock and/or rights constituting Other Property (subject, in the case of stockholders that are corporations, to any applicable dividends received deduction) or might be treated as a distribution in complete liquidation of our company, in which case you would recognize gain or loss with respect to your shares of existing Liberty Interactive common stock held immediately prior to the recapitalization. Furthermore, we or our subsidiaries could recognize a significant taxable gain as a result of the Transaction in an amount equal to the excess of the fair market value of such stock and/or rights constituting Other Property over their federal income tax basis to us or our subsidiaries allocable to such Other Property and could also recognize significant taxable income as a result of a deemed exchange of Liberty LLC's publicly traded senior notes and exchangeable debentures. Pursuant to the management and allocation policies described under "The Tracking Stock Proposal—Management and Allocation Policies," the cash for the payment of these taxes generally would, subject to certain exceptions described more fully therein, be drawn proportionately from funds attributed to the Interactive Group and the Ventures Group based upon the relative market capitalization of the Liberty Interactive common stock and the Liberty Ventures common stock (in each case, determined based upon the volume weighted average price for the Series A Liberty Interactive common stock or the Series A Liberty Ventures common stock, as applicable, over the first three trading days following the commencement of "regular way" trading of the Liberty Ventures common stock after the distribution, multiplied by the number of outstanding shares of Series A and Series B Liberty Interactive common stock or Liberty Ventures common stock, as applicable). In addition, we may no longer be able to file a consolidated U.S. federal income tax return which includes eligible entities attributed to both the Interactive Group and the Ventures Group. These tax liabilities, if they arise, would be likely to have a material adverse effect on us and each group.

        In addition to the foregoing, there is a risk that the IRS could successfully assert that the Liberty Interactive common stock, the Liberty Ventures common stock, or the Series A Rights are Section 306 stock, within the meaning of Section 306(c) of the Code. Stock or a right to acquire stock will be Section 306 stock if, among other requirements, it is stock or a right to acquire stock that is "not common stock" within the meaning of Section 306(c)(1)(B) of the Code. The IRS has ruled that stock is other than common stock, for this purpose, if the stock does not participate in corporate growth to any significant extent. There are no Code provisions, Treasury Regulations, court decisions, or published rulings of the IRS directly addressing whether stock with characteristics similar to the Liberty Interactive common stock and the Liberty Ventures common stock or rights with characteristics similar to the Series A Rights would constitute Section 306 stock. While it is a condition to the Transaction that Skadden Arps opine that the Liberty Interactive common stock, Liberty Ventures common stock, and Series A Rights will not constitute Section 306 stock, there is a risk that the IRS or a court would reach a contrary result.

        In general, if any of our stock and/or rights constitute Section 306 stock, then, except as provided below, the amount realized by you (without reduction by your basis in such stock and/or rights) on a subsequent taxable disposition of such stock and/or rights:

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  that is a redemption would be dividend income to the extent of our available earnings and profits; or

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  that is other than a redemption would be ordinary income to the extent that your earlier receipt of that stock and/or right in the Transaction would have been treated as a dividend if we had distributed cash in lieu of such stock and/or right in the Transaction.

        Any excess of the amount realized from a subsequent taxable disposition over (i) the amount treated as ordinary income or dividend income plus (ii) the cost basis of the stock and/or right will be treated as capital gain. Except as provided below, no loss may be recognized on the disposition of Section 306 stock.

        Under current tax law, non-corporate holders that satisfy certain holding period and other requirements will be subject to tax on the above dividend income and ordinary income at the same rates that apply to long-term capital gains. The current tax law provision pursuant to which dividends (and ordinary income realized from a non-redemption disposition of Section 306 stock) are taxed at long-term capital gains rates will not apply for tax years beginning after December 31, 2012. Unless any intervening tax legislation is enacted, ordinary income tax rates will be applicable for such income in tax years beginning after December 31, 2012. A corporation may be eligible for a dividends received deduction for amounts received in a redemption that are treated as dividends under these rules.

        No amount realized on the disposition of Section 306 stock will generally be treated as ordinary income or dividend income if the disposition completely terminates your entire actual and constructive ownership interest (as defined in the Code) in our equity. Moreover, the limitation on the recognition of loss, if any, generally will not apply in the case of such a complete termination.

Information Reporting and Backup Withholding

        In general, information reporting to the IRS and backup withholding may apply to your receipt of cash in lieu of fractional shares of Liberty Ventures common stock. Backup withholding (currently 28%) may apply to "reportable payments" if you fail to provide a correct taxpayer identification number and certain other information, fail to provide a certification of exempt status or fail to report your full dividend and interest income. You are not subject to backup withholding if you (1) are a corporation or fall within certain other exempt categories and, when required, demonstrate that fact; or (2) provide a correct taxpayer identification number, certify under penalties of perjury that you are not subject to backup withholding, and otherwise comply with the applicable requirements of the backup withholding rules.

        Backup withholding is not an additional tax; any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability provided the required information is furnished to the IRS. The information reporting requirements may apply regardless of whether backup withholding is required.

ADDITIONAL INFORMATION

Legal Matters

        Legal matters relating to the validity of the securities to be issued in the Transaction will be passed upon by Baker Botts L.L.P. Legal matters relating to the material U.S. federal income tax consequences of the Transaction will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP.

Experts

        The consolidated balance sheets of Liberty Interactive Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive earnings (loss), cash flows and equity for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, have been incorporated by reference herein in reliance upon the reports, dated February 23, 2012, of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

Stockholder Proposals

        We currently expect that our annual meeting of stockholders for the calendar year 2012 will be held during the second quarter of 2012. In order to be eligible for inclusion in our proxy materials for the 2012 annual meeting, any stockholder proposal must have been submitted in writing to our Corporate Secretary and received at our executive offices at 12300 Liberty Boulevard, Englewood, Colorado 80112, by the close of business on March 24, 2012 unless a later date is determined and announced in connection with the actual scheduling of the annual meeting. To be considered for presentation at the 2012 annual meeting, any stockholder proposal must have been received at our executive offices at the foregoing address on or before the close of business on July 8, 2012 or such other date as may be determined and announced in connection with the actual scheduling of the annual meeting. All stockholder proposals for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any stockholder (regardless of whether it is included in our proxy materials), our charter and bylaws and Delaware law.

Where You Can Find More Information

        We are filing with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to the securities being offered by this proxy statement/prospectus. This proxy statement/prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the exhibits thereto. You should refer to the registration statement, including its exhibits and schedules, for further information about us and the securities being offered hereby.

        We are subject to the information and reporting requirements of the Exchange Act. In accordance with the Exchange Act, we file periodic reports and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov. Additional information can also be found on our website at www.libertyinteractive.com. (Information contained on any website referenced in this proxy statement/prospectus is not incorporated by reference in this proxy statement/prospectus.) In addition, copies of our Annual Report on Form 10-K for the year ended December 31, 2011, or any of the exhibits listed therein, or copies of documents we have filed with the Securities and Exchange Commission are also available by contacting us by writing or telephoning the office of Investor Relations:

Liberty Interactive Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Telephone: (720) 875-5408

        The Securities and Exchange Commission allows us to "incorporate by reference" information into this document, which means that we can disclose important information about us to you by referring you to other documents. The information incorporated by reference is an important part of this proxy statement/prospectus, and is deemed to be part of this document except for any information superseded by this document or any other document incorporated by reference into this document. Documents incorporated by reference herein will be made available to you, at no cost, upon your oral or written request to our Investor Relations office. Any statement, including financial statements, contained in our Annual Report on Form 10-K for the year ended December 31, 2011 shall be deemed to be modified or superseded to the extent that a statement, including financial statements, contained in this proxy statement/prospectus or in any other later incorporated document modifies or supersedes that statement. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K) prior to the date on which the special meeting is held:

(File No. 001-33982)	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2011, filed on February 23, 2012.
Current Reports on Form 8-K	Filed on February 27, 2012.

ANNEX A: DESCRIPTION OF BUSINESS

General

        Though our ownership of interests in subsidiaries and other companies, we are primarily engaged in the video and online commerce industries. We operate in North America, Europe and Asia. If the recapitalization and distribution are completed, we will have two tracking stocks: the Liberty Interactive common stock and the Liberty Ventures common stock, whose terms are intended to track and reflect the separate economic performance of the Interactive Group and the Ventures Group, respectively. Set forth in this section is a description of the businesses to be attributed to each of our two groups immediately following the recapitalization and distribution. Although we have described these businesses separately for purposes of establishing our tracking stock structure and in order to give you a better understanding of the assets attributed to each group, the Interactive Group and the Ventures Group are not separate legal entities and the holders of each tracking stock are common stockholders of our company.

The Interactive Group

        The Interactive Group is focused on video and online commerce through our operating subsidiaries. The strategy for the Interactive Group is to grow its existing business organically and use the cash flow of its attributed businesses to make acquisitions that complement those businesses. Set forth below is a description of the businesses and assets that we attribute to the Interactive Group.

QVC, Inc.

        QVC, Inc., a wholly-owned subsidiary, markets and sells a wide variety of consumer products in the U.S. and several foreign countries primarily through live televised shopping programs and via the Internet through its U.S. and international websites. QVC programming is divided into segments that are televised live with a host who presents the merchandise, sometimes with the assistance of a guest who is knowledgeable about the merchandise, and conveys information relating to the product to QVC's viewers. QVC's websites offer a complement to televised shopping by allowing consumers to purchase a wide assortment of goods that were previously offered on the QVC television programs, as well as other items that are available from QVC only via its websites. For the year ended December 31, 2011, approximately 37% of QVC's U.S. revenue and approximately 31% of QVC's total revenue were generated from sales of merchandise ordered through its various websites and mobile applications.

        QVC offers a variety of merchandise at competitive prices. QVC purchases, or obtains on consignment, products from domestic and foreign manufacturers and wholesalers, often on favorable terms based upon the volume of the transactions. QVC classifies its merchandise into four groups: home (including electronics), apparel, accessories (including beauty products) and jewelry. For the year ended December 31, 2011, home, apparel, accessories and jewelry accounted for approximately 55%, 12%, 23% and 10%, respectively, of QVC's total gross revenue. In 2010, such percentages for home, apparel, accessories and jewelry were 44%, 17%, 26% and 13%, respectively. QVC offers products in each of these merchandise groups that are exclusive to QVC, as well as popular brand names and other products also available from other retailers. QVC's products are often endorsed by celebrities, designers and other well known personalities who often join QVC's hosts to personally promote their products. QVC does not depend on any single supplier or designer for a significant portion of its inventory.

        QVC distributes its television programs, via satellite or optical fiber, to multichannel television distributors for retransmission to subscribers in the U.S, the United Kingdom, Germany, Japan, Italy and neighboring countries that receive QVC's programming signals. In the U.S., QVC uplinks its analog and digital programming transmissions using a third-party service. Both transmissions are uplinked to protected, non-preemptible transponders on U.S. satellites. "Protected" status means that, in the event of a transponder failure, QVC's signal will be transferred to a spare transponder or, if none is available, to a preemptible transponder located on the same satellite or, in certain cases, to a transponder on another satellite owned by the same service provider if one is available at the time of the failure. "Non-preemptible" status means that, in the event of a transponder failure, QVC's transponders cannot be preempted in favor of a user of a failed transponder, even another user with "protected status." QVC's international business units each obtain uplinking services from third parties and transmit their programming to non-preemptible transponders on four international satellites. QVC's transponder service agreement for its U.S. transponders expires at the end of the lives of the satellites, which are currently estimated to be in 2019. QVC's transponder service agreements for its international transponders expire in 2012 through 2022.

        QVC enters into long-term affiliation agreements with certain of its multichannel television distributors who downlink QVC's programming and distribute the programming to their customers. QVC's affiliation agreements with these distributors have termination dates ranging from 2012 to 2019. QVC's ability to continue to sell products to its customers is dependent on its ability to maintain and renew these affiliation agreements in the future. In this regard, QVC's September 2003 affiliation agreement with Comcast Corporation, which accounts for approximately 25% of QVC's U.S. distribution, was amended and extended in June 2009. The amendment to the agreement allows for quarterly extensions in perpetuity.

        In return for carrying the QVC signals, each programming distributor in the U.S. receives an allocated portion, based upon market share, of up to 5% of the net sales of merchandise sold via the television programs to customers located in the programming distributor's service areas. In the United Kingdom, Germany, Japan and Italy programming distributors receive an agreed-upon annual fee, a monthly fee per subscriber regardless of the net sales or a variable percentage of net sales. In addition to sales-based commissions or per-subscriber fees, QVC also makes payments to distributors in the U.S. for carriage and to secure favorable positioning on channel 35 or below or in the general entertainment area on the distributor's channel line-up. QVC believes that a portion of its sales are attributable to purchases resulting from channel "surfing" and that a channel position near broadcast networks and more popular cable networks increases the likelihood of such purchases. As technology evolves, QVC continues to monitor optimal channel placement and attempts to negotiate agreements with its distributors to maximize the viewership of its television programming.

        QVC's shopping program is telecast live 24 hours a day to approximately 100 million homes in the U.S. QVC shopping channel reaches approximately 24 million households in the United Kingdom and the Republic of Ireland and is broadcast 24 hours a day with 17 hours of live programming. QVC's shopping network in Germany reaches approximately 40 million households throughout Germany and Austria and is broadcast live 24 hours a day. QVC Japan, QVC's joint venture with Mitsui & Co., LTD, reaches approximately 26 million households and is broadcast live 24 hours a day. QVC's shopping network in Italy reaches approximately 20 million households and is broadcast live 17 hours a day on satellite and public television and an additional 7 hours a day of taped programming on satellite television. QVC strives to maintain promptness and efficiency in order taking and fulfillment. QVC has three U.S. phone centers, one phone center in each of the United Kingdom, Japan and Italy and two call centers in Germany. QVC's U.S. phone centers can direct calls from one call center to another as volume mandates, which reduces a caller's hold time, helping to ensure that orders will not be lost as a result of abandoned or unanswered calls. Each market, except Italy, also utilizes home agents allowing staffing flexibility for peak hours. QVC additionally utilizes computerized voice response units, which handle approximately 34% of all orders taken.

        In addition to taking orders from its customers through phone centers and online, QVC continues to explore new ordering technologies. For example, QVC's United Kingdom customers can order products directly through a television remote control "buy button." QVC is also expanding mobile phone ordering capabilities in the U.S., United Kingdom and Germany including text to order, a WAP

(wireless application protocol) website and marketing alerts. On a global basis, customers have placed approximately 6% of all orders directly through their mobile devices in 2011. QVC has eight distribution centers worldwide and is able to ship approximately 89% of its orders within 48 hours.

        QVC.com ranked above the standard of excellence in internet retailer customer satisfaction according to the Forsee 2011 Holiday E-Retail Satisfaction Index. In the seven year history of the index, QVC.com has consistently ranked as a top 5 internet retailer in terms of customer service, which is a leading indicator of increased consumer spending, loyalty, and positive word-of-mouth recommendations. For the fourth year in a row, QVC secured a top ten spot in the NRF Foundation/American Express Customers' Choice survey. The survey gauges consumer attitudes toward retailers' customer service, promotes best practices in customer service and recognizes retailers providing excellent customer service. In April 2011, as well as the July 2011 Consumer Reports Magazine and the Consumer Reports Buying Guide 2011, Consumer Reports readers named QVC sixth Best Website for Computer Retailers.

        QVC's business is seasonal due to a higher volume of sales in the fourth calendar quarter related to year-end holiday shopping. In recent years, QVC has earned between 22% and 23% of its global revenue in each of the first three quarters of the year and 32% of its global revenue in the fourth quarter of the year.

HSN, Inc.

        HSN became a public company in August 2008 in connection with the separation of IAC/InterActiveCorp into five separate companies. HSN is an interactive multi-channel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone Brands. HSN offers innovative, differentiated retail experiences on TV, online, in catalogs, and in brick and mortar stores. HSN ships 50 million items and handles 50 million inbound customer calls annually. HSN now reaches over 90 million homes (broadcast live 24 hours a day, seven days a week). HSN.com ranks in the top 30 of Internet retailers, is one of the top 10 trafficked e-commerce sites, and has more than a quarter million unique users every day. Cornerstone Brands comprises leading home and apparel lifestyle brands including Ballard Design, Frontgate, Garnet Hill, Grandin Road, Improvements, Smith+Noble, The Territory Ahead and Travelsmith. Cornerstone Brands distributes 324 million catalogs annually, operates eight separate e-commerce sites, and runs 25 retail stores.

        We own approximately 34% of the outstanding common stock of HSN. We have entered into an agreement with HSN pursuant to which, among other things, we have the right to nominate 20% of the members of HSN's board of directors. We have nominated two of the current nine board members.

Provide Commerce, Inc.

        Provide Commerce, Inc., a wholly-owned subsidiary that we acquired in February 2006, operates an e-commerce marketplace of websites that offers high-quality perishable products direct from suppliers to consumers. In addition to its perishable products, Provide Commerce sells a wide range of unique and personalized gifts through its RedEnvelope and Personal Creations brands, which it acquired in 2008 and 2010, respectively. Provide Commerce combines an online storefront, proprietary supply chain management technology, established supplier relationships and integrated logistical relationships with FedEx Corporation and United Parcel Service, Inc. to create a market platform that bypasses traditional supply chains of wholesalers, distributors and retailers. Provide Commerce derives its revenue from the sale of flowers and plants on its proflowers.com and proplants.com websites and from the sale of gourmet foods from its branded websites: Cherry Moon Farms, for fresh premium fruits; Shari's Berries, for chocolate-dipped berries and related gifting products; and from the sale of gifts on RedEnvelope and Personal Creations.

        Provide Commerce initially launched its marketplace to sell and deliver flowers which continues to be its most significant product. Provide Commerce later expanded its offerings to include fresh premium fruits and confections and unique personalized gifts. Provide Commerce's business is highly seasonal due largely to purchases of flowers and other gifts for Valentine's Day and Mother's Day. In 2011, Provide Commerce earned approximately 62% of its revenue in the first half of the year. Provide Commerce depends on three suppliers for approximately 63% of its floral products. The loss of any of these suppliers could adversely impact Provide Commerce.

        Provide Commerce believes that one of the keys to its success is its ability to timely deliver products, and perishable products fresher, than its competitors thereby providing a better value for its customers. Provide Commerce maintains a customer service center located at its corporate headquarters to respond to customer phone calls and emails 24 hours a day, seven days a week.

Backcountry.com, Inc.

        We acquired 81% of the equity of Backcountry.com, Inc. in June 2007, increasing our ownership to 87.5% through share purchases in 2011. Backcountry is an e-commerce marketplace for outdoor adventure, cycling and action sports gear and clothing. Its ten separate websites cater to a variety of outdoor enthusiasts. Five of the sites offer name-brand products at retail prices, one closeout site and four other sites offer substantial discounts to online shoppers on a one-deal-at-a-time basis.

        Backcountry's primary site, Backcountry.com, offers over 500 brands and over 60,000 items of high-end gear and clothing for backpacking, camping, trail running, skiing, rock climbing, kayaking and other outdoor sports. Backcountry's snowboarding-specific site, DogFunk.com, sells technical and lifestyle apparel and gear from established brands and niche manufacturers. HucknRoll.com, CompetitiveCyclist.com and RealCyclist.com sell mountain bikes and road bikes, respectively, at retail prices. Backcountry's online outlet store, DepartmentOfGoods.com, sells discounted clothing and gear from past seasons. Backcountry's one-deal-at-a-time sites, SteepandCheap.com, WhiskeyMilitia.com, Chainlove.com and BonkTown.com, feature a limited quantity of one highly discounted item at a time until such item sells out or times out, at which time it is immediately replaced with a new item. SteepandCheap.com serves backcountry adventurers and outdoor enthusiasts. WhiskeyMilitia.com appeals to skateboarders, surfers, snowboarders and wakeboarders. Chainlove.com is geared toward mountain bikers. BonkTown.com sells road bike gear.

        Backcountry's business is seasonal, with approximately 40% of its revenue earned in the fourth quarter. Backcountry stores and ships all inventory from its distribution center located in Salt Lake City, Utah. Staffing for the customer service center and warehouse is scalable, and Backcountry employs seasonal labor to react to higher volume during peak periods of the year.

Bodybuilding.com, LLC

        On December 31, 2007, we acquired 82.9% of Bodybuilding.com, LLC. On December 29, 2010, the Company acquired an additional 2.8% of the Company, giving us overall ownership of 85.7%. Bodybuilding.com is an Internet retailer of sports, fitness and nutritional supplements. It also hosts an informational SuperSite which contains free content about fitness, work-out programs, video trainers, overall health & nutrition and motivation. The online e-retail model combines detailed product information and real-time user reviews on more than 13,000 health & fitness supplements and accessories to help more than 11 million people each month achieve their health, fitness and appearance goals.

        Bodybuilding.com's customers include gym-goers, sport specific focused athletes, tri-athletes, weightlifters and bodybuilders, and any individual wanting to improve his or her overall mental or physical wellbeing. Unlike other online health and fitness supplement retailers, Bodybuilding.com is truly a holistic experience for those looking to achieve their goals. BodySpace is an inclusive social networking site within Bodybuilding.com that allows people of varying health and fitness levels to discuss goal setting, techniques, supplementation and achievements as users track their progress.

        Bodybuilding.com launched its primary web-site in 1999 and now has over 25,000 pages of editorial content, more than 13,000 pages of store content, 4.2 million forum threads, 75 million forum posts and more than 1 million BodySpace members. Bodybuilding.com is a leader in the fitness category with the world's largest social fitness network and the industry's largest forum.

        Bodybuilding.com earns revenue primarily from the sale of health & fitness supplements and accessories on its website. Bodybuilding.com's business is slightly seasonal with the first quarter of the year being its busiest as people start to implement their health and fitness New Year resolutions.

Celebrate Interactive Holdings, Inc.

        Celebrate Interactive Holdings Inc. (Celebrate) is a wholly-owned subsidiary that owns and operates BuyCostumes.com, the Celebrate Express family of websites, Evite and Gifts.com. Celebrate, an internet celebrations leader, provides a more streamlined party offering by giving individuals the resources necessary to plan, execute and attend a wide variety of celebrations and costuming events. These resources include event planning services, which are free to Evite customers as revenue is driven primarily through online advertising, party supplies primarily through the Celebrate Express brands, including an offering of proprietary product from exclusive license agreements, costumes for a wide variety of occasions (the primary occasion is Halloween) and a search engine for gifts of any occasion. While over 70% of the costume and accessory products offered on our website are also available from other on-line and traditional brick-and-mortar retailers, Celebrate believes that no other single retailer offers the range of costume and party supplies that Celebrate offers to its customers. Celebrate purchases its products from various suppliers, both domestic and international. Celebrate depends on three suppliers for approximately 33% of its costumes, accessories, and party supplies. The loss of any of these suppliers could adversely impact Celebrate.

        Celebrate believes that it has a competitive advantage due to the combination of a large assortment of on-line products, value pricing and a high level of customer service. Celebrate's business is highly seasonal with over 50% of its revenue earned from the sale of costumes in September and October leading up to Halloween. Since the acquisition of Celebrate Express in 2008, Celebrate has seen the seasonality decrease due to significantly higher sales of birthday party supplies which is a less seasonal business. Additionally, with the acquisition of Evite and Gifts.com it is anticipated that seasonality will continue to decrease slightly as these businesses are integrated into Celebrate's operations. Celebrate maintains a customer service center at its corporate headquarters, and customer service representatives are available 18 hours a day, seven days a week during its busy season to respond to customer questions. The customer service center and warehouse staffing is scalable, and Celebrate employs seasonal labor to react to higher volume during the peak Halloween season.

CommerceHub

        CommerceHub, a wholly owned subsidiary, is a drop ship solution for online retailers that would like to expand their product offering but may not have the capacity for warehousing and fulfillment of products. CommerceHub is a one stop solution for both sides of the transaction and allows each of the systems, at the vendor and retailer, to seamlessly share information. Additionally, during 2011 CommerceHub began to offer BuySpace, a social marketplace that brings buyers and sellers together to find one another, establish business relationships and manage ongoing operations.

LMC Right Start, Inc.

        LMC Right Start, Inc., a wholly-owned subsidiary, created in May 2009, is a leading retailer of juvenile products for infants through toddlers. Right Start offers an internet retailing experience combined with traditional brick-and-mortar destinations including six stores in California, two stores in Texas, one in Illinois and one in Colorado.

        Right Start offers a carefully selected assortment of the finest quality strollers, car seats, developmental toys, books, videos, music, nursery accessories, and home safety items, plus a complete assortment of care products. In addition, it offers both on-line and on-site expertise, as well as a premier baby registry experience, designed to assist with parenting decisions, right from the start.

The Ventures Group

        The Ventures Group is focused on certain of our investments in various companies. Our strategy for the Ventures Group is to maximize the value of these investments and to make new investments that our management believes have attractive risk and return characteristics.

Expedia, Inc.

        Expedia, Inc. is among the world's leading travel services companies, making travel products and services available to leisure and corporate travelers in the United States and abroad through a diversified portfolio of brands, including Expedia.com, Hotels.com, Venere.com, Hotwire.com, Egencia and Classic Vacations and a range of other domestic and international brands and businesses. Expedia's various brands and businesses target the needs of different consumers, including those who are focused exclusively on price and those who are focused on the breadth of product selection and quality of services. Expedia has created an easily accessible global travel marketplace, allowing customers to research, plan and book travel products and services from travel suppliers and allowing these travel suppliers to efficiently reach and provide their products and services to Expedia customers. Through its diversified portfolio of domestic and international brands and businesses, Expedia makes available, on a stand-alone and package basis, travel products and services provided by numerous airlines, lodging properties, car rental companies, cruise lines and destination service providers, such as attractions and tours. Using a portfolio approach for Expedia's brands and businesses allows it to target a broad range of customers looking for different value propositions. Expedia reaches many customers in several countries and multiple continents through its various brands and businesses, typically customizing international points of sale to reflect local language, currency, customs, traveler behavior and preferences and local hotel markets, all of which may vary from country to country.

        Expedia generates revenue by reserving travel services as the merchant of record and reselling these services to customers at a profit. Expedia also generates revenue by passing reservations booked by its customers to the relevant services for a fee or commission and from advertising on its websites.

        We own an approximate 26% equity interest and 58% voting interest in Expedia. We have entered into governance arrangements pursuant to which Mr. Barry Diller, Chairman of the Board and Senior Executive Officer of Expedia, may vote our shares of Expedia, subject to certain limitations. Also through our governance arrangements with Mr. Diller, we have the right to appoint and have appointed 20% of the members of Expedia's board of directors, which is currently comprised of 10 members.

        On March 26, 2012, Liberty entered into a forward sale agreement with respect to 12 million shares of Expedia common stock at a per share forward price of $34.316. The forward contract is settleable on or about October 8, 2012 in stock, in the form of a net-share settlement or in cash, at the election of Liberty. Liberty currently retains beneficial ownership of the shares subject to the forward contract, which are pledged to secure its obligations under the forward contract.

Interval Leisure Group, Inc.

        Interval Leisure Group is another of the companies spun off by IAC in August 2008. Interval Leisure Group is a leading global provider of membership and leisure services to the vacation industry.

Its principal business, Interval, has offered its resort developer clients and consumer members high-quality programs and services for more than 30 years. Its approximately two million member families have access to a comprehensive package of year-round benefits, including the opportunity to exchange the use of their shared ownership vacation time for alternate accommodations. Interval has a network of more than 2,500 resorts in over 75 countries. Interval Leisure Group's other business segment is Aston (formerly ResortQuest Hawaii), which provides vacation rental and property management services for more than 5,000 units throughout the Hawaiian islands. Interval Leisure Group is headquartered in Miami, Florida, and operates through 26 offices in 16 countries.

        We own approximately 30% of the outstanding common stock of Interval Leisure Group. We have entered into an agreement with Interval Leisure Group pursuant to which, among other things, we have the right to nominate 20% of the members of Interval Leisure Group's board of directors. We have nominated two of the current nine board members.

Tree.com, Inc.

        Tree.com is the owner of several brands and businesses that provide information, tools, advice, products and services for critical transactions in their customers' lives. Tree.com's family of brands includes: LendingTree.com, GetSmart.com, RealEstate.com, DegreeTree.comSM, HealthTree.comSM, LendingTreeAutos.com, DoneRight.com, and InsuranceTree.comSM. Together, these brands serve as an ally for consumers who are looking to comparison shop for loans, real estate and other financial products from multiple business and professionals who compete for their business. Tree.com is headquartered in Charlotte, North Carolina.

        We own approximately 25% of the outstanding common stock of Tree.com. We have entered into an agreement with Tree.com pursuant to which, among other things, we have the right to nominate 20% of the members of Tree.com's board of directors. We have not yet exercised this right.

TripAdvisor, Inc.

        TripAdvisor, Inc. (TripAdvisor) is an online travel research company, empowering users to plan and have the perfect trip. TripAdvisor's travel research platform features reviews and opinions from its community of travelers about destinations, accommodations (hotels, bed and breakfasts, specialty lodging and vacation rentals), restaurants and activities throughout the world through its flagship TripAdvisor brand. TripAdvisor-branded websites include tripadvisor.com in the United States and localized versions of the website in 30 countries, including in China under the brand daodao.com. Beyond travel-related content, TripAdvisor websites also include links to the websites of its travel advertisers allowing travelers to directly book their travel arrangements. In addition to the flagship TripAdvisor brand, TripAdvisor, Inc. manages and operates websites under 18 other travel media brands, connected by the common goal of providing comprehensive travel planning resources across the travel sector.

        We own an approximate 26% equity interest and 58% voting interest in TripAdvisor. We have entered into a stockholders agreement pursuant to which Mr. Diller may vote our shares of TripAdvisor common stock, subject to certain limitations. Through a governance agreement with TripAdvisor, we have the right to nominate 20% of the members of TripAdvisor's board of directors, among other things. We have nominated two of the current ten board members.

Regulatory Matters

Programming and Interactive Television Services

        In the United States, the FCC regulates broadcasters, the providers of satellite communications services and facilities for the transmission of programming services, the cable television systems and other multichannel video programming distributors (MVPDs) that distribute such services, and, to some extent, the availability of the programming services themselves through its regulation of program licensing. Cable television systems in the United States are also regulated by municipalities or other state and local government authorities. Cable television systems are currently subject to federal rate regulation on the provision of basic service, except where subject to effective competition under FCC rules, which has become increasingly widespread. Continued rate regulation or other franchise conditions could place downward pressure on the fees cable television companies are willing or able to pay for programming services in which we have interests. Regulatory carriage requirements also could adversely affect the number of channels available to carry the programming services in which we have an interest.

        Regulation of Program Licensing.    The Cable Television Consumer Protection and Competition Act of 1992 (the 1992 Cable Act) directed the FCC to promulgate regulations regarding the sale and acquisition of cable programming between MVPDs (including cable operators) and satellite-delivered programming services in which a cable operator has an attributable interest. The legislation and the implementing regulations adopted by the FCC preclude virtually all exclusive programming contracts between cable operators and satellite programmers affiliated with any cable operator (unless the FCC first determines that the contract serves the public interest) and generally prohibit a cable operator that has an attributable interest in a satellite programmer from improperly influencing the terms and conditions of sale to unaffiliated MVPDs. Further, the 1992 Cable Act requires that such affiliated programmers make their programming services available to cable operators and competing MVPDs such as multi-channel multi-point distribution systems, which we refer to as MMDS, and direct broadcast satellite (DBS) distributors on terms and conditions that do not unfairly discriminate among distributors. The Telecommunications Act of 1996 extended these rules to programming services in which telephone companies and other common carriers have attributable ownership interests. The FCC revised its program licensing rules by implementing a damages remedy in situations where the defendant knowingly violates the regulations and by establishing a timeline for the resolution of complaints, among other things. In 2007, the FCC extended the prohibition on exclusive programming contracts until 2012 and amended the program access complaint rules. The FCC likely will initiate a rulemaking proceeding in 2012 regarding the extension of the exclusive programming contracts prohibition. In 2010, the FCC revised the program access rules to permit complainants to pursue program access claims involving terrestrially-delivered, cable-affiliated programming similar to the claims that they may pursue regarding satellite-delivered, cable-affiliated programming, where the purpose or the effect of a challenged act is to hinder significantly or prevent a complainant from providing satellite cable programming or satellite broadcast programming. Although we no longer own Liberty Cablevision of Puerto Rico, LLC ("LCPR"), FCC rules continue to attribute an ownership interest in LCPR to us, thereby subjecting us and satellite-delivered programming services in which we have an interest to the program access rules. As explained below in "Other Regulation," we are also subject to the program access rules as a condition of FCC approval of our transaction with News Corporation in 2008.

        Regulation of Carriage of Programming.    Under the 1992 Cable Act, the FCC has adopted regulations prohibiting cable operators from requiring a financial interest in a programming service as a condition to carriage of such service, coercing exclusive rights in a programming service or favoring affiliated programmers so as to restrain unreasonably the ability of unaffiliated programmers to compete. In 2011, the FCC revised its program carriage complaint rules by, among other things, specifying what a program carriage complainant must demonstrate to establish a prima facie case of a program carriage violation. The FCC also has issued a notice of proposed rulemaking seeking comment regarding additional revisions to its program carriage complaint procedures.

        Regulation of Ownership.    The 1992 Cable Act required the FCC, among other things, (1) to prescribe rules and regulations establishing reasonable limits on the number of channels on a cable system that will be allowed to carry programming in which the owner of such cable system has an attributable interest and (2) to consider the necessity and appropriateness of imposing limitations on the degree to which MVPDs (including cable operators) may engage in the creation or production of video programming. In 1993, the FCC adopted regulations limiting carriage by a cable operator of national programming services in which that operator holds an attributable interest. However, in 2001, the United States Court of Appeals for the District of Columbia Circuit (District of Columbia Circuit) found that the FCC had failed to justify adequately the channel occupancy limit, vacated the FCC's decision and remanded the rule to the FCC for further consideration. In response to the Court's decision, the FCC issued further notices of proposed rulemaking in 2001 and in 2005 to consider channel occupancy limitations. Even if these rules were readopted by the FCC, they would have little impact on programming companies in which we have interests based upon our current attributable ownership interests in cable systems. In its 2001 decision, the Court of Appeals also vacated the FCC's rule imposing a thirty percent limit on the number of subscribers served by systems nationwide in which a multiple system operator can have an attributable ownership interest. After conducting a further rulemaking regarding this ownership limitation, in 2007, the FCC again adopted a thirty percent limit on the number of subscribers served by a cable operator nationwide. However, in 2009, the Court of Appeals again vacated the thirty percent limit.

        Regulation of Carriage of Broadcast Stations.    The 1992 Cable Act granted broadcasters a choice of must carry rights or retransmission consent rights. The rules adopted by the FCC generally provided for mandatory carriage by cable systems of all local full-power commercial television broadcast signals selecting must carry rights and, depending on a cable system's channel capacity, non-commercial television broadcast signals. Such statutorily mandated carriage of broadcast stations coupled with the provisions of the Cable Communications Policy Act of 1984, which require cable television systems with 36 or more "activated" channels to reserve a percentage of such channels for commercial use by unaffiliated third parties and permit franchise authorities to require the cable operator to provide channel capacity, equipment and facilities for public, educational and government access channels, could adversely affect some or substantially all of the programming services in which we have interests by limiting the carriage of such services in cable systems with limited channel capacity. In 2007, the FCC adopted an order addressing cable operators' obligations to ensure that local broadcasters' primary video and program-related material are viewable by all subscribers following completion of the digital transition. The FCC's order allows cable operators to comply with the viewability requirements by carrying a broadcaster's digital signal in either analog format or digital format, provided that all subscribers have the necessary equipment to view the broadcast content. The viewability requirements expire in June 2012, unless the FCC conducts a rulemaking proceeding to extend them prior to such time.

        Closed Captioning and Video Description Regulation.    The Telecommunications Act of 1996 also required the FCC to establish rules and an implementation schedule to ensure that video programming is fully accessible to the hearing impaired through closed captioning. The rules adopted by the FCC require substantial closed captioning, with only limited exemptions. On January 12, 2012, the FCC adopted regulations pursuant to the Twenty-First Century Communications and Video Accessibility Act of 2010 (CVAA) that require, among other things, video programming owners to send caption files for Internet protocol (IP) delivered video programming to video programming distributors and providers along with program files. The IP delivered programming captioning requirements will be implemented over a four year period following Federal Register publication of the new rules. As a result, the programming companies in which we have interests may incur additional costs for closed captioning.

        The CVAA also required the FCC to reinstate the video description rules adopted by the FCC in 2000 but subsequently vacated by the District of Columbia Circuit. On August 24, 2011, the FCC

adopted a report and order reinstating the requirements as to certain broadcast affiliates and cable programming services. The programming companies in which we have attributable interests are unaffected by these rules.

        A-La-Carte Proceeding.    In 2004, the FCC's Media Bureau conducted a notice of inquiry proceeding regarding the feasibility of selling video programming services "à-la-carte," i.e. on an individual or small tier basis. The Media Bureau released a report in 2004, which concluded that à-la-carte sales of video programming services would not result in lower video programming costs for most consumers and that they would adversely affect video programming networks. In 2006, the Media Bureau released a new report which stated that the 2004 report was flawed and which concluded that à-la-carte sales could be in the best interests of consumers. Although the FCC's authority to mandate à-la-carte sales has been questioned, its endorsement of the concept could encourage Congress to consider proposals to mandate à-la-carte sales or otherwise seek to impose greater regulatory controls on how programming is sold by MVPDs. The programming companies whose services are distributed in tiers or packages of programming services would experience decreased distribution if à-la-carte carriage were mandated.

        Copyright Regulation.    The programming companies in which we have interests must obtain any necessary music performance rights from the rights holders. These rights generally are controlled by the music performance rights organizations of the American Society of Composers, Authors and Publishers (ASCAP), Broadcast Music, Inc. (BMI) and the Society of European Stage Authors and Composers (SESAC), each with rights to the music of various artists.

        Satellites and Uplink.    In general, authorization from the FCC must be obtained for the construction and operation of a communications satellite. The FCC authorizes utilization of satellite orbital slots assigned to the United States by the World Administrative Radio Conference. Such slots are finite in number, thus limiting the number of carriers that can provide satellite transponders and the number of transponders available for transmission of programming services. At present, however, there are numerous competing satellite service providers that make transponders available for video services to MVPDs. The FCC also regulates the earth stations uplinking to and/or downlinking from such satellites.

Internet Services

        The Internet businesses in which we have interests are subject, both directly and indirectly, to various laws and governmental regulations. Certain of our subsidiaries engaged in the provision of goods and services over the Internet must comply with federal and state laws and regulations applicable to online communications and commerce. For example, the Children's Online Privacy Protection Act prohibits web sites from collecting personally identifiable information online from children under age 13 without parental consent and imposes a number of operational requirements. Certain email activities are subject to the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, commonly known as the CAN-SPAM Act. The CAN-SPAM Act regulates the sending of unsolicited commercial email by requiring the email sender, among other things, to comply with specific disclosure requirements and to provide an "opt-out" mechanism for recipients. Both of these laws include statutory penalties for non-compliance. Various states also have adopted laws regulating certain aspects of Internet communications. In 2007, Congress enacted legislation extending the moratorium on state and local taxes on Internet access and commerce until 2014.

        Goods sold over the Internet also must comply with traditional regulatory requirements, such as the Federal Trade Commission requirements regarding truthful and accurate claims. To the extent that Bodybuilding.com, for example, markets or sells nutritional or dietary supplements, its activities may be regulated by the United State Food and Drug Administration (FDA) in certain respects. Dietary supplement distributors must comply with FDA regulations regarding supplement labeling and reporting.

        Congress and individual states may consider additional online privacy legislation. Other Internet-related laws and regulations enacted in the future may cover issues such as defamatory speech, copyright infringement, pricing and characteristics and quality of products and services. The future adoption of such laws or regulations may slow the growth of commercial online services and the Internet, which could in turn cause a decline in the demand for the services and products of the Internet companies in which we have interests and increase such companies' costs of doing business or otherwise have an adverse effect on their businesses, operating results and financial conditions. Moreover, the applicability to commercial online services and the Internet of existing laws governing issues such as property ownership, libel, personal privacy and taxation is uncertain and could expose these companies to substantial liability.

        In 2010, the FCC adopted rules in its open Internet proceeding that require all broadband providers to disclose network management practices, restrict broadband providers from blocking Internet content and applications, and prohibit fixed broadband providers from engaging in unreasonable discrimination in transmitting lawful network traffic. The open Internet rules could restrict the ability of broadband providers to block or otherwise disadvantage our Internet businesses. The rules are subject to appeals pending before the United States Court of Appeals and a petition for reconsideration pending at the FCC.

Other Regulation

        To the extent that our subsidiaries market through other channels such as television, such efforts are regulated by a range of federal and state laws and regulations. Federal Trade Commission (FTC) and FDA regulations may apply to certain claims made regarding products, and FTC regulations such as the Telemarketing Sales Rule may apply to contacts with customers or potential customers.

        In June 2010, John C. Malone and DIRECTV completed a transaction that eliminated his and our attributable interests in DIRECTV under FCC rules. However, we remain subject to various conditions adopted by the FCC in approving our 2008 transaction with News Corporation, including program access, non-discrimination and program carriage. We do not believe that compliance with those conditions has any material adverse effect on any of our businesses.

Proposed Changes in Regulation

        The regulation of programming services, cable television systems, DBS providers, Internet services, online sales and other forms of product marketing is subject to the political process and has been in constant flux over the past decade. Further material changes in the law and regulatory requirements must be anticipated and there can be no assurance that our business will not be adversely affected by future legislation, new regulation or deregulation.

Competition

        Our businesses that engage in video and on-line commerce compete with traditional bricks and mortar and online retailers ranging from large department stores to specialty shops, electronic retailers, direct marketing retailers, such as mail order and catalog companies, and discount retailers. In addition, QVC and HSN compete for access to customers and audience share with other conventional forms of entertainment and content. Provide Commerce competes with online floral providers such as 1-800-FLOWERS and floral wire services such as FTD and Teleflora. We believe that the principal competitive factors in the markets in which our electronic commerce businesses compete are high-quality products, freshness, brand recognition, selection, value, convenience, price, website performance, customer service and accuracy of order shipment.

        Our businesses that offer services through the Internet compete with businesses that offer their own services directly through the Internet as well as with traditional offline providers of similar services including providers of lending services, travel agencies, operators of destination search sites and search-centric portals, search technology providers, online advertising networks, site aggregation companies, media, telecommunications and cable companies, Internet service providers and niche competitors that focus on a specific category or geography. Expedia also competes with hoteliers and airlines as well as travel planning service providers, including aggregator sites that offer inventory from multiple suppliers, such as airline sites, Orbitz, Travelocity and Priceline, and with American Express and Navigant International, providers of corporate travel services. We believe that the principal competitive factors in the markets in which our businesses that offer services through the Internet engage are selection, price, availability of inventory, convenience, brand recognition, accessibility, customer service, reliability, website performance, and ease of use.

Employees

        As of December 31, 2011, our corporate function is supported by a services agreement with Liberty Media Corporation (LMC) which has 77 corporate employees who are also considered employees of Liberty. Additionally, our consolidated subsidiaries had an aggregate of approximately 20,000 full and part-time employees. We believe that our employee relations are good.

Properties

        We lease our corporate headquarters in Englewood, Colorado under a facilities agreement with LMC. All of our other real or personal property is owned or leased by our subsidiaries and business affiliates.

        QVC owns its corporate headquarters and operations center in West Chester, Pennsylvania. It also owns call centers in San Antonio, Texas; Port St. Lucie, Florida; Chesapeake, Virginia; Bochum and Kassel, Germany, as well as a call center and warehouse in Knowsley, United Kingdom. QVC owns a distribution center in Hücklehoven, Germany and distribution centers in Lancaster, Pennsylvania; Suffolk, Virginia; Rocky Mount, North Carolina; Florence, South Carolina and Sakura-shi, Chiba, Japan. To supplement the facilities it owns, QVC also leases various facilities in the United States, the United Kingdom, Germany, Japan and Italy for retail outlet stores, office space, warehouse space and call center locations.

        Our other subsidiaries and business affiliates own or lease the fixed assets necessary for the operation of their respective businesses, including office space, transponder space, headends, cable television and telecommunications distribution equipment and telecommunications switches. Our management believes that our current facilities are suitable and adequate for our business operations for the foreseeable future.

Legal Proceedings

        None.

ANNEX B: ATTRIBUTED FINANCIAL INFORMATION

        The following tables present our assets, liabilities, revenue, expenses and cash flows that are intended to be attributed to the Interactive Group and the Ventures Group, respectively. The financial information should be read in conjunction with our audited financial statements for the years ended December 31, 2011, 2010 and 2009 incorporated by reference herein. The attributed financial information presented in the tables has been prepared assuming this attribution had been completed as of January 1, 2009 (exclusive of the cash attribution described in note (1)). However this attribution of historical financial information does not purport to be what actual results and balances would have been if such attribution had actually occurred and been in place during these periods.

        Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Interactive Group and the Ventures Group, our tracking stock capital structure will not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries each continue to be responsible for our respective liabilities. Holders of Liberty Interactive common stock and Liberty Ventures common stock will be holders of our common stock and continue to be subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty Interactive common stock and Liberty Ventures common stock does not affect the rights of our creditors.

BALANCE SHEET INFORMATION
December 31, 2011
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Inter-group eliminations	Consolidated Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$847	—	—	847
Trade and other receivables, net	1,054	—	—	1,054
Inventory, net	1,071	—	—	1,071
Deferred tax assets (note 6)	155	—	(155)	—
Other current assets	148	—	—	148

Total current assets	3,275	—	(155)	3,120

Investments in available-for-sale securities and other cost investments (note 2)	3	1,165	—	1,168
Investments in affiliates, accounted for using the equity method (note 3)	230	905	—	1,135
Property and equipment, net	1,133	—	—	1,133
Goodwill	5,978	—	—	5,978
Trademarks	2,518	—	—	2,518
Intangible assets subject to amortization, net	2,209	—	—	2,209
Other assets, at cost, net of accumulated amortization	78	—	—	78

Total assets	$15,424	2,070	(155)	17,339

Liabilities and Equity
Current liabilities:
Accounts payable	$599	—	—	599
Accrued liabilities	762	39	—	801
Current portion of debt (note 4)	21	1,168	—	1,189
Deferred tax liabilities (note 6)	—	1,006	(155)	851
Other current liabilities	128	—	—	128

Total current liabilities	1,510	2,213	(155)	3,568

Long-term debt (note 4)	3,575	1,275	—	4,850
Long-term financial instruments	59	—	—	59
Deferred tax liabilities (note 6)	1,493	553	—	2,046
Other liabilities	189	—	—	189

Total liabilities	6,826	4,041	(155)	10,712
Equity/Attributed net assets (liability)	8,464	(1,971)	—	6,493
Noncontrolling interests in equity of subsidiaries	134	—	—	134

Total liabilities and equity	$15,424	2,070	(155)	17,339

BALANCE SHEET INFORMATION
December 31, 2010
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Inter-group eliminations	Consolidated Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$1,353	—	—	1,353
Trade and other receivables, net	885	—	—	885
Inventory, net	1,069	—	—	1,069
Deferred tax assets (note 6)	134	—	(134)	—
Other current assets	85	—	—	85
Assets of discontinued operations-current	3,163	—	—	3,163

Total current assets	6,689	—	(134)	6,555

Investments in available-for-sale securities and other cost investments (note 2)	1	1,109	—	1,110
Investments in affiliates, accounted for using the equity method (note 3)	141	808	—	949
Property and equipment, net	1,038	—	—	1,038
Goodwill	5,983	—	—	5,983
Trademarks	2,513	—	—	2,513
Intangible assets subject to amortization, net	2,595	—	—	2,595
Other assets, at cost, net of accumulated amortization	87	—	—	87
Assets of discontinued operations	5,770	—	—	5,770

Total assets	$24,817	1,917	(134)	26,600

Liabilities and Equity
Current liabilities:
Accounts payable	$630	—	—	630
Accrued liabilities	727	41	—	768
Payable to Liberty Media	85	—	—	85
Current portion of debt (note 4)	42	451	—	493
Deferred tax liabilities	—	286	(134)	152
Other current liabilities	231	—	—	231
Liabilities of discontinued operations-current	2,380	—	—	2,380

Total current liabilities	4,095	778	(134)	4,739

Long-term debt (note 4)	3,915	2,055	—	5,970
Long-term financial instruments	86	—	—	86
Deferred income tax liabilities (note 6)	1,593	1,116	—	2,709
Other liabilities	180	—	—	180
Liabilities of discontinued operations	1,474	—	—	1,474

Total liabilities	11,343	3,949	(134)	15,158

Equity/Attributed net assets (liability)	13,345	(2,032)	—	11,313
Noncontrolling interests in equity of subsidiaries	129	—	—	129

Total liabilities and equity	$24,817	1,917	(134)	26,600

STATEMENT OF OPERATIONS INFORMATION
Year ended December 31, 2011
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$9,616	—	9,616
Cost of sales (exclusive of depreciation shown separately below)	6,114	—	6,114

Gross profit	3,502	—	3,502

Operating costs and expenses:
Operating	866	—	866
Selling, general and administrative, including stock-based compensation (notes 1 and 5)	858	4	862
Depreciation and amortization	641	—	641

	2,365	4	2,369

Operating income (loss)	1,137	(4)	1,133
Other income (expense):
Interest expense	(317)	(110)	(427)
Share of earnings (losses) of affiliates, net	23	117	140
Realized and unrealized gains (losses) on financial instruments, net	75	9	84
Other, net	15	(6)	9

	(204)	10	(194)

Earnings before income taxes	933	6	939
Income tax benefit (expense) (note 6)	(353)	1	(352)

Net earnings from continuing operations	580	7	587
Earnings from discontinued operations, net of taxes	378	—	378

Net earnings (loss)	958	7	965
Less net earnings (loss) attributable to the noncontrolling interests	53	—	53

Net earnings (loss) attributable to Liberty Interactive Corporation stockholders	$905	7	912

STATEMENT OF OPERATIONS INFORMATION
Year ended December 31, 2010
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$8,932	—	8,932
Cost of sales (exclusive of depreciation shown separately below)	5,705	—	5,705

Gross profit	3,227	—	3,227

Operating costs and expenses:
Operating	799	—	799
Selling, general and administrative, including stock-based compensation (notes 1 and 5)	746	3	749
Depreciation and amortization	571	—	571

	2,116	3	2,119

Operating income (loss)	1,111	(3)	1,108
Other income (expense):
Interest expense	(515)	(111)	(626)
Share of earnings (losses) of affiliates, net	8	104	112
Realized and unrealized gains (losses) on financial instruments, net	117	(55)	62
Gains (losses) on dispositions, net	355	—	355
Other, net	(44)	(3)	(47)

	(79)	(65)	(144)

Earnings (loss) before income taxes	1,032	(68)	964
Income tax benefit (expense) (note 6)	(160)	32	(128)

Net earnings (loss) from continuing operations	872	(36)	836
Earnings from discontinued operations, net of taxes	1,101	—	1,101

Net earnings (loss)	1,973	(36)	1,937
Less net earnings (loss) attributable to the noncontrolling interests	45	—	45

Net earnings (loss) attributable to Liberty Interactive Corporation stockholders	$1,928	(36)	1,892

STATEMENT OF OPERATIONS INFORMATION
Year ended December 31, 2009
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$8,305	—	8,305
Cost of sales (exclusive of depreciation shown separately below)	5,332	—	5,332

Gross profit	2,973	—	2,973

Operating costs and expenses:
Operating	752	—	752
Selling, general and administrative, including stock-based compensation (notes 1 and 5)	612	2	614
Depreciation and amortization	566	—	566

	1,930	2	1,932

Operating income (loss)	1,043	(2)	1,041
Other income (expense):
Interest expense	(477)	(117)	(594)
Share of earnings (losses) of affiliates, net	(43)	67	24
Realized and unrealized gains (losses) on financial instruments, net	64	(653)	(589)
Gains (losses) on dispositions of assets, net	42	—	42
Other, net	(2)	(4)	(6)

	(416)	(707)	(1,123)

Earnings (loss) from continuing operations before income taxes	627	(709)	(82)
Income tax benefit (expense) (note 6)	(224)	269	45

Loss from continuing operations	403	(440)	(37)
Earnings from discontinued operations, net of taxes	6,538	—	6,538

Net earnings (loss)	6,941	(440)	6,501
Less net earnings attributable to the noncontrolling interests	39	—	39

Net earnings (loss) attributable to Liberty Interactive Corporation stockholders	$6,902	(440)	6,462

STATEMENT OF CASH FLOWS INFORMATION
Year ended December 31, 2011
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings	$958	7	965
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	(378)	—	(378)
Depreciation and amortization	641	—	641
Stock-based compensation	49	—	49
Cash payments for stock based compensation	(3)	—	(3)
Noncash interest expense	4	5	9
Share of losses (earnings) of affiliates, net	(23)	(117)	(140)
Cash receipts from returns on equity investments	3	19	22
Realized and unrealized losses (gains) on financial instruments, net	(75)	(9)	(84)
Deferred income tax expense (benefit)	(109)	153	44
Other noncash charges, net	(20)	15	(5)
Intergroup tax allocation	154	(154)	—
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions:
Current and other assets	(174)	—	(174)
Payables and other current liabilities	(25)	(7)	(32)

Net cash provided by operating activities	1,002	(88)	914

Cash flows from investing activities:
Investments in and loans to cost and equity investees	(56)	(9)	(65)
Capital expended for property and equipment	(312)	—	(312)
Net sales (purchases) of short term and other marketable securities	(46)	—	(46)
Other investing activities, net	(14)	—	(14)

Net cash provided (used) by investing activities	(428)	(9)	(437)

Cash flows from financing activities:
Borrowings of debt	383	—	383
Repayments of debt	(788)	(111)	(899)
Cash (payments) receipts between Group, net	(208)	208	—
Repurchases of Liberty Interactive common stock	(366)	—	(366)
Other financing activities, net	(48)	—	(48)

Net cash provided (used) by financing activities	(1,027)	97	(930)

Effect of foreign currency rates on cash	(4)	—	(4)

Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	304	—	304
Cash provided (used) by investing activities	(104)	—	(104)
Cash provided (used) by financing activities	(264)	—	(264)
Change in available cash held by discontinued operations	15	—	15

Net cash provided (used) by discontinued operations	(49)	—	(49)

Net increase (decrease) in cash and cash equivalents	(506)	—	(506)
Cash and cash equivalents at beginning of year	1,353	—	1,353

Cash and cash equivalents at end year	$847	—	847

STATEMENT OF CASH FLOWS INFORMATION
Year ended December 31, 2010
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$1,973	(36)	1,937
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	(1,101)	—	(1,101)
Depreciation and amortization	571	—	571
Stock-based compensation	67	—	67
Cash payments for stock based compensation	(20)	—	(20)
Noncash interest expense	85	5	90
Share of losses (earnings) of affiliates, net	(8)	(104)	(112)
Cash receipts from returns on equity investments	2	19	21
Realized and unrealized losses (gains) on financial instruments, net	(117)	55	(62)
Losses (gains) on disposition of assets, net	(355)	—	(355)
Deferred income tax expense (benefit)	(144)	82	(62)
Other noncash charges, net	14	8	22
Intergroup tax allocation	114	(114)	—
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions:
Current and other assets	247	—	247
Payables and other current liabilities	46	—	46

Net cash provided by operating activities	1,374	(85)	1,289

Cash flows from investing activities:
Cash proceeds from dispositions	459	—	459
Proceeds (payments) on settlement of financial instruments	(28)	—	(28)
Cash received in exchange transaction	218	—	218
Capital expended for property and equipment	(258)	—	(258)
Other investing activities, net	(47)	—	(47)

Net cash provided (used) by investing activities	344	—	344

Cash flows from financing activities:
Borrowings of debt	2,974	—	2,974
Repayments of debt	(4,787)	(4)	(4,791)
Cash (payments) receipts between Groups, net	(89)	89	—
Other financing activities, net	(83)	—	(83)

Net cash provided (used) by financing activities	(1,985)	85	(1,900)

Effect of foreign currency rates on cash	14	—	14

Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	88	—	88
Cash provided (used) by investing activities	7	—	7
Cash provided (used) by financing activities	(1,498)	—	(1,498)
Change in available cash held by discontinued operations	1,054	—	1,054

Net cash provided (used) by discontinued operations	(349)	—	(349)

Net increase (decrease) in cash and cash equivalents	(602)	—	(602)
Cash and cash equivalents at beginning of year	1,955	—	1,955

Cash and cash equivalents at end year	$1,353	—	1,353

STATEMENT OF CASH FLOWS INFORMATION
Year ended December 31, 2009
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$6,941	(440)	6,501
Adjustments to reconcile net earnings to net cash provided by operating activities:
Earnings from discontinued operations	(6,538)	—	(6,538)
Depreciation and amortization	566	—	566
Stock-based compensation	47	—	47
Cash payments for stock based compensation	(9)	—	(9)
Noncash interest expense	97	—	97
Share of losses of affiliates, net	43	(67)	(24)
Realized and unrealized losses (gains) on financial instruments, net	(64)	653	589
(Gains) losses on disposition of assets, net	(42)	—	(42)
Deferred income tax expense (benefit)	(143)	(155)	(298)
Other noncash charges (credits), net	(11)	5	(6)
Intergroup tax allocation	123	(123)	—
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions:
Current and other assets	5	—	5
Payables and other current liabilities	160	(18)	142

Net cash provided by operating activities	1,175	(145)	1,030

Cash flows from investing activities:
Cash proceeds from dispositions	306	—	306
Proceeds from settlement of financial instruments	(32)	39	7
Investments in and loans to cost and equity investees	(24)	—	(24)
Capital expended for property and equipment	(208)	—	(208)
Other investing activities, net	(33)	—	(33)

Net cash provided by investing activities	9	39	48

Cash flows from financing activities:
Borrowings of debt	1,277	—	1,277
Repayments of debt	(2,246)	(292)	(2,538)
Cash (payments) receipt between Groups, net	(398)	398	—
Other financing activities, net	(121)	—	(121)

Net cash used by financing activities	(1,488)	106	(1,382)

Effect of foreign currency rates on cash	(17)	—	(17)

Net cash provided to discontinued operations:
Cash used by operating activities	412	—	412
Cash used by investing activities	1,591	—	1,591
Cash provided by financing activities	202	—	202
Change in available cash held by discontinued operations	(1,832)	—	(1,832)

Net cash provided to discontinued operations	373	—	373

Net increase in cash and cash equivalents	52	—	52
Cash and cash equivalents at beginning of year	1,903	—	1,903

Cash and cash equivalents at end year	$1,955	—	1,955

Notes to Attributed Financial Information

(unaudited)

(1)
The Interactive Group will initially comprise our consolidated subsidiaries QVC, Inc., Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, LLC and Celebrate Interactive Holdings, Inc., and our interest in HSN, Inc. Accordingly, the accompanying attributed financial information for the Interactive Group includes the foregoing investments, as well as the assets, liabilities, revenue, expenses and cash flows of QVC, Provide, Backcountry, Bodybuilding and Celebrate. We have also attributed certain of our subsidiaries' debt obligations (and related interest expense) to the Interactive Group based upon a number of factors, including the cash flow available to the Interactive Group and its ability to pay debt service and our assessment of the optimal capitalization for the Interactive Group. The specific debt obligations attributed to each of the Interactive Group and the Ventures Group are described in note 4 below. In addition, we have allocated certain corporate general and administrative expenses among the Interactive Group and the Ventures Group as described in note 5 below.

  The Interactive Group focuses on video and on-line commerce businesses. Accordingly, we expect that businesses that we may acquire in the future that we believe are complementary to this strategy will also be attributed to the Interactive Group.

  The Ventures Group consists of all of our businesses not included in the Interactive Group including our interest in equity method investments of Expedia, Inc., TripAdvisor, Inc., Interval Leisure Group, Inc. and Tree.com, Inc. and available-for-sale securities Time Warner, Time Warner Cable and AOL. Accordingly, the accompanying attributed financial information for the Ventures Group includes these investments. In addition, we have attributed to the Ventures Group all of Liberty Interactive LLC's ("Liberty LLC") exchangeable debentures (and related interest expense). See note 4 below for the debt obligations attributed to the Ventures Group.

  Any businesses that we may acquire in the future that we do not attribute to the Interactive Group will be attributed to the Ventures Group.

  The accompanying financial information does not reflect an anticipated attribution of cash to the Ventures Group of $1,250 million from the Interactive Group which is expected to occur. A portion of this cash is not currently included on Liberty's consolidated balance sheet as it will be borrowed under QVC's credit facility in connection with the completion of the recapitalization.

(2)
Investments in AFS securities, which are recorded at their respective fair market values, and other cost investments are summarized as follows:

	December 31,
	2011	2010
	amounts in millions
Interactive Group
Other	$3	1

Total attributed Interactive Group	3	1

Ventures Group
Time Warner Inc.	787	701
Time Warner Cable Inc.	348	361
AOL	30	47

Total attributed Ventures Group	1,165	1,109

Consolidated Liberty	$1,168	1,110

Notes to Attributed Financial Information

(unaudited)

(3)
The following table presents information regarding certain equity method investments attributed to each of the Interactive Group and the Ventures Group:

	December 31, 2011			Share of earnings (losses) years ended December 31,
	Percentage ownership	Carrying value	Market value	2011	2010	2009
	dollar amounts in millions
Interactive Group
HSN, Inc	34%	$217	726	38	31	(37)
Other	various	$13	N/A	(15)	(23)	(6)

Total Interactive Group		$230		23	8	(43)

Ventures Group
Expedia (a)	26%	$621	1,004	119	103	72
TripAdvisor, Inc (a)	26%	$184	873	—	—	—
Other	various	$100	N/A	(2)	1	(5)

Total Ventures Group		$905		117	104	67

Consolidated Liberty		$1,135		140	112	24

    (a)
    During the fourth quarter of 2011 Expedia, Inc. completed the pro-rata split-off of its then wholly owned subsidiary TripAdvisor, Inc. Therefore, the Company has a 26% ownership interest in each of Expedia, Inc. and TripAdvisor, Inc. as of December 31, 2011. On March 26, 2012, Liberty entered into a forward sale agreement with respect to 12 million shares of Expedia common stock at a per share forward price of $34.316. The forward contract is settleable on or about October 8, 2012 in stock, in the form of a net-share settlement or in cash, at the election of Liberty. Liberty currently retains beneficial ownership of the shares subject to the forward contract, which are pledged to secure its obligations under the forward contract.

Notes to Attributed Financial Information

(unaudited)

(4)
Debt attributed to the Interactive Group and the Ventures Group is comprised of the following:

	December 31, 2011
	Outstanding principal	Carrying value
	amounts in millions
Interactive Group
Liberty LLC 5.7% Senior Notes due 2013	$309	308
Liberty LLC 8.5% Senior Debentures due 2029	287	285
Liberty LLC 8.25% Senior Debentures due 2030	504	501
QVC 7.125% Senior Secured Notes due 2017	500	500
QVC 7.5% Senior Secured Notes due 2019	1,000	986
QVC 7.375% Senior Secured Notes due 2020	500	500
QVC bank credit facilities (a)	434	434
Other debt	82	82

Total attributed Interactive Group debt	3,616	3,596

Ventures Group
Liberty LLC 3.125% Exchangeable Senior Debentures due 2023	1,138	1,275
Liberty LLC 4% Exchangeable Senior Debentures due 2029	469	258
Liberty LLC 3.75% Exchangeable Senior Debentures due 2030	460	235
Liberty LLC 3.25% Exchangeable Senior Debentures due 2031	414	334
Liberty LLC 3.5% Exchangeable Senior Debentures due 2031	486	341

Total attributed Ventures Group debt	2,967	2,443

Total debt	$6,583	6,039

    (a)
    See note (1) above regarding additional incurrences to be drawn in connection with the closing of the recapitalization.

(5)
Cash compensation expense for our corporate employees has been allocated between the Interactive Group and the Ventures Group based on the estimated percentage of time spent providing services for each group. Other general and administrative expenses are charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Amounts allocated from the Interactive Group to the Ventures Group was determined to be $4 million, $3 million and $2 million for the years ended December 31, 2011, 2010 and 2009, respectively. We note that stock compensation related to each tracking stock in the future will be calculated based on actual awards outstanding following the completion of the recapitalization and distribution.

  While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(6)
We have accounted for income taxes for the Interactive Group and the Ventures Group in the accompanying attributed financial information in a manner similar to a stand-alone company basis

Notes to Attributed Financial Information

(unaudited)

  except as impacted by any special allocations as described in this proxy statement/prospectus. To the extent this methodology differs from our tax sharing policy, differences have been reflected as adjustments in the attributed net assets of the groups.

  Interactive Group

        The Interactive Group's income tax benefit (expense) consists of:

	Years ended December 31,
	2011	2010	2009
	amounts in millions
Current:
Federal	$(310)	(199)	(242)
State and local	(32)	6	(40)
Foreign	(120)	(111)	(85)

	(462)	(304)	(367)

Deferred:
Federal	103	113	135
State and local	2	17	5
Foreign	4	14	3

	109	144	143

Income tax benefit (expense)	$(353)	(160)	(224)

  The Interactive Group's income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years ended December 31,
	2011	2010	2009
	amounts in millions
Computed expected tax benefit (expense)	$(327)	(363)	(219)
Nontaxable exchange of investments for a subsidiary	—	112	—
State and local income taxes, net of federal income taxes	(17)	15	(28)
Change in valuation allowance affecting tax expense	(15)	—	—
Foreign taxes, net of foreign tax credits	(3)	48	(4)
Nontaxable gains (losses) related to the company's common stock	8	27	20
Other, net	1	1	7

Income tax benefit (expense)	$(353)	(160)	(224)

Notes to Attributed Financial Information

(unaudited)

  The tax effects of temporary differences that give rise to significant portions of the Interactive Group's deferred tax assets and deferred tax liabilities are presented below:

	December 31,
	2011	2010
	amounts in millions
Deferred tax assets:
Net operating and capital loss carryforwards	$60	32
Accrued stock compensation	44	33
Other accrued liabilities	69	154
Deferred revenue	5	9
Investments	20	37
Other future deductible amounts	213	100

Deferred tax assets	411	365
Valuation allowance	(16)	(1)

Net deferred tax assets	395	364

Deferred tax liabilities:
Intangible assets	1,661	1,718
Other	72	105

Deferred tax liabilities	1,733	1,823

Net deferred tax liabilities	$1,338	1,459

  Ventures Group

  The Ventures Group's income tax benefit (expense) consists of:

	Years ended December 31,
	2011	2010	2009
	amounts in millions
Current:
Federal	$154	114	123
State and local	—	—	(9)
Foreign	—	—	—

	154	114	114

Deferred:
Federal	(145)	(86)	114
State and local	(8)	4	41
Foreign	—	—	—

	(153)	(82)	155

Income tax benefit (expense)	$1	32	269

Notes to Attributed Financial Information

(unaudited)

  The Ventures Group's income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years ended December 31,
	2011	2010	2009
	amounts in millions
Computed expected tax benefit (expense)	$(2)	24	248
State and local income taxes, net of federal income taxes	(5)	3	21
Other, net	8	5	—

Income tax benefit (expense)	$1	32	269

  The tax effects of temporary differences that give rise to significant portions of the Ventures Group's deferred tax assets and deferred tax liabilities are presented below:

	December 31,
	2011	2010
	amounts in millions
Deferred tax assets:
Net operating and capital loss carryforwards	$10	8
Other	9	10

Deferred tax assets	19	18
Valuation allowance	—	—

Net deferred tax assets	19	18

Deferred tax liabilities:
Investments	210	152
Discount on exchangeable debentures	978	947
Deferred gain on debt retirements	321	321
Other	69	—

Deferred tax liabilities	1,578	1,420

Net deferred tax liabilities	$1,559	1,402

(7)
The Liberty Interactive common stock and the Liberty Ventures common stock will have voting and conversion rights under our restated charter. Following is a summary of those rights. Holders of Series A common stock of each group will be entitled to one vote per share, and holders of Series B common stock of each group will be entitled to ten votes per share. Holders of Series C common stock of each group, if issued, will be entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In general, holders of Series A and Series B common stock will vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B Liberty Interactive Stock or the approval of the holders of only Series A and Series B Liberty Ventures Stock.

  At the option of the holder, each share of Series B common stock of each group will be convertible into one share of Series A common stock of the same group. At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to the other group.

ANNEX C

FORM OF
RESTATED CERTIFICATE OF INCORPORATION
OF LIBERTY INTERACTIVE CORPORATION

ARTICLE I

NAME

        LIBERTY INTERACTIVE CORPORATION, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

          (1)   The present name of the Corporation is Liberty Interactive Corporation. The original Certificate of Incorporation of the Corporation was filed on February 28, 2006. The Restated Certificate of Incorporation of the Corporation was filed on November 19, 2009. An amendment to the Restated Certificate Incorporation of the Corporation was filed on September 22, 2011. The name under which the Corporation was originally incorporated is Liberty Media Holding Corporation.

          (2)   This Restated Certificate of Incorporation restates and further amends the Restated Certificate of Incorporation of the Corporation, as amended.

          (3)   This Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

          (4)   This Restated Certificate of Incorporation will become effective upon its filing with the Secretary of State of the State of Delaware.

          (5)   Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, the text of the Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

        The name of the corporation is Liberty Interactive Corporation (the "Corporation").

ARTICLE II

REGISTERED OFFICE

        The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is the Corporation Service Company.

ARTICLE III

PURPOSE

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (as the same may be amended from time to time, "DGCL").

 ARTICLE IV

AUTHORIZED STOCK

        The total number of shares of capital stock which the Corporation will have authority to issue is [eight billion, six hundred seven million five hundred thousand (8,607,500,000)] shares, which will be divided into the following classes:

          (a)   [eight billion five hundred fifty-seven million five hundred thousand (8,557,500,000)] shares will be of a class designated Common Stock, par value $0.01 per share ("Common Stock"), such class to be divided in series as provided in Section A of this Article IV; and

          (b)   fifty million (50,000,000) shares will be of a class designated Preferred Stock, par value $0.01 per share ("Preferred Stock"), such class to be issuable in series as provided in Section B of this Article IV.

        The description of the Common Stock and the Preferred Stock of the Corporation, and the relative rights, preferences and limitations thereof, or the method of fixing and establishing the same, are as hereinafter in this Article IV set forth:

SECTION A

COMMON STOCK

        1.    General.

        Four billion (4,000,000,000) shares of Common Stock will be of a series designated Series A Liberty Interactive Common Stock (the "Series A Liberty Interactive Common Stock"), one hundred fifty million (150,000,000) shares of Common Stock will be of a series designated Series B Liberty Interactive Common Stock (the "Series B Liberty Interactive Common Stock"), and four billion (4,000,000,000) shares of Common Stock will be of a series designated as Series C Liberty Interactive Common Stock (the "Series C Liberty Interactive Common Stock" and together with the Series A Liberty Interactive Common Stock and the Series B Liberty Interactive Common Stock, the "Liberty Interactive Common Stock"). [Two hundred million (200,000,000)] shares of Common Stock will be of a series designated Series A Liberty Ventures Common Stock (the "Series A Liberty Ventures Common Stock"), [seven million five hundred thousand (7,500,000)] shares of Common Stock will be of a series designated Series B Liberty Ventures Common Stock (the "Series B Liberty Ventures Common Stock"), and [two hundred million (200,000,000)] shares of Common Stock will be of a series designated as Series C Liberty Ventures Common Stock (the "Series C Liberty Ventures Common Stock" and together with the Series A Liberty Ventures Common Stock and the Series B Liberty Ventures Common Stock, the "Liberty Ventures Common Stock").

        2.    Liberty Interactive Common Stock and Liberty Ventures Common Stock.

        Each share of Series A Liberty Interactive Common Stock, Series B Liberty Interactive Common Stock and Series C Liberty Interactive Common Stock will, except as otherwise provided in this Section A.2., be identical in all respects and will have equal rights, powers and privileges.

        Each share of Series A Liberty Ventures Common Stock, Series B Liberty Ventures Common Stock and Series C Liberty Ventures Common Stock will, except as otherwise provided in this Section A.2., be identical in all respects and will have equal rights, powers and privileges.

        (a)    Voting Powers.

            (i)  Series A Liberty Interactive Common Stock, Series B Liberty Interactive Common Stock, Series A Liberty Ventures Common Stock and Series B Liberty Ventures Common Stock.    Holders of Series A Liberty Interactive Common Stock will be entitled to one vote for each share of such stock held of record, holders of Series B Liberty Interactive Common Stock will be entitled to ten votes for each share of such stock held of record, holders of Series A Liberty Ventures Common Stock will be entitled to one vote for each share of such stock held of record and holders of Series B Liberty Ventures Common Stock will be entitled to ten votes for each share of such stock held of record, upon all matters that may be submitted to a vote of stockholders of the Corporation (regardless of whether such holders are voting together with the holders of all Voting Securities, or as a separate class with the holders of one or more series of Common Stock, or as a separate series of Common Stock, or otherwise).

           (ii)  Series C Liberty Interactive Common Stock and Series C Liberty Ventures Common Stock.    Holders of Series C Liberty Interactive Common Stock and holders of Series C Liberty Ventures Common Stock will not be entitled to any voting powers, except as (and then only to the extent) required by the laws of the State of Delaware. If a vote of the holders of Series C Liberty Interactive Common Stock or Series C Liberty Ventures Common Stock should at any time be required by the laws of the State of Delaware on any matter, the holders of Series C Liberty Interactive Common Stock or Series C Liberty Ventures Common Stock, as applicable, will be entitled to 1/100th of a vote on such matter for each share held of record.

          (iii)  Voting Generally.    Except (A) as may otherwise be provided in this Certificate, (B) as may otherwise be required by the laws of the State of Delaware or (C) as may otherwise be provided in any Preferred Stock Designation, the holders of shares of Series A Liberty Interactive Common Stock, the holders of shares of Series B Liberty Interactive Common Stock, the holders of shares of Series A Liberty Ventures Common Stock, the holders of shares of Series B Liberty Ventures Common Stock and the holders of shares of each series of Preferred Stock that is designated as a Voting Security and is entitled to vote thereon in accordance with the terms of the applicable Preferred Stock Designation will vote as one class with respect to the election of directors and with respect to all other matters to be voted on by stockholders of the Corporation (including, without limitation and irrespective of the provisions of Section 242(b)(2) of the DGCL, any proposed amendment to this Certificate that (i) would increase (x) the number of authorized shares of Common Stock or any series thereof, (y) the number of authorized shares of Preferred Stock or any series thereof or (z) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established, or (ii) decrease (x) the number of authorized shares of Common Stock or any series thereof, (y) the number of authorized shares of Preferred Stock or any series thereof or (z) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established (but, in each case, not below the number of shares of such class or series of capital stock (as the case may be) then outstanding)), and no separate class or series vote of the holders of shares of any class or series of capital stock of the Corporation will be required for the approval of any such matter. In the event the holders of the Series C Liberty Interactive Common Stock and/or the holders of the Series C Liberty Ventures Common Stock are entitled to vote on any matter that may be submitted to a vote of stockholders of the Corporation, such holders will vote as one class with all other stockholders of the Corporation entitled to vote on such matter, unless otherwise required by this Certificate, the laws of the State of Delaware or any Preferred Stock Designation.

          (iv)  Special Voting Rights in Connection with Dispositions.    (A) If the Board of Directors, at its election, determines to seek the approval of the holders of Liberty Interactive Voting Securities entitled to vote thereon to classify a proposed Interactive Group Disposition as an Exempt Interactive Group Disposition, then such proposed Interactive Group Disposition will constitute an Exempt Interactive Group Disposition if approved by the holders of record, as of the record date for the meeting at which such vote is taken, of Liberty Interactive Voting Securities representing a majority of the aggregate voting power of Liberty Interactive Voting Securities that are present in person or by proxy at such meeting, voting together as a separate class.

            (B)  If the Board of Directors, at its election, determines to seek the approval of the holders of Liberty Ventures Voting Securities entitled to vote thereon to classify a proposed Ventures Group Disposition as an Exempt Ventures Group Disposition, then such proposed Ventures Group Disposition will constitute an Exempt Ventures Group Disposition if approved by the holders of record, as of the record date for the meeting at which such vote is taken, of Liberty Ventures Voting Securities representing a majority of the aggregate voting power of Liberty Ventures Voting Securities that are present in person or by proxy at such meeting, voting together as a separate class.

            (C)  Any vote taken pursuant to clause (A) or (B) of this paragraph (a)(iv) will be in addition to, and not in lieu of, any vote of the stockholders of the Corporation required pursuant to Article IX of this Certificate or the DGCL to be taken with respect to the applicable Disposition.

           (v)  Special Voting Rights in Connection with Certain Redemptions.    (A) If the Corporation proposes to redeem outstanding shares of Liberty Interactive Common Stock for securities of a Subsidiary pursuant to paragraph (e)(i) of this Section A.2., such redemption will be subject to, and will not be undertaken unless, the Corporation has received the approval of the holders of record, as of the record date for the meeting at which such vote is taken, of Liberty Interactive Voting Securities representing a majority of the aggregate voting power of Liberty Interactive Voting Securities that are present in person or by proxy at such meeting, voting together as a separate class (a "Interactive Group Redemption Stockholder Approval").

            (B)  If the Corporation proposes to redeem outstanding shares of Liberty Ventures Common Stock for securities of a Subsidiary pursuant to paragraph (f)(i) of this Section A.2., such redemption will be subject to, and will not be undertaken unless, the Corporation has received the approval of the holders of record, as of the record date for the meeting at which such vote is taken, of Liberty Ventures Voting Securities representing a majority of the aggregate voting power of Liberty Ventures Voting Securities that are present in person or by proxy at such meeting, voting together as a separate class (a "Ventures Group Redemption Stockholder Approval").

            (C)  Any vote taken pursuant to clause (A) or (B) of this paragraph (a)(v) will be in addition to, and not in lieu of, any vote of the stockholders of the Corporation required by the DGCL to be taken with respect to the applicable redemption.

        (b)    Conversion Rights.

            (i)  (A) Conversion of Series B Liberty Interactive Common Stock into Series A Liberty Interactive Common Stock; Other.    Each share of Series B Liberty Interactive Common Stock will be convertible at any time, at the option of the holder thereof, into one fully paid and non-assessable share of Series A Liberty Interactive Common Stock. Any such conversion may be effected by any holder of Series B Liberty Interactive Common Stock by surrendering such holder's certificate or certificates representing the Series B Liberty Interactive Common Stock to be converted, duly endorsed, at the principal office of the Corporation or any transfer agent for the Series B Liberty Interactive Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified whole number of shares of Series B Liberty Interactive Common Stock represented by such certificate or certificates and stating the name or names in which such holder desires the certificate or certificates representing shares of Series A Liberty Interactive Common Stock to be issued and, if less than all of the shares of Series B Liberty Interactive Common Stock represented by one certificate are to be converted, the name or names in which such holder desires the certificate or certificates representing the unconverted shares of Series B Liberty Interactive Common Stock to be issued. Any certificate representing shares surrendered for conversion in accordance with this paragraph will, if so required by the Corporation or its transfer agent, be accompanied by instruments of transfer, in form satisfactory to the Corporation or its transfer agent, duly executed by the holder of such shares or the duly authorized representative of such holder, and will, if required by the next succeeding paragraph, be accompanied by payment, or evidence of payment, of applicable issue or transfer taxes. Promptly thereafter, the Corporation will issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates representing the number of shares of Series A Liberty Interactive Common Stock to which such holder will be entitled as herein provided. If less than all of the shares of Series B Liberty Interactive Common Stock represented by any one certificate are to be converted, the Corporation will issue and deliver to such holder or such holder's nominee or nominees a new certificate representing the shares of Series B Liberty Interactive Common Stock not converted. Such conversion will be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer and payment or evidence of payment of taxes referred to above, and the Person or Persons entitled to receive the Series A Liberty Interactive Common Stock issuable on such conversion will be treated for all purposes as the record holder or holders of such Series A Liberty Interactive Common Stock on that date. A number of shares of Series A Liberty Interactive Common Stock equal to the number of shares of Series B Liberty Interactive Common Stock outstanding from time to time will be set aside and reserved for issuance upon conversion of shares of Series B Liberty Interactive Common Stock as provided herein. Shares of Series A Liberty Interactive Common Stock and shares of Series C Liberty Interactive Common Stock will not be convertible at the option of the holder into shares of any other series of Common Stock.

            The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of a certificate or certificates representing shares of Liberty Interactive Common Stock on conversion of shares of Series B Liberty Interactive Common Stock pursuant to this paragraph (b)(i)(A). The Corporation will not, however, be required to pay any tax that may be payable in respect of any issue or delivery of a certificate or certificates representing any shares of Liberty Interactive Common Stock in a name other than that in which the shares of Series B Liberty Interactive Common Stock so converted were registered and no such issue or delivery will be made unless and until the person requesting the same has paid to the Corporation or its transfer agent the amount of any such tax or has established to the satisfaction of the Corporation or its transfer agent that such tax has been paid.

            Liberty Interactive Common Stock will be convertible at the option of the Corporation, in whole or in part, in accordance with the other provisions of this Section A.2.

            (B)  Conversion of Series B Liberty Ventures Common Stock into Series A Liberty Ventures Common Stock; Other.    Each share of Series B Liberty Ventures Common Stock will be convertible at any time, at the option of the holder thereof, into one fully paid and non-assessable share of Series A Liberty Ventures Common Stock. Any such conversion may be effected by any holder of Series B Liberty Ventures Common Stock by surrendering such holder's certificate or certificates representing the Series B Liberty Ventures Common Stock to be converted, duly endorsed, at the principal office of the Corporation or any transfer agent for the Series B Liberty Ventures Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified whole number of shares of Series B Liberty Ventures Common Stock represented by such certificate or certificates and stating the name or names in which such holder desires the certificate or certificates representing shares of Series A Liberty Ventures Common Stock to be issued and, if less than all of the shares of Series B Liberty Ventures Common Stock represented by one certificate are to be converted, the name or names in which such holder desires the certificate or certificates representing the unconverted shares of Series B Liberty Ventures Common Stock to be issued. Any certificate representing shares surrendered for conversion in accordance with this paragraph will, if so required by the Corporation or its transfer agent, be accompanied by instruments of transfer, in form satisfactory to the Corporation or its transfer agent, duly executed by the holder of such shares or the duly authorized representative of such holder, and will, if required by the next succeeding paragraph, be accompanied by payment, or evidence of payment, of applicable issue or transfer taxes. Promptly thereafter, the Corporation will issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates representing the number of shares of Series A Liberty Ventures Common Stock to which such holder will be entitled as herein provided. If less than all of the shares of Series B Liberty Ventures Common Stock represented by any one certificate are to be converted, the Corporation will issue and deliver to such holder or such holder's nominee or nominees a new certificate representing the shares of Series B Liberty Ventures Common Stock not converted. Such conversion will be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer and payment or evidence of payment of taxes referred to above, and the Person or Persons entitled to receive the Series A Liberty Ventures Common Stock issuable on such conversion will be treated for all purposes as the record holder or holders of such Series A Liberty Ventures Common Stock on that date. A number of shares of Series A Liberty Ventures Common Stock equal to the number of shares of Series B Liberty Ventures Common Stock outstanding from time to time will be set aside and reserved for issuance upon conversion of shares of Series B Liberty Ventures Common Stock as provided herein. Shares of Series A Liberty Ventures Common Stock and shares of Series C Liberty Ventures Common Stock will not be convertible at the option of the holder into shares of any other series of Common Stock.

            The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of a certificate or certificates representing shares of Liberty Ventures Common Stock on conversion of shares of Series B Liberty Ventures Common Stock pursuant to this paragraph (b)(i)(B). The Corporation will not, however, be required to pay any tax that may be payable in respect of any issue or delivery of a certificate or certificates representing any shares of Liberty Ventures Common Stock in a name other than that in which the shares of Series B Liberty Ventures Common Stock so converted were registered and no such issue or delivery will be made unless and until the person requesting the same has paid to the Corporation or its transfer agent the amount of any such tax or has established to the satisfaction of the Corporation or its transfer agent that such tax has been paid.

            Liberty Ventures Common Stock will be convertible at the option of the Corporation, in whole or in part, in accordance with the other provisions of this Section A.2.

           (ii)  Conversion of Liberty Ventures Common Stock into Liberty Interactive Common Stock at the Option of the Corporation.

            (A)  At the option of the Corporation, exercisable at any time by resolution of its Board of Directors: (I) each share of Series A Liberty Ventures Common Stock will be converted into a number (or fraction) of fully paid and non-assessable shares of Series A Liberty Interactive Common Stock equal to the Ventures/Interactive Group Optional Conversion Ratio, (II) each share of Series B Liberty Ventures Common Stock will be converted into a number (or fraction) of fully paid and non-assessable shares of Series B Liberty Interactive Common Stock equal to the Ventures/Interactive Group Optional Conversion Ratio, and (III) each share of Series C Liberty Ventures Common Stock will be converted into a number (or fraction) of fully paid and non-assessable shares of Series C Liberty Interactive Common Stock equal to the Ventures/Interactive Group Optional Conversion Ratio.

            (B)  For purposes of this paragraph (b)(ii), the "Ventures/Interactive Group Optional Conversion Ratio" means the amount (calculated to the nearest five decimal places) obtained by dividing (I) the Average Market Value of the Liberty Ventures Reference Share over the 20-Trading Day period ending on the Trading Day preceding the Determination Date, by (II) the Average Market Value of the Liberty Interactive Reference Share over the 20-Trading Day period ending on the Trading Day preceding the Determination Date.

            (C)  If the Corporation determines to convert shares of Liberty Ventures Common Stock into Liberty Interactive Common Stock pursuant to this paragraph (b)(ii), such conversion will occur on a Ventures Group Conversion Date on or prior to the 45th day following the Determination Date and will otherwise be effected in accordance with the provisions of paragraph (f)(iv) of this Section A.2. If the Corporation determines not to undertake such conversion following the determination of the Ventures/Interactive Group Optional Conversion Ratio, the Corporation may at any time thereafter establish a new Determination Date, in which event the Ventures/Interactive Group Optional Conversion Ratio will be recalculated as of such new Determination Date and, if the Corporation determines to convert shares of Liberty Ventures Common Stock into shares of Liberty Interactive Common Stock, a new Ventures Group Conversion Date will be established, in each case, in accordance with this paragraph (b)(ii).

            (D)  The Corporation will not convert shares of a series of Liberty Ventures Common Stock into shares of Liberty Interactive Common Stock pursuant to this paragraph (b)(ii) without converting all outstanding shares of each series of Liberty Ventures Common Stock into shares of Liberty Interactive Common Stock, in each case, in accordance with this paragraph (b)(ii).

          (iii)  Conversion of Liberty Interactive Common Stock into Liberty Ventures Common Stock at the Option of the Corporation.

            (A)  At the option of the Corporation, exercisable at any time by resolution of its Board of Directors: (I) each share of Series A Liberty Interactive Common Stock will be converted into a number (or fraction) of fully paid and non-assessable shares of Series A Liberty Ventures Common Stock equal to the Interactive/Ventures Group Optional Conversion Ratio, (II) each share of Series B Liberty Interactive Common Stock will be converted into a number (or fraction) of fully paid and non-assessable shares of Series B Liberty Ventures Common Stock equal to the Interactive/Ventures Group Optional Conversion Ratio, and (III) each share of Series C Liberty Interactive Common Stock will be converted into a number (or fraction) of fully paid and non-assessable shares of Series C Liberty Ventures Common Stock equal to the Interactive/Ventures Group Optional Conversion Ratio.

            (B)  For purposes of this paragraph (b)(iii), the "Interactive/Ventures Group Optional Conversion Ratio" means the amount (calculated to the nearest five decimal places) obtained by dividing (I) the Average Market Value of the Liberty Interactive Reference Share over the 20-Trading Day period ending on the Trading Day preceding the Determination Date, by (II) the Average Market Value of the Liberty Ventures Reference Share over the 20-Trading Day period ending on the Trading Day preceding the Determination Date.

            (C)  If the Corporation determines to convert shares of Liberty Interactive Common Stock into Liberty Ventures Common Stock pursuant to this paragraph (b)(iii), such conversion will occur on a Interactive Group Conversion Date on or prior to the 45th day following the Determination Date and will otherwise be effected in accordance with the provisions of paragraph (e)(iv) of this Section A.2. If the Corporation determines not to undertake such conversion following the determination of the Interactive/Ventures Group Optional Conversion Ratio, the Corporation may at any time thereafter establish a new Determination Date, in which event the Interactive/Ventures Group Optional Conversion Ratio will be recalculated as of such new Determination Date and, if the Corporation determines to convert shares of Liberty Interactive Common Stock into shares of Liberty Ventures Common Stock, a new Interactive Group Conversion Date will be established, in each case, in accordance with this paragraph (b)(iii).

            (D)  The Corporation will not convert shares of a series of Liberty Interactive Common Stock into shares of Liberty Ventures Common Stock pursuant to this paragraph (b)(iii) without converting all outstanding shares of each series of Liberty Interactive Common Stock into shares of Liberty Ventures Common Stock, in each case, in accordance with this paragraph (b)(iii).

        (c)    Dividends Generally.

            (i)  Dividends on Liberty Interactive Common Stock.    Subject to the applicable terms of any Preferred Stock Designation, dividends on the Liberty Interactive Common Stock may be declared and paid only out of the lesser of (A) assets of the Corporation legally available therefor and (B) the Interactive Group Available Dividend Amount. Whenever a dividend, other than a dividend that consists of a Share Distribution, is paid to the holders of one or more series of Liberty Interactive Common Stock, the Corporation will also pay to the holders of each other series of Liberty Interactive Common Stock a dividend per share equal to the dividend per share paid to the holders of such first one or more series of Liberty Interactive Common Stock, such that the dividend paid on each share of Liberty Interactive Common Stock, regardless of series, is the same. Whenever a dividend that consists of a Share Distribution is paid to the holders of one or more series of Liberty Interactive Common Stock, the Corporation will also pay a dividend that consists of a Share Distribution to the holders of each other series of Liberty Interactive Common Stock as provided in paragraph (d)(i) of this Section A.2.

          If the Interactive Group Outstanding Interest Fraction is less than one (1) on the record date for any dividend, including a dividend that consists of a Share Distribution, with respect to the Liberty Interactive Common Stock, then concurrently with the payment of any dividend on the outstanding shares of Liberty Interactive Common Stock:

            (A)  if such dividend consists of cash, securities (other than shares of Liberty Interactive Common Stock or Liberty Ventures Common Stock) or other assets, at the election of the Board of Directors, the Corporation will (I) attribute (a "Interactive Group Inter-Group Dividend") to the Ventures Group an aggregate amount of cash, securities or other assets, or a combination thereof (the "Interactive Group Inter-Group Dividend Amount"), with a Fair Value equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Number of Shares Issuable to the Ventures Group with Respect to the

    Interactive Group Inter-Group Interest as of the record date for such dividend, by (y) the per share Fair Value of such dividend payable to the holders of outstanding shares of Liberty Interactive Common Stock, as determined by the Board of Directors or (II) increase the Number of Shares Issuable to the Ventures Group with Respect to the Interactive Group Inter-Group Interest by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by dividing (x) the Interactive Group Inter-Group Dividend Amount, by (y) the Fair Value of the Liberty Interactive Reference Share as of the "ex" date or any similar date for such dividend;

            (B)  if such dividend consists of shares of Liberty Interactive Common Stock, the Number of Shares Issuable to the Ventures Group with Respect to the Interactive Group Inter-Group Interest will be increased by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Number of Shares Issuable to the Ventures Group with Respect to the Interactive Group Inter-Group Interest as of the record date for such dividend, by (y) the Interactive Group Share Distribution Ratio applicable to such dividend; or

            (C)  if such dividend consists of shares of Liberty Ventures Common Stock, subject to paragraph (d)(i)(B), the Number of Shares Issuable to the Interactive Group with Respect to the Ventures Group Inter-Group Interest will be decreased by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by adding (I) the number of shares of Liberty Ventures Common Stock distributed to holders of Liberty Interactive Common Stock, plus (II) the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Number of Shares Issuable to the Ventures Group with Respect to the Interactive Group Inter-Group Interest as of the record date for such dividend, by (y) the Ventures Group Share Distribution Ratio applicable to such dividend.

            In the case of a dividend paid pursuant to clause (D) of paragraph (e)(ii) of this Section A.2. in connection with a Interactive Group Disposition, the Interactive Group Inter-Group Dividend Amount may be increased, at the election of the Board of Directors, by the aggregate amount of the dividend that would have been payable with respect to the shares of Liberty Interactive Common Stock converted into Liberty Ventures Common Stock in connection with such Interactive Group Disposition if such shares were not so converted and received the same dividend per share as the other shares of Liberty Interactive Common Stock received in connection with such Interactive Group Disposition.

            A Interactive Group Inter-Group Dividend may, at the discretion of the Board of Directors, be reflected by an allocation or by a direct transfer of cash, securities or other assets, or a combination thereof, and may be payable in kind or otherwise.

           (ii)  Dividends on Liberty Ventures Common Stock.    Subject to the applicable terms of any Preferred Stock Designation, dividends on the Liberty Ventures Common Stock may be declared and paid only out of the lesser of (A) assets of the Corporation legally available therefor and (B) the Ventures Group Available Dividend Amount. Whenever a dividend, other than a dividend that consists of a Share Distribution, is paid to the holders of one or more series of Liberty Ventures Common Stock, the Corporation will also pay to the holders of each other series of Liberty Ventures Common Stock a dividend per share equal to the dividend per share paid to the holders of such first one or more series of Liberty Ventures Common Stock, such that the dividend paid on each share of Liberty Ventures Common Stock, regardless of series, is the same. Whenever a dividend that consists of a Share Distribution is paid to the holders of one or more series of Liberty Ventures Common Stock, the Corporation will also pay a dividend that consists of a Share Distribution to the holders of each other series of Liberty Ventures Common Stock as provided in paragraph (d)(ii) of this Section A.2.

          If the Ventures Group Outstanding Interest Fraction is less than one (1) on the record date for any dividend, including a dividend that consists of a Share Distribution, with respect to the Liberty Ventures Common Stock, then concurrently with the payment of any dividend on the outstanding shares of Liberty Ventures Common Stock:

            (A)  if such dividend consists of cash, securities (other than shares of Liberty Ventures Common Stock or Liberty Interactive Common Stock) or other assets, at the election of the Board of Directors, the Corporation will (I) attribute (a "Ventures Group Inter-Group Dividend") to the Interactive Group an aggregate amount of cash, securities or other assets, or a combination thereof (the "Ventures Group Inter-Group Dividend Amount"), with a Fair Value equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Number of Shares Issuable to the Interactive Group with Respect to the Ventures Group Inter-Group Interest as of the record date for such dividend, by (y) the per share Fair Value of such dividend payable to the holders of outstanding shares of Liberty Ventures Common Stock, as determined by the Board of Directors or (II) increase the Number of Shares Issuable to the Interactive Group with Respect to the Ventures Group Inter-Group Interest by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by dividing (x) the Ventures Group Inter-Group Dividend Amount, by (y) the Fair Value of the Liberty Ventures Reference Share as of the "ex" date or any similar date for such dividend;

            (B)  if such dividend consists of shares of Liberty Ventures Common Stock, the Number of Shares Issuable to the Interactive Group with Respect to the Ventures Group Inter-Group Interest will be increased by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Number of Shares Issuable to the Interactive Group with Respect to the Ventures Group Inter-Group Interest as of the record date for such dividend, by (y) the Ventures Group Share Distribution Ratio applicable to such dividend; or

            (C)  if such dividend consists of shares of Liberty Interactive Common Stock, subject to paragraph (d)(ii)(B), the Number of Shares Issuable to the Ventures Group with Respect to the Interactive Group Inter-Group Interest will be decreased by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by adding (I) the number of shares of Liberty Interactive Common Stock distributed to holders of Liberty Ventures Common Stock, plus (II) the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Number of Shares Issuable to the Interactive Group with Respect to the Ventures Group Inter-Group Interest as of the record date for such dividend, by (y) the Interactive Group Share Distribution Ratio applicable to such dividend.

          In the case of a dividend paid pursuant to clause (D) of paragraph (f)(ii) of this Section A.2. in connection with a Ventures Group Disposition, the Ventures Group Inter-Group Dividend Amount may be increased, at the election of the Board of Directors, by the aggregate amount of the dividend that would have been payable with respect to the shares of Liberty Ventures Common Stock converted into Liberty Interactive Common Stock in connection with such Ventures Group Disposition if such shares were not so converted and received the same dividend per share as the other shares of Liberty Ventures Common Stock received in connection with such Ventures Group Disposition.

          A Ventures Group Inter-Group Dividend may, at the discretion of the Board of Directors, be reflected by an allocation or by a direct transfer of cash, securities or other assets, or a combination thereof, and may be payable in kind or otherwise.

          (iii)  Discrimination Between or Among Series of Common Stock.    Subject to the provisions of paragraphs (c) and (d) of this Section A.2., the Board of Directors will have the authority and discretion to declare and pay (or to refrain from declaring and paying) dividends, including, without limitation, dividends consisting of Share Distributions, on outstanding shares of Liberty Interactive Common Stock or Liberty Ventures Common Stock, or all such series, and in equal or unequal amounts, or only on the Liberty Interactive Common Stock or the Liberty Ventures Common Stock (subject to applicable law), notwithstanding the relationship between or among the Interactive Group Available Dividend Amount and the Ventures Group Available Dividend Amount, or the respective amounts of prior dividends declared on, or the liquidation rights of, the Liberty Interactive Common Stock or the Liberty Ventures Common Stock, or any other factor.

        (d)    Share Distributions.

            (i)  Distributions on Series A Liberty Interactive Common Stock, Series B Liberty Interactive Common Stock and Series C Liberty Interactive Common Stock.    If at any time a Share Distribution is to be made with respect to the Series A Liberty Interactive Common Stock, Series B Liberty Interactive Common Stock or Series C Liberty Interactive Common Stock, then, in addition to the applicable requirements of paragraph (c)(i) of this Section A.2., such Share Distribution may be declared and paid only as follows:

            (A)  a Share Distribution consisting, at the election of the Board of Directors, of: (I) shares of Series A Liberty Interactive Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Interactive Common Stock) may be declared and paid to holders of Series A Liberty Interactive Common Stock, Series B Liberty Interactive Common Stock and Series C Liberty Interactive Common Stock, on an equal per share basis; or (II) shares of Series C Liberty Interactive Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series C Liberty Interactive Common Stock) may be declared and paid to holders of Series A Liberty Interactive Common Stock, Series B Liberty Interactive Common Stock and Series C Liberty Interactive Common Stock, on an equal per share basis; or (III) shares of Series A Liberty Interactive Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Interactive Common Stock) may be declared and paid to holders of Series A Liberty Interactive Common Stock, shares of Series B Liberty Interactive Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series B Liberty Interactive Common Stock) may be declared and paid to holders of Series B Liberty Interactive Common Stock and shares of Series C Liberty Interactive Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series C Liberty Interactive Common Stock) may be declared and paid to holders of Series C Liberty Interactive Common Stock, in each case, on an equal per share basis;

            (B)  a Share Distribution consisting, at the election of the Board of Directors, of: (I) shares of Series A Liberty Ventures Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Ventures Common Stock) may be declared and paid to holders of Series A Liberty Interactive Common Stock, Series B Liberty Interactive Common Stock and Series C Liberty Interactive Common Stock, on an equal per share basis; or (II) shares of Series C Liberty Ventures Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series C Liberty Ventures Common Stock) may be declared and paid to holders of Series A Liberty Interactive Common Stock, Series B Liberty Interactive Common Stock and Series C Liberty Interactive Common Stock, on an equal per share basis; or (III) shares of Series A Liberty Ventures Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Ventures Common Stock) may be declared and paid to holders of Series A Liberty Interactive Common Stock, shares of Series B Liberty Ventures Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series B Liberty Ventures Common Stock) may be declared and paid to holders of Series B Liberty Interactive Common Stock and shares of Series C Liberty Ventures Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series C Liberty Ventures Common Stock) may be declared and paid to holders of Series C Liberty Interactive Common Stock, in each case, on an equal per share basis; provided, however, that no such Share Distribution will be declared and paid if the amount obtained by adding (x) the aggregate number of shares of Liberty Ventures Common Stock to be so distributed pursuant to this paragraph (d)(i)(B) (including the number of such shares that would be issuable upon conversion, exercise or exchange of any Convertible Securities to be so distributed pursuant to such Share Distribution), plus (y) the number of shares of Liberty Ventures Common Stock that are subject to issuance upon conversion, exercise or exchange of any Convertible Securities then outstanding that are attributed to the Interactive Group, plus (z) if the Interactive Group Outstanding Interest Fraction is less than one (1) on the record date for the Share Distribution, the number of shares of Liberty Ventures Common Stock equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (I) the Number of Shares Issuable to the Ventures Group with Respect to the Interactive Group Inter-Group Interest as of the record date for such Share Distribution, by (II) the Ventures Group Share Distribution Ratio, is greater than the Number of Shares Issuable to the Interactive Group with Respect to the Ventures Group Inter-Group Interest; or

            (C)  a Share Distribution consisting of any class or series of securities of the Corporation or any other Person, other than Liberty Interactive Common Stock or Liberty Ventures Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Liberty Interactive Common Stock or Liberty Ventures Common Stock), may be declared and paid, at the election of the Board of Directors, either on the basis of a distribution of (x) identical securities, on an equal per share basis, to holders of each series of Liberty Interactive Common Stock, (y) separate classes or series of securities, on an equal per share basis, to the holders of each series of Liberty Interactive Common Stock or (z) a separate class or series of securities to the holders of one or more series of Liberty Interactive Common Stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of Liberty Interactive Common Stock; provided, that in the case of clauses (y) and (z), (1) such separate classes or series of securities (and, if the distribution consists of Convertible Securities, the securities into which such Convertible Securities are convertible or for which they are exercisable or exchangeable) do not differ in any respect other than their relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.), with holders of shares of Series B Liberty Interactive Common Stock receiving the class or series of securities having (or convertible into or exercisable or exchangeable for securities having) the highest relative voting rights and the holders of shares of each other series of Liberty Interactive Common Stock receiving securities of a class or series having (or convertible into or exercisable or exchangeable for securities having) lesser relative voting rights, in each case, without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.) among the Series A Liberty Interactive Common Stock, the Series B Liberty Interactive Common Stock and the Series C Liberty Interactive Common Stock, and (2) in the event the securities to be received by the holders of shares of Liberty Interactive Common Stock other than the Series B Liberty Interactive Common Stock consist of different classes or series of securities, with each such class or series of securities (or the securities into which such class or series is convertible or for which such class or series is exercisable or exchangeable) differing only with respect to the relative voting rights of such class or series (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.), then such classes or series of securities will be distributed to the holders of each series of Liberty Interactive Common Stock (other than the Series B Liberty Interactive Common Stock) (i) as the Board of Directors determines or (ii) such that the relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.) of the class or series of securities (or the securities into which such class or series is convertible or for which such class or series is exercisable or exchangeable) to be received by the holders of each series of Liberty Interactive Common Stock (other than the Series B Liberty Interactive Common Stock) corresponds to the extent practicable to the relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.) of such series of Liberty Interactive Common Stock, as compared to the other series of Liberty Interactive Common Stock (other than the Series B Liberty Interactive Common Stock).

           (ii)  Distributions on Series A Liberty Ventures Common Stock, Series B Liberty Ventures Common Stock and Series C Liberty Ventures Common Stock.    If at any time a Share Distribution is to be made with respect to the Series A Liberty Ventures Common Stock, Series B Liberty Ventures Common Stock or Series C Liberty Ventures Common Stock, then, in addition to the applicable requirements of paragraph (c)(ii) of this Section A.2., such Share Distribution may be declared and paid only as follows:

            (A)  a Share Distribution consisting, at the election of the Board of Directors, of: (I) shares of Series A Liberty Ventures Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Ventures Common Stock) may be declared and paid to holders of Series A Liberty Ventures Common Stock, Series B Liberty Ventures Common Stock and Series C Liberty Ventures Common Stock, on an equal per share basis; or (II) shares of Series C Liberty Ventures Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series C Liberty Ventures Common Stock) may be declared and paid to holders of Series A Liberty Ventures Common Stock, Series B Liberty Ventures Common Stock and Series C Liberty Ventures Common Stock, on an equal per share basis; or (III) shares of Series A Liberty Ventures Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Ventures Common Stock) may be declared and paid to holders of Series A Liberty Ventures Common Stock, shares of Series B Liberty Ventures Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series B Liberty Ventures Common Stock) may be declared and paid to holders of Series B Liberty Ventures Common Stock and shares of Series C Liberty Ventures Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series C Liberty Ventures Common Stock) may be declared and paid to holders of Series C Liberty Ventures Common Stock, in each case, on an equal per share basis;

            (B)  a Share Distribution consisting, at the election of the Board of Directors, of: (I) shares of Series A Liberty Interactive Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Interactive Common Stock) may be declared and paid to holders of Series A Liberty Ventures Common Stock, Series B Liberty Ventures Common Stock and Series C Liberty Ventures Common Stock, on an equal per share basis; or (II) shares of Series C Liberty Interactive Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series C Liberty

    Interactive Common Stock) may be declared and paid to holders of Series A Liberty Ventures Common Stock, Series B Liberty Ventures Common Stock and Series C Liberty Ventures Common Stock, on an equal per share basis; or (III) shares of Series A Liberty Interactive Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Interactive Common Stock) may be declared and paid to holders of Series A Liberty Ventures Common Stock, shares of Series B Liberty Interactive Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series B Liberty Interactive Common Stock) may be declared and paid to holders of Series B Liberty Ventures Common Stock and shares of Series C Liberty Interactive Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series C Liberty Interactive Common Stock) may be declared and paid to holders of Series C Liberty Ventures Common Stock, in each case, on an equal per share basis; provided, however, that no such Share Distribution will be declared and paid if the amount obtained by adding (x) the aggregate number of shares of Liberty Interactive Common Stock to be so distributed pursuant to this paragraph (d)(ii)(B) (including the number of such shares that would be issuable upon conversion, exercise or exchange of any Convertible Securities to be so distributed pursuant to such Share Distribution), plus (y) the number of shares of Liberty Interactive Common Stock that are subject to issuance upon conversion, exercise or exchange of any Convertible Securities then outstanding that are attributed to the Ventures Group, plus (z) if the Ventures Group Outstanding Interest Fraction is less than one (1) on the record date for the Share Distribution, the number of shares of Liberty Interactive Common Stock equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (I) the Number of Shares Issuable to the Interactive Group with Respect to the Ventures Group Inter-Group Interest as of the record date for such Share Distribution, by (II) the Interactive Group Share Distribution Ratio, is greater than the Number of Shares Issuable to the Ventures Group with Respect to the Interactive Group Inter-Group Interest; or

            (C)  a Share Distribution consisting of any class or series of securities of the Corporation or any other Person, other than Liberty Ventures Common Stock or Liberty Interactive Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Liberty Ventures Common Stock or Liberty Interactive Common Stock), may be declared and paid, at the election of the Board of Directors, either on the basis of a distribution of (x) identical securities, on an equal per share basis, to holders of each series of Liberty Ventures Common Stock, (y) separate classes or series of securities, on an equal per share basis, to the holders of each series of Liberty Ventures Common Stock or (z) a separate class or series of securities to the holders of one or more series of Liberty Ventures Common Stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of Liberty Ventures Common Stock; provided, that in the case of clauses (y) and (z), (1) such separate classes or series of securities (and, if the distribution consists of Convertible Securities, the securities into which such Convertible Securities are convertible or for which they are exercisable or exchangeable) do not differ in any respect other than their relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.), with holders of shares of Series B Liberty Ventures Common Stock receiving the class or series of securities having (or convertible into or exercisable or exchangeable for securities having) the highest relative voting rights and the holders of shares of each other series of Liberty Ventures Common Stock receiving securities of a class or series having (or convertible into or exercisable or exchangeable for securities having) lesser relative voting rights, in each case, without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.) among the Series A Liberty Ventures Common Stock, the Series B Liberty Ventures Common Stock and the Series C Liberty Ventures Common Stock, and (2) in the event the securities to be received by the holders of shares of Liberty Ventures Common Stock other than the Series B Liberty Ventures Common Stock consist of different classes or series of securities, with each such class or series of securities (or the securities into which such class or series is convertible or for which such class or series is exercisable or exchangeable) differing only with respect to the relative voting rights of such class or series (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.), then such classes or series of securities will be distributed to the holders of each series of Liberty Ventures Common Stock (other than the Series B Liberty Ventures Common Stock) (i) as the Board of Directors determines or (ii) such that the relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.) of the class or series of securities (or the securities into which such class or series is convertible or for which such class or series is exercisable or exchangeable) to be received by the holders of each series of Liberty Ventures Common Stock (other than the Series B Liberty Ventures Common Stock) corresponds to the extent practicable to the relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.) of such series of Liberty Ventures Common Stock, as compared to the other series of Liberty Ventures Common Stock (other than the Series B Liberty Ventures Common Stock).

        (e)    Redemption and Other Provisions Relating to the Liberty Interactive Common Stock.

            (i)  Redemption for Securities of one or more Interactive Group Subsidiaries.    At any time at which a Subsidiary of the Corporation holds, directly or indirectly, assets and liabilities attributed to the Interactive Group, the Corporation may, at its option and subject to assets of the Corporation being legally available therefor, but subject (in addition to any other approval of the Corporation's stockholders (or any series thereof) required under the DGCL in respect of such redemption, if any) to the Corporation having received the Interactive Group Redemption Stockholder Approval (and, to the extent applicable, the Ventures Group Redemption Stockholder Approval), redeem outstanding shares of Liberty Interactive Common Stock (such shares of Liberty Interactive Common Stock to be redeemed, the "Interactive Group Redemption Shares") for securities of such Subsidiary (a "Distributed Interactive Group Subsidiary"), as provided herein. The number of Interactive Group Redemption Shares will be determined, by the Board of Directors, by multiplying (A) the number of outstanding shares of Liberty Interactive Common Stock as of the Interactive Group Redemption Selection Date, by (B) the percentage of the Fair Value of the Interactive Group that is represented by the Fair Value of the Corporation's equity interest in the Distributed Interactive Group Subsidiary which is attributable to the Interactive Group, in each case, as determined by the Board of Directors as of a date selected by the Board of Directors, as such percentage may be adjusted by the Board of Directors in its discretion to take into account such things as it deems relevant. The aggregate number of securities of the Distributed Interactive Group Subsidiary to be delivered (the "Interactive Group Distribution Subsidiary Securities") in redemption of the Interactive Group Redemption Shares will be equal to: (A) if the Board of Directors makes a Interactive Group Inter-Group Redemption Election as described below, the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the product of (I) the number of securities of the Distributed Interactive Group Subsidiary owned by the Corporation and (II) the percentage of the Fair Value of the Corporation's equity interest in the Distributed Interactive Group Subsidiary that is represented by the Fair Value of the Corporation's equity interest in the Distributed Interactive Group Subsidiary which is attributable to the Interactive Group (such product, the "Distributable Interactive Group

  Subsidiary Securities"), by (y) the Interactive Group Outstanding Interest Fraction, in each case, as of the Interactive Group Redemption Selection Date, or (B) if the Board of Directors does not make a Interactive Group Inter-Group Redemption Election, all of the Distributable Interactive Group Subsidiary Securities, in each case, subject to adjustment as provided below. The number of securities of the Distributed Interactive Group Subsidiary to be delivered in redemption of each Interactive Group Redemption Share will be equal to the amount (rounded, if necessary, to the nearest five decimal places) obtained by dividing (x) the number of Interactive Group Distribution Subsidiary Securities, by (y) the number of Interactive Group Redemption Shares.

          If the Interactive Group Outstanding Interest Fraction is less than one (1) on the Interactive Group Redemption Selection Date for any redemption pursuant to this paragraph (e)(i) and if (but only if) the Board of Directors so determines in its discretion (a "Interactive Group Inter-Group Redemption Election"), then concurrently with the distribution of the Interactive Group Distribution Subsidiary Securities in redemption of Interactive Group Redemption Shares, the Corporation will attribute to the Ventures Group an aggregate number of Distributable Interactive Group Subsidiary Securities (the "Interactive Group Inter-Group Interest Subsidiary Securities") equal to the difference between the total number of Distributable Interactive Group Subsidiary Securities and the number of Interactive Group Distribution Subsidiary Securities, subject to adjustment as provided below. If a Interactive Group Inter-Group Redemption Election is made, then: (I) the Number of Shares Issuable to the Ventures Group with Respect to the Interactive Group Inter-Group Interest will be decreased as described in subparagraph (ii)(D) of the definition of "Number of Shares Issuable to the Ventures Group with Respect to the Interactive Group Inter-Group Interest" in paragraph (i) of this Section A.2.; (II) the attribution of Interactive Group Inter-Group Interest Subsidiary Securities to be made to the Ventures Group may, at the discretion of the Board of Directors, be reflected by an allocation or by a direct transfer of Interactive Group Inter-Group Interest Subsidiary Securities to the Ventures Group; and (III) the Board of Directors may determine that the Interactive Group Inter-Group Interest Subsidiary Securities so allocated or transferred to the Ventures Group will be distributed to holders of shares of Liberty Ventures Common Stock as a Share Distribution pursuant to paragraph (d)(ii)(C) of this Section A.2.

          If at the time of a redemption of Liberty Interactive Common Stock pursuant to this paragraph (e)(i), there are outstanding any Convertible Securities convertible into or exercisable or exchangeable for shares of Liberty Interactive Common Stock that would become convertible into or exercisable or exchangeable for Distributable Interactive Group Subsidiary Securities as a result of such redemption, and the obligation to deliver securities of such Distributed Interactive Group Subsidiary upon exercise, exchange or conversion of such Convertible Securities is not assumed or otherwise provided for by the Distributed Interactive Group Subsidiary, then the Board of Directors may make such adjustments as it determines to be appropriate to the number of Interactive Group Redemption Shares, the number of Interactive Group Distribution Subsidiary Securities and the number of Interactive Group Inter-Group Interest Subsidiary Securities (and any related adjustment to the Number of Shares Issuable to the Ventures Group with Respect to the Interactive Group Inter-Group Interest) to take into account the securities of the Distributed Interactive Group Subsidiary into which such Convertible Securities are convertible or for which such Convertible Securities are exercisable or exchangeable.

          In the event that not all outstanding shares of Liberty Interactive Common Stock are to be redeemed in accordance with this paragraph (e)(i) for Interactive Group Distribution Subsidiary Securities, then (1) the number of shares of each series of Liberty Interactive Common Stock to be redeemed in accordance with this paragraph (e)(i) will be determined by multiplying the aggregate number of Interactive Group Redemption Shares by a fraction, the numerator of which is the aggregate number of shares of such series and the denominator of which is the aggregate number of shares of all series of Liberty Interactive Common Stock, in each case, outstanding as of the Interactive Group Redemption Selection Date, and (2) the outstanding shares of each series of Liberty Interactive Common Stock to be redeemed in accordance with this paragraph (e)(i) will be redeemed by the Corporation pro rata among the holders of each series of Liberty Interactive Common Stock or by such other method as may be determined by the Board of Directors to be equitable.

          To the extent that a Distributed Interactive Group Subsidiary to be distributed pursuant to this paragraph (e)(i) also holds, directly or indirectly, assets and liabilities attributed to the Ventures Group, then (x) such Distributed Interactive Group Subsidiary will also be deemed a Distributed Ventures Group Subsidiary for purposes of paragraph (f)(i) and (y) in connection with the redemption of Interactive Group Redemption Shares pursuant to this paragraph (e)(i) the Corporation will also redeem shares of Liberty Ventures Common Stock pursuant to the provisions of paragraph (f)(i), subject to the Corporation obtaining the Interactive Group Redemption Stockholder Approval and the Ventures Group Redemption Stockholder Approval. In connection with any such redemption of Liberty Interactive Common Stock and Liberty Ventures Common Stock, the Board of Directors will effect such redemption in accordance with the terms of paragraphs (e)(i) and (f)(i), as determined by the Board of Directors in good faith, with such changes and adjustments as the Board of Directors determines are reasonably necessary in order to effect such redemption in exchange for securities of a single Subsidiary holding the assets and liabilities of more than one Group. In effecting such redemption, the Board of Directors may determine to redeem the Interactive Group Redemption Shares and the Ventures Group Redemption Shares in exchange for one or more classes or series of securities of such Subsidiary, including, without limitation, for separate classes or series of securities of such Subsidiary, (I) with the holders of Interactive Group Redemption Shares to receive Interactive Group Distribution Subsidiary Securities intended to track the performance of the former assets and liabilities attributed to the Interactive Group held by such Subsidiary and (II) with holders of Ventures Group Redemption Shares to receive Ventures Group Distribution Subsidiary Securities intended to track the performance of the former assets and liabilities attributed to the Ventures Group held by such Subsidiary, subject, in each case, to the applicable limitations on the class and series of securities of the Distributed Interactive Group Subsidiary set forth in the last paragraph of paragraphs (e)(i) and (f)(i).

          Any redemption pursuant to this paragraph (e)(i) will occur on a Interactive Group Redemption Date set forth in a notice to holders of Liberty Interactive Common Stock (and Convertible Securities convertible into or exercisable or exchangeable for shares of any series of Liberty Interactive Common Stock (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities)) pursuant to paragraph (e)(iv)(C).

          In effecting a redemption of Liberty Interactive Common Stock pursuant to this paragraph (e)(i), the Board of Directors may determine either to (x) redeem shares of each series of Liberty Interactive Common Stock in exchange for a single class or series of securities of the Distributed Interactive Group Subsidiary without distinction among series of Liberty Interactive Common Stock, on an equal per share basis, (y) redeem shares of each series of Liberty Interactive Common Stock in exchange for separate classes or series of securities of the Distributed Interactive Group Subsidiary, on an equal per share basis, or (z) redeem shares of one or more series of Liberty Interactive Common Stock in exchange for a separate class or series of securities of the Distributed Interactive Group Subsidiary and, on an equal per share basis, redeem shares of all other series of Liberty Interactive Common Stock in exchange for a different class or series of securities of the Distributed Interactive Group Subsidiary; provided, that, in the case of clauses (y) and (z), (1) such separate classes or series do not differ in any respect other than their relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.), with holders of shares of Series B Liberty Interactive Common Stock receiving securities of a class or series having the highest relative voting rights and the holders of shares of each other series of Liberty Interactive Common Stock receiving securities of a class or series having lesser relative voting rights, in each case, without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.) among the Series A Liberty Interactive Common Stock, the Series B Liberty Interactive Common Stock and the Series C Liberty Interactive Common Stock, and (2) in the event the securities to be received by the holders of shares of Liberty Interactive Common Stock other than the Series B Liberty Interactive Common Stock in such redemption consist of different classes or series of securities, with each such class or series differing only with respect to the relative voting rights of such class or series (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.), then such classes or series of securities will be distributed to the holders of each series of Liberty Interactive Common Stock (other than the Series B Liberty Interactive Common Stock) (i) as the Board of Directors determines or (ii) such that the relative voting rights of the class or series of securities to be received by the holders of each series of Liberty Interactive Common Stock corresponds to the extent practicable to the relative voting rights (as compared to the other series of Liberty Interactive Common Stock, other than the Series B Liberty Interactive Common Stock) of such series of Liberty Interactive Common Stock. If the Board of Directors has made a Interactive Group Inter-Group Redemption Election, then the determination as to the classes or series of securities of the Distributed Interactive Group Subsidiary comprising the Interactive Group Inter-Group Interest Subsidiary Securities to be so transferred or allocated to the Ventures Group will be made by the Board of Directors in its discretion.

           (ii)  Mandatory Dividend, Redemption or Conversion in Case of Interactive Group Disposition.    In the event of a Interactive Group Disposition (other than an Exempt Interactive Group Disposition), the Corporation will, on or prior to the 120th Trading Day following the consummation of such Interactive Group Disposition and in accordance with the applicable provisions of this Section A.2., take the actions referred to in one of clauses (A), (B), (C) or (D) below, as elected by the Board of Directors:

            (A)  Subject to the first sentence of paragraph (c)(i) of this Section A.2. the Corporation may declare and pay a dividend payable in cash, securities (other than shares of Common Stock) or other assets, or any combination thereof, to the holders of outstanding shares of Liberty Interactive Common Stock, with an aggregate Fair Value (subject to adjustment as provided below) equal to the Interactive Group Allocable Net Proceeds of such Interactive Group Disposition as of the record date for determining the holders entitled to receive such dividend, as the same may be determined by the Board of Directors, with such dividend to be paid in accordance with the applicable provisions of paragraphs (c)(i) and (d)(i) of this Section A.2.; or

            (B)  Provided that there are assets of the Corporation legally available therefor and the Interactive Group Available Dividend Amount would have been sufficient to pay a dividend pursuant to clause (A) of this paragraph (e)(ii) in lieu of effecting the redemption provided for in this clause (B), then:

              (I)   if such Interactive Group Disposition involves all (not merely substantially all) of the assets of the Interactive Group, the Corporation may redeem all outstanding shares of each series of Liberty Interactive Common Stock for cash, securities (other than shares of Common Stock) or other assets, or any combination thereof, with an aggregate Fair Value (subject to adjustment as provided below) equal to the Interactive Group Allocable Net

      Proceeds of such Interactive Group Disposition as of the Interactive Group Redemption Date, as determined by the Board of Directors, such aggregate amount to be allocated among the shares of all series of Liberty Interactive Common Stock outstanding as of the Interactive Group Redemption Date on an equal per share basis (subject to the provisions of this paragraph (e)(ii)); or

              (II)  if such Interactive Group Disposition involves substantially all (but not all) of the assets of the Interactive Group, the Corporation may apply an aggregate amount (subject to adjustment as provided below) of cash, securities (other than shares of Common Stock) or other assets, or any combination thereof, with a Fair Value equal to the Interactive Group Allocable Net Proceeds of such Interactive Group Disposition as of the Interactive Group Redemption Selection Date (the "Interactive Group Redemption Amount") to the redemption of outstanding shares of each series of Liberty Interactive Common Stock, such Interactive Group Redemption Amount to be allocated (subject to the provisions of this paragraph (e)(ii)) to the redemption of shares of each series of Liberty Interactive Common Stock in the ratio of (x) the number of shares of such series outstanding as of the Interactive Group Redemption Selection Date to (y) the aggregate number of shares of all series of Liberty Interactive Common Stock outstanding as of such date, and the number of shares of each such series to be redeemed will equal the lesser of (1) the number of shares of such series outstanding as of the Interactive Group Redemption Selection Date and (2) the whole number nearest the number obtained by dividing the aggregate amount so allocated to the redemption of such series by the Average Market Value of the Liberty Interactive Reference Share over the period of 10 consecutive Trading Days beginning on the 2nd Trading Day following the consummation of such Interactive Group Disposition; provided that, if following the foregoing allocation there remains any amount of the Interactive Group Redemption Amount which is not being applied to the redemption of shares of a series of Liberty Interactive Common Stock, then such excess amount will be allocated to the redemption of shares of each series of Liberty Interactive Common Stock that, following the initial allocation referred to above, would have shares outstanding and not redeemed, with the number of outstanding and not redeemed shares to be redeemed from each such series to be calculated in accordance with clauses (1) and (2) of the immediately preceding sentence based upon such excess amount of the Interactive Group Redemption Amount. The outstanding shares of a series of Liberty Interactive Common Stock to be redeemed will be selected on a pro rata basis among the holders of such series or by such other method as the Board of Directors may determine to be equitable; or

            (C)  The Corporation may convert each outstanding share of Series A Liberty Interactive Common Stock into a number (or fraction) of fully paid and non-assessable shares of Series A Liberty Ventures Common Stock, each outstanding share of Series B Liberty Interactive Common Stock into a number (or fraction) of fully paid and non-assessable shares of Series B Liberty Ventures Common Stock, and each outstanding share of Series C Liberty Interactive Common Stock into a number (or fraction) of fully paid and non-assessable shares of Series C Liberty Ventures Common Stock, in each case, equal to 110% of the average daily ratio (calculated to the nearest five decimal places) of (I) the Average Market Value of the Liberty Interactive Reference Share over the period of 10 consecutive Trading Days beginning on the 2nd Trading Day following the consummation of such Interactive Group Disposition, to (II) the Average Market Value of the Liberty Ventures Reference Share over the same 10-Trading Day period; or

            (D)  The Corporation may combine the conversion of a portion of the outstanding shares of Liberty Interactive Common Stock into Liberty Ventures Common Stock as contemplated by clause (C) of this paragraph (e)(ii) with the payment of a dividend on or the redemption of shares of Liberty Interactive Common Stock as described below, subject to the limitations specified in clause (A) (in the case of a dividend) or clause (B) (in the case of a redemption) of this paragraph (e)(ii) (including the limitations specified in other paragraphs of this Certificate referred to therein). In the event the Board of Directors elects the option described in this clause (D), the portion of the outstanding shares of Liberty Interactive Common Stock to be converted into fully paid and non-assessable shares of Liberty Ventures Common Stock will be determined by the Board of Directors and will be so converted at the conversion rate determined in accordance with clause (C) above and the Corporation will either (x) pay a dividend to the holders of record of all of the remaining shares of Liberty Interactive Common Stock outstanding, with such dividend to be paid in accordance with the applicable provisions of paragraphs (c)(i) and (d)(i) of this Section A.2., or (y) redeem all or a portion of such remaining shares of Liberty Interactive Common Stock. The aggregate amount of such dividend, in the case of a dividend, or the portion of the Interactive Group Allocable Net Proceeds to be applied to such redemption, in the case of a redemption, will be equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (I) an amount equal to the Interactive Group Allocable Net Proceeds of such Interactive Group Disposition as of, in the case of a dividend, the record date for determining the holders of Liberty Interactive Common Stock entitled to receive such dividend and, in the case of a redemption, the Interactive Group Redemption Selection Date (in the case of a partial redemption) or the Interactive Group Redemption Date (in the case of a full redemption), in each case, before giving effect to the conversion of shares of Liberty Interactive Common Stock in connection with such Interactive Group Disposition in accordance with this clause (D) and any related adjustment to the Number of Shares Issuable to the Ventures Group with Respect to the Interactive Group Inter-Group Interest, by (II) one minus a fraction, the numerator of which will be the number of shares of Liberty Interactive Common Stock to be converted into shares of Liberty Ventures Common Stock in accordance with this clause (D) and the denominator of which will be the aggregate number of shares of Liberty Interactive Common Stock outstanding as of the record date, Interactive Group Redemption Selection Date or Interactive Group Redemption Date used for purposes of clause (I) of this sentence. In the event of a redemption concurrently with or following any such partial conversion of shares of Liberty Interactive Common Stock, if the Interactive Group Disposition was of all (not merely substantially all) of the assets of the Interactive Group, then all remaining outstanding shares of Liberty Interactive Common Stock will be redeemed for cash, securities (other than shares of Common Stock) or other assets, or any combination thereof, with an aggregate Fair Value equal to the portion of the Interactive Group Allocable Net Proceeds to be applied to such redemption determined in accordance with this clause (D), such aggregate amount to be allocated among all such shares to be redeemed on an equal per share basis (subject to the provisions of this paragraph (e)(ii)). In the event of a redemption concurrently with or following any such partial conversion of shares of Liberty Interactive Common Stock, if the Interactive Group Disposition was of substantially all (but not all) of the assets of the Interactive Group, then the number of shares of each series of Liberty Interactive Common Stock to be redeemed will be determined in accordance with clause (B)(II) of this paragraph (e)(ii), substituting for the Interactive Group Redemption Amount referred to therein the portion of the Interactive Group Allocable Net Proceeds to be applied to such redemption as determined in accordance with this clause (D), and such shares will be redeemed for cash, securities (other than Common Stock) or other assets, or any combination thereof, with an aggregate Fair Value equal to such portion of the Interactive Group Allocable Net Proceeds and allocated among all such shares to be redeemed on an equal per share basis (subject to the provisions of this paragraph (e)(ii)). The aggregate number of shares of Liberty Interactive Common Stock to be converted in any partial conversion in accordance with this clause (D) will be allocated among the series of Liberty Interactive Common Stock in the ratio of the number of shares of each such series outstanding to the aggregate number of shares of all series of Liberty Interactive Common Stock outstanding as of the Interactive Group Conversion Selection Date, and the shares of each such series to be converted will be selected on a pro rata basis or by such other method as the Board of Directors may determine to be equitable. In the case of a redemption, the allocation of the cash, securities (other than shares of Common Stock) and/or other assets to be paid in redemption and, in the case of a partial redemption, the selection of shares to be redeemed will be made in the manner contemplated by clause (B) of this paragraph (e)(ii).

        For purposes of this paragraph (e)(ii):

          (1)   as of any date, "substantially all of the assets of the Interactive Group" means a portion of such assets that represents at least 80% of the then-Fair Value of the assets of the Interactive Group as of such date;

          (2)   in the case of a Interactive Group Disposition of assets in a series of related transactions, such Interactive Group Disposition will not be deemed to have been consummated until the consummation of the last of such transactions;

          (3)   if the Board of Directors seeks the approval of the holders of Liberty Interactive Voting Securities entitled to vote thereon to qualify a Interactive Group Disposition as an Exempt Interactive Group Disposition and such approval is not obtained, the date on which such approval fails to be obtained will be treated as the date on which such Interactive Group Disposition was consummated for purposes of making the determinations and taking the actions prescribed by this paragraph (e)(ii) and paragraph (e)(iv), and no subsequent vote may be taken to qualify such Interactive Group Disposition as an Exempt Interactive Group Disposition;

          (4)   in the event of a redemption of a portion of the outstanding shares of Liberty Interactive Common Stock pursuant to clause (B)(II) or (D) of this paragraph (e)(ii) at a time when the Interactive Group Outstanding Interest Fraction is less than one, if the Board of Directors so elects (a "Interactive Group Inter-Group Partial Redemption Election"), in its discretion, the Corporation will attribute to the Ventures Group concurrently with such redemption an aggregate amount (the "Interactive Group Inter-Group Redemption Amount") of cash, securities (other than shares of Common Stock) or other assets, or any combination thereof, subject to adjustment as described below, with an aggregate Fair Value equal to the difference between (x) the Interactive Group Net Proceeds and (y) the portion of the Interactive Group Allocable Net Proceeds applied to such redemption as determined in accordance with clause (B)(II) or clause (D) of this paragraph (e)(ii). If the Board of Directors makes such election, the Number of Shares Issuable to the Ventures Group with Respect to the Interactive Group Inter-Group Interest will be decreased in the manner described in subparagraph (ii)(E) of the definition of "Number of Shares Issuable to the Ventures Group with Respect to the Interactive Group Inter-Group Interest" in paragraph (i) of this Section A.2. The Interactive Group Inter-Group Redemption Amount may, at the discretion of the Board of Directors, be reflected by an allocation to the Ventures Group or by a direct transfer to the Ventures Group of cash, securities and/or other assets;

          (5)   if at the time of a Interactive Group Disposition subject to this paragraph (e)(ii), there are outstanding any Convertible Securities convertible into or exercisable or exchangeable for shares of Liberty Interactive Common Stock that would give the holders thereof the right to receive any consideration related to such Interactive Group Disposition upon conversion, exercise or exchange or otherwise, or would adjust to give the holders equivalent economic rights, as a result of any dividend, redemption or other action taken by the Corporation with respect to the

  Liberty Interactive Common Stock pursuant to this paragraph (e)(ii), then the Board of Directors may make such adjustments to (x) the amount of consideration to be issued or delivered as contemplated by this paragraph (e)(ii) as a dividend on or in redemption or conversion of shares of Liberty Interactive Common Stock and/or, if applicable, (y) the Interactive Group Inter-Group Redemption Amount and the Number of Shares Issuable to the Ventures Group with Respect to the Interactive Group Inter-Group Interest as it deems appropriate to take into account the Liberty Interactive Common Stock into which such Convertible Securities are convertible or for which such Convertible Securities are exercisable or exchangeable;

          (6)   the Corporation may pay the dividend or redemption price referred to in clause (A), (B) or (D) of this paragraph (e)(ii) payable to the holders of Liberty Interactive Common Stock in cash, securities (other than shares of Common Stock) or other assets, or any combination thereof, that the Board of Directors determines and which has an aggregate Fair Value of not less than the amount allocated to such dividend or redemption pursuant to the applicable of clauses (A), (B) or (D) of this paragraph (e)(ii), regardless of the form or nature of the proceeds received by the Corporation from the Interactive Group Disposition; and

          (7)   if all or any portion of the redemption price referred to in clause (B) or (D) of this paragraph (e)(ii) payable to the holders of Liberty Interactive Common Stock is paid in the form of securities of an issuer other than the Corporation, the Board of Directors may determine to pay the redemption price, so payable in securities, in the form of (x) identical securities, on an equal per share basis, to holders of each series of Liberty Interactive Common Stock, (y) separate classes or series of securities, on an equal per share basis, to the holders of each series of Liberty Interactive Common Stock or (z) a separate class or series of securities to the holders of one or more series of Liberty Interactive Common Stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of Liberty Interactive Common Stock; provided, that, in the case of clauses (y) and (z), (1) such separate classes or series do not differ in any respect other than their relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.), with holders of shares of Series B Liberty Interactive Common Stock receiving securities of a class or series having the highest relative voting rights and the holders of shares of each other series of Liberty Interactive Common Stock receiving securities of a class or series having lesser relative voting rights, in each case, without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.) among the Series A Liberty Interactive Common Stock, the Series B Liberty Interactive Common Stock and the Series C Liberty Interactive Common Stock and (2) in the event the securities to be received by the holders of shares of Liberty Interactive Common Stock other than the Series B Liberty Interactive Common Stock consist of different classes or series of securities, with each such class or series differing only with respect to the relative voting rights of such class or series (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.), then such classes or series of securities will be distributed to the holders of each series of Liberty Interactive Common Stock (other than the Series B Liberty Interactive Common Stock) (i) as the Board of Directors determines or (ii) such that the relative voting rights of the class or series of securities to be received by the holders of each series of Liberty Interactive Common Stock corresponds to the extent practicable to the relative voting rights (as compared to the other series of Liberty Interactive Common Stock, other than the Series B Liberty Interactive Common Stock) of such series of Liberty Interactive Common Stock.

            (iii)  Certain Provisions Respecting Convertible Securities.    Unless the provisions of any Convertible Securities that are or become convertible into or exercisable or exchangeable for shares of any series of Liberty Interactive Common Stock provide specifically to the contrary, or the instrument, plan or agreement evidencing such Convertible Securities or pursuant to which the same were issued grants to the Board of Directors the discretion to approve or authorize any adjustment or adjustments to the conversion, exercise or exchange provisions of such Convertible Securities so as to obtain a result different from that which would otherwise occur pursuant to this paragraph (e)(iii), and the Board of Directors so approves or authorizes such adjustment or adjustments, after any Interactive Group Conversion Date or Interactive Group Redemption Date on which all outstanding shares of Liberty Interactive Common Stock were converted or redeemed, any share of Liberty Interactive Common Stock that is issued on conversion, exercise or exchange of any such Convertible Security will, immediately upon issuance and without any notice or any other action on the part of the Corporation or its Board of Directors or the holder of such share of Liberty Interactive Common Stock, be redeemed in exchange for, to the extent assets of the Corporation are legally available therefor, the amount of $.01 per share in cash.

            (iv)  General.

              (A)  Not later than the 10th Trading Day following the consummation of a Interactive Group Disposition referred to in paragraph (e)(ii) of this Section A.2., the Corporation will announce publicly by press release (x) the Interactive Group Net Proceeds of such Interactive Group Disposition, (y) whether the Interactive Group Disposition qualifies as an Exempt Interactive Group Disposition, and (z) if it does not so qualify at the time of such announcement (including in the event the Board of Directors had not sought stockholder approval to qualify such Interactive Group Disposition as an Exempt Interactive Group Disposition in connection with any required stockholder approval obtained by the Corporation, if applicable), whether the Board of Directors will seek the approval of the holders of Liberty Interactive Voting Securities entitled to vote thereon to qualify such Interactive Group Disposition as an Exempt Interactive Group Disposition. Not later than the 30th Trading Day (and in the event a 10 Trading Day valuation period is required in connection with the action selected by the Board of Directors pursuant to clause (I) of this paragraph (e)(iv)(A), not earlier than the 11th Trading Day) following the later of (x) the consummation of such Interactive Group Disposition and (y), if applicable, the date of the stockholder meeting at which a vote is taken to qualify such Interactive Group Disposition as an Exempt Interactive Group Disposition, the Corporation will announce publicly by press release (to the extent applicable):

                 (I)  which of the actions specified in clauses (A), (B), (C) or (D) of paragraph (e)(ii) of this Section A.2. the Corporation has irrevocably determined to take;

                (II)  as applicable, the record date for determining holders entitled to receive any dividend to be paid pursuant to clause (A) or (D) of paragraph (e)(ii), the Interactive Group Redemption Selection Date for the redemption of shares of Liberty Interactive Common Stock pursuant to clause (B)(II) or (D) of paragraph (e)(ii) or the Interactive Group Conversion Selection Date for the partial conversion of shares of Liberty Interactive Common Stock pursuant to clause (D) of paragraph (e)(ii), which record date, Interactive Group Redemption Selection Date or Interactive Group Conversion Selection Date will not be earlier than the 10th day following the date of such public announcement;

              (III)  the anticipated dividend payment date, Interactive Group Redemption Date and/or Interactive Group Conversion Date, which in each case, will not be more than 85 Trading Days following such Interactive Group Disposition; and

              (IV)  unless the Board of Directors otherwise determines, that the Corporation will not be required to register a transfer of any shares of Liberty Interactive Common Stock for a period of 10 Trading Days (or such shorter period as such announcement may specify) next preceding the specified Interactive Group Redemption Selection Date or Interactive Group Conversion Selection Date.

              If the Corporation determines to undertake a redemption of shares of Liberty Interactive Common Stock, in whole or in part, pursuant to clause (B) or (D) of paragraph (e)(ii) of this Section A.2., or a conversion of shares of Liberty Interactive Common Stock, in whole or in part, pursuant to clause (C) or (D) of paragraph (e)(ii), the Corporation will announce such redemption or conversion (which, for the avoidance of doubt, may remain subject to the satisfaction or waiver of any applicable condition precedent at the time of such announcement) publicly by press release, not less than 10 days prior to the Interactive Group Redemption Date or Interactive Group Conversion Date, as applicable:

              (1)   the Interactive Group Redemption Date or Interactive Group Conversion Date;

              (2)   the number of shares of Liberty Interactive Common Stock to be redeemed or converted or, if applicable, stating that all outstanding shares of Liberty Interactive Common Stock will be redeemed or converted and the series of Liberty Ventures Common Stock issuable to the holders of each series of Liberty Interactive Common Stock upon any such conversion;

              (3)   in the case of a redemption or a conversion, in each case, in whole or in part, of outstanding shares of Liberty Interactive Common Stock, the kind and amount of per share consideration to be received with respect to each share of Liberty Interactive Common Stock to be redeemed or converted and the Interactive Group Outstanding Interest Fraction as of the date of such notice;

              (4)   with respect to a partial redemption under clause (B)(II) or (D) of paragraph (e)(ii), if the Board of Directors has made a Interactive Group Inter-Group Partial Redemption Election, the Number of Shares Issuable to the Ventures Group with Respect to the Interactive Group Inter-Group Interest as of the Interactive Group Redemption Selection Date;

              (5)   with respect to a dividend under clause (A) or (D) of paragraph (e)(ii), the Number of Shares Issuable to the Ventures Group with Respect to the Interactive Group Inter-Group Interest as of the record date for the dividend and the Interactive Group Inter-Group Dividend Amount attributable to the Ventures Group; and

              (6)   instructions as to how shares of Liberty Interactive Common Stock may be surrendered for redemption or conversion.

              (B)  In the event of any conversion of shares of Liberty Interactive Common Stock pursuant to paragraph (b)(iii) of this Section A.2., not less than 10 days prior to the Interactive Group Conversion Date, the Corporation will announce publicly by press release:

                (1)   that all outstanding shares of Liberty Interactive Common Stock will be converted pursuant to paragraph (b)(iii) of this Section A.2. on the Interactive Group Conversion Date;

                (2)   the Interactive Group Conversion Date, which will not be more than 45 days following the Determination Date;

                (3)   a statement that all outstanding shares of Liberty Interactive Common Stock will be converted;

                (4)   the per share number and series of shares of Liberty Ventures Common Stock to be received with respect to each share of each series of Liberty Interactive Common Stock; and

                (5)   instructions as to how shares of Liberty Interactive Common Stock may be surrendered for conversion.

              (C)  If the Corporation determines to obtain the Interactive Group Redemption Stockholder Approval and, subject to the receipt of such approval, to redeem shares of Liberty Interactive Common Stock pursuant to paragraph (e)(i), the Corporation will announce publicly by press release:

                  (I)  that the Corporation intends to redeem shares of Liberty Interactive Common Stock for securities of a Distributed Interactive Group Subsidiary pursuant to paragraph (e)(i) of this Section A.2., subject to any applicable conditions, including the receipt of the Interactive Group Redemption Stockholder Approval if such approval has not been obtained at the time of the press release;

                (II)  the number of shares of Liberty Interactive Common Stock to be redeemed or, if applicable, stating that all outstanding shares of Liberty Interactive Common Stock will be redeemed;

               (III)  the class or series of securities of the Distributed Interactive Group Subsidiary to be received with respect to each share of each series of Liberty Interactive Common Stock to be redeemed and the Interactive Group Outstanding Interest Fraction as of the date of such notice, if any;

               (IV)  if applicable, the Interactive Group Redemption Selection Date, which will not be earlier than the 10th day following the date of the press release;

                (V)  the Interactive Group Redemption Date, which will not be earlier than the 10th day following the date of the press release and will not be later than the 120th Trading Day following the date of the press release;

               (VI)  if the Board of Directors has made a Interactive Group Inter-Group Redemption Election, the number of Interactive Group Inter-Group Interest Subsidiary Securities attributable to the Ventures Group, and the Number of Shares Issuable to the Ventures Group with Respect to the Interactive Group Inter-Group Interest used in determining such number and attribution of Interactive Group Inter-Group Interest Subsidiary Securities;

             (VII)  instructions as to how shares of Liberty Interactive Common Stock may be surrendered for redemption; and

           (VIII)  if the Board of Directors so determines, that the Corporation will not be required to register a transfer of any shares of Liberty Interactive Common Stock for a period of 10 Trading Days (or such shorter period as such announcement may specify) next preceding the specified Interactive Group Redemption Selection Date.

              If, at the time of the issuance of the press release required by this paragraph (C), the Interactive Group Redemption Stockholder Approval has not yet been obtained, such press release shall include as much of the information set forth in subparagraphs (I) to (VIII) as is then available, and the Corporation will issue a second press release once the Interactive Group Redemption Stockholder Approval is obtained setting forth any such required information not included in the first press release.

              (D)  The Corporation will give such notice to holders of Convertible Securities convertible into or exercisable or exchangeable for Liberty Interactive Common Stock as may be required by the terms of such Convertible Securities or as the Board of Directors may otherwise deem appropriate in connection with a dividend, redemption or conversion of shares of Liberty Interactive Common Stock pursuant to this Section A.2., as applicable.

              (E)  All public announcements (including any proxy materials to the extent approval of the stockholders of the Corporation is sought or required) made pursuant to clauses (A), (B) or (C) of this paragraph (e)(iv) will include such further statements, and the Corporation reserves the right to make such further public announcements, as may be required by law or the rules of the principal national securities exchange on which the Liberty Interactive Common Stock is listed or as the Board of Directors may, in its discretion, deem appropriate.

              (F)  No adjustments in respect of dividends will be made upon the conversion or redemption of any shares of Liberty Interactive Common Stock; provided, however, that, except as otherwise contemplated by paragraph (e)(ii)(D), if the Interactive Group Conversion Date or the Interactive Group Redemption Date with respect to any shares of Liberty Interactive Common Stock will be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, but prior to the payment of such dividend or distribution, the holders of record of such shares of Liberty Interactive Common Stock at the close of business on such record date will be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, notwithstanding the prior conversion or redemption of such shares.

              (G)  Before any holder of shares of Liberty Interactive Common Stock will be entitled to receive a certificate or certificates representing shares of any kind of capital stock or cash, securities or other assets to be received by such holder with respect to shares of Liberty Interactive Common Stock pursuant to paragraph (b) of this Section A.2. or this paragraph (e), such holder will surrender at such place as the Corporation will specify certificates representing such shares of Liberty Interactive Common Stock, properly endorsed or assigned for transfer (unless the Corporation will waive such requirement). The Corporation will as soon as practicable after such surrender of a certificate or certificates representing shares of Liberty Interactive Common Stock, deliver, or cause to be delivered, at the office of the transfer agent for the shares or other securities to be delivered, to the holder for whose account shares of Liberty Interactive Common Stock were so surrendered, or to the nominee or nominees of such holder, a certificate or certificates representing the number of whole shares of the kind of capital stock or cash, securities or other assets to which such Person will be entitled as aforesaid, together with any payment for fractional securities contemplated by paragraph (e)(iv)(I). If less than all of the shares of Liberty Interactive Common Stock represented by any one certificate are to be redeemed or converted, the Corporation will issue and deliver a new certificate for the shares of Liberty Interactive Common Stock not redeemed or converted. Shares selected for redemption may not thereafter be converted pursuant to paragraph (b)(i)(A) of this Section A.2.

              (H)  From and after any applicable Interactive Group Conversion Date or Interactive Group Redemption Date, all rights of a holder of shares of Liberty Interactive Common Stock that were converted or redeemed on such Interactive Group Conversion Date or Interactive Group Redemption Date, as applicable, will cease except for the right, upon surrender of a certificate or certificates representing such shares of Liberty Interactive Common Stock, to receive a certificate or certificates representing shares of the kind and amount of capital stock or cash, securities (other than capital stock) or other assets for which such shares were converted or redeemed, as applicable, together with any payment for fractional securities contemplated by paragraph (e)(iv)(I) of this Section A.2. and such holder will have no other or further rights in respect of the shares of Liberty Interactive Common Stock so converted or redeemed, including, but not limited to, any rights with respect to any cash, securities or other assets which are reserved or otherwise designated by the Corporation as being held for the satisfaction of the Corporation's obligations to pay or deliver any cash, securities or other assets upon the conversion, exercise or exchange of any Convertible Securities outstanding as of the date of such conversion or redemption. No holder of a certificate which immediately prior to the applicable Interactive Group Conversion Date or Interactive Group Redemption Date represented shares of Liberty Interactive Common Stock will be entitled to receive any dividend or other distribution with respect to shares of any kind of capital stock into or in exchange for which the Liberty Interactive Common Stock was converted or redeemed until surrender of such holder's certificate for a certificate or certificates representing shares of such kind of capital stock. Upon such surrender, there will be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the Interactive Group Conversion Date or Interactive Group Redemption Date, as the case may be, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a Interactive Group Conversion Date or Interactive Group Redemption Date, as the case may be, the Corporation will, however, be entitled to treat certificates representing shares of Liberty Interactive Common Stock that have not yet been surrendered for conversion or redemption in accordance with clause (G) above as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock for which the shares of Liberty Interactive Common Stock represented by such certificates will have been converted or redeemed in accordance with paragraph (b) of this Section A.2 or this paragraph (e), notwithstanding the failure of the holder thereof to surrender such certificates.

              (I)   The Corporation will not be required to issue or deliver fractional shares of any class or series of capital stock or any other securities in a smaller than authorized denomination to any holder of Liberty Interactive Common Stock upon any conversion, redemption, dividend or other distribution pursuant to paragraph (b) of this Section A.2 or this paragraph (e). In connection with the determination of the number of shares of any class or series of capital stock that will be issuable or the amount of other securities that will be deliverable to any holder of record of Liberty Interactive Common Stock upon any such conversion, redemption, dividend or other distribution (including any fractions of shares or securities), the Corporation may aggregate the shares of Liberty Interactive Common Stock held at the relevant time by such holder of record. If the aggregate number of shares of capital stock or other securities to be issued or delivered to any holder of Liberty Interactive Common Stock includes a fraction, the Corporation will pay, or will cause to be paid, a cash adjustment in lieu of such fraction in an amount equal to the "value" of such fraction, as the Board of Directors shall in good faith determine to be appropriate (without interest).

              (J)   Any deadline for effecting a dividend, redemption or conversion prescribed by this paragraph (e) may be extended if deemed necessary or appropriate, in the discretion of the Board of Directors, to enable the Corporation to comply with the U.S. federal securities laws, including the rules and regulations promulgated thereunder.

        (f)    Redemption and Other Provisions Relating to the Liberty Ventures Common Stock.

            (i)  Redemption for Securities of one or more Ventures Group Subsidiaries.    At any time at which a Subsidiary of the Corporation holds, directly or indirectly, assets and liabilities attributed to the Ventures Group, the Corporation may, at its option and subject to assets of the Corporation being legally available therefor but subject (in addition to any other approval of the Corporation's stockholders (or any series thereof) required under the DGCL in respect of such redemption, if any) to the Corporation having received the Ventures Group Redemption Stockholder Approval (and, to the extent applicable, the Interactive Group Redemption Stockholder Approval), redeem outstanding shares of Liberty Ventures Common Stock (such shares of Liberty Ventures Common Stock to be redeemed, the "Ventures Group Redemption Shares") for securities of such Subsidiary (a "Distributed Ventures Group Subsidiary"), as provided herein. The number of Ventures Group Redemption Shares will be determined, by the Board of Directors, by multiplying (A) the number of outstanding shares of Liberty Ventures Common Stock as of the Ventures Group Redemption Selection Date, by (B) the percentage of the Fair Value of the Ventures Group that is represented by the Fair Value of the Corporation's equity interest in the Distributed Ventures Group Subsidiary which is attributable to the Ventures Group, in each case, as determined by the Board of Directors as of a date selected by the Board of Directors, as such percentage may be adjusted by the Board of Directors in its discretion to take into account such things as it deems relevant. The aggregate number of securities of the Distributed Ventures Group Subsidiary to be delivered (the "Ventures Group Distribution Subsidiary Securities") in redemption of the Ventures Group Redemption Shares will be equal to: (A) if the Board of Directors makes a Ventures Group Inter-Group Redemption Election as described below, the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the product of (I) the number of securities of the Distributed Ventures Group Subsidiary owned by the Corporation and (II) the percentage of the Fair Value of the Corporation's equity interest in the Distributed Ventures Group Subsidiary that is represented by the Fair Value of the Corporation's equity interest in the Distributed Ventures Group Subsidiary which is attributable to the Ventures Group (such product, the "Distributable Ventures Group Subsidiary Securities"), by (y) the Ventures Group Outstanding Interest Fraction, in each case, as of the Ventures Group Redemption Selection Date, or (B) if the Board of Directors does not make a Ventures Group Inter-Group Redemption Election, all of the Distributable Ventures Group Subsidiary Securities, in each case, subject to adjustment as provided below. The number of securities of the Distributed Ventures Group Subsidiary to be delivered in redemption of each Ventures Group Redemption Share will be equal to the amount (rounded, if necessary, to the nearest five decimal places) obtained by dividing (x) the number of Ventures Group Distribution Subsidiary Securities, by (y) the number of Ventures Group Redemption Shares.

          If the Ventures Group Outstanding Interest Fraction is less than one (1) on the Ventures Group Redemption Selection Date for any redemption pursuant to this paragraph (f)(i) and if (but only if) the Board of Directors so determines in its discretion (a "Ventures Group Inter-Group Redemption Election"), then concurrently with the distribution of the Ventures Group Distribution Subsidiary Securities in redemption of Ventures Group Redemption Shares, the Corporation will attribute to the Interactive Group an aggregate number of Distributable Ventures Group Subsidiary Securities (the "Ventures Group Inter-Group Interest Subsidiary Securities") equal to the difference between the total number of Distributable Ventures Group Subsidiary Securities and

  the number of Ventures Group Distribution Subsidiary Securities, subject to adjustment as provided below. If a Ventures Group Inter-Group Redemption Election is made, then: (I) the Number of Shares Issuable to the Interactive Group with Respect to the Ventures Group Inter-Group Interest will be decreased as described in subparagraph (ii)(D) of the definition of "Number of Shares Issuable to the Interactive Group with Respect to the Ventures Group Inter-Group Interest" in paragraph (i) of this Section A.2.; (II) the attribution of Ventures Group Inter-Group Interest Subsidiary Securities to be made to the Interactive Group may, at the discretion of the Board of Directors, be reflected by an allocation or by a direct transfer of Ventures Group Inter-Group Interest Subsidiary Securities to such Group; and (III) the Board of Directors may determine that the Ventures Group Inter-Group Interest Subsidiary Securities so allocated or transferred to the Interactive Group will be distributed to holders of shares of Liberty Interactive Common Stock as a Share Distribution pursuant to paragraph (d)(i)(C) of this Section A.2.

          If at the time of a redemption of Liberty Ventures Common Stock pursuant to this paragraph (f)(i), there are outstanding any Convertible Securities convertible into or exercisable or exchangeable for shares of Liberty Ventures Common Stock that would become convertible into or exercisable or exchangeable for Distributable Ventures Group Subsidiary Securities as a result of such redemption, and the obligation to deliver securities of such Distributed Ventures Group Subsidiary upon exercise, exchange or conversion of such Convertible Securities is not assumed or otherwise provided for by the Distributed Ventures Group Subsidiary, then the Board of Directors may make such adjustments as it determines to be appropriate to the number of Ventures Group Redemption Shares, the number of Ventures Group Distribution Subsidiary Securities and the number of Ventures Group Inter-Group Interest Subsidiary Securities (and any related adjustment to the Number of Shares Issuable to the Interactive Group with Respect to the Ventures Group Inter-Group Interest), to take into account the securities of the Distributed Ventures Group Subsidiary into which such Convertible Securities are convertible or for which such Convertible Securities are exercisable or exchangeable.

          In the event that not all outstanding shares of Liberty Ventures Common Stock are to be redeemed in accordance with this paragraph (f)(i) for Ventures Group Distribution Subsidiary Securities, then (1) the number of shares of each series of Liberty Ventures Common Stock to be redeemed in accordance with this paragraph (f)(i) will be determined by multiplying the aggregate number of Ventures Group Redemption Shares by a fraction, the numerator of which is the aggregate number of shares of such series and the denominator of which is the aggregate number of shares of all series of Liberty Ventures Common Stock, in each case, outstanding as of the Ventures Group Redemption Selection Date, and (2) the outstanding shares of each series of Liberty Ventures Common Stock to be redeemed in accordance with this paragraph (f)(i) will be redeemed by the Corporation pro rata among the holders of each series of Liberty Ventures Common Stock or by such other method as may be determined by the Board of Directors to be equitable.

          To the extent that a Distributed Ventures Group Subsidiary to be distributed pursuant to this paragraph (f)(i) also holds, directly or indirectly, assets and liabilities attributed to the Interactive Group, then (x) such Distributed Ventures Group Subsidiary will also be deemed a Distributed Interactive Group Subsidiary for purposes of paragraph (e)(i) and (y) in connection with the redemption of Ventures Group Redemption Shares pursuant to this paragraph (f)(i) the Corporation will also redeem shares of Liberty Interactive Common Stock pursuant to the provisions of paragraph (e)(i), subject to the Corporation obtaining the Ventures Group Redemption Stockholder Approval and the Interactive Group Redemption Stockholder Approval. In connection with any such redemption of Liberty Interactive Common Stock and Liberty Ventures Common Stock, the Board of Directors will effect such redemption in accordance with the terms of paragraphs (e)(i) and (f)(i), as determined by the Board of Directors in good faith, with such changes and adjustments as the Board of Directors determines are reasonably necessary in order to effect such redemption in exchange for securities of a single Subsidiary holding the assets and liabilities of more than one Group. In effecting such redemption, the Board of Directors may determine to redeem the Interactive Group Redemption Shares and the Ventures Group Redemption Shares, in exchange for one or more classes or series of securities of such Subsidiary, including, without limitation, for separate classes or series of securities of such Subsidiary, (I) with the holders of Interactive Group Redemption Shares to receive Interactive Group Distribution Subsidiary Securities intended to track the performance of the former assets and liabilities attributed to the Interactive Group held by such Subsidiary and (II) with holders of Ventures Group Redemption Shares to receive Ventures Group Distribution Subsidiary Securities intended to track the performance of the former assets and liabilities attributed to the Ventures Group held by such Subsidiary, subject, in each case, to the applicable limitations on the class and series of securities of the Distributed Ventures Group Subsidiary set forth in the last paragraph of paragraphs (e)(i) and (f)(i).

          Any redemption pursuant to this paragraph (f)(i) will occur on a Ventures Group Redemption Date set forth in a notice to holders of Liberty Ventures Common Stock (and Convertible Securities convertible into or exercisable or exchangeable for shares of any series of Liberty Ventures Common Stock (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities)) pursuant to paragraph (f)(iv)(C).

          In effecting a redemption of Liberty Ventures Common Stock pursuant to this paragraph (f)(i), the Board of Directors may determine either to (x) redeem shares of each series of Liberty Ventures Common Stock in exchange for a single class or series of securities of the Distributed Ventures Group Subsidiary without distinction among series of Liberty Ventures Common Stock, on an equal per share basis, (y) redeem shares of each series of Liberty Ventures Common Stock in exchange for separate classes or series of securities of the Distributed Ventures Group Subsidiary, on an equal per share basis, or (z) redeem shares of one or more series of Liberty Ventures Common Stock in exchange for a separate class or series of securities of the Distributed Ventures Group Subsidiary and, on an equal per share basis, redeem shares of all other series of Liberty Ventures Common Stock in exchange for a different class or series of securities of the Distributed Ventures Group Subsidiary; provided, that, in the case of clauses (y) and (z), (1) such separate classes or series do not differ in any respect other than their relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.), with holders of shares of Series B Liberty Ventures Common Stock receiving securities of a class or series having the highest relative voting rights and the holders of shares of each other series of Liberty Ventures Common Stock receiving securities of a class or series having lesser relative voting rights, in each case, without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.) among the Series A Liberty Ventures Common Stock, the Series B Liberty Ventures Common Stock and the Series C Liberty Ventures Common Stock, and (2) in the event the securities to be received by the holders of shares of Liberty Ventures Common Stock other than the Series B Liberty Ventures Common Stock in such redemption consist of different classes or series of securities, with each such class or series differing only with respect to the relative voting rights of such class or series (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.), then such classes or series of securities will be distributed to the holders of each series of Liberty Ventures Common Stock (other than the Series B Liberty Ventures Common Stock) (i) as the Board of Directors determines or (ii) such that the relative voting rights of the class or series of securities to be received by the holders of each series of Liberty Ventures Common Stock corresponds to the extent practicable to the relative voting rights

  (as compared to the other series of Liberty Ventures Common Stock, other than the Series B Liberty Ventures Common Stock) of such series of Liberty Ventures Common Stock. If the Board of Directors has made a Ventures Group Inter-Group Redemption Election, then the determination as to the classes or series of securities of the Distributed Ventures Group Subsidiary comprising the Ventures Group Inter-Group Interest Subsidiary Securities to be so transferred or allocated to the Interactive Group will be made by the Board of Directors in its discretion.

           (ii)  Mandatory Dividend, Redemption or Conversion in Case of Ventures Group Disposition.    In the event of a Ventures Group Disposition (other than an Exempt Ventures Group Disposition), the Corporation will, on or prior to the 120th Trading Day following the consummation of such Ventures Group Disposition and in accordance with the applicable provisions of this Section A.2., take the actions referred to in one of clauses (A), (B), (C) or (D) below, as elected by the Board of Directors:

            (A)  Subject to the first sentence of paragraph (c)(ii) of this Section A.2. the Corporation may declare and pay a dividend payable in cash, securities (other than shares of Common Stock) or other assets, or any combination thereof, to the holders of outstanding shares of Liberty Ventures Common Stock, with an aggregate Fair Value (subject to adjustment as provided below) equal to the Ventures Group Allocable Net Proceeds of such Ventures Group Disposition as of the record date for determining the holders entitled to receive such dividend, as the same may be determined by the Board of Directors, with such dividend to be paid in accordance with the applicable provisions of paragraphs (c)(ii) and (d)(ii) of this Section A.2.; or

            (B)  Provided that there are assets of the Corporation legally available therefor and the Ventures Group Available Dividend Amount would have been sufficient to pay a dividend pursuant to clause (A) of this paragraph (f)(ii) in lieu of effecting the redemption provided for in this clause (B), then:

               (I)  if such Ventures Group Disposition involves all (not merely substantially all) of the assets of the Ventures Group, the Corporation may redeem all outstanding shares of each series of Liberty Ventures Common Stock for cash, securities (other than shares of Common Stock) or other assets, or any combination thereof, with an aggregate Fair Value (subject to adjustment as provided below) equal to the Ventures Group Allocable Net Proceeds of such Ventures Group Disposition as of the Ventures Group Redemption Date, as determined by the Board of Directors, such aggregate amount to be allocated among the shares of all series of Liberty Ventures Common Stock outstanding as of the Ventures Group Redemption Date on an equal per share basis (subject to the provisions of this paragraph (f)(ii)); or

              (II)  if such Ventures Group Disposition involves substantially all (but not all) of the assets of the Ventures Group, the Corporation may apply an aggregate amount (subject to adjustment as provided below) of cash, securities (other than shares of Common Stock) or other assets, or any combination thereof, with a Fair Value equal to the Ventures Group Allocable Net Proceeds of such Ventures Group Disposition as of the Ventures Group Redemption Selection Date (the "Ventures Group Redemption Amount") to the redemption of outstanding shares of each series of Liberty Ventures Common Stock, such Ventures Group Redemption Amount to be allocated (subject to the provisions of this paragraph (f)(ii)) to the redemption of shares of each series of Liberty Ventures Common Stock in the ratio of (x) the number of shares of such series outstanding as of the Ventures Group Redemption Selection Date to (y) the aggregate number of shares of all series of Liberty Ventures Common Stock outstanding as of such date, and the number of shares of each such series to be redeemed will equal the lesser of (1) the number of shares of such series outstanding as of the Ventures Group Redemption Selection Date and (2) the whole number nearest the number obtained by dividing the aggregate amount so allocated to the redemption of such series by the Average Market Value of the Liberty Ventures Reference Share over the period of 10 consecutive Trading Days beginning on the 2nd Trading Day following the consummation of such Ventures Group Disposition; provided that, if following the foregoing allocation there remains any amount of the Ventures Group Redemption Amount which is not being applied to the redemption of shares of a series of Liberty Ventures Common Stock, then such excess amount will be allocated to the redemption of shares of each series of Liberty Ventures Common Stock that, following the initial allocation referred to above, would have shares outstanding and not redeemed, with the number of outstanding and not redeemed shares to be redeemed from each such series to be calculated in accordance with clauses (1) and (2) of the immediately preceding sentence based upon such excess amount of the Ventures Group Redemption Amount. The outstanding shares of a series of Liberty Ventures Common Stock to be redeemed will be selected on a pro rata basis among the holders of such series or by such other method as the Board of Directors may determine to be equitable; or

            (C)  The Corporation may convert each outstanding share of Series A Liberty Ventures Common Stock into a number (or fraction) of fully paid and non-assessable shares of Series A Liberty Interactive Common Stock, each outstanding share of Series B Liberty Ventures Common Stock into a number (or fraction) of fully paid and non-assessable shares of Series B Liberty Interactive Common Stock, and each outstanding share of Series C Liberty Ventures Common Stock into a number (or fraction) of fully paid and non-assessable shares of Series C Liberty Interactive Common Stock, in each case, equal to 110% of the average daily ratio (calculated to the nearest five decimal places) of (I) the Average Market Value of the Liberty Ventures Reference Share over the period of 10 consecutive Trading Days beginning on the 2nd Trading Day following the consummation of such Ventures Group Disposition, to (II) the Average Market Value of the Liberty Interactive Reference Share over the same 10-Trading Day period; or

            (D)  The Corporation may combine the conversion of a portion of the outstanding shares of Liberty Ventures Common Stock into Liberty Interactive Common Stock as contemplated by clause (C) of this paragraph (f)(ii) with the payment of a dividend on or the redemption of shares of Liberty Ventures Common Stock as described below, subject to the limitations specified in clause (A) (in the case of a dividend) or clause (B) (in the case of a redemption) of this paragraph (f)(ii) (including the limitations specified in other paragraphs of this Certificate referred to therein). In the event the Board of Directors elects the option described in this clause (D), the portion of the outstanding shares of Liberty Ventures Common Stock to be converted into fully paid and non-assessable shares of Liberty Interactive Common Stock will be determined by the Board of Directors and will be so converted at the conversion rate determined in accordance with clause (C) above and the Corporation will either (x) pay a dividend to the holders of record of all of the remaining shares of Liberty Ventures Common Stock outstanding, with such dividend to be paid in accordance with the applicable provisions of paragraphs (c)(ii) and (d)(ii) of this Section A.2., or (y) redeem all or a portion of such remaining shares of Liberty Ventures Common Stock. The aggregate amount of such dividend, in the case of a dividend, or the portion of the Ventures Group Allocable Net Proceeds to be applied to such redemption, in the case of a redemption, will be equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (I) an amount equal to the Ventures Group Allocable Net Proceeds of such Ventures Group Disposition as of, in the case of a dividend, the record date for determining the holders of Liberty Ventures Common Stock entitled to receive such dividend and, in the case of a redemption, the Ventures Group Redemption Selection Date (in the case of a partial redemption) or the Ventures Group Redemption Date (in the case of a full redemption), in each case, before giving effect to the conversion of shares of Liberty Ventures Common Stock in connection with such Ventures Group Disposition in accordance with this clause (D) and any related adjustment to the Number of Shares Issuable to the Interactive Group with Respect to the Ventures Group Inter-Group Interest, by (II) one minus a fraction, the numerator of which will be the number of shares of Liberty Ventures Common Stock to be converted into shares of Liberty Interactive Common Stock in accordance with this clause (D) and the denominator of which will be the aggregate number of shares of Liberty Ventures Common Stock outstanding as of the record date, Ventures Group Redemption Selection Date or Ventures Group Redemption Date used for purposes of clause (I) of this sentence. In the event of a redemption concurrently with or following any such partial conversion of shares of Liberty Ventures Common Stock, if the Ventures Group Disposition was of all (not merely substantially all) of the assets of the Ventures Group, then all remaining outstanding shares of Liberty Ventures Common Stock will be redeemed for cash, securities (other than shares of Common Stock) or other assets, or any combination thereof, with an aggregate Fair Value equal to the portion of the Ventures Group Allocable Net Proceeds to be applied to such redemption determined in accordance with this clause (D), such aggregate amount to be allocated among all such shares to be redeemed on an equal per share basis (subject to the provisions of this paragraph (f)(ii)). In the event of a redemption concurrently with or following any such partial conversion of shares of Liberty Ventures Common Stock, if the Ventures Group Disposition was of substantially all (but not all) of the assets of the Ventures Group, then the number of shares of each series of Liberty Ventures Common Stock to be redeemed will be determined in accordance with clause (B)(II) of this paragraph (f)(ii), substituting for the Ventures Group Redemption Amount referred to therein the portion of the Ventures Group Allocable Net Proceeds to be applied to such redemption as determined in accordance with this clause (D), and such shares will be redeemed for cash, securities (other than Common Stock) or other assets, or any combination thereof, with an aggregate Fair Value equal to such portion of the Ventures Group Allocable Net Proceeds and allocated among all such shares to be redeemed on an equal per share basis (subject to the provisions of this paragraph (f)(ii)). The aggregate number of shares of Liberty Ventures Common Stock to be converted in any partial conversion in accordance with this clause (D) will be allocated among the series of Liberty Ventures Common Stock in the ratio of the number of shares of each such series outstanding to the aggregate number of shares of all series of Liberty Ventures Common Stock outstanding as of the Ventures Group Conversion Selection Date, and the shares of each such series to be converted will be selected on a pro rata basis or by such other method as the Board of Directors may determine to be equitable. In the case of a redemption, the allocation of the cash, securities (other than shares of Common Stock) and/or other assets to be paid in redemption and, in the case of a partial redemption, the selection of shares to be redeemed will be made in the manner contemplated by clause (B) of this paragraph (f)(ii).

        For purposes of this paragraph (f)(ii):

          (1)   as of any date, "substantially all of the assets of the Ventures Group" means a portion of such assets that represents at least 80% of the then-Fair Value of the assets of the Ventures Group as of such date;

          (2)   in the case of a Ventures Group Disposition of assets in a series of related transactions, such Ventures Group Disposition will not be deemed to have been consummated until the consummation of the last of such transactions;

          (3)   if the Board of Directors seeks the approval of the holders of Liberty Ventures Voting Securities entitled to vote thereon to qualify a Ventures Group Disposition as an Exempt Ventures Group Disposition and such approval is not obtained, the date on which such approval fails to be obtained will be treated as the date on which such Ventures Group Disposition was consummated for purposes of making the determinations and taking the actions prescribed by this paragraph (f)(ii) and paragraph (f)(iv), and no subsequent vote may be taken to qualify such Ventures Group Disposition as an Exempt Ventures Group Disposition;

          (4)   in the event of a redemption of a portion of the outstanding shares of Liberty Ventures Common Stock pursuant to clause (B)(II) or (D) of this paragraph (f)(ii) at a time when the Ventures Group Outstanding Interest Fraction is less than one, if the Board of Directors so elects (a "Ventures Group Inter-Group Partial Redemption Election"), in its discretion, the Corporation will attribute to the Interactive Group concurrently with such redemption an aggregate amount (the "Ventures Group Inter-Group Redemption Amount") of cash, securities (other than shares of Common Stock) or other assets, or any combination thereof, subject to adjustment as described below, with an aggregate Fair Value equal to the difference between (x) the Ventures Group Net Proceeds and (y) the portion of the Ventures Group Allocable Net Proceeds applied to such redemption as determined in accordance with clause (B)(II) or clause (D) of this paragraph (f)(ii). If the Board of Directors makes such election, the Number of Shares Issuable to the Interactive Group with Respect to the Ventures Group Inter-Group Interest will be decreased in the manner described in subparagraph (ii)(E) of the definition of "Number of Shares Issuable to the Interactive Group with Respect to the Ventures Group Inter-Group Interest" in paragraph (i) of this Section A.2. The Ventures Group Inter-Group Redemption Amount may, at the discretion of the Board of Directors, be reflected by an allocation to the Interactive Group or by a direct transfer to the Interactive Group of cash, securities and/or other assets;

          (5)   if at the time of a Ventures Group Disposition subject to this paragraph (f)(ii), there are outstanding any Convertible Securities convertible into or exercisable or exchangeable for shares of Liberty Ventures Common Stock that would give the holders thereof the right to receive any consideration related to such Ventures Group Disposition upon conversion, exercise or exchange or otherwise, or would adjust to give the holders equivalent economic rights, as a result of any dividend, redemption or other action taken by the Corporation with respect to the Liberty Ventures Common Stock pursuant to this paragraph (f)(ii), then the Board of Directors may make such adjustments to (x) the amount of consideration to be issued or delivered as contemplated by this paragraph (f)(ii) as a dividend on or in redemption or conversion of shares of Liberty Ventures Common Stock and/or, if applicable, (y) the Ventures Group Inter-Group Redemption Amount and the Number of Shares Issuable to the Interactive Group with Respect to the Ventures Group Inter-Group Interest as it deems appropriate to take into account the Liberty Ventures Common Stock into which such Convertible Securities are convertible or for which such Convertible Securities are exercisable or exchangeable;

          (6)   the Corporation may pay the dividend or redemption price referred to in clause (A), (B) or (D) of this paragraph (f)(ii) payable to the holders of Liberty Ventures Common Stock in cash, securities (other than shares of Common Stock) or other assets, or any combination thereof, that the Board of Directors determines and which has an aggregate Fair Value of not less than the amount allocated to such dividend or redemption pursuant to the applicable of clauses (A), (B) or (D) of this paragraph (f)(ii), regardless of the form or nature of the proceeds received by the Corporation from the Ventures Group Disposition; and

          (7)   if all or any portion of the redemption price referred to in clause (B) or (D) of this paragraph (f)(ii) payable to the holders of Liberty Ventures Common Stock is paid in the form of securities of an issuer other than the Corporation, the Board of Directors may determine to pay the redemption price, so payable in securities, in the form of (x) identical securities, on an equal per share basis, to holders of each series of Liberty Ventures Common Stock, (y) separate classes or series of securities, on an equal per share basis, to the holders of each series of Liberty Ventures Common Stock or (z) a separate class or series of securities to the holders of one or more series of Liberty Ventures Common Stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of Liberty Ventures Common Stock; provided, that, in the case of clauses (y) and (z), (1) such separate classes or series do not differ in any respect other than their relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.), with holders of shares of Series B Liberty Ventures Common Stock receiving securities of a class or series having the highest relative voting rights and the holders of shares of each other series of Liberty Ventures Common Stock receiving securities of a class or series having lesser relative voting rights, in each case, without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.) among the Series A Liberty Ventures Common Stock, the Series B Liberty Ventures Common Stock and the Series C Liberty Ventures Common Stock and (2) in the event the securities to be received by the holders of shares of Liberty Ventures Common Stock other than the Series B Liberty Ventures Common Stock consist of different classes or series of securities, with each such class or series differing only with respect to the relative voting rights of such class or series (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.), then such classes or series of securities will be distributed to the holders of each series of Liberty Ventures Common Stock (other than the Series B Liberty Ventures Common Stock) (i) as the Board of Directors determines or (ii) such that the relative voting rights of the class or series of securities to be received by the holders of each series of Liberty Ventures Common Stock corresponds to the extent practicable to the relative voting rights (as compared to the other series of Liberty Ventures Common Stock, other than the Series B Liberty Ventures Common Stock) of such series of Liberty Ventures Common Stock.

            (iii)  Certain Provisions Respecting Convertible Securities.    Unless the provisions of any Convertible Securities that are or become convertible into or exercisable or exchangeable for shares of any series of Liberty Ventures Common Stock provide specifically to the contrary, or the instrument, plan or agreement evidencing such Convertible Securities or pursuant to which the same were issued grants to the Board of Directors the discretion to approve or authorize any adjustment or adjustments to the conversion, exercise or exchange provisions of such Convertible Securities so as to obtain a result different from that which would otherwise occur pursuant to this paragraph (f)(iii), and the Board of Directors so approves or authorizes such adjustment or adjustments, after any Ventures Group Conversion Date or Ventures Group Redemption Date on which all outstanding shares of Liberty Ventures Common Stock were converted or redeemed, any share of Liberty Ventures Common Stock that is issued on conversion, exercise or exchange of any such Convertible Security will, immediately upon issuance and without any notice or any other action on the part of the Corporation or its Board of Directors or the holder of such share of Liberty Ventures Common Stock, be redeemed in exchange for, to the extent assets of the Corporation are legally available therefor, the amount of $.01 per share in cash.

            (iv)  General.

              (A)  Not later than the 10th Trading Day following the consummation of a Ventures Group Disposition referred to in paragraph (f)(ii) of this Section A.2., the Corporation will announce publicly by press release (x) the Ventures Group Net Proceeds of such Ventures Group Disposition, (y) whether the Ventures Group Disposition qualifies as an

      Exempt Ventures Group Disposition, and (z) if it does not so qualify at the time of such announcement (including in the event the Board of Directors had not sought stockholder approval to qualify such Ventures Group Disposition as an Exempt Ventures Group Disposition in connection with any required stockholder approval obtained by the Corporation, if applicable), whether the Board of Directors will seek the approval of the holders of Liberty Ventures Voting Securities entitled to vote thereon to qualify such Ventures Group Disposition as an Exempt Ventures Group Disposition. Not later than the 30th Trading Day (and in the event a 10 Trading Day valuation period is required in connection with the action selected by the Board of Directors pursuant to clause (I) of this paragraph (f)(iv)(A), not earlier than the 11th Trading Day) following the later of (x) the consummation of such Ventures Group Disposition and (y), if applicable, the date of the stockholder meeting at which a vote is taken to qualify such Ventures Group Disposition as an Exempt Ventures Group Disposition, the Corporation will announce publicly by press release (to the extent applicable):

                  (I)  which of the actions specified in clauses (A), (B), (C) or (D) of paragraph (f)(ii) of this Section A.2. the Corporation has irrevocably determined to take;

                (II)  as applicable, the record date for determining holders entitled to receive any dividend to be paid pursuant to clause (A) or (D) of paragraph (f)(ii), the Ventures Group Redemption Selection Date for the redemption of shares of Liberty Ventures Common Stock pursuant to clause (B)(II) or (D) of paragraph (f)(ii) or the Ventures Group Conversion Selection Date for the partial conversion of shares of Liberty Ventures Common Stock pursuant to clause (D) of paragraph (f)(ii), which record date, Ventures Group Redemption Selection Date or Ventures Group Conversion Selection Date will not be earlier than the 10th day following the date of such public announcement;

               (III)  the anticipated dividend payment date, Ventures Group Redemption Date and/or Ventures Group Conversion Date, which in each case, will not be more than 85 Trading Days following such Ventures Group Disposition; and

               (IV)  unless the Board of Directors otherwise determines, that the Corporation will not be required to register a transfer of any shares of Liberty Ventures Common Stock for a period of 10 Trading Days (or such shorter period as such announcement may specify) next preceding the specified Ventures Group Redemption Selection Date or Ventures Group Conversion Selection Date.

              If the Corporation determines to undertake a redemption of shares of Liberty Ventures Common Stock, in whole or in part, pursuant to clause (B) or (D) of paragraph (f)(ii) of this Section A.2., or a conversion of shares of Liberty Ventures Common Stock, in whole or in part, pursuant to clause (C) or (D) of paragraph (f)(ii), the Corporation will announce such redemption or conversion (which, for the avoidance of doubt, may remain subject to the satisfaction or waiver of any applicable condition precedent at the time of such announcement) publicly by press release, not less than 10 days prior to the Ventures Group Redemption Date or Ventures Group Conversion Date, as applicable:

              (1)   the Ventures Group Redemption Date or Ventures Group Conversion Date;

              (2)   the number of shares of Liberty Ventures Common Stock to be redeemed or converted or, if applicable, stating that all outstanding shares of Liberty Ventures Common Stock will be redeemed or converted and the series of Liberty Interactive

      Common Stock issuable to the holders of each series of Liberty Ventures Common Stock upon any such conversion;

              (3)   in the case of a redemption or a conversion, in each case, in whole or in part, of outstanding shares of Liberty Ventures Common Stock, the kind and amount of per share consideration to be received with respect to each share of Liberty Ventures Common Stock to be redeemed or converted and the Ventures Group Outstanding Interest Fraction as of the date of such notice;

              (4)   with respect to a partial redemption under clause (B)(II) or (D) of paragraph (f)(ii), if the Board of Directors has made a Ventures Group Inter-Group Partial Redemption Election, the Number of Shares Issuable to the Interactive Group with Respect to the Ventures Group Inter-Group Interest as of the Ventures Group Redemption Selection Date;

              (5)   with respect to a dividend under clause (A) or (D) of paragraph (f)(ii), the Number of Shares Issuable to the Interactive Group with Respect to the Ventures Group Inter-Group Interest as of the record date for the dividend and the Ventures Group Inter-Group Dividend Amount attributable to the Interactive Group; and

              (6)   instructions as to how shares of Liberty Ventures Common Stock may be surrendered for redemption or conversion.

              (B)  In the event of any conversion of shares of Liberty Ventures Common Stock pursuant to paragraph (b)(ii) of this Section A.2., not less than 10 days prior to the Ventures Group Conversion Date, the Corporation will announce publicly by press release:

                (1)   that all outstanding shares of Liberty Ventures Common Stock will be converted pursuant to paragraph (b)(ii) of this Section A.2. on the Ventures Group Conversion Date;

                (2)   the Ventures Group Conversion Date, which will not be more than 45 days following the Determination Date;

                (3)   a statement that all outstanding shares of Liberty Ventures Common Stock will be converted;

                (4)   the per share number and series of shares of Liberty Interactive Common Stock to be received with respect to each share of each series of Liberty Ventures Common Stock; and

                (5)   instructions as to how shares of Liberty Ventures Common Stock may be surrendered for conversion.

              (C)  If the Corporation determines to obtain the Ventures Group Redemption Stockholder Approval and, subject to the receipt of such approval, to redeem shares of Liberty Ventures Common Stock pursuant to paragraph (f)(i), the Corporation will announce publicly by press release:

                 (I)  that the Corporation intends to redeem shares of Liberty Ventures Common Stock for securities of a Distributed Ventures Group Subsidiary pursuant to paragraph (f)(i) of this Section A.2, subject to any applicable conditions, including the receipt of the Ventures Group Redemption Stockholder Approval if such approval has not been obtained at the time of the press release;

                (II)  the number of shares of Liberty Ventures Common Stock to be redeemed or, if applicable, stating that all outstanding shares of Liberty Ventures Common Stock will be redeemed;

              (III)  the class or series of securities of the Distributed Ventures Group Subsidiary to be received with respect to each share of each series of Liberty Ventures Common Stock to be redeemed and the Ventures Group Outstanding Interest Fraction as of the date of such notice, if any;

              (IV)  if applicable, the Ventures Group Redemption Selection Date, which will not be earlier than the 10th day following the date of the press release;

                (V)  the Ventures Group Redemption Date, which will not be earlier then the 10th day following the date of the press release and will not be later than the 120th Trading Day following the date of the press release;

              (VI)  if the Board of Directors has made a Ventures Group Inter-Group Redemption Election, the number of Ventures Group Inter-Group Interest Subsidiary Securities attributable to the Interactive Group, and the Number of Shares Issuable to the Interactive Group with Respect to the Ventures Group Inter-Group Interest used in determining such number and attribution of Ventures Group Inter-Group Interest Subsidiary Securities; and

             (VII)  instructions as to how shares of Liberty Ventures Common Stock may be surrendered for redemption; and

           (VIII)  if the Board of Directors so determines, that the Corporation will not be required to register a transfer of any shares of Liberty Ventures Common Stock for a period of 10 Trading Days (or such shorter period as such announcement may specify) next preceding the specified Ventures Group Redemption Selection Date.

              If, at the time of the issuance of the press release required by this paragraph (C), the Ventures Group Redemption Stockholder Approval has not yet been obtained, such press release shall include as much of the information set forth in subparagraphs (I) to (VIII) as is then available, and the Corporation will issue a second press release once the Ventures Group Redemption Stockholder Approval is obtained setting forth any such required information not included in the first press release.

              (D)  The Corporation will give such notice to holders of Convertible Securities convertible into or exercisable or exchangeable for Liberty Ventures Common Stock as may be required by the terms of such Convertible Securities or as the Board of Directors may otherwise deem appropriate in connection with a dividend, redemption or conversion of shares of Liberty Ventures Common Stock pursuant to this Section A.2., as applicable.

              (E)  All public announcements (including any proxy materials to the extent approval of the stockholders of the Corporation is sought or required) made pursuant to clauses (A), (B) or (C) of this paragraph (f)(iv) will include such further statements, and the Corporation reserves the right to make such further public announcements, as may be required by law or the rules of the principal national securities exchange on which the Liberty Ventures Common Stock is listed or as the Board of Directors may, in its discretion, deem appropriate.

              (F)  No adjustments in respect of dividends will be made upon the conversion or redemption of any shares of Liberty Ventures Common Stock; provided, however, that, except as otherwise contemplated by paragraph (f)(ii)(D), if the Ventures Group Conversion Date or the Ventures Group Redemption Date with respect to any shares of

      Liberty Ventures Common Stock will be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, but prior to the payment of such dividend or distribution, the holders of record of such shares of Liberty Ventures Common Stock at the close of business on such record date will be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, notwithstanding the prior conversion or redemption of such shares.

              (G)  Before any holder of shares of Liberty Ventures Common Stock will be entitled to receive a certificate or certificates representing shares of any kind of capital stock or cash, securities or other assets to be received by such holder with respect to shares of Liberty Ventures Common Stock pursuant to paragraph (b) of this Section A.2. or this paragraph (f), such holder will surrender at such place as the Corporation will specify certificates representing such shares of Liberty Ventures Common Stock, properly endorsed or assigned for transfer (unless the Corporation will waive such requirement). The Corporation will as soon as practicable after such surrender of a certificate or certificates representing shares of Liberty Ventures Common Stock, deliver, or cause to be delivered, at the office of the transfer agent for the shares or other securities to be delivered, to the holder for whose account shares of Liberty Ventures Common Stock were so surrendered, or to the nominee or nominees of such holder, a certificate or certificates representing the number of whole shares of the kind of capital stock or cash, securities or other assets to which such Person will be entitled as aforesaid, together with any payment for fractional securities contemplated by paragraph (f)(iv)(I). If less than all of the shares of Liberty Ventures Common Stock represented by any one certificate are to be redeemed or converted, the Corporation will issue and deliver a new certificate for the shares of Liberty Ventures Common Stock not redeemed or converted. Shares selected for redemption may not thereafter be converted pursuant to paragraph (b)(i)(B) of this Section A.2.

              (H)  From and after any applicable Ventures Group Conversion Date or Ventures Group Redemption Date, all rights of a holder of shares of Liberty Ventures Common Stock that were converted or redeemed on such Ventures Group Conversion Date or Ventures Group Redemption Date, as applicable, will cease except for the right, upon surrender of a certificate or certificates representing such shares of Liberty Ventures Common Stock, to receive a certificate or certificates representing shares of the kind and amount of capital stock or cash, securities (other than capital stock) or other assets for which such shares were converted or redeemed, as applicable, together with any payment for fractional securities contemplated by paragraph (f)(iv)(I) of this Section A.2. and such holder will have no other or further rights in respect of the shares of Liberty Ventures Common Stock so converted or redeemed, including, but not limited to, any rights with respect to any cash, securities or other assets which are reserved or otherwise designated by the Corporation as being held for the satisfaction of the Corporation's obligations to pay or deliver any cash, securities or other assets upon the conversion, exercise or exchange of any Convertible Securities outstanding as of the date of such conversion or redemption. No holder of a certificate which immediately prior to the applicable Ventures Group Conversion Date or Ventures Group Redemption Date represented shares of Liberty Ventures Common Stock will be entitled to receive any dividend or other distribution with respect to shares of any kind of capital stock into or in exchange for which the Liberty Ventures Common Stock was converted or redeemed until surrender of such holder's certificate for a certificate or certificates representing shares of such kind of capital stock. Upon such surrender, there will be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the Ventures Group Conversion Date or Ventures Group Redemption Date, as the case may be, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a Ventures Group Conversion Date or Ventures Group Redemption Date, as the case may be, the Corporation will, however, be entitled to treat certificates representing shares of Liberty Ventures Common Stock that have not yet been surrendered for conversion or redemption in accordance with clause (G) above as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock for which the shares of Liberty Ventures Common Stock represented by such certificates will have been converted or redeemed in accordance with paragraph (b) of this Section A.2 or this paragraph (f), notwithstanding the failure of the holder thereof to surrender such certificates.

              (I)   The Corporation will not be required to issue or deliver fractional shares of any class or series of capital stock or any other securities in a smaller than authorized denomination to any holder of Liberty Ventures Common Stock upon any conversion, redemption, dividend or other distribution pursuant to paragraph (b) of this Section A.2. or this paragraph (f). In connection with the determination of the number of shares of any class or series of capital stock that will be issuable or the amount of other securities that will be deliverable to any holder of record of Liberty Ventures Common Stock upon any such conversion, redemption, dividend or other distribution (including any fractions of shares or securities), the Corporation may aggregate the shares of Liberty Ventures Common Stock held at the relevant time by such holder of record. If the aggregate number of shares of capital stock or other securities to be issued or delivered to any holder of Liberty Ventures Common Stock includes a fraction, the Corporation will pay, or will cause to be paid, a cash adjustment in lieu of such fraction in an amount equal to the "value" of such fraction, as the Board of Directors shall in good faith determine to be appropriate (without interest).

              (J)   Any deadline for effecting a dividend, redemption or conversion prescribed by this paragraph (f) may be extended if deemed necessary or appropriate, in the discretion of the Board of Directors, to enable the Corporation to comply with the U.S. federal securities laws, including the rules and regulations promulgated thereunder.

        (g)    Liquidation and Dissolution.

            (i)  General.    In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and subject to the prior payment in full of the preferential amounts to which any series of Preferred Stock is entitled, the holders of shares of Liberty Interactive Common Stock and the holders of shares of Liberty Ventures Common Stock will be entitled to receive their proportionate interests in the assets of the Corporation remaining for distribution to holders of Common Stock (regardless of the Group to which such assets are then attributed) in proportion to the respective number of liquidation units per share of Liberty Interactive Common Stock and Liberty Ventures Common Stock.

          Neither the consolidation or merger of the Corporation with or into any other Person or Persons nor the sale, transfer or lease of all or substantially all of the assets of the Corporation will itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph (g).

           (ii)  Liquidation Units.    The liquidation units per share of each series of Common Stock will be as follows:

            (A)  each share of Liberty Interactive Common Stock will have one liquidation unit; and

            (B)  each share of Liberty Ventures Common Stock will have a number of liquidation units (including a fraction of one liquidation unit) equal to the amount (calculated to the nearest five decimal places) obtained by dividing (x) the average of the daily volume weighted average prices of the Series A Liberty Ventures Common Stock over the 20-Trading Day period commencing on (and including) the first Trading Day on which the Series A Liberty Ventures Common Stock trades in the "regular way" market, by (y) the average of the daily volume weighted average prices of the Series A Liberty Interactive Common Stock over the 20-Trading Day period referenced in clause (x) of this paragraph (B);

    provided, that, if, after the Effective Date, the Corporation, at any time or from time to time, subdivides (by stock split, reclassification or otherwise) or combines (by reverse stock split, reclassification or otherwise) the outstanding shares of Liberty Interactive Common Stock or Liberty Ventures Common Stock, or declares and pays a dividend or distribution in shares of Liberty Interactive Common Stock or Liberty Ventures Common Stock to holders of Liberty Interactive Common Stock or Liberty Ventures Common Stock, as applicable, the per share liquidation units of the Liberty Interactive Common Stock or Liberty Ventures Common Stock, as applicable, will be appropriately adjusted as determined by the Board of Directors, so as to avoid any dilution in the aggregate, relative liquidation rights of the shares of Liberty Interactive Common Stock and Liberty Ventures Common Stock.

        Whenever an adjustment is made to liquidation units under this paragraph (g), the Corporation will promptly thereafter prepare and file a statement of such adjustment with the Secretary of the Corporation. Neither the failure to prepare nor the failure to file any such statement will affect the validity of such adjustment.

        (h)    Determinations by the Board of Directors.    Any determinations made by the Board of Directors under any provision in this Section A.2. will be final and binding on all stockholders of the Corporation, except as may otherwise be required by law. In addition, if different consideration is distributed to different series of Common Stock in a Share Distribution, the determination of the Board of Directors that such Share Distribution was made on an equal per share basis will be final and binding on all stockholders of the Corporation, except as may otherwise be required by law.

        (i)    Certain Definitions.    Unless the context otherwise requires, the terms defined in this paragraph (i) will have, for all purposes of this Certificate, the meanings herein specified:

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with such Person.

        "Approval Date" means the date upon which the Corporation has received each of the Interactive Group Redemption Stockholder Approval and/or the Ventures Group Redemption Stockholder Approval, to the extent required pursuant to this Section A.2.

        "Average Market Value" of a share of any series of Common Stock or other Publicly Traded capital stock means the average of the daily Market Values of one share of such series of Common Stock or such other capital stock over the applicable period prescribed in this Certificate.

        "Board of Directors" means (i) the Board of Directors of the Corporation and (ii) any duly authorized committee thereof acting at the direction of the Board of Directors (including, without limitation, the Executive Committee).

        "Certificate" means this Restated Certificate of Incorporation, as it may be amended from time to time, including any amendments effected pursuant to the filing of any Preferred Stock Designation.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise; provided, however, that for purposes of clause (iii) of the definition of "Exempt Interactive Group Disposition" or "Exempt Ventures Group Disposition" set forth in this paragraph (i), the Corporation will, without limitation of the foregoing, in any event be deemed to Control any Person in which the Corporation beneficially owns (after giving effect to the applicable Disposition) (i) voting securities having 25% or more of the total voting power of the voting securities of such Person then outstanding, provided that, immediately after giving effect to such Disposition, no other Person that is not Controlled by the Corporation beneficially owns voting securities of such Person having voting power greater than the voting power of the voting securities beneficially owned by the Corporation or (ii) equity securities representing 50% or more of the common equity interest or economic equity interest in such Person.

        "Convertible Securities" means (x) any securities of the Corporation (other than any series of Common Stock) or any Subsidiary thereof that are convertible into or exercisable or exchangeable for any shares of any series of Common Stock, whether upon conversion, exercise, exchange, pursuant to antidilution provisions of such securities or otherwise, and (y) any securities of any other Person that are convertible into or exercisable or exchangeable for, securities of such Person or any other Person, whether upon conversion, exercise, exchange, pursuant to antidilution provisions of such securities or otherwise.

        "Corporation Earnings (Loss) Attributable to the Interactive Group" for any period, means the net earnings or loss of the Interactive Group for such period determined on a basis consistent with the determination of the net earnings or loss of the Interactive Group for such period as presented in the reconciling schedules to the consolidated financial statements of the Corporation for such period, including income and expenses of the Corporation attributed to the operations of the Interactive Group on a substantially consistent basis, including, without limitation, corporate administrative costs, net interest and income taxes.

        "Corporation Earnings (Loss) Attributable to the Ventures Group" for any period, means the net earnings or loss of the Ventures Group for such period determined on a basis consistent with the determination of the net earnings or loss of the Ventures Group for such period as presented in the reconciling schedules to the consolidated financial statements of the Corporation for such period, including income and expenses of the Corporation attributed to the operations of the Ventures Group on a substantially consistent basis, including, without limitation, corporate administrative costs, net interest and income taxes.

        "Determination Date" means the date designated by the Board of Directors for determination of any applicable Optional Conversion Ratio.

        "Disposition" means the sale, transfer, exchange, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of assets. The term "Disposition" does not include the consolidation or merger of the Corporation with or into any other Person or Persons or any other business combination involving the Corporation as a whole.

        "Effective Date" means the date on which this Restated Certificate of Incorporation is filed with the Secretary of State of Delaware.

        "Exempt Interactive Group Disposition" means any of the following: (i) the Disposition of all or substantially all of the Corporation's assets in one transaction or a series of related transactions in connection with the liquidation, dissolution or winding up of the Corporation within the meaning of paragraph (g) of this Section A.2., (ii) a dividend, other distribution or redemption in accordance with any provision of paragraph (c), (d) or (e) of this Section A.2., (iii) a Interactive Group Disposition to any Person that the Corporation, directly or indirectly, after giving effect to the Disposition, Controls,

(iv) a Interactive Group Disposition in connection with a Interactive Group Related Business Transaction, or (v) a Interactive Group Disposition as to which the Board of Directors obtains the requisite approval of the holders of Liberty Interactive Voting Securities to classify such Interactive Group Disposition as an Exempt Interactive Group Disposition in accordance with paragraph (a)(iv).

        "Exempt Ventures Group Disposition" means any of the following: (i) the Disposition of all or substantially all of the Corporation's assets in one transaction or a series of related transactions in connection with the liquidation, dissolution or winding up of the Corporation within the meaning of paragraph (g) of this Section A.2., (ii) a dividend, other distribution or redemption in accordance with any provision of paragraph (c), (d) or (f) of this Section A.2., (iii) a Ventures Group Disposition to any Person that the Corporation, directly or indirectly, after giving effect to the Disposition, Controls, (iv) a Ventures Group Disposition in connection with a Ventures Group Related Business Transaction, or (v) a Ventures Group Disposition as to which the Board of Directors obtains the requisite approval of the holders of Liberty Ventures Voting Securities to classify such Ventures Group Disposition as an Exempt Ventures Group Disposition in accordance with paragraph (a)(iv).

        "Fair Value" means, as of any date:

            (i)  in the case of any equity security or debt security that is Publicly Traded, the Market Value thereof, as of such date;

           (ii)  in the case of any equity security or debt security that is not Publicly Traded, the fair value per share of stock or per other unit of such security, on a fully distributed basis, as determined by an independent investment banking firm experienced in the valuation of securities selected in good faith by the Board of Directors, or, if no such investment banking firm is selected, as determined in the good faith judgment of the Board of Directors;

          (iii)  in the case of cash denominated in U.S. dollars, the face amount thereof and in the case of cash denominated in other than U.S. dollars, the face amount thereof converted into U.S. dollars at the rate published in The Wall Street Journal on such date or, if not so published, at such rate as shall be determined in good faith by the Board of Directors based upon such information as the Board of Directors shall in good faith determine to be appropriate; and

          (iv)  in the case of assets or property other than securities or cash, the "Fair Value" thereof shall be determined in good faith by the Board of Directors based upon such information (including, if deemed desirable by the Board of Directors, appraisals, valuation reports or opinions of experts) as the Board of Directors shall in good faith determine to be appropriate.

        "Group" means the Interactive Group or the Ventures Group.

        "Interactive Group" means, as of any date:

            (i)  the direct and indirect interest of the Corporation as of the Effective Date (x) in all of the businesses in which the Corporation is or has been engaged, directly or indirectly (either itself or through direct or indirect Subsidiaries, Affiliates, joint ventures or other investments or any of the predecessors or successors of any of the foregoing), and (y) in the respective assets and liabilities of the Corporation and its Subsidiaries, in each case, other than any businesses, assets or liabilities attributable to the Ventures Group as of the Effective Date;

           (ii)  all assets, liabilities and businesses acquired or assumed by the Corporation or any of its Subsidiaries for the account of the Interactive Group, or contributed, allocated or transferred to the Interactive Group (including the net proceeds of any issuances, sales or incurrences for the account of the Interactive Group of shares of Liberty Interactive Common Stock, Convertible Securities convertible into or exercisable or exchangeable for shares of Liberty Interactive Common Stock, or indebtedness or Preferred Stock attributed to the Interactive Group), in each case, after the Effective Date and as determined by the Board of Directors;

          (iii)  the proceeds of any Disposition of any of the foregoing; and

          (iv)  an Inter-Group Interest in the Ventures Group equal to one (1) minus the Ventures Group Outstanding Interest Fraction as of such date;

  provided that the Interactive Group will not include (A) any assets, liabilities or businesses disposed of after the Effective Date, including, without limitation, by dividend, to holders of Liberty Interactive Common Stock or in redemption of shares of Liberty Interactive Common Stock, from and after the date of such Disposition or (B) any assets, liabilities or businesses transferred or allocated after the Effective Date from the Interactive Group to the Ventures Group (other than through the Interactive Group's Inter-Group Interest in the Ventures Group, if any, pursuant to clause (iv) above), including, without limitation, any Interactive Group Inter-Group Dividend Amount or Interactive Group Inter-Group Redemption Amount, from and after the date of such transfer or allocation.

        "Interactive Group Allocable Net Proceeds" means, with respect to any Interactive Group Disposition, (i) if at the time of such Interactive Group Disposition, the Interactive Group Outstanding Interest Fraction is one (1), the Interactive Group Net Proceeds of such Interactive Group Disposition, or (ii) if at the time of such Interactive Group Disposition the Interactive Group Outstanding Interest Fraction is less than one (1), the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Interactive Group Net Proceeds of such Interactive Group Disposition, by (y) the Interactive Group Outstanding Interest Fraction as of such date.

        "Interactive Group Available Dividend Amount," as of any date, means an amount equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Interactive Group Outstanding Interest Fraction, by (y) either: (i) the excess of (A) an amount equal to the total assets of the Interactive Group less the total liabilities (not including Preferred Stock attributed to the Interactive Group) of the Interactive Group as of such date over (B) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of Liberty Interactive Common Stock and each series of Preferred Stock attributed to the Interactive Group or (ii) in case there is no such excess, an amount equal to the Corporation Earnings (Loss) Attributable to the Interactive Group (if positive) for the fiscal year in which such date occurs and/or the preceding fiscal year.

        "Interactive Group Conversion Date" means any date and time fixed by the Board of Directors for a conversion of shares of Liberty Interactive Common Stock pursuant to this Section A.2.

        "Interactive Group Conversion Selection Date" means any date and time fixed by the Board of Directors as the date and time upon which shares to be converted of each series of Liberty Interactive Common Stock will be selected for conversion pursuant to this Section A.2. (which, for the avoidance of doubt, may be the same date and time as the Interactive Group Conversion Date).

        "Interactive Group Disposition" means the Disposition, in one transaction or a series of related transactions, by the Corporation and its Subsidiaries of all or substantially all of the assets of the Interactive Group to one or more Persons.

        "Interactive Group Net Proceeds" means, as of any date, with respect to any Interactive Group Disposition, an amount, if any, equal to the Fair Value of what remains of the gross proceeds of such Disposition to the Corporation after any payment of, or reasonable provision for, (i) any taxes payable by the Corporation or any of its Subsidiaries in respect of such Disposition or in respect of any resulting dividend or redemption pursuant to clause (A), (B) or (D) of paragraph (e)(ii) of this Section A.2. (or that would have been payable but for the utilization of tax benefits attributable to the Ventures Group), (ii) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (iii) any liabilities and other obligations (contingent or otherwise) of, or attributed to, the Interactive Group, including, without limitation, any liabilities for deferred taxes, any indemnity or guarantee obligations incurred in connection with the Disposition or any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends and other obligations in respect of Preferred Stock attributed to the Interactive Group. For purposes of this definition, any assets of the Interactive Group remaining after such Disposition will constitute "reasonable provision" for such amount of taxes, costs, liabilities and other obligations (contingent or otherwise) as can be supported by such assets.

        "Interactive Group Outstanding Interest Fraction," as of any date, means a fraction the numerator of which is the aggregate number of shares of Liberty Interactive Common Stock outstanding on such date and the denominator of which is the amount obtained by adding (i) such aggregate number of shares of Liberty Interactive Common Stock outstanding on such date, plus (ii) the Number of Shares Issuable to the Ventures Group with Respect to the Interactive Group Inter-Group Interest as of such date, provided that such fraction will in no event be greater than one. If the holders of any Convertible Securities that are convertible into or exercisable or exchangeable for shares of Liberty Interactive Common Stock are entitled to participate in any dividend (for purposes of paragraphs (c)(i), (d)(i) or (e)(ii) of this Section A.2.) or redemption (for purposes of paragraph (e) of this Section A.2.) with respect to the Liberty Interactive Common Stock (other than by means of an antidilution adjustment), such shares so issuable upon conversion, exercise or exchange will be taken into account in calculating the Interactive Group Outstanding Interest Fraction and any related calculations under the applicable provisions of this Section A.2. in such manner as the Board of Directors determines to be appropriate.

        "Interactive Group Redemption Date" means any date and time fixed by the Board of Directors for a redemption of shares of Liberty Interactive Common Stock pursuant to this Section A.2.

        "Interactive Group Redemption Selection Date" means the date and time fixed by the Board of Directors on which shares of Liberty Interactive Common Stock are to be selected for redemption pursuant to this Section A.2. (which, for the avoidance of doubt, may be the same date and time as the Interactive Group Redemption Date).

        "Interactive Group Related Business Transaction" means any Disposition of all or substantially all of the assets of the Interactive Group in which the Corporation receives as proceeds of such Disposition primarily equity securities (including, without limitation, capital stock, securities convertible into capital stock or other equity securities, partnership, limited partnership or limited liability company interests and other types of equity securities, without regard to the voting power or contractual or other management or governance rights related to such equity securities) of the purchaser or acquiror of such assets of the Interactive Group, any entity which succeeds (by merger, formation of a joint venture enterprise or otherwise) to such assets of the Interactive Group, or a third party issuer, if a significant portion of the business or businesses in which such purchaser, acquiror or third party issuer is engaged or proposes to engage consists of one or more businesses similar or complementary to the businesses attributable to the Interactive Group prior to such Disposition, as determined in good faith by the Board of Directors.

        "Interactive Group Share Distribution Ratio" means, as to any Share Distribution consisting of shares of Interactive Group Common Stock, the number of shares (including any fraction of a share), of Interactive Group Common Stock issuable to a holder for each outstanding share of the applicable series of Common Stock owned by such holder as of the record date for such Share Distribution (rounded, if necessary, to the nearest five decimal places).

        "Inter-Group Interest" means, as of any date and with respect to either Group, the proportionate undivided interest, if any, that such Group may be deemed to hold as of such date in the assets, liabilities and businesses of the other Group in accordance with this Certificate. An Inter-Group Interest in the Interactive Group held by the Ventures Group is expressed in terms of the Number of Shares Issuable to the Ventures Group with Respect to the Interactive Group Inter-Group Interest. An Inter-Group Interest in the Ventures Group held by the Interactive Group is expressed in terms of the Number of Shares Issuable to the Interactive Group with Respect to the Ventures Group Inter-Group Interest.

        "Liberty Interactive Reference Share" means one share of Series A Liberty Interactive Common Stock, unless (i) on any single Trading Day as of which a valuation determination is being made or on the first Trading Day of any Trading Day period with respect to which a valuation determination is being made, in each case, under this Section A.2., the number of shares outstanding of any other Publicly Traded series of Liberty Interactive Common Stock exceeds the number of shares outstanding of the Series A Liberty Interactive Common Stock, and (ii) the Board of Directors determines to base such valuation determination on such other Publicly Traded series of Liberty Interactive Common Stock in lieu of basing it on one share of Series A Liberty Interactive Common Stock, in which case the term "Liberty Interactive Reference Share" will mean one share of such other Publicly Traded series of Liberty Interactive Common Stock.

        "Liberty Interactive Voting Securities" means the Series A Liberty Interactive Common Stock, the Series B Liberty Interactive Common Stock and any series of Preferred Stock which by the terms of its Preferred Stock Designation is designated as a Liberty Interactive Voting Security, provided, that each such series of Preferred Stock will be treated as a Liberty Interactive Voting Security and will be entitled to vote together with the other Liberty Interactive Voting Securities only as and to the extent expressly provided for in the applicable Preferred Stock Designation.

        "Liberty Ventures Reference Share" means one share of Series A Liberty Ventures Common Stock, unless (i) on any single Trading Day as of which a valuation determination is being made or on the first Trading Day of any Trading Day period with respect to which a valuation determination is being made, in each case, under this Section A.2., the number of shares outstanding of any other Publicly Traded series of Liberty Ventures Common Stock exceeds the number of shares outstanding of the Series A Liberty Ventures Common Stock, and (ii) the Board of Directors determines to base such valuation determination on such other Publicly Traded series of Liberty Ventures Common Stock in lieu of basing it on one share of Series A Liberty Ventures Common Stock, in which case the term "Liberty Ventures Reference Share" will mean one share of such other Publicly Traded series of Liberty Ventures Common Stock.

        "Liberty Ventures Voting Securities" means the Series A Liberty Ventures Common Stock, the Series B Liberty Ventures Common Stock and any series of Preferred Stock which by the terms of its Preferred Stock Designation is designated as a Liberty Ventures Voting Security, provided, that each such series of Preferred Stock will be treated as a Liberty Ventures Voting Security and will be entitled to vote together with the other Liberty Ventures Voting Securities only as and to the extent expressly provided for in the applicable Preferred Stock Designation.

        "Market Value" of a share of any Publicly Traded stock on any Trading Day means the average of the high and low reported sales prices regular way of a share of such stock on such Trading Day, or in case no such reported sale takes place on such Trading Day the average of the reported closing bid and asked prices regular way of a share of such stock on such Trading Day, in either case on the New York Stock Exchange, or if the shares of such stock are not listed on the New York Stock Exchange on such Trading Day, on any tier of the Nasdaq Stock Market, or if the shares of such stock are not listed on any tier of the Nasdaq Stock Market on such Trading Day, the average of the closing bid and asked prices of a share of such stock in the over-the-counter market on such Trading Day as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation, or if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day, the market value of a share of such stock as determined by the Board of Directors, provided that, for purposes of determining the Average Market Value for any period, (i) the "Market Value" of a share of stock on any day during such period prior to the "ex" date or any similar date for any dividend paid or to be paid with respect to such stock will be reduced by the fair market value of the per share amount of such dividend as determined by the Board of Directors and (ii) the "Market Value" of a share of stock on any day during such period prior to (A) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such stock or (B) the "ex" date or any similar date for any dividend with respect to any such stock in shares of such stock will be appropriately adjusted to reflect such subdivision, combination, dividend or distribution.

        "Number of Shares Issuable to the Ventures Group with Respect to the Interactive Group Inter-Group Interest" will initially be zero, and will from time to time thereafter be (without duplication):

            (i)  adjusted, if before such adjustment such number is greater than zero, as determined by the Board of Directors to be appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Liberty Interactive Common Stock and dividends of shares of Liberty Interactive Common Stock to holders of Liberty Interactive Common Stock (and, to the extent the Interactive Group Outstanding Interest Fraction is less than one (1) as of the record date for such dividend, the applicable treatment of such dividend, as determined by the Board of Directors, with respect to the Number of Shares Issuable to the Ventures Group with Respect to the Interactive Group Inter-Group Interest) and other reclassifications of Liberty Interactive Common Stock;

           (ii)  decreased (but not below zero), if before such adjustment such number is greater than zero, by action of the Board of Directors (without duplication): (A) by a number equal to the aggregate number of shares of Liberty Interactive Common Stock issued or sold by the Corporation, the proceeds of which are attributed to the Ventures Group; (B) by a number equal to the aggregate number of shares of Liberty Interactive Common Stock issued or delivered upon conversion, exercise or exchange of any Convertible Securities that the Board of Directors has determined are attributable to the Ventures Group; (C) in accordance with the applicable provisions of paragraph (c) of this Section A.2.; (D) in the event the Board of Directors makes a Interactive Group Inter-Group Redemption Election, by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Number of Shares Issuable to the Ventures Group with Respect to the Interactive Group Inter-Group Interest, as of the Interactive Group Redemption Selection Date, by (y) the percentage of the Fair Value of the Interactive Group that is represented by the Fair Value of the Corporation's equity interest in the applicable Distributed Interactive Group Subsidiary which is attributable to the Interactive Group, as determined by the Board of Directors under paragraph (e)(i) for purposes of such redemption; (E) in the event the Board of Directors makes a Interactive Group Inter-Group Partial Redemption Election, by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying the Interactive Group Inter-Group Redemption Amount by the amount (rounded, if necessary, to the nearest whole number) obtained by dividing the aggregate number of shares of Liberty Interactive Common Stock redeemed pursuant to paragraph (e)(ii)(B)(II) or (e)(ii)(D), as applicable, of this Section A.2., by the applicable Interactive Group Redemption Amount or the applicable portion of the Interactive Group Allocable Net Proceeds applied to such redemption, respectively; and (F) by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by dividing (x) the aggregate Fair Value, as of a date within 90 days of the determination to be made pursuant to this clause (F), of assets attributed to the Interactive Group that are transferred or allocated from the Interactive Group to the Ventures Group in consideration of a reduction in the Number of Shares Issuable to the Ventures Group with Respect to the Interactive Group Inter-Group Interest, by (y) the Fair Value of the Liberty Interactive Reference Share as of the date of such transfer or allocation;

          (iii)  increased, by action of the Board of Directors, (A) by a number equal to the aggregate number of shares of Liberty Interactive Common Stock that are retired, redeemed or otherwise cease to be outstanding (x) following their purchase or redemption with funds or other assets attributed to the Ventures Group, (y) following their retirement or redemption for no consideration if immediately prior thereto they were owned by an asset or business attributed to the Ventures Group, or (z) following their conversion into shares of Liberty Ventures Common Stock pursuant to clause (C) or (D) of paragraph (e)(ii) of this Section A.2.; (B) in accordance with the applicable provisions of paragraph (c) of this Section A.2.; and (C) by a number equal to, as applicable, the amount (rounded, if necessary, to the nearest whole number) obtained by dividing (I) the Fair Value, as of a date within 90 days of the determination to be made pursuant to this clause (C), of assets theretofore attributed to the Ventures Group that are contributed to the Interactive Group in consideration of an increase in the Number of Shares Issuable to the Ventures Group with Respect to the Interactive Group Inter-Group Interest, by (II) the Fair Value of the Liberty Interactive Reference Share as of the date of such contribution; and

          (iv)  increased or decreased under such other circumstances as the Board of Directors determines to be appropriate or required by the other terms of this Section A.2. to reflect the economic substance of any other event or circumstance, provided that in each case, the adjustment will be made in a manner that is fair and equitable to holders of all series of Common Stock and intended to reflect the relative economic interest of the Ventures Group in the Interactive Group.

          Whenever a change in the Number of Shares Issuable to the Ventures Group with Respect to the Interactive Group Inter-Group Interest occurs, the Corporation will promptly thereafter prepare and file a statement of such change, and the amount to be allocated to the Ventures Group with the Secretary of the Corporation. Neither the failure to prepare nor the failure to file any such statement will affect the validity of such change.

        "Number of Shares Issuable to the Interactive Group with Respect to the Ventures Group Inter-Group Interest" will initially be zero, and will from time to time thereafter be (without duplication):

            (i)  adjusted, if before such adjustment such number is greater than zero, as determined by the Board of Directors to be appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Liberty Ventures Common Stock and dividends of shares of Liberty Ventures Common Stock to holders of Liberty Ventures Common Stock (and, to the extent the Ventures Group Outstanding Interest Fraction is less than one (1) as of the record date for such dividend, the applicable treatment of such dividend, as determined by the Board of Directors, with respect to the Number of Shares Issuable to the Interactive Group with Respect to the Ventures Group Inter-Group Interest) and other reclassifications of Liberty Ventures Common Stock;

           (ii)  decreased (but not below zero), if before such adjustment such number is greater than zero, by action of the Board of Directors (without duplication): (A) by a number equal to the aggregate number of shares of Liberty Ventures Common Stock issued or sold by the Corporation, the proceeds of which are attributed to the Interactive Group; (B) by a number equal to the aggregate number of shares of Liberty Ventures Common Stock issued or delivered upon conversion, exercise or exchange of any Convertible Securities that the Board of Directors has determined are attributable to the Interactive Group; (C) in accordance with the applicable provisions of paragraph (c) of this Section A.2.; (D) in the event the Board of Directors makes a Ventures Group Inter-Group Redemption Election, by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Number of Shares Issuable to the Interactive Group with Respect to the Ventures Group Inter-Group Interest, as of the Ventures Group Redemption Selection Date, by (y) the percentage of the Fair Value of the Ventures Group that is represented by the Fair Value of the Corporation's equity interest in the applicable Distributed Ventures Group Subsidiary which is attributable to the Ventures Group, as determined by the Board of Directors under paragraph (f)(i) for purposes of such redemption; (E) in the event the Board of Directors makes a Ventures Group Inter-Group Partial Redemption Election, by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying the Ventures Group Inter-Group Redemption Amount by the amount

  (rounded, if necessary, to the nearest whole number) obtained by dividing the aggregate number of shares of Liberty Ventures Common Stock redeemed pursuant to paragraph (f)(ii)(B)(II) or (f)(ii)(D), as applicable, of this Section A.2., by the applicable Ventures Group Redemption Amount or the applicable portion of the Ventures Group Allocable Net Proceeds applied to such redemption, respectively; and (F) by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by dividing (x) the aggregate Fair Value, as of a date within 90 days of the determination to be made pursuant to this clause (F), of assets attributed to the Ventures Group that are transferred or allocated from the Ventures Group to the Interactive Group in consideration of a reduction in the Number of Shares Issuable to the Interactive Group with Respect to the Ventures Group Inter-Group Interest, by (y) the Fair Value of the Liberty Ventures Reference Share as of the date of such transfer or allocation;

          (iii)  increased, by action of the Board of Directors, (A) by a number equal to the aggregate number of shares of Liberty Ventures Common Stock that are retired, redeemed or otherwise cease to be outstanding (x) following their purchase or redemption with funds or other assets attributed to the Interactive Group, (y) following their retirement or redemption for no consideration if immediately prior thereto, they were owned by an asset or business attributed to the Interactive Group, or (z) following their conversion into shares of Liberty Interactive Common Stock pursuant to clause (C) or (D) of paragraph (f)(ii) of this Section A.2.; (B) in accordance with the applicable provisions of paragraph (c) of this Section A.2.; and (C) by a number equal to, as applicable, the amount (rounded, if necessary, to the nearest whole number) obtained by dividing (I) the Fair Value, as of a date within 90 days of the determination to be made pursuant to this clause (C), of assets theretofore attributed to the Interactive Group that are contributed to the Ventures Group in consideration of an increase in the Number of Shares Issuable to the Interactive Group with Respect to the Ventures Group Inter-Group Interest, by (II) the Fair Value of the Liberty Ventures Reference Share as of the date of such contribution; and

          (iv)  increased or decreased under such other circumstances as the Board of Directors determines to be appropriate or required by the other terms of this Section A.2. to reflect the economic substance of any other event or circumstance, provided that in each case, the adjustment will be made in a manner that is fair and equitable to holders of all series of Common Stock and intended to reflect the relative economic interest of the Interactive Group in the Ventures Group.

          Whenever a change in the Number of Shares Issuable to the Interactive Group with Respect to the Ventures Group Inter-Group Interest occurs, the Corporation will promptly thereafter prepare and file a statement of such change and the amount to be allocated to the Interactive Group with the Secretary of the Corporation. Neither the failure to prepare nor the failure to file any such statement will affect the validity of such change.

        "Optional Conversion Ratio" means the applicable of the Ventures/Interactive Group Optional Conversion Ratio and the Interactive/Ventures Group Optional Conversion Ratio.

        "outstanding", when used with respect to the shares of any series of Common Stock, will include, without limitation, the shares of such series, if any, held by any Subsidiary of the Corporation, except as otherwise provided by applicable law with respect to the exercise of voting rights. No shares of any series of Common Stock (or Convertible Securities that are convertible into or exercisable or exchangeable for Common Stock) held by the Corporation in its treasury will be deemed outstanding, nor will any shares be deemed outstanding which are attributable to the Number of Shares Issuable to the Ventures Group with Respect to the Interactive Group Inter-Group Interest or the Number of Shares Issuable to the Interactive Group with Respect to the Ventures Group Inter-Group Interest.

        "Person" means a natural person, corporation, limited liability company, partnership, joint venture, trust, unincorporated association or other legal entity.

        "Publicly Traded" means, with respect to shares of capital stock or other securities, that such shares or other securities are traded on a U.S. securities exchange or quoted on the over-the-counter market.

        "Share Distribution" means a dividend payable in shares of any class or series of capital stock, Convertible Securities or other equity securities of the Corporation or any other Person.

        "Subsidiary," when used with respect to any Person, means (i)(A) a corporation of which a majority in voting power of its share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar Encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of more than 50% of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

        "Trading Day" means each day on which the relevant share or security is traded on the New York Stock Exchange or the Nasdaq Stock Market or quoted on the over-the-counter market.

        "Ventures Group" means, as of any date:

            (i)  the direct and indirect interest of the Corporation, as of the Effective Date, in Expedia, Inc., TripAdvisor, Inc., Interval Leisure Group, Inc. and Tree.com, Inc. and each of their Subsidiaries (including any successor to Expedia, Inc., TripAdvisor, Inc., Interval Leisure Group, Inc. and Tree.com, Inc. or any such Subsidiary by merger, consolidation or sale of all or substantially all of its assets, whether or not in connection with a Ventures Group Related Business Transaction) and their respective assets, liabilities and businesses;

           (ii)  all other assets, liabilities and businesses of the Corporation or any of its Subsidiaries to the extent attributed to the Ventures Group as of the Effective Date;

          (iii)  all assets, liabilities and businesses acquired or assumed by the Corporation or any of its Subsidiaries for the account of the Ventures Group, or contributed, allocated or transferred to the Ventures Group (including the net proceeds of any issuances, sales or incurrences for the account of the Ventures Group of shares of Liberty Ventures Common Stock, Convertible Securities convertible into or exercisable or exchangeable for shares of Liberty Ventures Common Stock, or indebtedness or Preferred Stock attributed to the Ventures Group), in each case, after the Effective Date and as determined by the Board of Directors;

          (iv)  the proceeds of any Disposition of any of the foregoing; and

           (v)  an Inter-Group Interest in the Interactive Group equal to one (1) minus the Interactive Group Outstanding Interest Fraction as of such date;

  provided that the Ventures Group will not include (A) any assets, liabilities or businesses disposed of after the Effective Date, including, without limitation, by dividend, to holders of Liberty Ventures Common Stock or in redemption of shares of Liberty Ventures Common Stock, from and after the date of such Disposition or (B) any assets, liabilities or businesses transferred or allocated after the Effective Date from the Ventures Group to the Interactive Group (other than through the Ventures Group's Inter-Group Interest in the Interactive Group, if any, pursuant to clause (v) above), including, without limitation, any Ventures Group Inter-Group Dividend Amount or Ventures Group Inter-Group Redemption Amount, from and after the date of such transfer or allocation.

        "Ventures Group Allocable Net Proceeds" means, with respect to any Ventures Group Disposition, (i) if at the time of such Ventures Group Disposition, the Ventures Group Outstanding Interest Fraction is one (1), the Ventures Group Net Proceeds of such Ventures Group Disposition, or (ii) if at the time of such Ventures Group Disposition the Ventures Group Outstanding Interest Fraction is less than one (1), the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Ventures Group Net Proceeds of such Ventures Group Disposition, by (y) the Ventures Group Outstanding Interest Fraction as of such date.

        "Ventures Group Available Dividend Amount," as of any date, means an amount equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Ventures Group Outstanding Interest Fraction, by (y) either: (i) the excess of (A) an amount equal to the total assets of the Ventures Group less the total liabilities (not including Preferred Stock attributed to the Ventures Group) of the Ventures Group as of such date over (B) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of Liberty Ventures Common Stock and each series of Preferred Stock attributed to the Ventures Group or (ii) in case there is no such excess, an amount equal to the Corporation Earnings (Loss) Attributable to the Ventures Group (if positive) for the fiscal year in which such date occurs and/or the preceding fiscal year.

        "Ventures Group Conversion Date" means any date and time fixed by the Board of Directors for a conversion of shares of Liberty Ventures Common Stock pursuant to this Section A.2.

        "Ventures Group Conversion Selection Date" means any date and time fixed by the Board of Directors as the date and time upon which shares to be converted of each series of Liberty Ventures Common Stock will be selected for conversion pursuant to this Section A.2. (which, for the avoidance of doubt, may be the same date and time as the Ventures Group Conversion Date).

        "Ventures Group Disposition" means the Disposition, in one transaction or a series of related transactions, by the Corporation and its Subsidiaries of all or substantially all of the assets of the Ventures Group to one or more Persons.

        "Ventures Group Net Proceeds" means, as of any date, with respect to any Ventures Group Disposition, an amount, if any, equal to the Fair Value of what remains of the gross proceeds of such Disposition to the Corporation after any payment of, or reasonable provision for, (i) any taxes payable by the Corporation or any of its Subsidiaries in respect of such Disposition or in respect of any resulting dividend or redemption pursuant to clause (A), (B) or (D) of paragraph (f)(ii) of this Section A.2. (or that would have been payable but for the utilization of tax benefits attributable to the Interactive Group), (ii) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (iii) any liabilities and other obligations (contingent or otherwise) of, or attributed to, the Ventures Group, including, without limitation, any liabilities for deferred taxes, any indemnity or guarantee obligations incurred in connection with the Disposition or any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends and other obligations in respect of Preferred Stock attributed to the Ventures Group. For purposes of this definition, any assets of the Ventures Group remaining after such Disposition will constitute "reasonable provision" for such amount of taxes, costs, liabilities and other obligations (contingent or otherwise) as can be supported by such assets.

        "Ventures Group Outstanding Interest Fraction," as of any date, means a fraction the numerator of which is the aggregate number of shares of Liberty Ventures Common Stock outstanding on such date and the denominator of which is the amount obtained by adding (i) such aggregate number of shares of Liberty Ventures Common Stock outstanding on such date, plus (ii) the Number of Shares Issuable to the Interactive Group with Respect to the Ventures Group Inter-Group Interest as of such date, provided that such fraction will in no event be greater than one. If the holders of any Convertible Securities that are convertible into or exercisable or exchangeable for shares of Liberty Ventures Common Stock are entitled to participate in any dividend (for purposes of paragraphs (c)(ii), (d)(ii) or (f)(ii) of this Section A.2.) or redemption (for purposes of paragraph (f) of this Section A.2.) with respect to the Liberty Ventures Common Stock (other than by means of an antidilution adjustment), such shares so issuable upon conversion, exercise or exchange will be taken into account in calculating the Ventures Group Outstanding Interest Fraction and any related calculations under the applicable provisions of this Section A.2. in such manner as the Board of Directors determines to be appropriate.

        "Ventures Group Redemption Date" means any date and time fixed by the Board of Directors for a redemption of shares of Liberty Ventures Common Stock pursuant to this Section A.2.

        "Ventures Group Redemption Selection Date" means the date and time fixed by the Board of Directors on which shares of Liberty Ventures Common Stock are to be selected for redemption pursuant to this Section A.2. (which, for the avoidance of doubt, may be the same date and time as the Ventures Group Redemption Date).

        "Ventures Group Related Business Transaction" means any Disposition of all or substantially all of the assets of the Ventures Group in which the Corporation receives as proceeds of such Disposition primarily equity securities (including, without limitation, capital stock, securities convertible into capital stock or other equity securities, partnership, limited partnership or limited liability company interests and other types of equity securities, without regard to the voting power or contractual or other management or governance rights related to such equity securities) of the purchaser or acquiror of such assets of the Ventures Group, any entity which succeeds (by merger, formation of a joint venture enterprise or otherwise) to such assets of the Ventures Group, or a third party issuer, if a significant portion of the business or businesses in which such purchaser, acquiror or third party issuer is engaged or proposes to engage consists of one or more businesses similar or complementary to the businesses attributable to the Ventures Group prior to such Disposition, as determined in good faith by the Board of Directors.

        "Ventures Group Share Distribution Ratio" means, as to any Share Distribution consisting of shares of Ventures Group Common Stock, the number of shares (including any fraction of a share) of Ventures Group Common Stock issuable to a holder for each outstanding share of the applicable series of Common Stock owned by such holder as of the record date for such Share Distribution (rounded, if necessary, to the nearest five decimal places).

        "Voting Securities" means the Liberty Interactive Voting Securities, the Liberty Ventures Voting Securities and any series of Preferred Stock which by the terms of its Preferred Stock Designation is designated as a Voting Security, provided that each such series of Preferred Stock will be entitled to vote together with the other Voting Securities only as and to the extent expressly provided for in the applicable Preferred Stock Designation.

        The following terms have the meanings ascribed thereto in the sections set forth opposite such terms:

Additional Defined Terms	Section
Common Stock	Article IV(a)
Corporation	Article I
DGCL	Article III

Additional Defined Terms	Section
Distributable Interactive Group Subsidiary Securities	Article IV, Section A.2(e)(i)
Distributed Interactive Group Subsidiary	Article IV, Section A.2(e)(i)
Distributed Ventures Group Subsidiary	Article IV, Section A.2(f)(i)
Distributable Ventures Group Subsidiary Securities	Article IV, Section A.2(f)(i)
Effective Time	Article IV
Interactive Group Distribution Subsidiary Securities	Article IV, Section A.2(e)(i)
Interactive Group Inter-Group Dividend	Article IV, Section A.2(c)(i)(A)
Interactive Group Inter-Group Dividend Amount	Article IV, Section A.2(c)(i)(A)
Interactive Group Inter-Group Interest Subsidiary Securities	Article IV, Section A.2(e)(i)
Interactive Group Inter-Group Partial Redemption Election	Article IV, Section A.2(e)(ii)
Interactive Group Inter-Group Redemption Amount	Article IV, Section A.2(e)(ii)
Interactive Group Inter-Group Redemption Election	Article IV, Section A.2(e)(i)
Interactive Group Redemption Amount	Article IV, Section A.2(e)(ii)(B)(II)
Interactive Group Redemption Shares	Article IV, Section A.2(e)(i)
Interactive Group Redemption Stockholder Approval	Article IV, Section A.2(a)(v)(A)
Interactive/Ventures Group Optional Conversion Ratio	Article IV, Section A.2(b)(iii)(B)
Liberty Interactive Common Stock	Article IV, Section A.1
Liberty Ventures Common Stock	Article IV, Section A.1
Preferred Stock	Article IV(b)
Preferred Stock Designation	Article IV, Section B
proceeding	Article V, Section E.2(a)
Series A Liberty Interactive Common Stock	Article IV, Section A.1
Series A Liberty Ventures Common Stock	Article IV, Section A.1
Series B Liberty Interactive Common Stock	Article IV, Section A.1
Series B Liberty Ventures Common Stock	Article IV, Section A.1
Series C Liberty Interactive Common Stock	Article IV, Section A.1
Series C Liberty Ventures Common Stock	Article IV, Section A.1
substantially all of the assets of the Interactive Group	Article IV, Section A.2(e)(ii)
substantially all of the assets of the Ventures Group	Article IV, Section A.2(f)(ii)
Ventures Group Distribution Subsidiary Securities	Article IV, Section A.2(f)(i)
Ventures/Interactive Group Optional Conversion Ratio	Article IV, Section A.2(b)(iii)(B)

Additional Defined Terms	Section
Ventures Group Inter-Group Dividend	Article IV, Section A.2(c)(ii)(A)
Ventures Group Inter-Group Dividend Amount	Article IV, Section A.2(c)(ii)(A)
Ventures Group Inter-Group Interest Subsidiary Securities	Article IV, Section A.2(f)(i)
Ventures Group Inter-Group Partial Redemption Election	Article IV, Section A.2(f)(ii)
Ventures Group Inter-Group Redemption Amount	Article IV, Section A.2(f)(ii)
Ventures Group Inter-Group Redemption Election	Article IV, Section A.2(f)(i)
Ventures Group Redemption Amount	Article IV, Section A.2(f)(ii)(B)(II)
Ventures Group Redemption Shares	Article IV, Section A.2(f)(i)
Ventures Group Redemption Stockholder Approval	Article IV, Section A.2(a)(v)(B)

        (j)    Reclassification.    The Corporation will not reclassify, subdivide or combine one series of Liberty Interactive Common Stock without reclassifying, subdividing or combining each other series of Liberty Interactive Common Stock on an equal per share basis. The Corporation will not reclassify, subdivide or combine one series of Liberty Ventures Common Stock without reclassifying, subdividing or combining each other series of Liberty Ventures Common Stock on an equal per share basis.

        (k)    Transfer Taxes.    The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of a certificate or certificates representing any shares of capital stock and/or other securities on conversion or redemption of shares of Common Stock pursuant to this Section A.2. The Corporation will not, however, be required to pay any tax that may be payable in respect of any issue or delivery of a certificate or certificates representing any shares of capital stock in a name other than that in which the shares of Common Stock so converted or redeemed were registered and no such issue or delivery will be made unless and until the Person requesting the same has paid to the Corporation or its transfer agent the amount of any such tax, or has established to the satisfaction of the Corporation or its transfer agent that such tax has been paid.

SECTION B

PREFERRED STOCK

        The Preferred Stock may be divided and issued in one or more series from time to time, with such powers, designations, preferences and relative, participating, optional or other rights and qualifications, limitations or restrictions thereof, as will be stated and expressed in a resolution or resolutions providing for the issue of each such series adopted by the Board of Directors (a "Preferred Stock Designation"). The Board of Directors, in the Preferred Stock Designation with respect to a series of Preferred Stock (a copy of which will be filed as required by law), will, without limitation of the foregoing, fix the following with respect to such series of Preferred Stock:

            (i)  the distinctive serial designations and the number of authorized shares of such series, which may be increased or decreased, but not below the number of shares thereof then outstanding, by a certificate made, signed and filed as required by law (except where otherwise provided in a Preferred Stock Designation);

           (ii)  the dividend rate or amounts, if any, for such series, the date or dates from which dividends on all shares of such series will be cumulative, if dividends on stock of such series will be cumulative, and the relative preferences or rights of priority, if any, or participation, if any, with respect to payment of dividends on shares of such series;

          (iii)  the rights of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, if any, and the relative preferences or rights of priority, if any, of payment of shares of such series;

          (iv)  the right, if any, of the holders of such series to convert or exchange such stock into or for other classes or series of a class of stock or indebtedness of the Corporation or of another Person, and the terms and conditions of such conversion or exchange, including provision for the adjustment of the conversion or exchange rate in such events as the Board of Directors may determine;

           (v)  the voting powers, if any, of the holders of such series, including whether such series will be designated as a Interactive Group Voting Security, a Ventures Group Voting Security and/or a Voting Security and, if so designated, the terms and conditions on which such series may vote together with the holders of any other class or series of capital stock of the Corporation;

          (vi)  the terms and conditions, if any, for the Corporation to purchase or redeem shares of such series; and

         (vii)  any other relative rights, powers, preferences and limitations, if any, of such series.

          The Board of Directors is hereby expressly authorized to exercise its authority with respect to fixing and designating various series of the Preferred Stock and determining the relative rights, powers and preferences, if any, thereof to the full extent permitted by applicable law, subject to any stockholder vote that may be required by this Certificate. All shares of any one series of the Preferred Stock will be alike in every particular. Except to the extent otherwise expressly provided in the Preferred Stock Designation for a series of Preferred Stock, the holders of shares of such series will have no voting rights except as may be required by the laws of the State of Delaware. Further, unless otherwise expressly provided in the Preferred Stock Designation for a series of Preferred Stock, no consent or vote of the holders of shares of Preferred Stock or any series thereof will be required for any amendment to this Certificate that would increase the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof or decrease the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof (but not below the number of authorized shares of Preferred Stock or such series, as the case may be, then outstanding).

          Except as may be provided by the Board of Directors in a Preferred Stock Designation or by law, shares of any series of Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes will have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reissued as part of a new series of Preferred Stock to be created by a Preferred Stock Designation or as part of any other series of Preferred Stock.

ARTICLE V

DIRECTORS

SECTION A

NUMBER OF DIRECTORS

        The governing body of the Corporation will be a Board of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors, the number of directors will not be less than three (3) and the exact number of directors will be fixed by the Board of Directors by resolution. Election of directors need not be by written ballot.

 SECTION B

CLASSIFICATION OF THE BOARD

        Except as otherwise fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any series of Preferred Stock to separately elect additional directors, which additional directors are not required to be classified pursuant to the terms of such series of Preferred Stock, the Board of Directors will be divided into three classes: Class I, Class II and Class III. Each class will consist, as nearly as possible, of a number of directors equal to one-third (1/3) of the number of members of the Board of Directors authorized as provided in Section A of this Article V. The term of office of the initial Class I directors will expire at the annual meeting of stockholders in 2014; the term of office of the initial Class II directors will expire at the annual meeting of stockholders in 2012; and the term of office of the initial Class III directors will expire at the annual meeting of stockholders in 2013. At each annual meeting of stockholders of the Corporation the successors of that class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The directors of each class will hold office until their respective successors are elected and qualified or until such director's earlier death, resignation or removal.

SECTION C

REMOVAL OF DIRECTORS

        Subject to the rights of the holders of any series of Preferred Stock, directors may be removed from office only for cause upon the affirmative vote of the holders of at least a majority of the total voting power of the then outstanding Voting Securities entitled to vote thereon, voting together as a single class.

SECTION D

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

        Subject to the rights of holders of any series of Preferred Stock, vacancies on the Board of Directors resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on the Board of Directors, will be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is apportioned, and until such director's successor will have been elected and qualified or until such director's earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors will shorten the term of any incumbent director, except as may be provided with respect to any additional director elected by the holders of the applicable series of Preferred Stock.

SECTION E

LIMITATION ON LIABILITY AND INDEMNIFICATION

        1.    Limitation On Liability.    To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation will not be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 will be prospective only and will not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such repeal or modification.

        2.    Indemnification.

          (a)    Right to Indemnification.    The Corporation will indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) incurred by such person. Such right of indemnification will inure whether or not the claim asserted is based on matters which antedate the adoption of this Section E. The Corporation will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors.

          (b)    Prepayment of Expenses.    The Corporation will pay the expenses (including attorneys' fees) incurred by a director or officer in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

          (c)    Claims.    If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful, will be entitled to be paid the expense (including attorney's fees) of prosecuting such claim to the fullest extent permitted by Delaware law. In any such action the Corporation will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

          (d)    Non-Exclusivity of Rights.    The rights conferred on any person by this paragraph will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate, the Bylaws, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

          (e)    Other Indemnification.    The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

        3.    Amendment or Repeal.    Any amendment, modification or repeal of the foregoing provisions of this Section E will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

SECTION F

AMENDMENT OF BYLAWS

        In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors, by action taken by the affirmative vote of not less than 75% of the members of the Board of Directors then in office, is hereby expressly authorized and empowered to adopt, amend or repeal any provision of the Bylaws of this Corporation.

 ARTICLE VI

TERM

        The term of existence of this Corporation shall be perpetual.

ARTICLE VII

STOCK NOT ASSESSABLE

        The capital stock of this Corporation shall not be assessable. It shall be issued as fully paid, and the private property of the stockholders shall not be liable for the debts, obligations or liabilities of this Corporation. This Certificate shall not be subject to amendment in this respect.

ARTICLE VIII

MEETINGS OF STOCKHOLDERS

SECTION A

ANNUAL AND SPECIAL MEETINGS

        Subject to the rights of the holders of any series of Preferred Stock, stockholder action may be taken only at an annual or special meeting. Except as otherwise provided in a Preferred Stock Designation with respect to any series of Preferred Stock or unless otherwise prescribed by law or by another provision of this Certificate, special meetings of the stockholders of the Corporation, for any purpose or purposes, will be called by the Secretary of the Corporation (i) upon the written request of the holders of not less than 66 2/3% of the total voting power of the then outstanding Voting Securities entitled to vote thereon or (ii) at the request of at least 75% of the members of the Board of Directors then in office.

SECTION B

ACTION WITHOUT A MEETING

        No action required to be taken or which may be taken at any annual meeting or special meeting of stockholders may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied; provided, however, that notwithstanding the foregoing, holders of any series of Preferred Stock may take action by written consent to the extent provided in a Preferred Stock Designation with respect to such series.

ARTICLE IX

ACTIONS REQUIRING SUPERMAJORITY STOCKHOLDER VOTE

        Subject to the rights of the holders of any series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the total voting power of the then outstanding Voting Securities entitled to vote thereon, voting together as a single class at a meeting specifically called for such purpose, will be required in order for the Corporation to take any action to authorize:

            (i)  the amendment, alteration or repeal of any provision of this Certificate or the addition or insertion of other provisions herein; provided, however, that this clause (i) will not apply to any such amendment, alteration, repeal, addition or insertion (A) as to which the laws of the State of Delaware, as then in effect, do not require the consent of this Corporation's stockholders, or (B) that at least 75% of the members of the Board of Directors then in office have approved;

           (ii)  the adoption, amendment or repeal of any provision of the Bylaws of the Corporation; provided, however, that this clause (ii) will not apply to, and no vote of the stockholders of the

  Corporation will be required to authorize, the adoption, amendment or repeal of any provision of the Bylaws of the Corporation by the Board of Directors in accordance with the power conferred upon it pursuant to Section F of Article V of this Certificate;

          (iii)  the merger or consolidation of this Corporation with or into any other corporation; provided, however, that this clause (iii) will not apply to any such merger or consolidation (A) as to which the laws of the State of Delaware, as then in effect, do not require the consent of this Corporation's stockholders, or (B) that at least 75% of the members of the Board of Directors then in office have approved;

          (iv)  the sale, lease or exchange of all, or substantially all, of the property or assets of the Corporation; provided, however, that this clause (iv) will not apply to any such sale, lease or exchange that at least 75% of the members of the Board of Directors then in office have approved; or

           (v)  the dissolution of the Corporation; provided, however, that this clause (v) will not apply to such dissolution if at least 75% of the members of the Board of Directors then in office have approved such dissolution.

          Nothing contained in Section A.2 of this Certificate shall in any way limit, modify or otherwise affect any voting requirement set forth in this Article IX. Any stockholder approval required pursuant to this Article IX or the DGCL will be in addition to, and not in lieu of, any approval of the holders of Liberty Interactive Common Stock or Liberty Ventures Common Stock required pursuant to Section A.2. of this Certificate.

          All rights at any time conferred upon the stockholders of the Corporation, pursuant to this Certificate are granted subject to the provisions of this Article IX.

        IN WITNESS WHEREOF, the undersigned has executed this Restated Certificate of Incorporation this [            ] day of [                        ], 2012.

LIBERTY INTERACTIVE CORPORATION
By:
Name:	Charles Y. Tanabe
Title:	Executive Vice President and General Counsel

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors And Officers.

        Section 145 of the Delaware General Corporation Law ("DGCL") provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

        Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

        Article V, Section E of the Certificate of Incorporation (the "Charter") of the Registrant, as will be in effect upon its filing with the Secretary of State of the State of Delaware, provides as follows:

        1.    Limitation On Liability.    To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Registrant shall not be liable to the Registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, repeal or modification of this paragraph 1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of the Registrant existing at the time of such repeal or modification.

        2.    Indemnification.

          (a)    Right to Indemnification.    The Registrant shall indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of Article V, Section E of the Charter. The Registrant shall be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of the Registrant.

          (b)    Prepayment of Expenses.    The Registrant shall pay the expenses (including attorneys' fees) incurred by a director or officer in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

          (c)    Claims.    If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by the Registrant, the claimant may file suit to recover the unpaid amount of such claim and, if successful, will be entitled to be paid the expense (including attorney's fees) of prosecuting such claim to the fullest extent permitted by Delaware law. In any such action the Registrant shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

          (d)    Non-Exclusivity of Rights.    The rights conferred on any person by this paragraph shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Charter, the bylaws of the Registrant, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

          (e)    Other Indemnification.    The Registrant's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

        3.    Amendment or Repeal.    Any amendment, modification or repeal of the foregoing provisions of Article V, Section E of the Charter shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Item 21.    Exhibits And Financial Statement Schedules.

(a)
Exhibits.    The following is a complete list of Exhibits filed as part of this registration statement.

Exhibit No.	Document
2.1	Reorganization Agreement, dated as of August 30, 2011, between Liberty Media Corporation and Liberty CapStarz, Inc. (incorporated by reference to Exhibit 2.1 to Post-Effective Amendment No. 1 to Liberty Media Corporation's Registration Statement on Form S-4 filed on September 23, 2011 (File No. 333-171201) (the "S-4")).
3.1	Form of Restated Certificate of Incorporation of the Registrant (to be in effect upon its filing with the Secretary of State of the State of Delaware).
3.2
Bylaws of the Registrant (as amended and restated August 12, 2008) (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K (File No. 001-33982) as filed on August 14, 2008).

Exhibit No.	Document
4.1	Specimen certificate for shares of the Registrant's Series A Liberty Interactive common stock, par value $.01 per share (incorporated by reference to Exhibit 4.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 001-33982) as filed on February 23, 2012 (the "Liberty 2011 10-K")).
4.2	Specimen certificate for shares of the Registrant's Series B Liberty Interactive common stock, par value $.01 per share (incorporated by reference to Exhibit 4.2 to the Liberty 2011 10-K).
4.3	Specimen certificate for shares of the Registrant's Series A Liberty Ventures common stock, par value $.01 per share.
4.4	Specimen certificate for shares of the Registrant's Series B Liberty Ventures common stock, par value $.01 per share.
4.5	Specimen transferable Series A Liberty Ventures common stock subscription rights certificate.*
4.6	Instructions for use of Series A Liberty Ventures common stock subscription right certificates.*
5.1	Form of Opinion of Baker Botts L.L.P.*
8.1	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom regarding certain tax matters.*
23.1	Consent of KPMG LLP
23.2	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)*
24.1	Power of Attorney (included on page II-8)
99.1	Form of Proxy Card
99.2	Form of Notice of Guaranteed Delivery*
99.3	Form of Letter from the Registrant to brokers, dealers and nominees*
99.4	Form of Letter from brokers, dealers and nominees to clients*
99.5	Form of Notice to stockholders who are record holders*
99.6	Form of Beneficial Owner Election Form*
99.7	Important Tax Information*

*
To be filed by amendment.
(b)
Financial Statement Schedules.    Schedules not listed above have been omitted because the information set forth therein is not material, not applicable or is included in the financial statements or notes of the proxy statement/prospectus which forms a part of this registration statement.

Item 22.    Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (5)
  That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 of the Securities Act of 1933;

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

    (iv)
    Any other communication that is an offer in the offering made by the Registrant to the purchaser.

  (6)
  To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

  (7)
  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (8)
  That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (9)
  That every prospectus (i) that is filed pursuant to paragraph (8) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (10)
  To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; this includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

  (11)
  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, state of Colorado, on April 3, 2012.

LIBERTY INTERACTIVE CORPORATION
By:	/s/ CHARLES Y. TANABE
Name:	Charles Y. Tanabe
Title:	Executive Vice President and General Counsel

 POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles Y. Tanabe and Christopher W. Shean and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution for him or her and in his or her name, place and stead, in any and all capacities, to sign and file (i) any or all amendments (including post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all exhibits thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority, to do and perform each and every act and thing requisite or necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons (which persons constitute a majority of the Board of Directors) in the capacities and on the dates indicated:

Name	Title	Date

/s/ JOHN C. MALONE John C. Malone	Chairman of the Board and Director	April 3, 2012
/s/ GREGORY B. MAFFEI Gregory B. Maffei	Chief Executive Officer (Principal Executive Officer), President and Director	April 3, 2012
/s/ CHRISTOPHER W. SHEAN Christopher W. Shean	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	April 3, 2012
/s/ MICHAEL GEORGE Michael George	Director	March 26, 2012
/s/ M. IAN GILCHRIST M. Ian Gilchrist	Director	April 3, 2012
/s/ EVAN D. MALONE Evan D. Malone	Director	April 3, 2012
/s/ DAVID E. RAPLEY David E. Rapley	Director	April 3, 2012
/s/ M. LAVOY ROBISON M. LaVoy Robison	Director	April 3, 2012
/s/ LARRY E. ROMRELL Larry E. Romrell	Director	April 3, 2012
/s/ ANDREA L. WONG Andrea L. Wong	Director	March 30, 2012

 EXHIBIT INDEX

Exhibit No.	Document
2.1	Reorganization Agreement, dated as of August 30, 2011, between Liberty Media Corporation and Liberty CapStarz, Inc. (incorporated by reference to Exhibit 2.1 to Post-Effective Amendment No. 1 to Liberty Media Corporation's Registration Statement on Form S-4 filed on September 23, 2011 (File No. 333-171201) (the "S-4")).
3.1	Form of Restated Certificate of Incorporation of the Registrant (to be in effect upon its filing with the Secretary of State of the State of Delaware).
3.2
Bylaws of the Registrant (as amended and restated August 12, 2008) (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K (File No. 001-33982) as filed on August 14, 2008).
4.1
Specimen certificate for shares of Liberty's Series A Liberty Interactive common stock, par value $.01 per share (incorporated by reference to Exhibit 4.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 001-33982) as filed on February 23, 2012 (the "Liberty 2011 10-K")).
4.2	Specimen certificate for shares of Liberty's Series B Liberty Interactive common stock, par value $.01 per share (incorporated by reference to Exhibit 4.2 to the Liberty 2011 10-K).
4.3	Specimen certificate for shares of Liberty's Series A Liberty Ventures common stock, par value $.01 per share.
4.4	Specimen certificate for shares of Liberty's Series B Liberty Ventures common stock, par value $.01 per share.
4.5	Specimen transferable Series A Liberty Ventures common stock subscription rights certificate.*
4.6	Instructions for use of Series A Liberty Ventures common stock subscription right certificates.*
5.1	Form of Opinion of Baker Botts L.L.P.*
8.1	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom regarding certain tax matters.*
23.1	Consent of KPMG LLP
23.2	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)*
24.1	Power of Attorney (included on page II-8)
99.1	Form of Proxy Card
99.2	Form of Notice of Guaranteed Delivery*
99.3	Form of Letter from the Registrant to brokers, dealers and nominees*
99.4	Form of Letter from brokers, dealers and nominees to clients*
99.5	Form of Notice to stockholders who are record holders*
99.6	Form of Beneficial Owner Election Form*
99.7	Important Tax Information*

*
To be filed by amendment.